As filed with the Securities and Exchange Commission on May 7, 2014

Registration No. 333-194486

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 3

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Blue Hills Bancorp, Inc.

Blue Hills Bank 401(k) Plan

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	46-5429062
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

320 Norwood Park South

Norwood, Massachusetts 02062

(617) 360-6520

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. William M. Parent

President and Chief Executive Officer

320 Norwood Park South

Norwood, Massachusetts 02062

(617) 360-6520

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lawrence M.F. Spaccasi, Esq.

Michael J. Brown, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	28,466,813 shares	$10.00	$284,668,130 (1)	$36,666 (2)
Participation interests	590,998 interests (3)			(3)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Previously paid.
(3)	The securities of Blue Hills Bancorp, Inc. to be purchased by the Blue Hills Bank 401(k) Plan are included in the amount shown for the common stock. Accordingly, in accordance with Rule 457(h)(2), no separate fee is required for the participation interests.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

Interests in

SBERA 401(k) PLAN AS ADOPTED BY

BLUE HILLS BANK

Offering of Participation Interests in up to 590,998 Shares of

BLUE HILLS BANCORP, INC.

Common Stock

In connection with the conversion of Hyde Park Bancorp, MHC from the mutual to the stock form of organization, Blue Hills Bancorp, Inc., a newly formed Maryland corporation (“Blue Hills Bancorp”), is offering shares of common stock for sale at $10.00 per share in an initial public stock offering. In connection with the conversion and stock offering, Blue Hills Bancorp is allowing employees and former employees of Blue Hills Bank and employees of Nantucket Bank, a division of Blue Hills Bank, who are participants in the Savings Bank Employees Retirement Association 401(k) Plan (the “401(k) Plan”) to invest all or a portion of their accounts in stock units representing an ownership interest in Blue Hills Bancorp (“Blue Hills Bancorp Common Stock”). Participants in the 401(k) Plan have the opportunity to invest all or a portion of their accounts in stock units representing an ownership interest in common stock of Blue Hills Bancorp. Based upon the value of the 401(k) Plan assets at December 31, 2013, the trustee of the 401(k) Plan could acquire up to 590,998 shares of Blue Hills Bancorp Common Stock, at the purchase price of $10.00 per stock unit. This prospectus supplement relates to the initial election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in stock units representing an ownership interest in Blue Hills Bancorp Common Stock at the time of the stock offering.

The prospectus of Blue Hills Bancorp dated             , 2014, is provided with this prospectus supplement. It contains detailed information regarding the conversion and stock offering of Blue Hills Bancorp and the financial condition, results of operations and business of Blue Hills Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page      of the prospectus.

The interests in the 401(k) Plan and the offering of the shares of Blue Hills Bancorp Common Stock have not been approved or disapproved by the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Blue Hills Bancorp in the stock offering of Blue Hills Bancorp Common Stock acquired by the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests in shares of Common Stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the prospectus. Blue Hills Bancorp, Blue Hills Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Blue Hills Bancorp Common Stock shall under any circumstances imply that there has been no change in the affairs of Blue Hills Bancorp, Blue Hills Bank, or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is             , 2014.

THE OFFERING	1

Securities Offered	1
Election to Purchase Common Stock	1
Purchase Priorities	2
Purchase in the Stock Offering and Oversubscriptions	3
Composition of the Blue Hills Bancorp Stock Account	4
Election to Purchase Common Stock in the Stock Offering through the 401(k) Plan	5
Value of 401(k) Plan Assets	5
How to Order Common Stock in the Stock Offering Through the 401(k) Plan	5
Special Investment Election Form Delivery Deadline	6
Irrevocability of Transfer Direction	7
Future Direction to Purchase and Sell Common Stock	7
Voting Rights of Common Stock	7

DESCRIPTION OF THE PLAN	8

Introduction	8
Eligibility and Participation	9
Contributions under the 401(k) Plan	9
Limitations on Contributions	10
Benefits under the 401(k) Plan	10
Withdrawals and Distributions from the 401(k) Plan	10
Investment of Contributions and Account Balances	11
Performance History and Description of Funds	12
All Asset Account.	12
Bond Account.	13
The SBERA Account.	13
Money Market Account.	13
Index 500 Account.	13
Equity Account.	13
Large Cap Value Account.	13
Small Cap Value Account.	14
Large Cap Growth Account.	14
Small Cap Growth Account.	14
International Equity Account.	14
LifePath 2020	14
LifePath 2030	14
LifePath 2040	14
LifePath 2050	14
LifePath Retirement.	14
Blue Hills Bancorp, Inc. Stock Account	15
Administration of the 401(k) Plan	16
Amendment and Termination	16
Merger, Consolidation or Transfer	16
Federal Income Tax Consequences	17
Notice of Your Rights Concerning Employer Securities	18
Additional Employee Retirement Income Security Act (“ERISA”) Considerations	19
Securities and Exchange Commission Reporting and Short-Swing Profit Liability	19
Financial Information Regarding 401(k) Plan Assets	20

LEGAL OPINION	20

THE OFFERING

Securities Offered

Blue Hills Bancorp is offering participants of the 401(k) Plan the opportunity to purchase stock units representing an indirect ownership interest (also referred to as a “participation interest”) in Blue Hills Bancorp Common Stock acquired by the 401(k) Plan. Based on the fair market value of the 401(k) Plan’s assets as of December 31, 2013, at the purchase price of $10.00 per share, the 401(k) Plan may acquire up to 590,998 shares of Blue Hills Bancorp Common Stock in the stock offering.

Only employees of Blue Hills Bank, including Nantucket Bank, a division of Blue Hills Bank, may become participants in the 401(k) Plan and only participants, including former employees of with an account balance in the 401(k) Plan, may purchase stock units representing an interest in shares of Blue Hills Bancorp Common Stock in the 401(k) Plan. Your investment in stock units in connection with the stock offering through an investment in the Blue Hills Bancorp Stock Account (described below) is subject to the purchase priorities listed below under “Purchase Priorities.”

Information with regard to the 401(k) Plan and you opportunity to invest in stock units through an investment in the Blue Hills Bancorp Stock Account is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Blue Hills Bancorp and Blue Hills Bank is contained in the accompanying prospectus. The address of the principal executive office of Blue Hills Bancorp and Blue Hills Bank is 1196 River Street, Hyde Park, MA 02136. Blue Hills Bank’s telephone number at this address is (617) 361-6900.

All questions about this prospectus supplement and completing the Special Investment Election Form should be addressed to Michelle Lee (Abde) at Blue Hills Bank; telephone #: (617) 360-6536; email: mlee@bluehillsbank.com.

Questions about the stock offering, the prospectus, or purchasing Blue Hills Bancorp Common Stock in the stock offering outside the 401(k) Plan may be directed to the Stock Information Center toll-free, at (        )     -        , Monday through Friday,          a.m. through          p.m., Eastern Time.

Election to Purchase Common Stock	You may elect to transfer all or a part of your 401(k) Plan account (subject to the limitations described below) to the Blue Hills Bancorp Stock Account to be used to purchase stock units representing an interest in shares of Blue Hills Bancorp Common

Stock in the stock offering at $10.00 per share. The trustee of the 401(k) Plan will purchase Blue Hills Bancorp Common Stock at $10.00 per share, in accordance with your directions. However, such directions are subject to purchase priorities and purchase limitations, as described below. Following the stock offering, the shares of Blue Hills Bancorp common stock acquired by the trustee in the stock offering will held in an account in the 401(k) Plan titled the “Blue Hills Bancorp Stock Account.”

Purchase Priorities

All 401(k) Plan participants are eligible to subscribe for stock units representing an indirect ownership interest in Blue Hills Bancorp Common Stock in the stock offering. However, such directions are subject to the purchase priorities in the Hyde Park Bancorp, MHC Plan of Conversion and Reorganization, which provides for a subscription offering and a direct community offering. In the offering, purchase priorities, in descending order, are as follows and apply in case more shares of Blue Hills Bancorp Common Stock are ordered than are available for sale (an “oversubscription”):

Subscription Offering:

(1)    Depositors of Blue Hills Bank, including depositors of Nantucket Bank, a division of Blue Hills Bank, with aggregate account balances of at least $50 as of the close of business on February 28, 2013, have first priority.

(2)    Blue Hills Bank’s tax-qualified plans, including the employee stock ownership plan and the 401(k) Plan, have second priority.

(3)    Employees, officers, directors, trustees and corporators of Blue Hills Bank, Hyde Park Bancorp, Inc. and Hyde Park Bancorp, MHC, who do not have a higher priority to purchase, will have third priority, to the extent there are shares remaining after satisfaction of subscriptions by persons in the priority categories above.

Community Offering, if held:

(4)    Shares of Common Stock not purchased in the subscription offering may be offered for sale to the public in a “direct community offering,” with the following preferences: (i) natural persons (including trusts of natural persons) residing in the Massachusetts counties of Suffolk, Norfolk and Nantucket and (iv) members of the general public.

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If you fall into subscription offering categories (1) or (3), you have subscription rights to purchase Blue Hills Bancorp Common Stock in the subscription offering. If you are not eligible in the subscription offering, you may be eligible to purchase in the direct community offering, if shares remain available for sale in the direct community offering. You may use funds in the 401(k) Plan to pay for stock units representing an indirect interest in shares of Blue Hills Bancorp Common Stock. However, if you elect to purchase stock units through the 401(k) Plan and fall into subscription offering category (3) or are eligible in the direct community offering, your purchase order may be filled through priority category (2) reserved for Blue Hills Bank’s tax-qualified plans, if the offering is oversubscribed and Blue Hills Bancorp elects to allow the 401(k) Plan to purchase through this priority category. You may place an order for the purchase of stock units representing an interest in Blue Hills Bancorp Common Stock through the 401(k) Plan by using the enclosed Special Investment Election Form, to be completed and submitted in the manner described below under “How to Order Common Stock in the Stock Offering through the 401(k) Plan.”

The above-listed purchase priorities will also apply to any purchases of Blue Hills Bancorp Common Stock outside of the 401(k) Plan. If you are eligible in the subscription offering, as listed above, you will separately receive an offering materials package in the mail, including a stock order form. You may use the stock order form to subscribe for shares outside of the 401(k) Plan. Please refer to the offering prospectus for information on how to make such purchases. If you wish to subscribe for shares of Blue Hills Bancorp Common Stock outside the 401(k) Plan and you are not eligible to participate in the subscription offering, you may request offering materials by calling our Stock Information Center, toll-free, at [(        )     -        ]. Your order would be placed in the community offering, if held. Orders received in the subscription offering take precedence over the community offering orders in the event the stock offering is over-subscribed.

Purchase in the Stock Offering and Oversubscriptions	The trustee of the 401(k) Plan will purchase shares of Blue Hills Bancorp Common Stock in the stock offering in accordance with your investment direction set forth on the Special Investment Election Form. At the conclusion of the “401(k) Offering Period” (as defined below in the Section on “How to Order Common Stock in the Stock Offering Through the 401(k) Plan”), the amount that you designate to be used to purchase stock units will be sold from your existing investment funds held in the 401(k) Plan and the proceeds transferred to a separate account maintained by the 401(k) Plan (the “Blue Hills Bancorp Stock Account”). The proceeds transferred to the Blue Hills Bancorp Stock Account will be held separately from all other 401(k) Plan assets pending the formal

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completion of the stock offering several weeks later. Prior to the completion of the stock offering, we will determine whether all, or any portion of, your order will be filled (if the offering is oversubscribed, you may not receive any, or all of, your order, depending on your purchase priority, as described above). The amount that can be used toward your order of stock units will be applied to the purchase of shares of Blue Hills Bancorp Common Stock.

In the event the offering is oversubscribed, i.e., there are more orders for Blue Hills Bancorp Common Stock than shares available for sale in the stock offering, and the trustee is unable to use the full amount allocated by you to purchase Blue Hills Bancorp Common Stock in the offering, the amount that cannot be invested in Blue Hills Bancorp Common Stock, and any interest earned on such amount, will be transferred out of the Blue Hills Bancorp Stock Account and reinvested in the existing investment funds of the 401(k) Plan, in accordance with your then existing investment elections (in proportion to your investment direction for future contributions).

If you choose not to direct the investment of your 401(k) Plan account balance towards the purchase of Blue Hills Bancorp Common Stock in the stock offering, your account balances will remain in the investment funds of the 401(k) Plan as previously directed by you.

Composition of the Blue Hills Bancorp Stock Account

Shares purchased by the 401(k) Plan in the stock offering will be held by the Blue Hills Bancorp Stock Account. The Blue Hills Bancorp Stock Account is neither a mutual fund nor a diversified or managed investment option. Rather, it is merely a recordkeeping mechanism established by Savings Bank Employees Retirement Association (“SBERA”), the 401(k) Plan custodian and recordkeeper, to track the shares purchased by the participants in the stock offering through the 401(k) Plan. The Blue Hills Bancorp Stock Account will initially invest 100% of the amounts allocated to the fund (other than amounts returned to the other investment accounts due to an oversubscription) in Blue Hills Bancorp Common Stock and a stock unit will be initially valued at $10, the offering price of the Common Stock.

After the closing of the stock offering, as 401(k) Plan participants begin to trade their stock units or acquire new stock units, the Blue Hills Bancorp Stock Account will maintain a cash component for liquidity purposes. Liquidity is required in order to facilitate daily transactions such as investment transfers or distributions from the Blue Hills Bancorp Stock Account. Following the stock offering,

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each day, the stock unit value of the Blue Hills Bancorp Stock Account will be determined by dividing the total market value of the Blue Hills Bancorp Stock Account at the end of the day by the total number of units held in the Blue Hills Bancorp Stock Account by all participants as of the previous day’s end. The change in stock unit value reflects the day’s change in stock price, any cash dividends accrued and the interest earned on the cash component of the Blue Hills Bancorp Stock Account, less any investment management fees. The market value and unit holdings of your account in the Blue Hills Bancorp Stock Account will be reported to you on your regular participant statements.

Investment in the Blue Hills Bancorp Stock Account involves special risks common to investments in shares of Blue Hills Bancorp Common Stock. For a discussion of material risks you should consider, see the “Risk Factors” section of the accompanying prospectus and the section of the prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

Election to Purchase Common Stock in the Stock Offering through the 401(k) Plan	In connection with the stock offering, the 401(k) Plan will permit you to direct the trustee to transfer all or a part of your 401(k) Plan account balance to the Blue Hills Bancorp Stock Account for the purchase of stock units representing an ownership interest in Blue Hills Bancorp Common Stock. The trustee of the 401(k) Plan will subscribe for shares of the Blue Hills Bancorp Common Stock offered for sale in the stock offering, in accordance with each participant’s direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the subscription and community offerings. In order to purchase Blue Hills Bancorp Common Stock through the 401(k) Plan, the minimum investment is $250, which will purchase 25 shares. The prospectus describes further the maximum purchase limits for investors in the stock offering.

Value of 401(k) Plan Assets	As of December 31, 2013, the market value of the assets of the 401(k) Plan was approximately $5,909,982, all of which is eligible to purchase or acquire Blue Hills Bancorp Common Stock in the offering. SBERA informed each participant of the value of his or her account balance under the 401(k) Plan as of December 31, 2013.

How to Order Common Stock in the Stock Offering Through the 401(k) Plan

Enclosed is a Special Investment Election Form on which you can elect to purchase Blue Hills Bancorp Common Stock in the stock offering. This is done by following the procedures described below. Please note the following stipulations concerning this election:

•   You can elect to transfer all or a portion of your account in the 401(k) Plan to the Blue Hills Bancorp Stock Account.

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•   Your election is subject to a minimum purchase of 25 shares, which equals $250.

•   Your election, plus any stock order you placed outside the 401(k) Plan, are together subject to a maximum purchase of 60,000 shares, which equals $600,000.

•   The election period for the 401(k) Plan purchases begins on             , 2014 and ends at          p.m., Eastern Time, on             , 2014 (the “401(k) Plan Offering Period”).

•   During the 401(k) Plan Offering Period, you will continue to have the ability to make intra-plan transfers among the various investment funds in the 401(k) Plan. However, you will not be permitted to change the investment amounts that you designated to be transferred to the Blue Hills Bancorp Stock Account to purchase stock in the stock offering.

•   The amount you elect to transfer to the Blue Hills Bancorp Stock Account will be held separately by the 401(k) Plan until the formal closing of the stock offering occurs, which will be several weeks after the completion of the 401(k) Plan Offering Period. Once transferred to the Blue Hills Bancorp Stock Account, you will not have access to this money and this money will not be available for distributions, loans or withdrawals until it is used to purchase Blue Hills Bancorp Common Stock.

If you wish to purchase Blue Hills Bancorp Common Stock in the stock offering through the 401(k) Plan, you should indicate that decision on your Special Investment Election Form. If you do not wish to make an election, you should check box E on the Special Investment Election Form. You may return the form in one of several ways: (1) using the enclosed self-addressed envelope, (2) by faxing it to (617)     -         or (3) by delivering it in person or by email at              to Michelle Lee (Abde) at Blue Hills Bank, 1196 River Street, Hyde Park, MA 02136, to be received no later than          p.m., Eastern Time, on             , 2014.

Special Investment Election Form Delivery Deadline	If you wish to purchase stock units representing an ownership interest in Blue Hills Bancorp Common Stock through the 401(k) Plan, you must return your Special Investment Election Form to Michelle Lee (Abde) at Blue Hills Bank, 1196 River Street, Hyde

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Park, MA 01236, to be received no later than          p.m., Eastern Time, on         ,             , 2014. You may return your Special Investment Election Form by hand delivery, mail (using the self-addressed envelope), email (sending it to mlee@bluehillsbank.com) or by faxing it to (617)     -         so long as it is received by the time specified.

Irrevocability of Transfer Direction	Once you make an election to purchase shares of Blue Hills Bancorp Common Stock in the stock offering through the 401(k) Plan, you may not change your election. Your election is irrevocable.

Future Direction to Purchase and Sell Common Stock

You will be able to purchase or sell shares of Blue Hills Bancorp Common Stock through the 401(k) Plan after the stock offering. In accordance with 401(k) Plan procedures, you may direct that your future contributions or your account balance in the 401(k) Plan be transferred to Blue Hills Bancorp Stock Account to be used to purchase shares of Blue Hills Bancorp Common Stock. After the stock offering, to the extent that shares are available, the trustee of the 401(k) Plan will acquire shares of Blue Hills Bancorp Common Stock at your election in open market transactions at the prevailing price, which may be less than or more than $10.00 per share. You may change your investment allocation on a daily basis.

Special restrictions may apply to purchasing shares of Blue Hills Bancorp Common Stock by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal stockholders of Blue Hills Bancorp.

Please note that if you are an officer of Blue Hills Bank who is restricted by the regulations of the Board of Governors of the Federal Reserve System from selling shares of Blue Hills Bancorp Common Stock acquired in the stock offering for one year, the Blue Hills Bancorp Common Stock that you purchased in the stock offering will not be tradable until the one-year trading restriction has lapsed.

Voting Rights of Common Stock	The Blue Hills Bancorp Stock Account is included in the SBERA Trust. The Plan Administrator, Thomas Forese, Jr., President of SBERA, will vote all shares of Blue Hills Bancorp Common Stock in the Blue Hills Bancorp Stock Account, except for votes involving a change in control, in which case the participants and beneficiaries will vote using a pass-through arrangement. The Plan Administrator has a fiduciary obligation to vote the shares of Blue Hills Bancorp Common Stock, including the interests credited to your account, solely in the best interests of the Plan’s participants and beneficiaries.

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DESCRIPTION OF THE PLAN

Introduction

Blue Hills Bank originally adopted the 401(k) Plan effective as of July 1, 1994 and has been restated, effective as of January 1, 2014. The 401(k) Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

Blue Hills Bank intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Blue Hills Bank will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act (“ERISA”). The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the 401(k) Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except for the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

Reference to Full Text of 401(k) Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to employees for review by filing a request with the Michelle Lee, Senior Vice President – Human Resources, at Blue Hills Bank, 1196 River Street, Hyde Park, MA 01236. Alternatively, you may also receive a copy of the Summary Plan Description to the 401(k) Plan by either going on to your account at www.sbera.com and downloading a copy or by filing a request with Ms. Lee. You are urged to read carefully the full text of the 401(k) Plan.

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Eligibility and Participation

Employees of Blue Hills Bank and Nantucket Bank, a division of Blue Hills Bank, are eligible to participate in elective deferrals and safe harbor non-elective contributions, in the 401(k) Plan without regard to having attained a specific age or period of service. However, an employee is only eligible to receive an employer discretionary contribution after completing one (1) year of service with Blue Hills Bank in which the employee has 1,000 hours of service. Employees who satisfy the eligibility requirements are eligible to enter the 401(k) Plan on the first day of month after satisfying the eligibility requirements. The plan year (“Plan Year”) is January 1 to December 31.

As of December 31, 2013, there were approximately 128 active employee participants and 47 former employee participants with account balances in the 401(k) Plan.

Contributions under the 401(k) Plan

Elective deferrals. You are permitted to defer, on a pre-tax basis, from 1% to 75% of your compensation, subject to certain restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on your behalf. For purposes of the 401(k) Plan, “compensation” means your W-2 compensation received from Blue Hills Bank and subject to income tax withholding at the source, with all pre-tax contributions included. In 2014, the annual compensation of each participant taken into account under the 401(k) Plan is limited to $260,000. (Limits established by the Internal Revenue Service are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code). You may elect to modify the amount contributed to the 401(k) Plan on the first day of the beginning of the next payroll period. You may stop making contributions to the Plan at any time. You may not make a separate deferral election on any bonus payment. Your deferral election for salary deferral contributions will also apply to any bonus received by you for the plan year.

Employer Discretionary Contributions. In its discretion, Blue Hills Bank may make contributions to the 401(k) Plan. Blue Hills Bank will advise you of the percentage of the employer discretionary contribution, if any, that will be made for a given year. You need to be employed at the end of the plan year in order to receive an allocation of the employer discretionary contribution, if made.

Safe Harbor Non-Elective Contributions. Commencing with the 2014 plan year, Blue Hills Bank will make a safe harbor non-elective contribution to employees who satisfy the eligibility requirements for the 401(k) Plan. The safe harbor non-elective contribution is equal to 3% of each participant’s eligible compensation. The safe harbor non-elective contribution will be contributed by Blue Hills Bank at the end of the plan year, however, you do not have to be employed on the last day of the plan year in order to share in the safe harbor non-elective contribution. Each year, Blue Hills Bank will advise participants of its intention to make the safe-harbor non-elective contribution and the amount of such contribution. The

9

safe harbor non-elective contribution will be contributed by Blue Hills Bank to the SBERA Account, however, you may elect to move the contribution to another investment vehicle once it has been contributed to the 401(k) Plan.

Rollover Contributions. You are permitted to make rollover contributions to the 401(k) Plan.

Limitations on Contributions

Limitations on Employee Elective deferrals. For the Plan Year beginning January 1, 2014, the amount of your before-tax contributions may not exceed $17,500 per calendar year. In addition, if you are at least 50 years old in 2014, you will be able to make a “catch-up” contribution of up to $5,500 in addition to the $17,500 limit. The “catch-up” contribution limit may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of these limits, as applicable to you, are known as excess deferrals. If you defer amounts in excess of these limitations, as applicable to you, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

Contribution Limit. Generally, the law imposes a maximum limit on the amount of contributions you may receive under the 401(k) Plan. This limit applies to all contributions to the 401(k) Plan, including your elective deferrals and all other employer contributions made on your behalf during the year, excluding catch-up contributions, earnings and any transfers/rollovers. For the Plan Year beginning January 1, 2014, this total cannot exceed the lesser of $52,000 or 100% of your annual base compensation or, if applicable, $57,500 or 100% of your annual base compensation, including catch-up contributions.

Benefits under the 401(k) Plan

Vesting. At all times, you have a fully vested, non forfeitable interest in the salary deferral contributions you have made to the 401(k) Plan. Employer safe harbor non-elective contributions, if made, are also 100% vested. Employer discretionary contributions, if made, are subject to a three-year cliff vesting schedule in which such amounts vest at the rate of 0% during the first two years of service and then become 100% vested upon the completion of three years of service. In the event of your death, disability, attainment of the normal retirement date (date of your 65th birthday) or attainment of the early retirement date (date you attain age 55 and complete at least 10 years of service), your employer contributions would immediately become fully vested.

Withdrawals and Distributions from the 401(k) Plan

Applicable federal law requires the 401(k) Plan to impose substantial restrictions on the right of a 401(k) Plan participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the participant’s termination of employment with the employer.

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Withdrawals upon Termination. You may request a distribution from your account following your termination of employment. Following your termination, you may elect to leave your account balance in the 401(k) Plan and defer commencement of receipt of your vested balance until no later than April 1 of the calendar year following the calendar year in which you attain age 70 1⁄2.

Withdrawal upon Disability. If you are disabled in accordance with the definition of disability under the 401(k) Plan, you will be entitled to the same withdrawal rights as if you had terminated your employment.

Withdrawal upon Death. If you die while you are a participant in the 401(k) Plan, the value of your entire account will be payable to your beneficiary in accordance with the 401(k) Plan.

In-Service Distribution. While employed, you are eligible to receive an in-service distribution of your elective deferrals from your account after your attainment of age 59 1⁄2. However, you may not receive an in-service withdrawal of the following contributions: safe-harbor non-elective contributions or vested employer discretionary contributions. You may receive an in-service withdrawal of your rollover contributions, if any, at any time.

Hardship. In the event you incur a financial hardship, you may request an in-service withdrawal of a portion of your 401(k) Plan account, in accordance with the procedures set forth in the 401(k) Plan.

Loans. You are eligible to obtain a loan from the Plan, in accordance with Blue Hills Bank’s established loan procedures.

Form of Distribution. The normal form of benefit under the 401(k) Plan is a lump-sum distribution. Alternatively, when you are eligible for a distribution, you can request distributions in installment payments (not to exceed the life expectancy of you and your designated beneficiary). You can also receive a partial payment from the 401(k) Plan, in an amount not less than $1,000.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the 401(k) Plan are held in the Savings Bank Employees Retirement Association Trust (the “Trust”) which is administered by SBERA. Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one of the following investment options:

All Asset Account

Bond Account

The SBERA Account

Money Market Account

Index 500 Account

Equity Account

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Large Cap Value Account

Small Cap Value Account

Large Cap Growth Account

Small Cap Growth Account

International Equity Account

LifePath 2020

LifePath 2030

LifePath 2040

LifePath 2050

LifePath Retirement

Performance History and Description of Funds

The following provides performance data with respect to the investment options available under the 401(k) Plan:

Fund	Expense Ratio* (%)	Performance as of December 31, 2013
		Total Return YTD (%)	Total Return 1 Yr (%)	Total Return Annualized 3 Yrs (%)	Total Return Annualized 5 Yrs (%)	Total Return Annualized 10 Yrs (%)
All Asset Account	0.87	-1.46	-1.46	5.23	10.25	5.85
Bond Account	0.31	-2.02	-2.02	3.98	5.41	5.03
The SBERA Account	0.64	18.47	18.47	10.90	13.21	6.76
Money Market Account	0.19	0.00	0.00	0.05	0.17	1.71
Index 500 Account	0.06	32.32	32.32	16.09	17.98	7.43
Equity Account	0.52	29.35	29.35	14.14	17.18	8.11
Large Cap Value Account	0.63	30.53	30.53	14.96	16.74	7.36
Small Cap Value Account	1.03	36.64	36.64	17.54	17.75	7.72
Large Cap Growth Account	0.61	33.07	33.07	15.99	18.34	8.15
Small Cap Growth Account	1.06	47.63	47.63	20.30	25.35	12.28
International Equity Account	0.48	13.56	13.56	3.84	9.14	5.66
Life Path 2020	0.40	10.44	10.44	7.64	11.61	5.93
Life Path 2030	0.40	14.61	14.61	8.92	13.18	6.16
Life Path 2040	0.40	18.07	18.07	9.90	14.40	6.26
Life Path 2050	0.40	21.09	21.09	10.72	11.61	n/a
Life Path Retirement	0.40	6.63	6.63	6.58	9.82	5.67

*	Includes Annual Investment Management Fees and Annual Custody Fees where applicable.

For more information about the available underlying investment options, including all charges and expenses, please consult a fund prospectus. Fund prospectuses and additional information relating to your retirement plan can be obtained by contacting your plan administrator. Before investing, carefully consider the fund’s investment objectives, risks, charges and expenses. The fund prospectus contains this and other important information. Read the prospectus carefully before investing.

The following is a description of each of the 401(k) Plan’s investment funds and other investments:

All Asset Account.

This account seeks to produce returns which are 500 basis points above the Consumer Price Index (CPI) which measures inflation experienced by consumers in their day-to-day living

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expenses. The account employs an active, multi-market strategy that fundamentally seeks to provide necessary long-term real inflation-adjusted returns, along with significant asset class diversification. The strategy is designed as a fund-of-funds that allocates among a full range of strategies.

Bond Account.

This account seeks to match the performance of the Barclays Capital Aggregate Bond Index. This account utilizes a fund-of-funds approach to achieve its returns. The account utilizes a passive asset allocation approach which maintains a set relative percentage across the three underlying managers. The underlying managers utilize a combination of passive and active management to active their return objectives. This account is administered by the Savings Bank Employees Retirement Association.

The SBERA Account.

This account seeks to produce the results that parallel the performance of the SBERA Defined Benefit Plan Assets which is to provide investors with long-term growth of capital and income. This account is a passively managed “full replication” fund-of-funds approach of holding the investments of the SBERA Defined Benefit Assets. The account is rebalanced monthly. This account is administered by the Savings Bank Employees Retirement Association.

Money Market Account.

This account seeks the maximum current income that is consistent with the preservation of capital and liquidity. The account intends to maintain a consistent net cash value of $1.00 per unit. Assets are invested in short-term securities issued by the U.S. Government and agencies of the U.S. Government, with maturities of six months or less. This account is managed by State Street.

Index 500 Account.

This account seeks to provide long-term growth of capital and income investment results that parallel the performance of the Standard & Poor’s 500 Composite Stock Price Index. This is a passively managed low-cost index account which uses a “full replication” approach where the portfolio holds all of the 500 underlying securities in proportion to their weighting in the index thus minimizing the potential return variance from the index. This account is administered by State Street Global Advisors.

Equity Account.

This account seeks long-term growth of capital and income by investing in common stocks of domestic and foreign companies. This is a fund-of-funds account managed by eight underlying investment managers. The investment managers are selected by SBERA’s Board of Trustees and are subject to change periodically. Each investment manager’s allocation is rebalanced monthly with their strategic asset allocation determined by the Board.

Large Cap Value Account.

This account seeks a superior total return with only a moderate degree of risk. The account seeks to achieve its investment objective by investing primarily in U.S. Dollar-denominated equity securities of companies with market capitalizations of at least $2 Billion. The account seeks to achieve a total return greater than the S&P 500 over a full market cycle and indices comprised of value-oriented stocks over shorter periods. The account may invest in cash and cash equivalents.

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Small Cap Value Account.

This account seeks to outperform the Russell 2000 Value Index. This account uses a disciplined, team-oriented approach which aims to generate consistent above-average risk-adjusted performance, focusing on valuation, fundamentals, and catalyst identification as a cornerstone to successful value investing, while maintaining the integrity of its specific investment mandates. The portfolio manager emphasizes free cash flow, balance sheets and long-term market potential.

Large Cap Growth Account.

This account seeks long-term returns in excess of the target benchmark by offering investors a highly disciplined, mathematical investment strategy while reducing the risk of significant under performance. The account’s strategies are based on a rigorous mathematical theory that seeks to demonstrate by combining securities with high relative volatility, but low covariance, a portfolio could be constructed that would outperform a benchmark over the long term.

Small Cap Growth Account.

This account seeks to outperform the Russell 2000 Growth Index. This account uses bottoms-up, research-intensive approach to identify small cap growth stocks with the greatest potential to achieve superior price appreciation over a 12 to 18 month time horizon. In general, the portfolio manager constructs a 100-120 stock portfolio consisting of companies with market capitalizations between $50 Million and 1.5 Billion that have demonstrated the ability to grow earnings and sales at least 10% per year.

International Equity Account.

This account seeks to match the performance of the MSCI EAFE index and thus provide long-term capital and income appreciate. This account utilizes a fund-of-funds approach to achieve its returns. The account utilizes a passive asset allocation approach which maintains a set relative percentage across the three underlying managers. The account utilizes a combination of passive and active underlying managers to achieve its returns. This account is administered by the Savings Bank Employees Retirement Association.

LifePath 2020

LifePath 2030

LifePath 2040

LifePath 2050

This account is designed to be complete investment solutions for individuals who would rather leave their 401k account asset allocation decisions to a professional investment manager. Each account utilizes a predetermined mix of specific asset classes with frequent re-balancing to the funds target allocation. The number is the approximate year when an individual plans to start withdrawing money. As the reference year in the fund nears, the asset allocation automatically becomes more conservative.

LifePath Retirement.

This account is designed to be complete investment solutions for individuals who would rater leave their 401k account asset allocation decisions to a professional investment manager. Each account utilizes a predetermined mix of specific asset classes with frequent re-balancing to the

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funds target allocation. As the reference year in the fund nears, the asset allocation automatically becomes more conservative. This account is intended for individuals already in their retirement and are currently withdrawing money.

Blue Hills Bancorp, Inc. Stock Account

In connection with the stock offering, the Plan now offers the Blue Hills Bancorp, Inc. Stock Account as an additional choice to the investment options described above. Blue Hills Bancorp, Inc. Stock Account invests primarily in the shares of common stock of Blue Hills Bancorp, Inc. In connection with the stock offering, you may, in the manner described earlier, direct the trustee to invest up to 100% of your Plan account in Blue Hills Bancorp, Inc. Stock Account as a one-time special election. Subsequent to the stock offering, you may elect to invest all or a portion of your elective deferral contributions in Blue Hills Bancorp, Inc. Stock Account; you may also elect to transfer into Blue Hills Bancorp, Inc. Stock Account all or a portion of your accounts currently invested in other funds under the Plan.

Blue Hills Bancorp, Inc. Stock Account consists primarily of investments in the shares of common stock of Blue Hills Bancorp, Inc. After the stock offering, the trustee of the Plan will use all amounts held by it in Blue Hills Bancorp, Inc. Stock Account to purchase additional shares of common stock of Blue Hills Bancorp, Inc.

As of the date of this prospectus supplement, there is no established market for Blue Hills Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of Blue Hills Bancorp, Inc. Stock Account. Performance of Blue Hills Bancorp, Inc. Stock Account depends on a number of factors, including the financial condition and profitability of Blue Hills Bancorp, Inc. and Sunshine State Federal Savings and Loan Association and market conditions for shares of Blue Hills Bancorp, Inc. common stock generally.

Investments in Blue Hills Bancorp, Inc. Stock Account involve special risks common to investments in the shares of common stock of Blue Hills Bancorp, Inc. In making a decision to invest all or a part of your account balance in the Blue Hills Bancorp, Inc. Stock Account, you should carefully consider the information set forth on page [18] of this prospectus supplement under “The Importance of Diversifying Your Retirement Savings.”

For a discussion of material risks you should consider, see the “Risk Factors” section of the accompanying prospectus and the section of the prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

An investment in any of the investment options listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any investment option, there is always a risk that you may lose money on your investment in any of the investment options listed above.

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Administration of the 401(k) Plan

The Trustee and Custodian. The trustee of the 401(k) Plan is the Savings Bank Employees Retirement Association (“SBERA”). SBERA serves as trustee for all the investment funds under the Plan, including during the offering period for Blue Hills Bancorp Common Stock. Following the offering period, SBERA will also serve as the trustee of the Blue Hills Bancorp Stock Account.

Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan administrator, SBERA. The address of the Plan Administrator is 12 Gill Street, Suite 2600, Woburn, Massachusetts 01801-1721, telephone number (781) 938-6559. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to 401(k) Plan Participants. The 401(k) Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of Blue Hills Bank to continue the 401(k) Plan indefinitely. Nevertheless, Blue Hills Bank may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your accounts. Blue Hills Bank reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Blue Hills Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would, if either the 401(k) Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had then terminated.

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Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1)	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Blue Hills Bank will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1⁄2, and consists of the balance credited to participants under the 401(k) Plan and all other profit sharing plans, if any, maintained by Blue Hills Bank. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this 401(k) Plan and any other profit sharing plans maintained by Blue Hills Bank, which is included in the distribution.

Blue Hills Bancorp Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Blue Hills Bancorp Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Blue Hills Bancorp Common Stock; that is, the excess of the value of Blue Hills Bancorp at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Blue Hills Bancorp Common Stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Blue Hills Bancorp Common Stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Blue Hills Bancorp Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Blue Hills Bancorp Common Stock. Any gain on a subsequent sale or other taxable disposition of Blue

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Hills Bancorp Common Stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities

Federal law provides specific rights concerning investments in employer securities. Because you may in the future have investments in Blue Hills Bancorp Common Stock under the 401(k) Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. The 401(k) Plan must allow you to elect to move any portion of your account that is invested in Blue Hills Bancorp Common Stock from that investment into other investment alternatives under the 401(k) Plan. You may contact the 401(k) Plan administrator shown above for specific information regarding this right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the 401(k) Plan are available to you if you decide to diversify out of your investment in Blue Hills Bancorp Common Stock.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the 401(k) Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in employer common stock through the 401(k) Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the 401(k) Plan to help ensure that your retirement savings will meet your retirement goals.

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Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Blue Hills Bank, the 401(k) Plan administrator, or the 401(k) Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

Because you will be entitled to invest a portion of your account balance in the 401(k) Plan in Blue Hills Bancorp Common Stock, the regulations under Section 404(c) of the ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to Blue Hills Bancorp Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Blue Hills Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Blue Hills Bancorp, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of Blue Hills Bancorp’s fiscal year. Discretionary transactions in and beneficial ownership of Blue Hills Bancorp Common Stock by officers, directors and persons beneficially owning more than 10% of Blue Hills Bancorp Common Stock generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Blue Hills Bancorp of profits realized by an officer, director or any person beneficially owning more than 10% of Blue Hills Bancorp Common Stock resulting from non-exempt purchases and sales of Blue Hills Bancorp Common Stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

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Except for distributions of Blue Hills Bancorp Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of Blue Hills Bancorp Common Stock distributed from the 401(k) Plan for six months following such distribution and are prohibited from directing additional purchases of Blue Hills Bancorp Common Stock for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

Financial information representing the net assets available for 401(k) Plan benefits and the change in net assets available for 401(k) Plan benefits at December 31, 2013, is available upon written request to the 401(k) Plan administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of Blue Hills Bancorp Common Stock has been passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which the firm acted as special counsel in connection with Blue Hills Bancorp’s stock offering.

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PROSPECTUS

BLUE HILLS BANCORP, INC.

(Proposed Holding Company for Blue Hills Bank)

Up to 24,150,000 Shares of Common Stock

(Subject to Increase to up to 27,772,500 Shares)

Blue Hills Bancorp, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Hyde Park Bancorp, MHC from the mutual to the stock form of organization. We expect that our common stock will be listed for trading on the Nasdaq Global Market under the symbol “BHBK” upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.

We are offering up to 24,150,000 shares of common stock for sale on a best efforts basis. We may sell up to 27,772,500 shares of common stock because of demand for the shares or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 17,850,000 shares in order to complete the offering. In addition to the shares that we will sell in the offering, we intend to establish a charitable foundation in connection with the conversion and contribute to it shares of our common stock equal to 2.5% of the shares sold in the offering and an amount of cash such that the total contribution will equal $7.0 million.

We are offering the shares of common stock in a “subscription offering.” Depositors of Blue Hills Bank and Nantucket Bank, a division of Blue Hills Bank, with aggregate account balances of at least $50 as of the close of business on February 28, 2013 will have first priority rights to buy our shares of common stock. Employees, officers, trustees, directors and corporators of Blue Hills Bank, Hyde Park Bancorp, Inc. and Hyde Park Bancorp, MHC also have rights to purchase shares in the subscription offering, subject to the priority rights of depositors and Blue Hills Bank’s employee stock ownership plan. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” Any shares of common stock not purchased in the subscription or community offerings may be offered to the public through a syndicate of broker-dealers, referred to in this prospectus as the “syndicated community offering”, or in a separate firm commitment underwritten public offering. If any other arrangements are made for the sale of unsubscribed shares, such arrangements will be disclosed in a post-effective amendment to the registration statement of which this prospectus is a part.

The minimum number of shares of common stock that you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account or by any person in the subscription offering is 60,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 100,000 shares in all categories of the offering. The subscription offering is expected to expire at 2:00 p.m., Eastern time, on June 19, 2014. We may extend the subscription offering and/or community offering without notice to you until August 3, 2014, unless we receive regulatory approval to extend the offering to a later date, which may not be beyond March 6, 2016. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond August 3, 2014, or the number of shares of common stock to be sold is increased to more than 27,772,500 shares or decreased to fewer than 17,850,000 shares. If the offering is extended past August 3, 2014, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, we will promptly return your funds with interest at [interest rate]% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 27,772,500 shares or decreased to less than 17,850,000 shares, we will promptly return your funds with interest at [interest rate]% per annum or cancel your deposit account withdrawal authorization. We may then resolicit all subscribers, giving them an opportunity to place a new order within a specified period of time. Funds received during the offering will be held in a segregated account at Blue Hills Bank, and will earn interest at our passbook savings rate, which is currently [interest rate]% per annum.

Keefe, Bruyette & Woods, Inc., A Stifel Company, will assist us in selling our shares of common stock on a best efforts basis, and will serve as sole book-running manager for any syndicated community offering or firm commitment underwritten offering. Keefe, Bruyette & Woods is not required to purchase any shares of the common stock that are being offered for sale in the subscription and community offerings.

This investment involves a degree of risk, including the possible loss of your investment.

Please read the section of this prospectus entitled “Risk Factors” beginning on page 15.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	17,850,000	21,000,000	24,150,000	27,772,500
Gross offering proceeds	$178,500,000	$210,000,000	$241,500,000	$277,725,000
Estimated offering expenses (excluding selling agent fees and expenses)	$1,581,900	$1,581,900	$1,581,900	$1,581,900
Estimated selling agent fees and expenses (1)	$1,465,943	$1,711,738	$1,957,532	$2,240,196
Estimated net proceeds (2)	$175,452,157	$206,706,362	$237,960,568	$273,902,904
Estimated net proceeds per share (2)	$9.83	$9.84	$9.85	$9.86

(1)	The amounts shown assume that all shares are sold in the subscription and community offerings, and that we pay Keefe, Bruyette & Woods a selling agent fee equal to 0.85% of the aggregate purchase price of shares sold (net of insider purchases and shares purchased by our employee stock ownership plan). If shares are sold in a syndicated community offering or firm commitment underwritten offering, we will pay Keefe, Bruyette & Woods fees that will not exceed 5.25% of the aggregate purchase price of shares sold in such offering, which fees will be in addition to any fees paid to Keefe, Bruyette & Woods for shares sold in the subscription and community offerings. If all shares of common stock are sold in a syndicated community offering or firm commitment underwritten offering, the estimated selling agent commissions and expenses would be $9.5 million, $12.8 million and $14.7 million at the minimum, maximum and adjusted maximum of the offering range. See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of fees to be paid to Keefe, Bruyette & Woods and other FINRA member firms.
(2)	If all shares are sold in a syndicated community offering or firm commitment underwritten offering, the estimated net proceeds would be $167.4 million, $197.3 million, $227.1 million and $261.4 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, and the estimated net proceeds per share would be $9.38, $9.39, $9.40 and $9.41 at the minimum, midpoint, maximum and adjusted maximum of the offering range.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund. None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center at (        ) -        .

KEEFE, BRUYETTE & WOODS

A Stifel Company

The date of this prospectus is             , 2014.

Blue Hills Bank®

ME
VT
NH
MA
Boston
CT
RI
Nantucket
93
95
1
3
95
93
Boston
MASSACHUSETTS
Residential
Lending
Office
20
90
90
Brookline
9
95
West Roxbury
Hyde Park
(River St.)
1
Milton
(coming soon)
3A
Dedham
Hyde Park
(Truman Pkwy.)
Westwood
(coming soon)
3
Norwood
Corporate
Office
95
24

● **Blue Hills Bank**

Hyde Park *(River St.)*
1196 River Street
Hyde Park, MA 02136

Hyde Park *(Truman Pkwy.)*
1065 Truman Parkway
Hyde Park, MA 02136

Brookline
1337 Beacon Street
Brookline, MA 02446

Dedham
749 Providence Highway
Dedham, MA 02026

Norwood
111 Lenox Street
Norwood, MA 02062

West Roxbury
1920 Centre Street
West Roxbury, MA 02132

Residential Lending Office
81 Newbury St., 2nd Floor
Boston, MA 02115

Corporate Office
320 Norwood Park South
Norwood, MA 02062

● **Nantucket Bank**

Pleasant Street
104 Pleasant Street
Nantucket, MA 02554

Orange Street
2 Orange Street
Nantucket, MA 02554

Amelia Drive
1 Amelia Drive
Nantucket, MA 02554

Nantucket
Island
Orange St.
Pleasant St.
Amelia Dr.

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the notes to the Consolidated Financial Statements.

In this prospectus, the terms “we,” “our,” and “us” refer to Blue Hills Bancorp, Inc. and Blue Hills Bank unless the context indicates another meaning. In addition, we sometimes refer to Blue Hills Bancorp, Inc. as “Blue Hills Bancorp,” and to Blue Hills Bank as the “Bank.”

Blue Hills Bank

Blue Hills Bank is a Massachusetts-chartered savings bank headquartered in Hyde Park, Massachusetts. We were organized in 1871, and reorganized into the mutual holding company structure in 2008. Blue Hills Bank is currently the wholly owned subsidiary of Hyde Park Bancorp, Inc., a Massachusetts corporation, which is the wholly owned subsidiary of Hyde Park Bancorp, MHC, a Massachusetts mutual holding company. On a consolidated basis, as of December 31, 2013, Hyde Park Bancorp, MHC had total assets of $1.3 billion, total loans of $773.0 million, total deposits of $915.2 million and total equity of $171.5 million. We provide financial services to individuals, families and small to mid-size businesses through our nine full-service branch offices located in Brookline, Dedham, Hyde Park, Nantucket, Norwood and West Roxbury, Massachusetts. Our three branches in Nantucket were acquired in January 2014 (“Nantucket Branch Acquisition”), and operate under the name Nantucket Bank, a division of Blue Hills Bank. Our primary deposit-taking market includes Norfolk, Suffolk and Nantucket Counties in Massachusetts, and our primary lending market is more broadly based in eastern Massachusetts.

Blue Hills Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowing, in one- to four- family residential mortgage loans, commercial real estate loans, commercial business loans and investment securities. To a much lesser extent we have home equity loans and lines of credit and consumer loans. We offer a full range of deposit accounts, including passbook and statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and IRAs. Through our bundled products, we offer reduced fees and higher interest rates on relationship checking and savings accounts and certificates of deposit.

In 2010, Blue Hills Bank created the Blue Hills Bank Charitable Foundation, whose mission is to strengthen the Bank’s communities by providing funding to eligible non-profit organizations in those communities. As part of the conversion, the Bank intends to establish and fund a new charitable foundation, Blue Hills Bank Foundation (the “Foundation”), to further our philanthropic endeavors.

Since 2010, the Bank has significantly revised its strategic direction and operating strategy, its executive management team and its board of directors. The Bank appointed William M. Parent as its Chief Executive Officer and President in mid-2010 and developed a strategic plan to transform the Bank into a full service community bank serving the needs of retail and business customers residing and operating in eastern Massachusetts. The Bank has appointed seven new directors since 2010, many of whom have direct experience with larger financial institutions or the local communities served by the Bank. In addition, the Bank has hired a new executive management team, with eight of its executive officers joining the Bank since 2011. All of the Bank’s new executive officers have experience with larger financial institutions and commercial lending organizations.

Blue Hills Bank’s main banking office is located at 1196 River Street, Hyde Park, Massachusetts 02136. Our telephone number at this address is (617) 361-6900. Our website addresses are www.bluehillsbank.com and www.nantucketbank.com. Information on our websites is not incorporated into this prospectus and should not be considered part of this prospectus.

Blue Hills Bancorp, Inc.

Blue Hills Bancorp is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Blue Hills Bank upon completion of the mutual-to-stock conversion of Hyde Park Bancorp, MHC and the offering. Blue Hills Bancorp has not engaged in any business to date.

The executive and administrative office of Blue Hills Bancorp is located at 320 Norwood Park South, Norwood, Massachusetts 02062. Our telephone number at this address is (617) 361-6900.

Our Organizational Structure

Blue Hills Bank was chartered in 1871 as a Massachusetts mutual savings bank named Hyde Park Savings Bank to serve the financial needs of businesses and individuals in the local community. In 2008, the Bank reorganized into a two-tier mutual holding company structure resulting in the creation of Hyde Park Bancorp, MHC, and in 2011, Hyde Park Bancorp, Inc., the Bank’s mid-tier holding company, was formed. In 2011, the Bank was rebranded “Blue Hills Bank.”

Hyde Park Bancorp, MHC currently owns 100% of the outstanding shares of common stock of Hyde Park Bancorp, Inc., and Hyde Park Bancorp, Inc. owns 100% of the outstanding shares of common stock of Blue Hills Bank. As a mutual holding company, Hyde Park Bancorp, MHC has no stockholders. Hyde Park Bancorp has not issued any shares of common stock to the public, although in September 2011 Hyde Park Bancorp issued 18,724 shares of senior non-cumulative perpetual preferred stock, series A, to the U.S. Treasury as part of the Small Business Lending Fund Program for an aggregate price of $18,724,000.

Pursuant to the terms of Hyde Park Bancorp, MHC’s plan of conversion, Hyde Park Bancorp, MHC will convert from a mutual holding company to the stock holding company form of organization. Upon the completion of the conversion, Hyde Park Bancorp, MHC and Hyde Park Bancorp, Inc. will cease to exist, and Blue Hills Bank will be a wholly owned subsidiary of Blue Hills Bancorp, Inc., a Maryland corporation.

The board of corporators of Hyde Park Bancorp, MHC currently has the right to vote on certain matters such as the election of trustees and the conversion. A special meeting of corporators has been scheduled to vote to approve the plan of conversion and the establishment and funding of a new charitable foundation.

Business Strategy

Our business strategy is to create a diversified community bank that builds long-term value for our shareholders while offering an array of products and services that our communities and the small to mid-sized businesses operating in those communities require. In order to achieve this strategy, we have built our lending infrastructure during the past few years by adding approximately 34 employees involved in loan origination, underwriting and servicing. We intend to continue to build and leverage that infrastructure to allow us to offer highly competitive products in a customer-centric manner—where and when most convenient to the customer. We intend to continue to grow our lending platforms by offering conforming and non-conforming residential loans, commercial business loans and commercial real estate loans with an emphasis on the small to mid-size market. The key elements of our strategy are as follows:

•	Expanding our loan portfolio, including one- to four-family residential, commercial business and commercial real estate loans and additional related lending groups. We intend to support loan growth by expanding our geographic coverage through the addition of lenders or lending teams operating in our market area and adjacent markets that have experience in the small to mid-sized commercial business and commercial real estate markets, and to the extent necessary, establishing loan production offices;

•	Increasing and repositioning our core funding capabilities through expansion of individual consumer banking relationships and increased deployment of cash management products to small and mid-sized businesses to capture multi-faceted relationships with our customers;

•	Utilizing online and mobile banking products and services to reach targeted consumer and business customers outside of our current branch network;

•	Expanding our branch network through select de novo branching and opportunistic acquisitions of other financial institutions and branches thereof (although we currently have no understandings or agreements for acquisitions);

•	Maintaining our investment securities portfolio. Although we have diminished the proportion of assets invested in our securities portfolio in recent years, we expect to maintain a portion of our current investment securities portfolio as a means of net income generation unless additional liquidity is needed to fund loan growth;

•	Implementing our fee income initiative which includes adjusting our product-related fees relative to market competitors where appropriate, identifying additional fee income opportunities from our deposit services and products and increasing fee income from business customers through our expanded cash management capabilities. We also believe opportunities exist to expand our fee income through the introduction of non-deposit investment and insurance products or selective acquisitions of businesses that generate non-interest income; and

•	Maintaining an integrated risk management capability that appropriately manages the total risks of our organization.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a more complete discussion of our business strategy.

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to:

•	Support future growth through the implementation of our business strategy outlined above;

•	Retain and attract qualified directors, management and employees by establishing stock-based benefit plans;

•	Increase our philanthropic endeavors in the communities that we serve through the establishment and funding of a charitable foundation to complement our existing charitable foundation;

•	Build our capital base to allow us to take advantage of acquisition opportunities which may arise in our market area and adjacent markets; and

•	Offer our depositors, employees, management, trustees, directors and corporators an opportunity to purchase our stock.

As of December 31, 2013, Blue Hills Bank was considered “well capitalized” for regulatory purposes.

Terms of the Conversion and the Offering

Under Hyde Park Bancorp, MHC’s plan of conversion, our organization will convert to a fully public stock holding company form of organization. In connection with the conversion, we are offering between 17,850,000 and 24,150,000 shares of common stock to eligible depositors of Blue Hills Bank and Nantucket Bank, a division of Blue Hills Bank, to our employee stock ownership plan, to employees, officers, trustees, directors and corporators of Blue Hills Bank, Hyde Park Bancorp, Inc. and Hyde Park Bancorp, MHC, and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 27,772,500 as a result of demand for the shares or changes in market conditions, without resoliciting subscribers. Unless the number of shares of common stock to be offered for sale is increased to more than 27,772,500 or decreased to less than 17,850,000, or the offering is extended beyond August 3, 2014, subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be sold in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods is not obligated to purchase any shares of common stock being offered for sale in the subscription and community offerings.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of Blue Hills Bank and Nantucket Bank, a division of Blue Hills Bank, with aggregate account balances of at least $50 as of the close of business on February 28, 2013.

•	Second, to Blue Hills Bank’s tax-qualified employee plans, including its employee stock ownership plan, which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation). We expect our employee stock ownership plan to purchase 8.0% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation).

•	Third, to employees, officers, directors, trustees and corporators of Blue Hills Bank, Hyde Park Bancorp, Inc. and Hyde Park Bancorp, MHC who do not have a higher priority to purchase stock.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons, and trusts of natural persons, residing in our local community. The community offering, if any, may occur concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated or firm commitment underwritten offering. Keefe, Bruyette & Woods will act as sole book-running manager for the syndicated or firm commitment underwritten offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated or firm commitment underwritten offering, and our interpretation of the terms and conditions of the plan of conversion will be final.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at February 28, 2013. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order form will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first in the order of priority to subscribers in the subscription offering. For a detailed description of the offering, including share allocation procedures, please see “The Conversion; Plan of Distribution.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Blue Hills Bancorp, assuming the conversion and the offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of February 14, 2014, the market value of the shares to be issued in the offering (including shares to be contributed to the Foundation) ranged from $183.0 million to $247.5 million, with a midpoint of $215.3 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 17,850,000 shares to 24,150,000 shares. If market conditions so warrant, the market value of the shares can be increased to a maximum, as adjusted, market value of $284.7 million and the number of shares offered for sale increased to a maximum, as adjusted, of 27,772,500 shares. The $10.00 per share offering price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

RP Financial, LC. advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial, LC. selected a group of 10 comparable public companies for this analysis.

RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of Blue Hills Bancorp with the peer group. RP Financial, LC. advised the board of directors that the valuation conclusion took into consideration that relative to the peer group a slight upward adjustment was applied for financial condition, a slight upward adjustment was applied for asset growth, a slight upward adjustment was applied for primary market area and a moderate downward adjustment was applied for profitability growth and viability of earnings. RP Financial LC. made no adjustments for dividends, liquidity of the shares, marketing of the stock issuance, management, or the effect of government regulations and regulatory reform. The slight upward adjustment applied for financial condition was due to Blue Hills Bancorp’s more favorable credit quality measures, more favorable balance sheet liquidity and stronger pro forma capital position. The slight upward adjustment applied for asset growth was due to Blue Hills Bancorp’s stronger historical loan growth relative to the peer group’s comparable loan growth rate, and Blue Hills Bancorp’s greater pro forma leverage capacity compared to the peer group. The slight upward adjustment applied for primary market area took into consideration Suffolk County’s relatively strong population growth and relatively low unemployment rate compared to the peer group’s primary market area counties. The moderate downward adjustment applied for profitability, growth and viability of earnings took into consideration Blue Hills Bancorp’s less favorable efficiency ratio, higher ratio of loan loss provisions as a percent of average assets and lower core return on equity on a pro forma basis relative to the comparable peer group measures.

The appraisal peer group consists of the companies listed in the table below, all of which are traded on the Nasdaq Stock Market. Asset sizes are as of September 30, 2013, except as noted.

Company Name	Ticker Symbol	Headquarters	Total Assets (1)
OceanFirst Financial Corp.	OCFC	Toms River, NJ	$2,286
First Connecticut Bancorp, Inc.	FBNK	Farmington, CT	1,992
ESSA Bancorp, Inc.	ESSA	Stroudsburg, PA	1,372
SI Financial Group, Inc.	SIFI	Willimantic, CT	1,369
Westfield Financial Inc.	WFD	Westfield, MA	1,271
Fox Chase Bancorp Inc.	FXCB	Hatboro, PA	1,107
Cape Bancorp, Inc.	CBNJ	Cape May Court House, NJ	1,074
Ocean Shore Holding Co.	OSHC	Ocean City, NJ	1,043
BSB Bancorp, Inc.	BLMT	Belmont, MA	1,023
TF Financial Corp.	THRD	Newtown, PA	833

(1)	As of September 30, 2013, or the most recent quarter end available.

The following table presents a summary of selected pricing ratios for Blue Hills Bancorp and the peer group companies identified by RP Financial, LC. Price-to-earnings multiples are shown on a “core” earnings basis, where earnings have been adjusted to omit non-recurring income and expense items. Price-to-book value multiples are shown for both reported book value and tangible book value, omitting intangible assets. Blue Hills Bancorp’s pro forma pricing ratios are based on earnings for the twelve months ended December 31, 2013 and book value as of December 31, 2013 and the peer group’s pricing ratios are based on earnings for the twelve months ended September 30, 2013 and book value as of September 30, 2013. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 31.6% on a price-to-book value basis, and a discount of 34.9% on a price-to-tangible book value basis. Blue Hills Bancorp’s price-to-core earnings multiples were not meaningful (NM), as the result of negative pro forma core earnings throughout the valuation range. Our board of directors, in reviewing and approving the valuation, considered our pro forma earnings and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other.

	Price-to-core earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Blue Hills Bancorp, Inc. (pro forma)
Maximum, as adjusted	NM	71.99%	74.79%
Maximum	NM	68.21%	71.12%
Midpoint	NM	64.31%	67.29%
Minimum	NM	59.67%	62.74%

Valuation of peer group companies using stock prices as of February 14, 2014
Averages	19.84	103.80%	108.65%
Medians	15.28	99.68%	109.18%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve month basis for the twelve months ended December 31, 2013 for Blue Hills Bancorp, Inc. and on a trailing twelve month basis for the twelve months ended September 30, 2013 for the peer group companies.

NM = Not meaningful

Our board of directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board of directors draw any conclusions regarding how the historical data reflected above may affect Blue Hills Bancorp’s appraisal. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital Blue Hills Bancorp would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Blue Hills Bancorp as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual with one or more qualifying accounts, or individuals exercising subscription rights through a single qualifying account, may purchase more than 60,000 shares ($600,000) of common stock in the subscription offering. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 100,000 shares ($1,000,000):

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, director, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to Blue Hills Bancorp, Inc.; or

•	authorizing us to withdraw funds from the types of Blue Hills Bank deposit accounts permitted on the stock order form.

Blue Hills Bank is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a Blue Hills Bank line of credit or a third-party check to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Blue Hills Bank deposit accounts, provided that the stock order form is received before 2:00 p.m., Eastern time, on June 19, 2014, which is the end of the subscription offering period. Orders received after 2:00 p.m., Eastern time, on June 19, 2014 will be rejected unless we extend this expiration date. You may submit your stock order form by mail using the order reply envelope provided, by overnight courier to the indicated address on the order form, or by hand delivery to one of our Stock Information Center walk-in locations at 1196 River Street, Hyde Park, Massachusetts and 104 Pleasant Street, Nantucket, Massachusetts. We will not accept stock order forms at any other branch offices.

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”). If you wish to use some or all of the funds in your Blue Hills Bank IRA to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. Because individual circumstances differ and processing of IRA fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the June 19, 2014 expiration of the offering period, for assistance with purchases using funds from your Blue Hills Bank IRA or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

See “The Conversion; Plan of Distribution—Procedure for Purchasing Shares” for a complete description of how to purchase shares in the stock offering.

Deadline for Orders of Common Stock

The deadline for purchasing shares of common stock in the offering is 2:00 p.m., Eastern time, on June 19, 2014. A postmark prior to June 19, 2014 will not entitle you to purchase shares of common stock. We must receive the envelope before 2:00 p.m., Eastern time on June 19, 2014.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern time, on June 19, 2014, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion; Plan of Distribution—Procedure for Purchasing Shares” for a complete description of how to purchase shares in the stock offering.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the registration address noted on the stock order form. We expect stock certificates to be sent to purchasers by first-class mail on or about the day the stock offering closes. Trading in the stock typically begins the business day following the closing of the stock offering. The stock offering is expected to close as soon as practicable following satisfaction of the conditions described in “The Conversion; Plan of Distribution—Approvals Required.” It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm, as you are generally required to deliver stock certificates within three business days of selling the underlying securities.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 17,850,000 shares of common stock (not counting shares to be contributed to our charitable foundation), we may take the following steps to sell the minimum number of shares of common stock in the offering range:

•	increase the maximum purchase limitations; and/or

•	seek regulatory approval to extend the offering beyond August 3, 2014.

If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the then-applicable limit. If the offering is extended past August 3, 2014, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, we will promptly return your funds with interest at [interest rate]% per annum or cancel your deposit account withdrawal authorization.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 27,772,500 shares in the offering without further notice to you. If our pro forma market value at that time (which is the pro forma market value of the shares to be issued in the offering including the shares to be contributed to the Foundation) is either below $178,500,000 or above $277,725,000, then, after consulting with the Massachusetts Commissioner of Banks and the Federal Reserve Board, we may:

•	terminate the stock offering and promptly return all funds (with interest paid on funds processed in the subscription and community offerings) at our passbook savings rate and cancel any deposit account withdrawal authorization;

•	set a new offering range; or

•	take such other actions as may be permitted by the Massachusetts Commissioner of Banks, the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will be required to resolicit subscribers and we will promptly return your subscription funds, with interest at our passbook savings rate, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of corporators of Hyde Park Bancorp, MHC that is being called to vote upon the conversion, and at any time after such corporator approval with the approval of the Massachusetts Commissioner of Banks. If we terminate the offering, we will promptly return your funds with interest at our passbook savings rate, which is currently [interest rate]% per annum, and we will cancel any deposit account withdrawal authorizations.

How We Intend to Use the Proceeds from the Offering

We intend to invest 50% of the net proceeds from the offering in Blue Hills Bank, to use approximately 8.3% of the net proceeds at the maximum of the offering range to fund the loan to our employee stock ownership plan to finance its purchase of our shares of common stock, to use approximately 7.9% of the proceeds to fund the redemption of $18.7 million of preferred stock, to use approximately 0.4% of the proceeds to fund the cash contribution to the Foundation and to retain the remainder of the net proceeds from the offering. Therefore, assuming we sell 24,150,000 shares of common stock in the stock offering, and we have net proceeds of $238.0 million, we intend to invest $119.0 million in Blue Hills Bank, loan $19.8 million to our employee stock ownership plan through a subsidiary to fund its purchase of our shares of common stock, contribute $963,000 in cash to the Foundation, repurchase $18.7 million in preferred stock and retain the remaining $79.5 million of the net proceeds.

Prior to the completion of the conversion, we intend to redeem the $18,724,000 of preferred stock that Hyde Park Bancorp, Inc. issued to the U.S. Treasury as part of the Small Business Lending Fund Program. While we expect to redeem the preferred stock shortly prior to the completion of the conversion, our decision to redeem the shares is, in part, based on the expected receipt of the proceeds of the offering. There is no premium or penalty associated with the redemption of the preferred stock.

We may also use the funds we retain to invest in securities, to pay cash dividends to stockholders, to repurchase shares of common stock, to build our capital base to allow us to take advantage of acquisition opportunities in our market area and adjacent markets, and for other general corporate purposes, including depositing funds with, or making additional capital contributions to, Blue Hills Bank. Blue Hills Bank may use the net proceeds it receives from us to increase its loan portfolio through the origination of residential loans, commercial business loans and commercial real estate loans, add new products and services including expanded cash management products for small and mid-sized companies, expand our branch network through select de novo and acquisition opportunities, acquire fee income businesses that complement our current product capabilities, invest in investment securities permitted by our investment policy, or for other general corporate purposes. Blue Hills Bank currently has no understandings or agreements to acquire any new fee income businesses or branches.

See “How We Intend to Use the Proceeds from the Offering” on page 50 of this prospectus.

Our Contribution of Shares of Common Stock to the Foundation

To further our commitment to our local community, we intend to establish and fund a new charitable foundation as part of the conversion and stock offering. The new charitable foundation, Blue Hills Bank Foundation, will complement our existing charitable organization. The establishment and funding of the Foundation has been approved by the board of trustees of Hyde Park Bancorp, MHC, and the Boards of Directors of Hyde Park Bancorp, Inc., Blue Hills Bancorp and Blue Hills Bank. In addition, the establishment and funding of the Foundation is subject to the approval of the corporators of Hyde Park Bancorp, MHC. Assuming we receive final approval from the corporators, the Massachusetts Commissioner of Banks and the Federal Reserve Board to establish and fund the Foundation, we intend to contribute to the Foundation shares of our common stock equal to 2.5% of the shares sold in the offering and an amount of cash such that the total contribution will equal $7.0 million. At the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, we would contribute to the Foundation 446,250, 525,000, 603,750 and 694,313 shares of common stock and approximately $2.5 million, $1.8 million, $963,000 and $57,000 in cash, respectively. As a result of the contribution, we expect to record an after-tax expense of approximately $4.2 million during the quarter in which the stock offering is completed.

The Foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the Foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•	result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the Foundation, offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the establishment and funding of the Foundation. For a further discussion of the financial impact of the Foundation, including its effect on those who purchase shares in the offering, see “Risk Factors—The contribution to the Foundation will dilute your ownership interest and adversely affect net income in 2014”, “Risk Factors—Our contribution to the Foundation may not be tax deductible, which could reduce our profits”, “Comparison of Valuation and Pro Forma Information With and Without the Foundation” and “Blue Hills Bank Foundation”.

You May Not Sell or Transfer Your Subscription Rights

Massachusetts banking regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower subscription priority than you do. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Purchases by Officers and Directors

We expect our directors and officers, together with their associates, to subscribe for 595,500 shares ($5.96 million) of common stock in the offering, or 3.3% of the shares to be sold at the minimum of the offering range. The purchase price paid by our directors and officers for their shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

See “Subscriptions by Directors and Officers” for more information on the proposed purchases of our shares of common stock by our directors and officers.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all of our eligible employees, to purchase 8.0% of the total number of shares of common stock that we issue in the offering (including shares contributed to our charitable foundation). If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8.0% of the total number of shares of common stock issued in the offering (including shares contributed to our charitable foundation). This would reduce the number of shares available for allocation to eligible account holders. Purchases by the employee stock ownership plan in the offering will be included in determining whether the required minimum number of shares has been sold in the offering. If the employee stock ownership plan is not able to fill its order in the offering, the employee stock ownership plan may purchase shares of common stock in the open market following the completion of the conversion and the offering in order to fund all or a portion of the plan.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable banking regulations. If they are adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the offering (including shares contributed to our charitable foundation), for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation) for key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 14% of the shares of common stock that were issued in the offering. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion, and we have not yet determined the number of shares that would be reserved for issuance under these plans.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to not more than 4% and 10% of the shares issued in the offering (including shares contributed to our charitable foundation) for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all of these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all eligible employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)		At Minimum of Offering Range	At Adjusted Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	1,463,700	2,277,345	8.00%	N/A	$14,637	$22,773
Stock awards	731,850	1,138,673	4.00	3.85%	7,319	11,387
Stock options	1,829,625	2,846,681	10.00	9.09%	6,093	9,479

Total	4,025,175	6,262,699	22.00%	12.28%	$28,049	$43,639

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.33 per option using the Black-Scholes option pricing model, based upon assumptions described in “Pro Forma Data.” The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

For further information with respect to the expenses related to the stock-based benefit plans, see “Risk Factors—Our stock-based benefit plans will increase our costs, which will reduce our income” and “Management of Blue Hills Bancorp, Inc.—Benefits to be Considered Following Completion of the Stock Offering.”

Market for Common Stock

We expect that our common stock will be listed for trading on the Nasdaq Global Market under the symbol “BHBK”. Keefe, Bruyette & Woods currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors. For further information, see “Our Policy Regarding Dividends.”

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc., Blue Hills Bank, Blue Hills Bancorp, or persons eligible to subscribe in the subscription offering. See “Taxation” for additional information.

Conditions to Completion of the Conversion and the Offering

The board of trustees of Hyde Park Bancorp, MHC and the Boards of Directors of Blue Hills Bancorp and Blue Hills Bank have approved the plan of conversion and the establishment and funding of the Foundation. We have filed applications with respect to the conversion with the Massachusetts Commissioner of Banks and the Federal Reserve Board, and the Massachusetts Commissioner of Banks and the Federal Reserve Board have each authorized us to commence the offering. However, the final approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. Any approval by the Massachusetts Commissioner of Banks and the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

To complete the conversion, the corporators of Hyde Park Bancorp, MHC, including a majority of the “independent” corporators, must approve the plan of conversion. We must also receive and accept orders for at least the minimum number of shares of common stock offered for sale.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Supervision and Regulation—Emerging Growth Company Status” on page 133 of this prospectus.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center at (        )         -            , Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. You may also visit one of our two Stock Information Center walk-in locations. Our walk-in location at 1196 River Street, Hyde Park, Massachusetts is open Monday through Friday between 9:00 a.m. and 5:00 p.m., and our walk-in location at 104 Pleasant Street, Nantucket, Massachusetts is open Monday through Friday between 8:30 a.m. and 3:30 p.m. The Stock Information Center will be closed on bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF JUNE 19, 2014, IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO JUNE 19, 2014.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

Our business strategy, which includes significant asset and liability growth, was recently adopted and implemented and has not yet had the time to be proven successful. If we fail to grow or fail to manage our growth effectively, our financial condition and results of operations could be negatively affected.

In 2010, our board of directors approved a change in our strategic direction that contemplated growth in assets and liabilities over the next several years. Specifically, the plan provided for growth by: building a lending origination and servicing platform that could increase our residential, commercial business and commercial real estate loans; adding additional related lending groups operating in our market area and adjacent market areas; expanding our branch network through select de novo and acquisition opportunities; and increasing fee income, including through the opportunistic acquisition of fee income businesses that complement our current product capabilities while improving the revenue contribution of fee income from existing customers. We have added employees and incurred substantial additional expenses due to the implementation of our strategic plan, including salaries and operating expenses related to updated branches, a new senior management team, new lending officers and related support staff, new third-party managers for our investment portfolio, acquisition-related expenses, as well as significant investments to improve our online and mobile capabilities for consumer and business banking, and marketing costs relating to rebranding. Many of these increased expenses are considered fixed expenses. Unless we can successfully implement our strategic plan and grow our interest-earning asset base, our financial condition and results of operations will be negatively affected by these increased costs.

The successful implementation of our strategic plan will require, among other things, that we leverage our operating costs through increased loan and deposit market share within our current markets and expand into new adjacent markets, continue to increase our core funding and decrease our reliance on higher priced certificates of deposit, and increase our fee income through increased deposit services and cash management services. Our ability to grow successfully will depend on several other factors that may not be within our control, including continued favorable market conditions in the communities we serve, the competitive responses from other financial institutions in our market area, and our ability to maintain high asset quality as we increase our commercial real estate loans and commercial business loan portfolios. While we believe we have the management resources, marketing platform and internal systems in place to successfully manage our future growth, growth opportunities and lower cost deposit sources may not be available and we may not be successful in implementing our business strategy. Further, it will take time to implement our business strategy, especially for our lenders to originate enough loans and for our branches to attract enough favorably priced deposits to generate the revenue needed to offset the associated expenses. Furthermore, we are a regulated entity and our regulators periodically review and oversee the pace and quality of our growth in assets and liabilities, offering of new products and services and geographic expansion. Regulatory authorities may encourage or require faster growing banks to slow the pace of growth and expansion if regulatory concerns develop.

Our loan portfolio contains a significant portion of loans that are unseasoned. It is difficult to judge the future performance of unseasoned loans.

Our net loan portfolio has grown to $765.3 million at December 31, 2013, from $202.0 million at December 31, 2010. A portion of this increase is due to increases in commercial real estate and commercial business loans through our own originations and from purchases of and participations in loans originated by other financial institutions. It is difficult to assess the future performance of these loans recently added to our portfolio because our relatively limited experience with such loans does not provide us with a significant payment history from which to judge future collectability. These loans may experience higher delinquency or charge-off levels than our historical loan portfolio experience, which could adversely affect our future performance.

Because we intend to continue to emphasize our commercial real estate and commercial business loan originations, our overall credit risk will increase, and downturns in the local real estate market or economy could adversely affect our earnings.

We intend to continue to grow our commercial real estate and commercial business loan portfolio. At December 31, 2013, $356.4 million, or 46.1% of our total loan portfolio consisted of commercial real estate loans (including commercial construction loans) and commercial business loans, compared to $8.6 million, or 4.2% of our total loan portfolio at December 31, 2010. Commercial real estate and commercial business loans generally have more risk than the one- to four-family residential real estate loans that we originate. Because the repayment of commercial real estate and commercial business loans depends on the successful management and operation of the borrower’s properties or businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate and commercial business loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely affect the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. As our commercial real estate and commercial business loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

Further, if we foreclose on a commercial real estate or construction loan, our holding period for the collateral may be longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. Accordingly, if we make any errors in judgment in the collectability of our commercial real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.

Our performance depends on key personnel.

Our performance depends largely on the efforts and abilities of our senior officers and the members of our board of directors. Our business model depends on the experience and expertise of our senior management team, directors and lending staff. Several of these individuals have been involved in the commercial banking business for much of their professional careers. Our performance will also depend upon our ability to attract and retain additional qualified management and banking personnel. There can be no assurances that our management team will be able to manage our operations or our expected growth or that we will be able to attract and retain additional qualified personnel as needed in the future. The loss of any directors and/or officers could adversely affect us. We do not currently maintain “key man” life insurance on any of our directors or officers.

Reduced residential mortgage activity in our market would slow our growth and negatively impact our net income.

We have experienced residential mortgage loan growth during each of the past three years and we have increased our residential mortgage loan infrastructure, including hiring lending officers and underwriting and support personnel. Our residential mortgage operations provide a material portion of our income and are significantly affected by market interest rates. Additionally, our mortgage lending activity is affected by refinance activity. During 2011 and 2012, mortgage loan refinance activity was generally higher than during 2013, and mortgage refinance activity is expected to be lower during 2014. A continued reduction in mortgage refinance activity and a rising or higher interest rate environment may result in a decrease in residential mortgage loan originations, resulting in slower growth of our residential lending activity and, possibly, a decrease in our residential loan portfolio. This could result in a decrease in interest income and a decrease in revenues from loan sales. In addition, our results of operations are affected by the amount of non-interest expenses associated with our expanded residential lending platform, such as salaries and employee benefits, occupancy, equipment, data processing and other operating costs. During periods of reduced residential mortgage loan demand, our results of operations would be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in mortgage loan origination activity.

We have been and expect to be less profitable than our peers as we implement our business strategy.

During the past three years we have incurred a substantial increase in operating expenses and personnel costs due primarily to our change in strategic direction to become a full service community banking organization and in order to build an expanded lending platform. We have hired experienced executive officers and other staff which has significantly increased our employee base and personnel costs over the past three years. Additionally, in order to build our commercial real estate and commercial business lending experience and portfolios, we have focused on high quality, variable-rate loans, as well as purchased loans and loan participations which has resulted in tight spreads and a lower overall yield on our loan portfolio compared to peer institutions that may have more fixed-rate, higher-margin loans. We also have relied upon soliciting higher cost deposits as a funding source which, in combination with a lower yielding loan portfolio, has resulted in our having a lower interest rate spread and margin compared to peer institutions. Accordingly, until we increase our interest earning assets through increased loan origination activity, transition our deposit base toward lower cost deposits and increase our overall scale, our net profits and level of operating efficiencies will continue to lag those of peer institutions.

A significant portion of our assets consists of investment securities, which generally have lower yields than loans, and we classify all of our investment securities as available for sale which creates potential volatility in our net income and equity.

As of December 31, 2013, our available for sale securities portfolio, which includes U.S. government obligations, mortgage backed securities, corporate debt securities, and mutual funds, totaled $441.3 million, or 33.6% of our total assets. Investment securities typically have lower yields than loans. For fiscal 2013, the weighted average yield of our investment securities portfolio was 2.23% as compared to 3.70% for our loan portfolio. Accordingly, our net interest margin is lower than it would have been if a higher proportion of our interest-earning assets had been invested in loans. Additionally, substantially all of our investment securities are classified as available for sale and reported at fair value with unrealized gains or losses excluded from earnings and reported in other comprehensive income which affects our reported equity. Accordingly, given the significant size of the investment securities portfolio and due to possible mark-to-market adjustments of that portfolio resulting from market conditions, we may experience greater volatility in the value of reported equity. Moreover, given that we actively manage our investment securities portfolio, we may sell securities which could result in a realized loss, thereby reducing our net income.

Changes in the valuation of our securities portfolio could adversely affect us.

Our securities portfolio represents a significant portion of our total assets, and most of the securities in our portfolio are classified as available for sale. Accordingly, a decline in the fair value of our securities could cause a material decline in our reported equity and/or net income. At least quarterly, and more frequently when warranted by economic or market conditions, management evaluates all securities classified as available for sale with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”). Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. For impaired debt securities that are intended to be sold, or more likely than not will be required to be sold, the full amount of market decline is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income, net of applicable taxes. A decline in the market for the securities portfolio could result in impairment charges on some investment securities.

Our branch network expansion strategy may negatively affect our financial performance.

Depending on market conditions, we intend to expand our branch office network through selective de novo or acquired branch offices over the next several years. On January 18, 2014, we completed the acquisition of three branches in Nantucket, which we operate under the name Nantucket Bank, a division of Blue Hills Bank. In addition, we plan to open two de novo branch offices in Milton and University Station in Westwood, Massachusetts in the next two years. We estimate that costs to open the de novo branches in Milton and Westwood will amount to approximately $1.5 million and $2.1 million, respectively, including the costs of construction, equipment, furnishings and technology as well as marketing and promotional expenses associated with the grand opening of the branches. Our branch expansion strategy may not generate earnings, or may not generate earnings within a reasonable period of time. Numerous factors contribute to the performance of a new or acquired branch, such as a suitable location, qualified personnel, and an effective marketing strategy. Additionally, it takes time for a new branch to generate sufficient favorably priced deposits to produce enough income, including funding loan growth generated by our organization, to offset expenses related to the branch, some of which, like salaries and occupancy expense, are considered fixed costs.

Changing interest rates may have a negative effect on our results of operations.

Our earnings and cash flows are dependent on our net interest income and income from our mortgage banking operations. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in market interest rates could have an adverse effect on our financial condition and results of operations. The interest-bearing liabilities of financial institutions generally reprice or mature more quickly than their interest-earning assets. If rates increase rapidly, we may have to increase the rates we pay on our deposits, particularly our higher cost savings and short-term time deposits and borrowed funds, more quickly than any changes in interest rates earned on our loans and investments, resulting in a negative effect on interest spreads and net interest income. Furthermore, our mortgage banking income varies directly with movements in interest rates, and increases in interest rates could negatively affect our ability to originate loans in the same volumes, and sell loans with attractive pricing, as we have in recent years. Increases in interest rates may also make it more difficult for borrowers to repay adjustable rate loans.

Conversely, should market interest rates fall below current levels, our net interest margin could also be negatively affected if competitive pressures keep us from further reducing rates on our deposits, while the yields on our assets decrease more rapidly through loan prepayments and interest rate adjustments. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowings costs. Under these circumstances, we are subject to reinvestment risk to the extent we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on existing loans and securities.

Changes in interest rates may also decrease fee income generated from our commercial lending operations. We enter into interest rate swap agreements with some of our commercial borrowers (and mirror swap agreements with a third party) that allow the borrower to pay a fixed interest rate on loans that are originated and carried in our loan portfolio as adjustable rate loans. We receive fee income from borrowers for providing this service. Under certain interest rate scenarios, borrowers may choose not to use this service, and our related fee income will decrease.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Historically low interest rates may adversely affect our net interest income and profitability.

During the past several years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at lower levels than available prior to 2008. As a general matter, the interest-bearing liabilities of financial institutions reprice or mature more quickly than the interest-earning assets. However, our ability to lower our interest expense may be limited at these interest rate levels while the average yield on our interest-earning assets may continue to decrease. The Federal Reserve Board has recently indicated its intention to maintain low interest rates. Accordingly, our net interest income may be adversely affected and may even decrease, which may have an adverse effect on our profitability.

We have been negatively affected by current market and economic conditions. A worsening of these conditions could adversely affect our operations, financial condition and earnings.

Recent economic conditions have resulted in continued uncertainty in the financial markets and continued expectations of slow improvement in general economic conditions. Unemployment remains at high levels with improvement at a slow rate beginning in late 2011. Our lending business is tied, in large part, to the housing market and real estate markets in general. The slowly improving market has resulted in limited demand for the construction of new housing, weakness in home pricing, and could ultimately result in increased delinquencies on our residential real estate loans, commercial real estate loans, commercial business loans, home equity loans and lines of credit and consumer loans. Further, concerns over the financial markets and new regulations have caused many lenders to reduce or cease providing funding to borrowers. These conditions may also cause a further reduction in loan demand, and increases in our non-performing assets, net charge-offs and provisions for loan losses, as well as adversely affect our liquidity and the willingness of certain counterparties and customers to do business with us. Continued negative developments in the financial services industry and the domestic and international credit markets may significantly affect the markets in which we do business, the market for and value of our loans and investments, and our ongoing operations, costs and profitability. Moreover, declines in the stock market in general, or stock values of financial institutions and their holding companies specifically, could adversely affect our stock performance.

Financial reform legislation recently enacted will, among other things, tighten capital standards and result in new laws and regulations that are expected to increase our costs of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted in 2010. This new law is significantly changing the current bank regulatory structure and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impacts of the Dodd-Frank Act may not be known for many months or years.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks with more than $10 billion in assets. Banks with $10 billion or less in assets will continue to be examined for compliance with the consumer laws by their primary bank regulators.

The Dodd-Frank Act required minimum leverage (Tier 1) and risk based capital requirements for bank and savings and loan holding companies that are no less than those applicable to banks, which will exclude certain instruments that previously have been eligible for inclusion by bank holding companies as Tier 1 capital, such as trust preferred securities and certain collateralized debt obligations.

A provision of the Dodd-Frank Act eliminated, as of July 21, 2011, the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on our interest expense.

The Dodd-Frank Act also broadened the base for Federal Deposit Insurance Corporation deposit insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution, rather than deposits. The Dodd-Frank Act also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009. The legislation also increased the required minimum reserve ratio for the Deposit Insurance Fund, from 1.15% to 1.35% of insured deposits, and directs the Federal Deposit Insurance Corporation to offset the effects of increased assessments on depository institutions with less than $10 billion in assets.

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. It also provides that the listing standards of the national securities exchanges shall require listed companies to implement and disclose “clawback” policies mandating the recovery of incentive compensation paid to executive officers in connection with accounting restatements. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives.

We expect that current and future rules and regulations promulgated pursuant to the Dodd-Frank Act will increase our operating and compliance costs and could increase our interest expense.

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

We are subject to extensive regulation, supervision and examination by the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation and the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Blue Hills Bank rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Financial reform legislation has changed the bank regulatory framework, created an independent consumer protection bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, and established more stringent capital standards for banks and bank holding companies. The legislation has also resulted in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. Ongoing uncertainty regarding the effect of new legislation and regulatory actions may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans. These measures are likely to increase our costs of doing business and may have a significant adverse effect on our lending activities, financial performance and operating flexibility. In addition, these risks could affect the performance and value of our loan and investment securities portfolios, which also would negatively affect our financial performance.

Furthermore, the Federal Reserve Board, in an attempt to help the overall economy, has, among other things, kept interest rates low through its targeted federal funds rate and the purchase of mortgage-backed securities. If the Federal Reserve Board increases the federal funds rate, overall interest rates will likely rise, which may negatively impact the housing markets and the U.S. economic recovery. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

In addition, there have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. Were proposals such as these, or other proposals limiting our rights as a creditor, to be implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income. Furthermore, our strategic plan envisages significant growth in lending which will require additional provisions for loan losses and reduce our earnings in the short term.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Concentration of loans in our primary market area may increase risk.

Our success depends primarily on general economic conditions in our market area in eastern Massachusetts. Most of our loans are to customers in this market. Accordingly, the local economic conditions in this market have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a weakness in real estate values in this market would also lower the value of the collateral securing loans on properties in our market. In addition, a weakening in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control could negatively affect our financial results.

Strong competition for deposits and lending opportunities within our market areas, as well as competition from non-depository investment alternatives, may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and to be profitable on a long-term basis. Our profitability depends upon our ability to compete successfully in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

In addition, checking and savings account balances and other forms of deposits can decrease when our deposit customers perceive alternative investments, such as the stock market or other non-depository investments, as providing superior expected returns, or if our customers seek to spread their deposits over several banks to maximize FDIC insurance coverage. Furthermore, technology and other changes have made it more convenient for bank customers to transfer funds into alternative investments, including products offered by other financial institutions or non-bank service providers. Additional increases in short-term interest rates could increase transfers of deposits to higher yielding deposits. Efforts and initiatives we undertake to retain and increase deposits, including deposit pricing, can increase our costs. When bank customers move money out of bank deposits in favor of alternative investments or into higher yielding deposits, or spread their accounts over several banks, we can lose a relatively inexpensive source of funds, thus increasing our funding costs and reducing our profitability.

Changes in the structure of Fannie Mae and Freddie Mac (“GSEs”) and the relationship among the GSEs, the federal government and the private markets, or the conversion of the current conservatorship of the GSEs into receivership, could result in significant changes to our securities portfolio.

The GSEs are currently in conservatorship with their primary regulator, the Federal Housing Finance Agency, acting as conservator. We cannot predict if, when or how the conservatorships will end, or any associated changes to the GSEs’ business structure that could result. We also cannot predict whether the conservatorships will end in receivership. There are several proposed approaches to reform the GSEs which, if enacted, could change the structure of the GSEs and the relationship among the GSEs, the government and the private markets, including the trading markets for agency conforming mortgage loans and markets for mortgage-related securities in which we invest through securities. We cannot predict the prospects for the enactment, timing or content of legislative or rulemaking proposals regarding the future status of the GSEs. Accordingly, there continues to be uncertainty regarding the future of the GSEs, including whether they will continue to exist in their current form. GSE reform, if enacted, could result in a significant change and adversely impact our securities portfolio.

Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

Our risk management framework is designed to minimize risk and loss to us. We seek to identify, measure, monitor, report and control our exposure to risk, including strategic, credit, market, liquidity, compliance and operational risks. While we use a broad and diversified set of risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among other developments, have increased our level of risk. Accordingly, we could suffer losses as a result of our failure to properly anticipate and manage these risks.

Technological advances impact our business.

The banking industry is undergoing technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs provided that they produce economies of scale and deploy technology in a safe and sound manner. Our future success will depend, in part, on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in operations. Many competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or successfully market such products and services to a large enough number of customers to cover the up-front costs of implementation.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business including systems operated by third party vendors. For example, we rely almost exclusively on Fiserv, Inc. for our informational management systems. Any failure, interruption, or breach in security or operational integrity of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan, and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption, or security breach of our information systems, we cannot assure you that any such failures, interruptions, or security breaches will not occur or, if they do occur, that they will be adequately rectified. The occurrence of any failures, interruptions, or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Impairment of goodwill could require charges to earnings, which could result in a negative impact on our results of operations.

Goodwill arises when a business is purchased for an amount greater than the fair market value of its net assets. We recognized goodwill as an asset on our balance sheet in connection with our acquisition of three branches in Nantucket in January 2014 that we operate under the name Nantucket Bank, a division of Blue Hills Bank. We evaluate goodwill for impairment at least annually. A significant decline in our expected future cash flows, a significant adverse change in the business climate, slower growth rates or other factors could result in impairment of goodwill. If we were to conclude that a future write-down of goodwill was necessary, then we would record the appropriate charge to earnings, which could be materially adverse to our results of operations and financial position.

Risks Related to this Stock Offering

The future price of the shares of common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The aggregate purchase price of the shares of common stock sold in the offering is determined by an independent, third-party appraisal, pursuant to Massachusetts and federal banking regulations. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Following the completion of the stock offering, our aggregate pro forma market value will be based on the market trading price of the shares, and not the final, approved independent appraisal, which may result in our stock trading below the initial offering price of $10.00 per share.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Following the conversion, we expect our consolidated equity to be between $306.6 million at the minimum of the offering range and $395.3 million at the adjusted maximum of the offering range. Based upon our net income for the year ended December 31, 2013, and these pro forma equity levels, our return on equity would be 0.87% and 0.67% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to profitably deploy the additional capital we receive from the stock offering. Although we will be able to increase net interest and dividend income using proceeds of the stock offering, our return on equity will be negatively affected by our increased capital resulting from the proceeds from the offering as well as higher expenses from the costs of being a public company and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest and dividend income and noninterest income and leverage the capital raised in the stock offering, we expect our return on equity to remain low, which may reduce the value of our shares of common stock.

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2014.

We intend to establish and fund a new charitable foundation (the “Foundation”) in connection with the conversion and stock offering. We will contribute shares of our common stock equal to 2.5% of the shares sold in the offering and an amount of cash such that the total contribution will equal $7.0 million. At the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, we will contribute to the Foundation 446,250, 525,000, 603,750 and 694,313 shares of common stock and approximately $2.5 million, $1.8 million, $963,000 and $57,000 in cash, respectively. The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the Foundation. The after-tax expense of the contribution will reduce net income in fiscal 2014 by approximately $4.2 million. We had net income of $2.7 million for the year ended December 31, 2013. In addition, persons purchasing shares in the stock offering will have their ownership and voting interests in Blue Hills Bancorp diluted by up to 2.4% due to the issuance of shares of common stock to the Foundation.

Our contribution to the Foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the Foundation. Pursuant to the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before federal income taxes and charitable contributions) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period. Based on $3.5 million of normalized taxable income before income tax expense in the year ended December 31, 2013, and assuming that our taxable income before income tax expense remained at that level in future years following our conversion and stock offering, we estimate that we would be able to deduct for federal income tax purposes $2.1 million of the contribution to the Foundation. This would result in after-tax expense of $6.2 million, and not $4.2 million based on full deductibility of the $7.0 million contribution.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. However, FDIC regulations require that our independent auditors examine and attest to the Bank’s internal control over financial reporting. We could be an emerging growth company for up to five years following the completion of this offering. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We will need to implement additional financial and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations.

Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff, which would increase our operating costs.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock issued in the stock offering (including shares contributed to the Foundation) with funds borrowed from Blue Hills Bancorp through a subsidiary. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. Assuming the employee stock ownership plan purchases 2,277,345 shares in the offering at the adjusted maximum of the offering range, we will recognize additional pre-tax compensation expense of $22.8 million over a 30-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 30-year period. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of our total shares issued in the offering including shares contributed to the Foundation, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. Assuming a $10.00 per option exercise price and an estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis of $3.33 per option granted, with the value amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $1.9 million at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $2.3 million at the adjusted maximum of the offering range. However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Blue Hills Bancorp) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $7.3 million at the minimum of the offering range and $11.4 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above.

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering. These stock-based benefit plans will be funded through either open market purchases of shares of common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. Although our current intention is to fund these plans with stock repurchases, we may not be able to conduct such repurchases. If we do not repurchase shares of common stock to fund these plans, then stockholders would experience a reduction in their ownership interest, which would total 12.3% in the event newly issued shares are used to fund stock options and awards of shares of common stock under these plans in an amount equal to 10% and 4%, respectively, of the shares issued in the stock offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the completion of the stock offering. The implementation of the stock-based benefit plan will be subject to stockholder approval.

We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering. Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would further increase our costs and dilute your ownership interest.

If we adopt stock-based benefit plans more than one year following the completion of the stock offering, then grants of shares of common stock or stock options under our stock-based benefit plans may exceed 4% and 10%, respectively, of the total shares issued in the offering, including shares contributed to the Foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest.” Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our board of directors.

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.

We will use a portion of the net proceeds to finance (through a subsidiary) the purchase of shares of common stock in the stock offering by the employee stock ownership plan, contribute cash to the Foundation, and redeem the $18,724,000 of preferred stock issued to the U.S. Treasury as part of the Small Business Lending Fund (“SBLF”) Program, and we may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in Blue Hills Bank, acquire other financial services companies or branch offices or for other general corporate purposes.

Prior to the completion of the conversion, we also intend to redeem the $18,724,000 of preferred stock that Hyde Park Bancorp, Inc. issued to the U.S. Treasury as part of the Small Business Lending Fund Program. While we expect to redeem the preferred stock shortly prior to the completion of the conversion, our decision to redeem the stock is, in part, based on the expected receipt of the proceeds of the offering.

Blue Hills Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings (including payment of outstanding Federal Home Loan Bank advances), or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long we will require to effectively deploy the proceeds.

You may not revoke your decision to purchase Blue Hills Bancorp common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated or firm commitment underwritten offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond August 3, 2014, or the number of shares of common stock to be sold is increased to more than 27,772,500 shares or decreased to fewer than 17,850,000 shares.

Our stock value may be negatively affected by Massachusetts and federal regulations that restrict takeovers.

For three years following the stock offering, applicable regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Massachusetts Commissioner of Banks and federal regulators. See “Restrictions on Acquisition of Blue Hills Bancorp, Inc.” for a discussion of applicable regulations regarding acquisitions.

Corporate governance provisions in Blue Hills Bancorp, Inc.’s articles of incorporation and bylaws and Blue Hills Bank’s articles of organization, as well as certain corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of the company.

Provisions in our articles of incorporation and bylaws, as well as the articles of organization of Blue Hills Bank, may prevent or impede holders of our common stock from obtaining representation on our board of directors and may make takeovers of Blue Hills Bancorp more difficult. For example, our board of directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. In addition, our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. Blue Hills Bank’s articles of organization will contain a provision that for a period of three years from the closing of the conversion, no person other than Blue Hills Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Blue Hills Bank. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us, as well as other acquisitions specified in the Bank’s articles of organization. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations restrict us from repurchasing our shares of common stock during the first year following the conversion unless extraordinary circumstances exist. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the conversion may negatively affect our stock price.

We have never issued common stock and there is no guarantee that a liquid market will develop.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be listed for trading on the Nasdaq Global Market under the symbol “BHBK”, subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe, Bruyette & Woods has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the Nasdaq Global Market, which could reduce the liquidity of our common stock.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community. Such actions may reduce the net proceeds from the stock offering or concentrate ownership in fewer stockholders.

If we do not sell enough shares to reach the minimum of the offering range through the subscription and community offerings, shares may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, acting as our agent. The fee to be paid in connection with such a syndicated community offering would be higher than the fee paid in the subscription and community offerings, which would increase the expenses associated with the stock offering and reduce the net proceeds. Specifically, Keefe, Bruyette & Woods will receive a success fee equal to 0.85% on the aggregate purchase price of Common Stock sold in the Subscription Offering and the Community Offering (net of insider purchases and shares purchased by our employee stock ownership plan). If there is a syndicated community offering, Keefe, Bruyette & Woods will receive a fee not to exceed 5.25% of the aggregate dollar amount of the common stock sold in the syndicated community offering, which would be in addition to the fee earned by Keefe, Bruyette & Woods in the subscription and community offerings. In addition, we can increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations. This could result in a small number of stockholders owning a larger percentage of our stock, which could provide these stockholders with greater influence over management or our board of directors in a manner that other stockholders may not agree is in their best interests.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Hyde Park Bancorp, MHC and its subsidiaries for the years and at the dates indicated. The information at December 31, 2013 and 2012 and for the fiscal years ended December 31, 2013, 2012 and 2011 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Hyde Park Bancorp, MHC beginning at page F-1 of this prospectus. The information at December 31, 2011, 2010 and 2009 and for the fiscal years ended December 31, 2010 and 2009 is derived in part from audited consolidated financial statements that are not included in this prospectus. The data presented below does not reflect the effect of the Nantucket Branch Acquisition, which occurred in January 2014. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition.” No tax equivalent adjustments have been made.

	At December 31,
	2013	2012	2011	2010	2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,314,287	$1,228,636	$970,674	$910,689	$905,382
Cash and cash equivalents	40,316	73,819	87,331	111,759	180,624
Securities available for sale	441,306	533,785	547,475	543,890	457,887
Loans receivable, net	765,347	488,207	276,528	202,016	210,858
Federal Home Loan Bank stock	10,766	9,669	3,846	3,293	3,293
Bank-owned life insurance	29,831	33,344	32,220	31,178	30,167
Deposits	915,223	817,877	756,481	754,228	760,692
Borrowings	215,000	154,424	40,000	—	—
Total equity	171,534	176,938	163,832	144,784	127,145

	Years Ended December 31,
	2013	2012	2011	2010	2009
	(In thousands)
Selected Operating Data:
Interest and dividend income	$33,092	$31,816	$31,995	$34,186	$40,087
Interest expense	7,971	8,372	8,938	12,083	17,849

Net interest income	25,121	23,444	23,057	22,103	22,238
Provision for loan losses	4,094	2,361	1,126	502	1,250

Net interest income, after provision for loan losses	21,027	21,083	21,931	21,601	20,988

Gain (loss) on sale of securities available for sale	4,999	11,931	5,557	25,677	(2,244)
Other non interest income	8,012	4,235	3,644	3,236	3,395

Total noninterest income	13,011	16,166	9,201	28,913	1,151
Noninterest expenses	31,659	26,283	21,041	17,362	13,313

Income before income taxes	2,379	10,966	10,091	33,152	8,826
Provision (benefit) for income taxes	(284)	3,112	2,530	3,542	3,456

Net income	$2,663	$7,854	$7,561	$29,610	$5,370

	At or For the Years Ended December 31,
	2013	2012	2011	2010	2009
	(unaudited)
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.22%	0.74%	0.82%	3.21%	0.47%
Return on average equity (ratio of net income to average equity)	1.52%	4.57%	5.01%	18.48%	1.54%
Interest rate spread (1)	2.09%	2.18%	2.51%	2.39%	2.41%
Net interest margin (2)	2.21%	2.33%	2.68%	2.57%	2.59%
Efficiency ratio (3)	83.02%	66.35%	65.23%	34.03%	56.92%
Noninterest expense to average total assets	2.65%	2.46%	2.29%	1.88%	1.16%
Average interest-earning assets to average interest-bearing liabilities	117.24%	117.88%	116.51%	112.38%	108.94%
Average equity to average total assets	14.68%	16.11%	16.43%	17.39%	30.39%

Asset Quality Ratios:
Non-performing assets to total assets	0.15%	0.18%	0.28%	0.18%	0.21%
Non-performing loans to total loans	0.23%	0.45%	0.98%	0.78%	0.87%
Allowance for loan losses to non-performing loans	555%	251%	128%	155%	166%
Allowance for loan losses to total loans	1.25%	1.13%	1.25%	1.21%	1.44%

Consolidated Capital Ratios:
Total capital to risk-weighted assets	19.8%	21.7%	30.5%	N/A	N/A
Tier 1 capital to risk-weighted assets	18.5%	20.8%	29.8%	N/A	N/A
Tier 1 capital to average assets	13.2%	14.4%	16.2%	N/A	N/A

Capital Ratios for the Bank:
Total capital to risk-weighted assets	16.6%	18.6%	28.6%	35.6%	25.2%
Tier 1 capital to risk-weighted assets	15.3%	17.7%	27.9%	34.8%	22.4%
Tier 1 capital to average assets	11.1%	12.2%	15.1%	15.2%	12.1%

Other Data:
Number of full service offices	6	6	6	6	6
Number of full time equivalent employees	147	141	122	103	96

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period on a non tax equivalent basis.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, including gains on securities available for sale, net.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Hyde Park Bancorp, MHC and its subsidiary for the periods and at the dates indicated. The information at December 31, 2013 is derived in part from the audited consolidated financial statements and notes thereto of Hyde Park Bancorp, MHC beginning at page F-1 of this prospectus. The information at March 31, 2014, and for the three months ended March 31, 2014 and March 31, 2013 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the results to be achieved for all of 2014 or for any other period. The information at December 31, 2013 does not reflect the effect of the Nantucket Branch Acquisition, which occurred in January 2014. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition.” No tax equivalent adjustments have been made.

	At March 31, 2014	At December 31, 2013
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,499,527	$1,314,287
Cash and cash equivalents	47,213	40,316
Securities available for sale	444,959	441,306
Loans receivable, net	914,297	765,347
Federal Home Loan Bank stock	11,246	10,766
Goodwill and core deposit intangible	14,870	—
Bank-owned life insurance	30,080	29,831
Deposits	1,116,761	915,223
Borrowings	195,000	215,000
Total equity	173,165	171,534

	For the Three Months Ended March 31,
	2014	2013
	(In thousands)
Selected Operating Data:

Interest and dividend income	$10,169	$7,348
Interest expense	1,655	2,104

Net interest and dividend income	8,514	5,244
Provision for loan losses	714	864

Net interest income, after provision for loan losses	7,800	4,380
Gain on sales of securities available for sale	541	4,290
Other noninterest income	1,088	1,152

Total noninterest income	1,629	5,442
Noninterest expenses	10,256	7,470

Income (loss) before income taxes	(827)	2,352
Provision (benefit) for income taxes	(428)	818

Net income (loss)	$(399)	$1,534

	At or For the Three Months Ended March 31,
	2014	2013
Performance Ratios:
Return (loss) on average assets (ratio of net income (loss) to average total assets)	(0.11)%	0.54%
Return (loss) on average equity (ratio of net income (loss) to average equity)	(0.93)	3.49
Interest rate spread (1)	2.43	1.80
Net interest margin (2)	2.52	1.94
Efficiency ratio (3)	101.11	69.90
Noninterest expense to average total assets	2.89	2.61
Average interest-earning assets to average interest-bearing liabilities	118.47	117.32
Average equity to average total assets	12.03	15.37

Asset Quality Ratios:
Non-performing assets to total assets	0.28%	0.15%
Non-accrual loans to total loans	0.42	0.34
Allowance for loan losses to non-accrual loans	268	371
Allowance for loan losses to total loans	1.12	1.26

Consolidated Capital Ratios:
Total capital to risk-weighted assets	15.7%	21.8%
Tier 1 capital to risk-weighted assets	14.5	20.7
Tier 1 capital to average assets	11.4	14.9

Capital Ratios for the Bank:
Total capital to risk-weighted assets	12.9%	18.3%
Tier 1 capital to risk-weighted assets	11.7	17.2
Tier 1 capital to average assets	9.2	12.6

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period, as annualized.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period on a non-tax equivalent basis, as annualized.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, including gains on securities available for sale, net.

Comparison of Financial Condition at March 31, 2014 and December 31, 2013

Total Assets. Total assets increased $185.2 million, or 14.1%, to $1.5 billion at March 31, 2014 from $1.3 billion at December 31, 2013. This increase was mainly driven by a $149.0 million, or 19.5%, increase in net loans to $914.3 million at March 31, 2014 from $765.3 million at December 31, 2013. Premises and equipment increased $10.8 million to $18.3 million at March 31, 2014 due to the Nantucket Branch Acquisition.

Loans. At March 31, 2014, net loans were $914.3 million, or 61.0% of total assets compared with $765.3 million, or 58.2%, of total assets at December 31, 2013. The $149.0 million increase in net loans was mainly the result of the acquisition of $102.2 million of loans ($97.5 million net of purchase accounting adjustments) in January 2014 as part of the Nantucket Branch Acquisition. Loans acquired in the Nantucket Branch Acquisition consisted primarily of commercial loans and home equity loans and lines of credit. Excluding the effect of the Nantucket Branch Acquisition, net loans increased over $50.0 million or 7.0% as the Bank continues to execute on its strategy which contemplates continued growth in lending.

The following table sets forth the composition of our loan portfolio at the dates indicated. Loans held for sale amounted to $874,000 and $765,000 at March 31, 2014 and December 31, 2013, respectively, and are included in one- to four- family residential loans below.

	At March 31, 2014		At December 31, 2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
One- to four-family residential	$381,459	41.14%	$365,707	47.31%
Home equity	64,110	6.91	25,535	3.30
Commercial	313,775	33.84	228,688	29.59
Construction	23,895	2.58	16,559	2.14

Total real estate	783,239	84.47	636,489	82.34
Commercial business	115,321	12.43	111,154	14.38
Consumer	28,702	3.10	25,372	3.28

Total loans	927,262	100.00%	773,015	100.00%

Allowance for loan losses	(10,346)		(9,671)
Discount on purchased loans	(4,964)		(340)
Deferred loan costs, net	2,345		2,343

Loans, net	$914,297		$765,347

Loan Portfolio Maturities and Yields. The following table summarizes the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity at March 31, 2014, but does not include scheduled payments or potential payments. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The yield on total loans has improved to 3.66% at March 31, 2014 from 3.58% at December 31, 2013.

	One- to Four- Family Residential Loans		Home Equity Loans and Lines of Credit		Commercial Real Estate Loans		Construction
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Due During the Years Ending March 31,
2015	$124	5.84%	$4	6.75%	$932	5.42%	$456	5.00%
2016	106	4.97	8	6.04	19,694	3.13	20,853	2.50
2017	423	6.00	58	5.06	27,289	3.16	—	—
2018 to 2019	3,185	5.21	169	6.26	71,378	3.29	—	—
2020 to 2024	15,744	3.91	1,954	6.40	174,505	2.85	280	4.75
2025 to 2029	31,503	3.86	4,102	5.17	8,293	4.12	—	—
2030 and beyond	330,374	4.05	57,815	3.60	11,684	4.34	2,306	4.25

Total	$381,459	4.04%	$64,110	3.79%	$313,775	3.09%	$23,895	2.75%

	Commercial Business Loans		Consumer Loans		Total Loans
	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Due During the Years Ending March 31,
2015	$2,900	2.93%	$354	11.02%	$4,770	4.30%
2016	4,919	2.74	96	6.70	45,676	2.81
2017	8,695	3.23	153	7.19	36,618	3.23
2018 to 2019	58,902	3.07	2,140	4.95	135,774	3.27
2020 to 2024	35,254	4.42	12,907	6.84	240,644	3.40
2025 to 2029	1,082	2.87	13,052	5.60	58,032	4.36
2030 and beyond	3,569	2.80	—	—	405,748	3.98

Total	$115,321	3.47%	$28,702	6.19%	$927,262	3.66%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at March 31, 2014 that are contractually due after March 31, 2015.

	Due After March 31, 2015
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans and lines:
One- to four-family residential	$234,046	$147,289	$381,335
Home equity	4,970	59,136	64,106
Commercial real estate	63,404	249,439	312,843
Construction	1,997	21,442	23,439

Total real estate loans and lines	304,417	477,306	781,723
Commercial business loans	26,770	85,651	112,421
Consumer loans	28,348	—	28,348

Total loans	$359,535	$562,957	$922,492

Securities Available for Sale. Total securities available for sale increased by $3.7 million to $445.0 million at March 31, 2014 from $441.3 million at December 31, 2013. Individual categories of securities had only minor changes from the end of 2013. Securities purchases during the first quarter of 2014 of approximately $60 million were offset by a like amount of sales, paydowns and maturities. Unrealized gains on available for sale securities increased $3.6 million during the first quarter of 2014.

The following table sets forth the amortized cost and fair value of our securities at the dates indicated, all of which were available for sale.

	At March 31, 2014		At December 31, 2013

	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Debt securities:
U.S. Treasury	$125,096	$122,637	$131,781	$128,202
U.S. government and government-sponsored enterprise obligations	13,268	13,262	13,985	13,957
U.S. government-sponsored mortgage-backed and collateralized mortgage obligations	66,080	66,350	67,787	67,493
Other mortgage and asset-backed securities:
Private label commercial mortgage-backed securities	23,710	23,584	22,828	22,674
Private label residential mortgage-backed securities.	2,913	3,461	3,021	3,383
SBA asset-backed securities	9,581	9,317	9,787	9,394
Other asset-backed securities	9,788	9,809	10,974	11,022

Total other mortgage and asset-backed securities	45,992	46,171	46,610	46,473

Other bonds and obligations:
State and political subdivisions	21,524	21,795	15,628	15,739
Financial services:
Banks	14,578	15,442	12,535	13,350
Diversified financials	13,624	14,157	14,023	14,528
Insurance and REITs	14,605	14,890	15,635	15,793

Total financial services	42,807	44,489	42,193	43,671

Other corporate:
Industrials	32,813	33,579	32,920	33,450
Utilities	15,134	15,404	12,000	12,086

Total other corporate	47,947	48,983	44,920	45,536

Total debt securities	362,714	363,687	362,904	361,071

Marketable equity securities:
Mutual funds:
International	5,000	5,587	5,000	5,540
Domestic	466	455	466	453
Global asset allocation	32,956	37,637	32,956	37,124
Diversified bonds	34,603	34,810	34,392	34,350
Other	2,750	2,783	2,750	2,768

Total marketable equity securities	75,775	81,272	75,564	80,235

Total securities available for sale	$438,489	$444,959	$438,468	$441,306

We only purchase investment grade securities. The private label commercial mortgage-backed securities investments are in the senior tranches of the capital structures and are investment grade. The other asset-backed securities are also in the senior tranches of the capital structures, are investment grade, and are supported by automobile financing, student loans, credit card receivables and equipment financings.

At March 31, 2014, we had no investments in a single company or entity, other than the U.S. Treasury or Government-sponsored enterprises, that had an aggregate book value in excess of 10% of our equity.

Cash and Cash Equivalents. Cash and cash equivalents increased by $6.9 million, or 17.1%, to $47.2 million at March 31, 2014 from $40.3 million at December 31, 2013. We used approximately $151.6 million of cash and cash equivalents received in the Nantucket Branch Acquisition to repay brokered deposits and short-term borrowings during the three months ended March 31, 2014.

Bank-Owned Life Insurance. Our investment in bank-owned life insurance changed only slightly during the first quarter of 2014 as a result of current period earnings. At March 31, 2014, our investment was $30.1 million, compared to $29.8 million at December 31, 2013.

Goodwill and Core Deposit Intangible. At March 31, 2014, goodwill and core deposit intangible assets totaled $14.9 million compared to none at December 31, 2013. The entire balance at March 31, 2014 relates to the Nantucket Branch Acquisition and is a combination of the core deposit intangible associated with the deposit liabilities assumed and the goodwill related to the recording of acquired assets and liabilities at fair value. Although we believe the purchase price allocation is substantially complete, further adjustment may be required as additional information is obtained.

Deposits. Total deposits increased by $201.5 million, or 22.0%, to $1.1 billion at March 31, 2014 from $915.2 million at December 31, 2013. The increase in total deposits was primarily due to the $274.5 million of deposits assumed in the Nantucket Branch Acquisition in January 2014. Approximately 10% of the deposits assumed in the Nantucket Branch Acquisition were certificates of deposit and the remainder were demand, savings and money market deposits. The level of deposits obtained in the Nantucket Branch Acquisition was slightly higher at March 31, 2014 than on the January 18, 2014 acquisition date. The increase in total deposits related to the Nantucket Branch Acquisition was partially offset by the repayment of $40.9 million of brokered deposits as well as the execution of our strategy during the first quarter of 2014 to lower our reliance on certificates of deposits and other higher yielding deposits.

The following table sets forth the average balances of deposits for the periods indicated.

	Three Months Ended March 31,
	2014			2013
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:

Non-interest bearing deposits	$96,193	8.85%	—%	$25,180	3.02%	—%
Interest bearing deposits:
Now and demand	114,927	10.57	0.08	63,398	7.61	0.12
Savings accounts	350,377	32.23	0.39	327,779	39.35	0.84
Money market accounts	170,283	15.66	0.54	83,900	10.07	0.78
Certificates of deposit	309,780	28.49	1.00	318,354	38.21	1.18
Brokered certificates of deposit	45,683	4.20	0.62	14,470	1.74	0.72

Total interest bearing deposits	991,050	91.15	0.57	807,901	96.98	0.90

Total deposits	$1,087,243	100.00%	0.51%	$833,081	100.00%	0.87%

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated, including brokered deposits.

	At March 31, 2014	At December 31, 2013
	(Dollars in thousands)
Interest rate range:
Less than 0.50%	$65,996	$118,590
0.50% to 0.99%	86,713	56,516
1.00% to 1.49%	138,372	174,895
1.50% to 1.99%	18,521	23,322
2.00% to 2.99%	17,862	15,018
3.00% and greater	—	—

Total	$327,464	$388,342

The following table sets forth, by interest rate ranges, the maturities of our certificates of deposit, including brokered deposits.

	At March 31, 2014
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest rate range:
Less than 0.50%	$62,789	$2,683	$424	$100	$65,996	20.17%
0.50% to 0.99%	30,572	45,744	6,468	3,929	86,713	26.47
1.00% to 1.49%	95,393	13,477	4,934	24,568	138,372	42.25
1.50% to 1.99%	4,216	406	7,105	6,794	18,521	5.66
2.00% to 2.99%	353	2,945	14,564	—	17,862	5.45

Total	$193,323	$65,255	$33,495	$35,391	$327,464	100.00%

The aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000, excluding brokered deposits, was $139.3 million as of March 31, 2014, compared to $129.0 million at December 31, 2013. The following table sets forth the maturity of such certificates as of March 31, 2014.

At March 31, 2014
(In thousands)
Maturing in:
Three months or less	$36,766
Over three months through six months	19,961
Over six months through one year	27,763
Over one year to three years	26,950
Over three years	27,866

Total	$139,306

Borrowings. Total borrowings decreased from $215.0 million at December 31, 2013 to $195.0 million at March 31, 2014. The $20.0 million decline reflects the use of cash acquired in the Nantucket Branch Acquisition to repay approximately $110.7 million of short-term borrowings, partially offset by new borrowings in the first quarter of 2014 to fund loan growth and offset higher yielding deposit outflow. At March 31, 2014, short-term borrowings, consisting of advances from the Federal Home Loan Bank of Boston, were $150 million, compared to $170 million at December 31, 2013. Long-term borrowings, consisting of fixed-rate advances from the Federal Home Loan Bank of Boston, with maturities ranging from 2014 through 2018, remained unchanged during the three months ended March 31, 2014.

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

	For the
	Three Months Ended March 31,
	2014	2013
	(Dollars in thousands)
Balance at end of period	$195,000	$85,000
Average balance during period	165,333	127,533
Maximum outstanding at any month end	195,000	137,000
Weighted average interest rate at end of period	0.66%	1.26%
Average interest rate during period	0.75	0.92

Equity. Total equity increased $1.5 million, or 0.9%, to $173.2 million at March 31, 2014 from $171.5 million at December 31, 2013. The increase was mainly attributable to an increase in net unrealized gains on securities available for sale, partially offset by the net loss recorded in the first quarter of 2014.

Comparison of Operating Results for the Three Months Ended March 31, 2014 and 2013

General. We recorded a net loss of $399,000 for the three months ended March 31, 2014 compared to net income of $1.5 million for the first three months of 2013. The decline from the first quarter of 2013 was mainly due to a $3.7 million, or 87.4%, decrease in realized securities gains and a $2.8 million, or 37.3%, increase in noninterest expense, partially offset by a $3.3 million, or 62.4%, increase in net interest income.

Average Balances and Yields

The following table sets forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense. No tax equivalent yield adjustments have been made as the effect of such adjustments would not be material.

	At March 31, 2014	For the Three Months Ended March 31,
		2014			2013
	Average Yield/Cost	Average Outstanding Balance	Interest	Yield/ Cost	Average Outstanding Balance	Interest	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Total loans (1)	3.66%	$880,754	$8,051	3.71%	$502,380	$4,864	3.93%
Securities	1.92	443,084	2,066	1.89	532,439	2,454	1.87
Other interest earning assets (2)	0.15	46,176	52	0.46	63,647	30	0.19

Total interest-earning assets	2.98	1,370,014	10,169	3.01	1,098,466	7,348	2.71
Non-interest-earning assets		71,684			60,161

Total assets		$1,441,698			$1,158,627

Interest-bearing liabilities:
NOW accounts	0.08	$114,927	$21	0.07%	63,398	$17	0.11%
Regular savings accounts	0.39	350,377	354	0.41	327,779	679	0.84
Money market accounts	0.54	170,283	209	0.50	83,900	161	0.78
Certificates of deposit (1)	0.98	355,463	767	0.88	332,824	955	1.16

Total interest-bearing deposits	0.51	991,050	1,351	0.55	807,901	1,812	0.91
Borrowings	0.66	165,333	304	0.75	128,426	292	0.92

Total interest-bearing liabilities	0.53	1,156,383	1,655	0.58	936,327	2,104	0.91

Non-interest-bearing deposits		96,193			25,180
Other non-interest-bearing liabilities		15,682			19,092

Total liabilities		1,268,258			980,599
Equity		173,440			178,028

Total liabilities and equity		$1,441,698			$1,158,627

Net interest and dividend income			$8,514			$5,244
Net interest rate spread (3)				2.43%			1.80%
Net interest-earning assets (4)		$213,631			$162,139
Net interest margin (5)				2.52%			1.94%
Average interest-earning assets to interest-bearing liabilities		118.47%			117.32%

(1)	Average yield and cost at March 31, 2014 does not reflect fair market value adjustments for the Nantucket Branch Acquisition.
(2)	Includes Federal Home Loan Bank stock and short-term investments.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest and dividend income for the fiscal years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Quarter Ended March 31, 2014 vs. 2013
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
Interest-earning assets:
Loans	$3,442	$(255)	$3,187
Securities	(417)	29	(388)
Other	(5)	27	22

Total interest-earning assets	$3,020	$(199)	$2,821

Interest-bearing liabilities:
NOW and Demand accounts	$6	$(2)	$4
Savings accounts	51	(376)	(325)
Money market accounts	74	(26)	48
Certificates of Deposit	71	(259)	(188)

Total interest-bearing deposits	202	(663)	(461)
Borrowings	36	(24)	12

Total interest-bearing liabilities	$238	$(687)	$(449)

Change in net interest income	$2,782	$488	$3,270

Net Interest and Dividend Income. Net interest income increased $3.3 million, or 62.4%, to $8.5 million for the three months ended March 31, 2014 from $5.2 million for the three months ended March 31, 2013. Net interest-earning assets increased by $51.5 million, or 31.8%, to $213.6 million in the first quarter of 2014 from $162.1 million in the first quarter of 2013, while the net interest rate spread increased 63 basis points to 2.43% for the three months ended March 31, 2014, compared to 1.80% for the three months ended March 31, 2013. Our net interest margin improved 58 basis points to 2.52% for the three months ended March 31, 2014, compared to 1.94% for the three months ended March 31, 2013.

Interest and Dividend Income. Interest and dividend income increased $2.8 million, or 38.4%, to $10.2 million for the three months ended March 31, 2014 from $7.3 million for the three months ended March 31, 2013.

Interest and fees on loans grew $3.2 million, or 65.5%, to $8.1 million in the three months ended March 31, 2014 from $4.9 million in the first three months of 2013 reflecting a $378.4 million, or 75.3%, growth in average loans from a year ago driven by organic loan growth as well as loans obtained in the Nantucket Branch Acquisition. The impact on interest income from higher loan levels was partially offset by a decline in loan yield to 3.71% for the three months ended March 31, 2014 from 3.93% for the three months ended March 31, 2013. The decline in loan yield is mainly due to the higher contribution of short-term LIBOR based commercial loans and competitive pricing pressures. These factors were partially offset by the yield on loans obtained in the Nantucket Bank Acquisition which was higher than that of the existing portfolio.

The higher level of interest income on loans was slightly offset by a $388,000, or 15.8%, decline in interest on securities. The average balance of investment securities declined $89.4 million, or 16.8%, to $443.1 million for the three months ended March 31, 2014 from $532.4 million for the three months ended March 31, 2013. This reflects our strategy to change the composition of the balance sheet by increasing our loan portfolio, funded partially through the sale of securities, maturing securities and securities prepayments. The yield on securities was relatively stable at 1.89% in the first quarter of 2014 as compared to 1.87% in the first quarter of 2013.

Interest Expense. Interest expense decreased $449,000, or 21.3%, to $1.7 million for the three months ended March 31, 2014 from $2.1 million for the three months ended March 31, 2013.

The decrease in interest expense was almost entirely driven by a $461,000, or 25.4%, decline in interest expense on deposits. While the average balance of interest bearing deposits increased $183.2 million, or 22.7%, to $991.1 million in the first quarter of 2014 from $807.9 million in the first quarter of 2013, the yield on interest bearing deposits declined to 0.55% in the first quarter of 2014 from 0.91% in the first quarter of 2013. This reflects our strategy of changing the composition of our deposits to reduce the overall composite rate paid on deposits. The Nantucket Branch Acquisition was consistent with this goal as the deposits we obtained in that acquisition had a composite rate of 0.35% on the acquisition date.

Interest expense on borrowings increased $12,000, or 4.1%, to $304,000 for the three months ended March 31, 2014 from $292,000 for the three months ended March 31, 2013. This was driven by a $36.9 million, or 28.7%, increase in average borrowings as funding, in excess of the growth of deposits, was needed to support loan growth. The increase in interest expense caused by the higher average balance was partially offset by a 17 basis point decline in yield to 0.75% for the first three months of 2014 from 0.92% for the first three months of 2013.

Provision for Loan Losses. We recorded provisions for loan losses of $714,000 for the three months ended March 31, 2014 and $864,000 for the three months ended March 31, 2013. The provisions in both quarters reflect management’s assessment of the risks inherent in our loan portfolio. The allowance for loan losses as a percentage of total loans was 1.12% at March 31, 2014 compared to 1.26% at March 31, 2013. The loans obtained in the Nantucket Branch Acquisition during the first quarter of 2014 were recorded at an estimated fair value of $97.5 million and, as a result, there was no associated allowance for loan losses established which resulted in an overall lower allowance coverage ratio. The $4.7 million fair valuation adjustment to the loans acquired in the Nantucket Branch Acquisition included both an interest rate component and a credit adjustment for estimated losses.

Noninterest Income. Noninterest income decreased $3.8 million, or 70.1%, to $1.6 million for the three months ended March 31, 2014 compared to $5.4 million for the three months ended March 31, 2013. The decline was driven almost entirely by a $3.7 million, or 87.4%, decrease in gains on sales of securities. In addition, declines in gains on sales of loans and trading assets were partially offset by a higher level of customer service fees due, in part, to pricing changes and the Nantucket Branch Acquisition. During the first quarter of 2014, we realized net gain of $541,000 on the sales of securities.

Noninterest Expense. Noninterest expense increased $2.8 million, or 37.3%, to $10.3 million for the three months ended March 31, 2014 from $7.5 million for the three months ended March 31, 2013. Of the $2.8 million increase in noninterest expense, $775,000 related to one-time costs associated with the Nantucket Branch Acquisition, approximately $800,000 related to the operating expenses of the Nantucket branches incurred during the first quarter of 2014 since the January 18, 2014 acquisition date, $488,000 related to incremental organizational costs associated with the proposed mutual-to-stock conversion of Hyde Park Bancorp, MHC, and $352,000 related to the amortization of intangible assets associated with the Nantucket Branch Acquisition. Excluding these items, noninterest expense increased approximately $400,000 in the first quarter of 2014 compared to the first quarter of 2013. This increase in noninterest expense mainly resulted from the higher cost associated with the Bank becoming a diversified community bank in accordance with the Bank’s strategic plan discussed under “—Business Strategy” above. These costs related to a continued expansion of the management team and other infrastructure to meet the needs associated with our current business plan. On a full time equivalent basis, total employees were 200 at March 31, 2014 compared to 143 at March 31, 2013. Of the 57 employee increase from a year ago, 43 related to the Nantucket Branch Acquisition. In addition to the increase in the number of employees, the profile of our employee population has continued to evolve towards a higher proportion of employees with significant industry experience and this contributed to an increase in salaries expense. Benefits expense also increased from a year ago due to a combination of an increase in employees and the growing costs of providing certain benefits such as health insurance.

Income Tax Provision. We recorded a tax benefit of $428,000 for the three months ended March 31, 2014 on a pre-tax loss of $827,000 for an effective tax rate of 51.8%. This compares to a tax expense of $818,000 for the first three months of 2013 on pre-tax income $2.4 million for an effective tax rate of 34.8%. The change in the effective tax rate is due to current period net loss as the Company’s tax exempt income resulted in an increase in the effective tax rate.

Asset Quality

Delinquencies. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At March 31, 2014
Real estate loans and lines:
One- to four-family residential	2	$608	8	$981	10	$1,589
Home equity	—	—	1	540	1	540

Total real estate loans and lines	2	608	9	1,521	11	2,129
Consumer loans	1	18	2	11	3	29

Total loans	3	$626	11	$1,532	14	$2,158

At December 31, 2013
Real estate loans and lines:
One- to four-family	2	$196	6	$828	8	$1,024
Home equity	—	—	1	36	1	36

Total loans	2	$196	7	$864	9	$1,060

Total loans 60 or more days past due increased $1.1 million, or 104%, to $2.2 million at March 31, 2014 from $1.1 million at December 31, 2013, reflecting an increase of $668,000 in loans 90 days or more past due and an increase of $430,000 in loans 60 to 89 days past due. Delinquent loans at March 31, 2014 included $568,000 of loans acquired in the Nantucket Branch Acquisition, including $18,000 that were 60 to 89 days or more past due, and $550,000 that were 90 days or more past due.

Non-performing Assets. The following table provides information with respect to our non-performing assets at the dates indicated. We had no other real estate owned at March 31, 2014 and December 31, 2013.

	At March 31, 2014	At December 31, 2013
	(Dollars in thousands)
Non-accrual loans:
One- to four-family	$2,736	$1,706
Home equity loans and lines	558	36
Commercial business	553	—
Consumer	10	—

Total non-accrual loans	3,857	1,742

Performing troubled debt restructurings	275	279

Total non-performing assets	$4,132	$2,021

Ratios:
Non-accrual loans to total loans	0.42%	0.23%
Non-performing assets to total assets	0.28%	0.15%

Non-performing assets increased to $4.1 million, or 0.28% of total assets, at March 31, 2014 from $2.0 million, or 0.15% of total assets, at December 31, 2013. Non-performing assets at March 31, 2014 included $1.1 million of assets acquired in the Nantucket Branch Acquisition, mainly home equity and commercial business loans. There was also an increase in one-to-four family nonaccrual loans unrelated to the Nantucket Branch Acquisition.

The following table sets forth our amounts of classified loans, loans designated as special mention and criticized loans (classified loans and loans designated as special mention) as of the dates indicated.

	At March 31, 2014	At December 31, 2013
	(In thousands)
Classified loans:
Substandard	$2,560	$1,707
Doubtful	693	693
Loss	—	—

Total classified loans	3,253	2,400
Special mention	13,302	2,819

Total criticized loans	$16,555	$5,219

Assets that do not expose us to risk sufficient to warrant classified loan status, but which possess potential weaknesses that deserve our close attention, are designated as special mention. As of March 31, 2014, we had $13.3 million of assets designated as special mention compared to $2.8 million at December 31, 2013.

The increase in special mention loans from December 31, 2013 is mainly due to two credits for which we received updated financial information during the quarter that warrant closer monitoring. At March 31, 2014, we have not identified any potential problem loans that are not included in the table above.

Allowance for Loan Losses. Changes in the allowance for loan losses during the periods indicated were as follows:

	Three Months Ended March 31,
	2014	2013
	(Dollars in thousands)
Balance at beginning of period	$9,671	$5,550

Charge-offs:
Real estate:
One- to four-family	(18)	(93)
Consumer loans	(21)	(7)

Total charge-offs	(39)	(100)

Recoveries:
Real estate:
One- to four-family	—	80

Total recoveries	—	80

Net (charge-offs) recoveries	(39)	(20)
Provision for loan losses	714	864

Balance at end of period	$10,346	$6,394

Ratios:
Net charge-offs to average loans outstanding	—%	—%
Allowance for loan losses to non-accrual loans at end of period	268	379
Allowance for loan losses to total loans at end of period(1)	1.12	1.26

(1)	Total loans does not include deferred costs or discounts.

The allowance for loan losses as a percentage of total loans was 1.12% at March 31, 2014 compared to 1.26% at March 31, 2013. The $102.2 million of loans obtained in the Nantucket Branch Acquisition during the first quarter of 2014 were recorded at an estimated fair value of $97.5 million as part of purchase accounting adjustments and, as a result, there was no associated allowance for loan losses established at the January 18, 2014 closing. The $4.7 million fair valuation adjustment to the loans acquired in the Nantucket Branch Acquisition included both an interest rate component and a credit adjustment for estimated losses.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated:

	At March 31, 2014		At December 31, 2013
	Amount	Percent of Loans in Category of Total Loans	Amount	Percent of Loans in Category of Total Loans
	(Dollars in thousands)
Real Estate:
One- to four-family residential	$2,887	41.14%	$2,835	47.31%
Home equity	268	6.91	247	3.30
Commercial	2,928	33.84	2,608	29.59
Construction	414	2.58	303	2.14
Commercial business loans	2,589	12.43	2,416	14.38
Consumer loans	602	3.10	574	3.28

Total allocated allowance	9,688	100.00%	8,983	100.00%

Unallocated	658		688

Total	$10,346		$9,671

Management of Market Risk

Net Interest Income Analysis. Income simulation is the primary tool for measuring the interest-rate risk inherent in our balance sheet at a given point in time by showing the effect on net interest income, over specified time horizons, under a range of interest rate ramp and shock scenarios. These simulations take into account repricing, maturity and prepayment characteristics of individual products. These estimates require us to make certain assumptions including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on our net interest income. Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

As of March 31, 2014, net interest income simulation indicated that our exposure to changing interest rates was within our internal and regulatory guidelines. The following table presents the estimated impact of interest-rate ramps on our estimated net interest income over the period indicated:

Change in Interest Rates (basis points) (1)	Change in Net Interest Income Year One (% Change From Year One Base)
+200	-2.47%
- 100	0.50%

(1)	The calculated change in net interest income assumes a gradual parallel shift across the yield curve over a one-year period.

The table above indicates that at March 31, 2014, in the event of a 200 basis point increase in interest rates over a one year period, assuming a gradual parallel shift across the yield curve over such period, we would experience a 2.47% decrease in net interest income. At the same date, in the event of a 100 basis point decrease in interest rates over a one year period, assuming a gradual parallel shift across the yield curve over such period, we would experience a 0.50% increase in net interest income. The

Nantucket Branch Acquisition, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition,” impacted our net interest income sensitivity due to the addition of core deposits which reduces liability sensitivity.

Economic Value of Equity Analysis. We also analyze the sensitivity of our financial condition to changes in interest rates through our economic value of equity model. This analysis measures the difference between predicted changes in the present value of our assets and predicted changes in the present value of our liabilities assuming various changes in current interest rates. Our economic value of equity analysis as of March 31, 2014 indicated that, in the event of an instantaneous 200 basis point increase in interest rates, we would experience an estimated 8.8% decrease in the economic value of our equity. At the same date, our analysis indicated that, in the event of an instantaneous 100 basis point decrease in interest rates, we would experience an estimated 4.4% decrease in the economic value of our equity. The Nantucket Branch Acquisition, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition,” impacted the economic value of equity analysis primarily due to the addition of non-rate sensitive core deposits. The impact on our economic value of equity under all scenarios discussed above are within policy guidelines. The estimates of changes in the economic value of our equity require us to make certain assumptions including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on the economic value of our equity. Although our economic value of equity analysis provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on the economic value of our equity and will differ from actual results.

Liquidity and Capital Resources

At March 31, 2014, we had $195.0 million of Federal Home Loan Bank of Boston (“FHLBB”) advances outstanding. At that date we had the ability to borrow up to an additional $91.0 million from the FHLBB. At March 31, 2014, we had $33.0 million in available unsecured federal funds lines with correspondent banks, which could be drawn upon as needed. There were no amounts outstanding under these lines of credit at March 31, 2014.

Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2014, cash and cash equivalents totaled $47.2 million.

Financing activities consist primarily of activity in deposit accounts and borrowings. We experienced a net increase in deposits of $201.5 million for the three months ended March 31, 2014, largely in relation to the Nantucket Branch Acquisition. Brokered deposits decreased by $70.9 million during the three months ended March 31, 2014, partially as a result of the use of cash obtained in the Nantucket Branch Acquisition to repay brokered deposits. At March 31, 2014, brokered deposits totaled $20.7 million. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors. We experienced a net decrease in borrowings of $20.0 million for the three months ended March 31, 2014, largely as a result of the use of cash obtained in the Nantucket Branch Acquisition to reduce borrowings.

At March 31, 2014, we had $59.0 million in loan commitments outstanding. In addition to commitments to originate loans, we had $82.0 million in unused lines of credit to borrowers and letters of credit and $16.6 million in undisbursed construction loans. Certificates of deposit due within one year of March 31, 2014 totaled $193.3 million, or 17.3%, of total deposits. Excluding brokered deposits, certificates of deposit due within one year of March 31, 2014 totaled $183.3 million, or 16.9%, of total deposits.

We are subject to various regulatory capital requirements, including a risk-based capital measure. At March 31, 2014, we exceeded all regulatory capital requirements and were considered “well capitalized” under regulatory guidelines.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We do not undertake any obligation to update any forward-looking statements after the date of this prospectus, except as required by law.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to implement successfully our new business strategy, which includes significant asset and liability growth;

•	our ability to increase our market share in our market areas and capitalize on growth opportunities;

•	our ability to implement successfully our branch network expansion strategy;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets which, given the significant size of our investment securities portfolio, could cause a material decline in our reported equity and/or our net income if we must record impairment charges or a decline in the fair value of our securities, which are all available for sale;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 15.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $175.5 million and $238.0 million, or $273.9 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	Minimum 17,850,000 Shares		Midpoint 21,000,000 Shares		Maximum 24,150,000 Shares		Maximum as adjusted 27,772,500 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Stock offering proceeds	$178,500		$210,000		$241,500		$277,725
Less offering expenses	3,048		3,294		3,539		3,822

Net offering proceeds (2)	$175,452	100.0%	$206,706	100.0%	$237,961	100.0%	$273,903	100.0%

Use of net proceeds:
To Blue Hills Bank	$87,726	50.0%	$103,353	50.0%	$118,980	50.0%	$136,951	50.0%
To fund loan to employee stock ownership plan	$14,637	8.3%	$17,220	8.3%	$19,803	8.3%	$22,774	8.3%
Contribution to the Foundation	$2,538	1.4%	$1,750	0.8%	$963	0.4%	$57	0.0%
To redeem SBLF preferred stock (3)	$18,724	10.7%	$18,724	9.1%	$18,724	7.9%	$18,724	6.8%
To be retained by Blue Hills Bancorp, Inc.	$51,827	29.5%	$65,659	31.8%	$79,491	33.4%	$95,397	34.8%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes all shares of common stock are sold in the subscription offering and/or the community offering. If all shares are sold in a syndicated community offering or firm commitment underwritten offering, the estimated net proceeds would be $167.4 million, $197.3 million, $227.1 million and $261.4 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.
(3)	Prior to the completion of the conversion, we intend to redeem the $18,724,000 of preferred stock that Hyde Park Bancorp, Inc. issued to the U.S. Treasury as part of the Small Business Lending Fund (“SBLF”) Program. While we expect to redeem the preferred stock shortly prior to the completion of the conversion, our decision to redeem the stock is, in part, based on the expected receipt of the proceeds of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Blue Hills Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Blue Hills Bancorp may use the proceeds it retains from the stock offering:

•	to invest in investment securities;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock, subject to regulatory restrictions;

•	to build our capital base to allow us to take advantage of acquisition opportunities in our market area and adjacent markets; and

•	for other general corporate purposes, including depositing such funds with, or making additional capital contributions to, Blue Hills Bank to help finance our business strategy.

Prior to the completion of the conversion, we intend to redeem the $18,724,000 of preferred stock that Hyde Park Bancorp, Inc. issued to the U.S. Treasury as part of the Small Business Lending Fund Program. While we expect to redeem the preferred stock shortly prior to the completion of the conversion, our decision to redeem the stock is, in part, based on the expected receipt of the proceeds of the offering.

With the exception of the funding of the loan to the employee stock ownership plan (through a subsidiary), the contribution of cash to the Foundation and the redemption of the preferred stock issued to the U.S. Treasury, Blue Hills Bancorp has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in corporate debt securities, U.S. government and agency debt securities, and mortgage-backed securities issued or guaranteed by U.S. government-sponsored enterprises. Under applicable banking regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans or except when extraordinary circumstances exist and with prior regulatory approval.

Blue Hills Bank may use the proceeds it receives from the stock offering to:

•	expand our loan portfolio through the origination or purchase of residential, commercial business and commercial real estate loans;

•	to support the addition of infrastructure, including the hiring of additional commercial and residential lending teams operating in our market area and adjacent markets;

•	offer new products and services, including online and mobile banking products and services to reach targeted consumer and business customers outside of our current branch network;

•	acquire fee income businesses that complement our current product capabilities while improving the revenue contribution of fee income from existing customers;

•	expand our branch network through select de novo and acquisition opportunities;

•	to invest in securities permitted by our investment policy; and

•	for other general corporate purposes.

Blue Hills Bank has not quantified its plans or determined specific amounts for use of the offering proceeds for each of the foregoing purposes, and currently has no understandings or agreements to acquire any new branches or fee income businesses.

The use of proceeds outlined above are based on many factors including but not limited to changes in market interest rates, our relative position in the financial services industry in our market and the attractiveness of potential branch acquisitions and acquisitions of fee income businesses. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities and, possibly, expansion through branch acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, branches thereof, other financial services companies. There can be no assurance that we would be able to consummate any acquisition.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, may be paid in addition to, or in lieu of, regular cash dividends. Blue Hills Bancorp will file a consolidated tax return with Blue Hills Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. In addition, the Federal Reserve Board has established requirements with respect to the maintenance of appropriate levels of capital by registered bank holding companies. These regulatory policies and requirements could affect the ability of the Blue Hills Bancorp to pay dividends. See “Supervision and Regulation—Holding Company Regulation.”

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. We currently have no plans to issue additional shares of preferred stock. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Initially, dividends we can declare and pay will depend upon the proceeds retained from the stock offering and the earnings received from the investment of those proceeds. In the future, dividends will depend in large part upon receipt of dividends from Blue Hills Bank, because we expect to have limited sources of income other than dividends from Blue Hills Bank, net income earned on the net proceeds of the offering and interest payments received in connection with the loan to the employee stock ownership plan (which we expect will be funded through a subsidiary formed solely for the purpose of making the loan to the employee stock ownership plan).

Massachusetts banking law and Federal Deposit Insurance Corporation regulations impose limitations on capital distributions by savings institutions. See “Supervision and Regulation—Massachusetts Banking Laws and Supervision—Dividends.”

Any payment of dividends by Blue Hills Bank to us that would be deemed to be drawn out of Blue Hills Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Blue Hills Bank on the amount of earnings deemed to be removed from the reserves for such distribution. See “Supervision and Regulation—Federal Regulation—Capital Distributions.” Blue Hills Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed for trading on the Nasdaq Global Market under the symbol “BHBK”, subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe, Bruyette & Woods has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2013, Blue Hills Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Blue Hills Bank at December 31, 2013, and the pro forma regulatory capital of Blue Hills Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Blue Hills Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.” The pro forma capital information in the table below also assumes that the Nantucket Branch Acquisition was completed as of December 31, 2013.

	Blue Hills Bank Historical at December 31, 2013		Pro Forma with Nantucket Bank December 31, 2013		Pro Forma at December 31, 2013, Based Upon the Sale in the Offering of (1)
					Minimum 17,850,000 Shares		Midpoint 21,000,000 Shares		Maximum 24,150,000 Shares		Maximum as adjusted 27,772,500 Shares (2)
	Amount	Percent of Assets	Amount	Percent of Assets (3)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$142,319	10.91%	$142,319	9.97%	$208,089	13.73%	$219,842	14.36%	$231,594	14.97	$245,109	15.66%
Tier 1 leverage(4)(5)(6)	137,099	11.11	122,182	9.10	187,952	13.14	199,705	13.81	211,457	14.47	224,972	15.20
Tier 1 leverage requirement	49,370	4.00	53,712	4.00	57,221	4.00	57,846	4.00	58,471	4.00	59,190	4.00

Excess	$87,729	7.11%	$68,470	5.10%	$130,731	9.14%	$141,859	9.81%	$152,986	10.47%	$165,782	11.20%

Tier 1 risk-based capital (4)(6)	$137,099	15.26%	$122,182	12.14%	$187,952	18.35%	$199,705	19.44%	$211,457	20.52%	$224,972	21.75%
Risk-based requirement	35,932	4.00	40,274	4.00	40,976	4.00	41,101	4.00	41,226	4.00	41,370	4.00

Excess	$101,167	11.26%	$81,908	8.14%	$146,976	14.35%	$158,604	15.44%	$170,231	16.52%	$183,602	17.75%

Total risk-based capital (4)(6)	$148,872	16.57%	$133,955	13.30%	$199,725	19.50%	$211,478	20.58%	$223,230	21.66%	$236,745	22.89%
Risk-based requirement	71,864	8.00	80,548	8.00	81,952	8.00	82,202	8.00	82,452	8.00	82,740	8.00

Excess	$77,008	8.57%	$53,407	5.30%	$117,773	11.50%	$129,276	12.58%	$140,778	13.66%	$154,005	14.89%

Reconciliation of capital infused into Blue Hills Bank:
Net proceeds					$87,726		$103,353		$118,980		$136,951
Less: Common stock acquired by employee stock ownership plan					(14,637)		(17,220)		(19,803)		(22,774)
Less: Common stock awarded under stock-based benefit plans					(7,319)		(8,610)		(9,902)		(11,387)

Pro forma increase					$65,770		$77,523		$89,275		$102,790

(footnotes on following page)

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock to be outstanding immediately following the stock offering (including shares contributed to the Foundation) with funds borrowed from Blue Hills Bancorp (through a subsidiary). Pro forma capital pursuant to generally accepted accounting principles capital and regulatory capital have been reduced by the amount required to fund this plan. See “Management of Blue Hills Bancorp, Inc.” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Assets used in calculating percentages reflect the estimated pro forma impact of the Nantucket Branch Acquisition as shown in the table provided in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition.”
(4)	Tier 1 capital is shown as a percentage of adjusted average assets of $1.3 billion. Risk-based capital is shown as a percentage of risk-based weighted assets of $1.0 billion which includes the pro forma impact of the acquisition of Nantucket Bank.
(5)	The current leverage capital requirement for financial institutions is 3% of total average assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% Tier 1 capital ratio requirement for all other financial institutions.
(6)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Hyde Park Bancorp, MHC at December 31, 2013 and the pro forma consolidated capitalization of Blue Hills Bancorp, after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section. The pro form capitalization information provided in the table below also assumes that the redemption of the $18,724,000 of preferred stock that Hyde Park Bancorp, Inc. issued to the U.S. Treasury as part of the Small Business Lending Fund (“SBLF”) Program was completed as of December 31, 2013.

	Hyde Park Bancorp, MHC Historical at December 31, 2013	Blue Hills Bancorp, Inc. Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
		Minimum 17,850,000 Shares	Midpoint 21,000,000 Shares	Maximum 24,150,000 Shares	Maximum as adjusted 27,772,500 Shares (1)
	(Dollars in thousands)
Deposits (2)	$915,223	$915,223	$915,223	$915,223	$915,223
Borrowings	215,000	215,000	215,000	215,000	215,000

Total deposits and borrowed funds	$1,130,223	$1,130,223	$1,130,223	$1,130,223	$1,130,223

Stockholders’ equity:
Preferred stock $1.00 par value ($1,000 liquidation), 50 million shares authorized	$18,724	$—	$—	$—	$—
Common stock $0.01 par value, 100 million shares authorized; assuming shares outstanding as shown (3)(4)	—	183	215	248	285
Additional paid-in capital (4)	—	179,732	211,741	243,751	280,561
Tax benefit of contribution to the Foundation	—	2,800	2,800	2,800	2,800
Retained earnings (5)	150,345	150,345	150,345	150,345	150,345
Plus:
Accumulated other comprehensive income	2,465	2,465	2,465	2,465	2,465
Less:
Expense of the Foundation	—	(7,000)	(7,000)	(7,000)	(7,000)
Common stock to be acquired by employee stock ownership plan (6)	—	(14,637)	(17,220)	(19,803)	(22,774)
Common stock to be acquired by stock-based benefit plans (7)	—	(7,319)	(8,610)	(9,902)	(11,387)

Total stockholders’ equity	$171,534	$306,569	$334,736	$362,904	$395,295

Pro forma shares outstanding:
Shares issued to the Foundation	—	446,250	525,000	603,750	694,313
Shares offered for sale in offering	NA	17,850,000	21,000,000	24,150,000	27,772,500

Total shares outstanding	NA	18,296,250	21,525,000	24,753,750	28,466,813

Total stockholders’ equity as a percentage of total assets (2)(8)	11.93%	19.26%	20.67%	22.02%	23.53%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Blue Hills Bancorp common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of Blue Hills Bancorp common stock issued in the offering, including shares contributed to the Foundation, will be reserved for issuance upon the exercise of stock options and for issuance of restricted stock awards, respectively. See “Management of Blue Hills Bancorp, Inc.”
(4)	Pro forma common stock and additional paid-in capital have been revised to reflect the number of shares of Blue Hills Bancorp common stock that will be outstanding after the conversion, including shares issued to the Foundation.

(footnotes continue on following page)

(5)	The retained earnings of Blue Hills Bank will be substantially restricted after the conversion. See “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation—Massachusetts Banking Laws and Supervision—Dividends.”
(6)	Assumes that 8% of the shares issued in the offering, including shares contributed to the Foundation, will be acquired by the employee stock ownership plan financed by a loan from Blue Hills Bancorp (through a subsidiary). The loan will be repaid principally from Blue Hills Bank’s contributions to the employee stock ownership plan. Since Blue Hills Bancorp will finance the employee stock ownership plan debt through a subsidiary, this debt will be eliminated through consolidation and no asset or liability will be reflected on Blue Hills Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be issued in the offering, including shares contributed to the Foundation, will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Blue Hills Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require stockholder approval. The funds to be used by the stock-based benefit plans will be provided by Blue Hills Bancorp. Assuming stockholder approval of the stock-based benefit plans, and that shares of common stock equal to 4% of the shares to be issued in the offering (including shares contributed to the Foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.9%.
(8)	Assets used in calculating percentages reflect the estimated pro forma impact of the Nantucket Branch Acquisition and that Hyde Park Bancorp, MHC had assets of $1.4 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition.”

PRO FORMA DATA

The following table summarizes historical data of Hyde Park Bancorp, MHC and pro forma data of Blue Hills Bancorp at and for the year ended December 31, 2013. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

We are offering up to a maximum, as adjusted, of 27,772,500 shares of common stock for sale on a best efforts basis. We must sell a minimum of 17,850,000 shares in order to complete the offering. The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and/or community offerings;

•	our executive officers and directors, and their associates, will purchase 595,500 shares of common stock;

•	our employee stock ownership plan will purchase 8% of the shares of common stock issued in the stock offering including shares contributed to the Foundation with a loan from Blue Hills Bancorp (through a subsidiary) that will adjust with the prime interest rate. The loan will be repaid in substantially equal payments of principal and interest over a period of 30 years, and interest income that Blue Hills Bancorp will earn on the loan will offset the interest contributed to the employee stock ownership plan by Blue Hills Bank;

•	Keefe, Bruyette & Woods will receive a success fee equal to 0.85% of the aggregate purchase price of Common Stock sold in the Subscription Offering and the Community Offering (net of insider purchases and shares purchased by our employee stock ownership plan);

•	expenses of the stock offering, other than fees and expenses to be paid to Keefe, Bruyette & Woods, will be $1.6 million; and

•	intangible assets equaled $14.9 million at December 31, 2013, based on the assumption that the Nantucket Branch Acquisition had been completed as of that date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition”.

We calculated pro forma consolidated net income for the year ended December 31, 2013 as if the offering had been completed at the beginning of the period, and the net proceeds we received had been invested at an assumed interest rate of 2.35% (1.41% on an after-tax basis) during the period. This assumed interest rate represents a blended rate based on the assumption that $18.7 million of net proceeds are used to redeem the 18,724 shares of preferred stock issued to the U.S. Treasury, with a pre-tax dividend yield of 7.47%, and the remaining net proceeds are invested in a five-year United States Treasury Note as of December 31, 2013 equal to 1.75%, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations. Pro forma stockholders’ equity amounts for December 31, 2013 have been calculated as if the conversion and offering had been completed on December 31, 2013.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. The stock-based benefit plans will require stockholder approval, which may or may not be received. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards, either directly from Blue Hills Bancorp or through open market purchases, a number of shares of common stock equal to 4% of our outstanding shares of common stock upon completion of the stock offering (including shares contributed to the Foundation) at the same price for which they were sold in the stock offering. It is possible that the purchase price of shares acquired for restricted stock awards will be higher or lower than the price of shares sold in the offering, or that restricted stock awards granted under the stock-based benefit plans will be awarded through the use of authorized but unissued shares of common stock. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock upon completion of the stock offering, including shares contributed to the Foundation. In preparing the pro forma tables, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.33 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 15.82% for the shares of common stock, a dividend yield of 0.0%, an expected option life of 10 years and a risk-free interest rate of 3.04%. Because there is currently no market for our shares of common stock, the assumed expected volatility is based on the SNL Securities index for all publicly-traded thrift institutions and their holding companies. It is possible that the exercise price of stock options issued under the stock-based benefit plans will be higher or lower than $10.00 per share, or that the Black-Scholes option pricing model assumptions used at the time options are granted will be different than those relied upon in preparing the pro forma tables.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares, including shares contributed to the Foundation, if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Blue Hills Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds for the purpose of making a loan to the employee stock ownership plan (by funding a subsidiary which will make this loan) and funding the cash portion of the contribution to the Foundation and retain the rest of the proceeds we retain for future use. Prior to the completion of the conversion, we intend to redeem the $18,724,000 of preferred stock that Hyde Park Bancorp, Inc. issued to the U.S. Treasury as part of the Small Business Lending Fund Program. While we expect to redeem the preferred stock shortly prior to the completion of the conversion, our decision to redeem the shares is, in part, based on the expected receipt of the proceeds of the offering.

The pro forma tables do not give effect to withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering. Funds withdrawn to purchase common stock in the offering will not result in the receipt of new funds for investment. The pro forma tables also do not give effect to our results of operations after the stock offering, or changes in the market price of the shares of common stock after the stock offering. The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the tables to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with generally accepted accounting principles in the United States of America (“GAAP”). We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or for the Fiscal Year Ended December 31, 2013 Based Upon the Sale at $10.00 Per Share of
	Minimum 17,850,000 Shares	Midpoint 21,000,000 Shares	Maximum 24,150,000 Shares	Maximum as adjusted 27,772,500 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$178,500	$210,000	$241,500	$277,725
Plus: Market value of shares issued to the Foundation	4,463	5,250	6,038	6,943

Pro form market capitalization	$182,963	$215,250	$247,538	$284,668

Gross proceeds of offering	178,500	210,000	241,500	277,725
Less: expenses	(3,048)	(3,294)	(3,539)	(3,822)

Estimated net proceeds	175,452	206,706	237,961	273,903
Less: Common stock purchased by ESOP (2)	(14,637)	(17,220)	(19,803)	(22,774)
Less: Cash contribution to the Foundation	(2,538)	(1,750)	(963)	(57)
Less: Common stock purchased for stock awards (3)	(7,319)	(8,610)	(9,902)	(11,387)

Estimated net cash proceeds, as adjusted	$150,958	$179,126	$207,293	$239,685

For the fiscal year ended December 31, 2013
Consolidated net income:
Historical	2,663	2,663	2,663	2,663
Pro forma income on net proceeds	2,129	2,526	2,923	3,380
Pro forma ESOP adjustment (2)	(293)	(344)	(396)	(456)
Pro forma stock award adjustment (3)	(878)	(1,033)	(1,188)	(1,366)
Pro forma stock option adjustment (4)	(1,097)	(1,290)	(1,484)	(1,706)

Pro forma net income	$2,524	$2,522	$2,518	$2,515

Per share net income (reflects ASC 718-40):
Historical	$0.15	$0.13	$0.11	$0.10
Pro forma income on net proceeds	0.13	0.13	0.13	0.13
Pro forma ESOP adjustment (2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock award adjustment (3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option adjustment (4)	(0.06)	(0.06)	(0.06)	(0.06)

Pro forma net income per share (5)	$0.15	$0.13	$0.11	$0.10

Offering price as a multiple of pro forma net income per share	66.67	76.92	90.91	100.00
Number of shares outstanding for pro forma net income per share calculations (5)	16,881,340	19,860,400	22,839,460	26,265,379

At December 31, 2013
Common stockholders’ equity:
Historical	$152,810	$152,810	$152,810	$152,810
Estimated net proceeds	175,452	206,706	237,961	273,903
Plus: Shares issued to the Foundation	4,463	5,250	6,038	6,943
Plus: Tax benefit of the contribution to the Foundation	2,800	2,800	2,800	2,800
Less: Common stock acquired by ESOP (2)	(14,637)	(17,220)	(19,803)	(22,774)
Less: Common stock awarded under stock-based benefit plans (3)(4)	(7,319)	(8,610)	(9,902)	(11,387)
Less: Expense of the contribution to the Foundation	(7,000)	(7,000)	(7,000)	(7,000)

Pro forma stockholders’ equity	$306,569	$334,736	$362,904	$395,296

Intangible assets	(14,917)	(14,917)	(14,917)	(14,917)

Pro forma tangible stockholders equity	$291,652	$319,819	$347,987	$380,379

Common stockholders’ equity per share:
Historical	$8.36	$7.11	$6.18	$5.38
Estimated net proceeds	9.59	9.60	9.61	9.62
Plus: Shares issued to the Foundation	0.24	0.24	0.24	0.24
Plus: Tax benefit of the contribution to the Foundation	0.15	0.13	0.11	0.10
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3)(4)	(0.40)	(0.40)	(0.40)	(0.40)
Less: Expense of the contribution to the Foundation	(0.38)	(0.33)	(0.28)	(0.25)

Pro forma stockholders’ equity per share (6)	$16.76	$15.55	$14.66	$13.89

Pro forma tangible stockholders’ equity per share (6)	$15.94	$14.86	$14.06	$13.37

Offering price as percentage of pro forma stockholders’ equity per share	59.67%	64.31%	68.21%	71.99%
Offering price as a percentage of tangible equity per share	62.74%	67.29%	71.12%	74.79%
Number of shares outstanding for pro forma book value and tangible book value per share calculations	18,296,250	21,525,000	24,753,750	28,466,813

(footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock issued in the offering (including shares contributed to the Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Blue Hills Bancorp (through a subsidiary). The interest rate for the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. Blue Hills Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Blue Hills Bank’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest. ASC 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Blue Hills Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 48,790, 57,400, 66,010 and 75,912 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by Blue Hills Bancorp’s stockholders, one or more stock-based benefit plans may purchase an aggregate number of shares of common stock equal to 4% of the shares to be issued in the offering (including shares contributed to the Foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Blue Hills Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Blue Hills Bancorp. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the period and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 40%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares issued in the offering (including shares contributed to the Foundation)) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.9%.
(4)	If approved by Blue Hills Bancorp’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be issued in the offering (including shares contributed to the Foundation) (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.33 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options and 25% of the option expense is tax deductible. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming shares of common stock used to fund stock options (equal to 10% of the shares issued in the offering (including shares contributed to the Foundation)) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.
(5)	Income per share computations are determined by taking the number of shares assumed to be issued in the offering (including shares contributed to the Foundation) and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See notes 2 and 3, above.
(6)	The retained earnings of Blue Hills Bank will be substantially restricted after the conversion. See “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation—Massachusetts Banking Laws and Supervision—Dividends.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE FOUNDATION

As reflected in the table below, if the Foundation is not established and funded as part of the stock offering, RP Financial, LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $183.0 million, $215.3 million, $247.5 million and $284.7 million with the Foundation, as compared to $191.3 million, $225.0 million, $258.8 million and $297.6 million, respectively, without the Foundation. There is no assurance that in the event the Foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the year ended December 31, 2013 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at the beginning of the one year period, with and without the Foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$178,500		$191,250		$210,000		$225,000		$241,500		$258,750		$277,725		$297,563
Estimated full value	182,963		191,250		215,250		225,000		247,538		258,750		284,668		297,563
Total assets (1)	1,591,494		1,602,884		1,619,661		1,632,321		1,647,829		1,661,757		1,680,221		1,695,608
Total liabilities	1,266,201		1,266,201		1,266,201		1,266,201		1,266,201		1,266,201		1,266,201		1,266,201
Pro forma stockholders’ equity	306,569		317,959		334,736		347,396		362,904		376,832		395,296		410,683
Pro forma net income (2)	2,524		2,621		2,521		2,618		2,518		2,615		2,514		2,611
Pro forma stockholders’ equity per share	16.76		16.63		15.55		15.44		14.66		14.56		13.89		13.80
Pro forma net income per share	0.15		0.15		0.13		0.13		0.11		0.11		0.10		0.10

Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	59.67%		60.13%		64.31%		64.77%		68.21%		68.68%		71.99%		72.46%
Offering price to pro forma net income per share	66.67	x	66.67	x	76.92	x	76.92	x	90.91	x	90.91	x	100.00	x	100.00	x

Pro forma financial ratios:
Return on assets (annualized)	0.16%		0.16%		0.16%		0.16%		0.15%		0.16%		0.15%		0.16%
Return on equity (annualized)	0.82%		0.82%		0.75%		0.75%		0.69%		0.69%		0.64%		0.64%
Equity to assets	19.26%		19.84%		20.67%		21.28%		22.02%		22.68%		23.53%		24.22%
Total shares issued	18,296,250		19,125,000		21,525,000		22,500,000		24,753,750		25,875,000		28,466,813		29,756,250

(footnote on following page)

(1)	Includes the pro forma impact of the Nantucket Branch Acquisition of $123.5 million.
(2)	The following table shows the estimated after-tax expense associated with the contribution to the Foundation, as well as pro forma net income, pro forma net income per share, pro forma return on assets and pro forma return on stockholders’ equity assuming the contribution to the Foundation was expensed during the year ended December 31, 2013.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation	$4,200	$4,200	$4,200	$4,200
Pro forma net income	$(1,676)	$(1,678)	$(1,682)	$(1,685)
Pro forma net income per share	$(0.10)	$(0.08)	$(0.07)	$(0.06)
Offering price to pro forma net income per share	N/M	N/M	N/M	N/M
Pro forma return on assets (annualized)	(0.11)%	(0.10)%	(0.10)%	(0.10)%
Pro forma return on equity (annualized)	(0.55)%	(0.50)%	(0.46)%	(0.43)%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition and results of operations. This section should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this prospectus. Blue Hills Bancorp, Inc. was incorporated on February 27, 2014 and had not engaged in any activities as of December 31, 2013; therefore, the information contained in this section reflects the financial performance of Hyde Park Bancorp, MHC and its subsidiary. Except as provided below under “—Nantucket Branch Acquisition,” the information provided in this section regarding our financial condition and results of operations does not include the effects of the Nantucket Branch Acquisition, which occurred subsequent to December 31, 2013.

Overview

Our results of operations depend primarily on net interest and dividend income from our investments in loans and investment securities. Net interest and dividend income is the difference between (1) the interest and dividend income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including debt securities and marketable equity securities) and other interest-earning assets, and (2) the interest we pay on our interest-bearing liabilities, consisting primarily of deposits (including NOW accounts, regular savings accounts, money market accounts, and certificates of deposit), Federal Home Loan Bank of Boston advances, and other borrowings.

Our results of operations also are affected by the provision for loan losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of gains or losses on the sale of investment securities and loans, income derived from bank-owned life insurance, customer service fees, fee income on loans, and other income sources. Noninterest expense currently consists primarily of salaries and employee benefits, occupancy and equipment expenses, data processing, professional fees, advertising expenses, FDIC insurance premiums, and other operating expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Historically, a significant majority of our assets consisted of an internally managed investment securities portfolio and fixed-rate and adjustable-rate one- to four-family residential loans, which were funded primarily by certificates of deposits derived from retail customers in the communities surrounding our branches. A significant part of our revenue was derived from the management of our investment securities portfolio and cash and cash equivalents which, as of December 31, 2011, totaled $634.8 million or 65.4% of our assets, while our net loans totaled $276.5 million or 28.5% of our assets at such date. Our lending business was historically limited to one- to four-family residential loans and, to a lesser extent, consumer loans to our customers, with a substantial portion of the loan portfolio being secured by one-to four-family properties located in communities immediately surrounding our banking offices. We did not offer commercial real estate or commercial business loans nor did we offer deposit products or services aimed at attracting business customers.

In mid-2010, our board of directors hired William M. Parent as the new Chief Executive Officer and President and approved a change in our strategic direction designed to transform our Bank into a full service community bank with a full complement of retail and commercial loan and deposit products. The primary goal of this change in strategic direction was to diversify our operations, assets, and funding base. The change in strategic direction emphasized increasing our residential lending capabilities while building commercial real estate and commercial business lending platforms and offering deposit products and services that would attract and retain commercial customers. The new strategic direction also emphasized improving our technology infrastructure and developing competitive retail and commercial customer delivery channels, including remote deposit capture and internet and mobile banking. As a result, we have significantly increased our loan and deposit product lines, the overall size of our operations and the diversification of our asset base, including a significant increase in residential, commercial real estate and commercial business lending activity. From December 31, 2011 to December 31, 2013, our assets have grown $343.6 million, or 35.4%; our loan portfolio has grown $488.8 million, or 176.8%, including a $347.1 million, or 3,727%, increase in commercial real estate, commercial business and construction loans; our deposits have grown $158.7 million, or 21.0%, including a $157.8 million, or 42.8%, increase in core deposits (consisting of savings, money market, NOW and demand deposit accounts, excluding any certificates of deposit). During this same period, we reduced our portfolio of investment securities and cash and cash equivalents from $634.8 million to $482.4 million, or 24.0%. The investment securities portfolio and cash and cash equivalents represented 36.7% of our assets at December 31, 2013 as compared to 65.4% at December 31, 2011.

In addition to hiring William M. Parent as Chief Executive Officer, the implementation of our change in strategic direction also involved the hiring of a new senior management team with experience in the areas of operations which the Bank planned to expand, including officers and personnel with commercial real estate and commercial business lending and underwriting experience, as well as marketing and risk management personnel. Since 2011, eight executive officers have been hired, including the Senior Commercial Officer, Chief Risk Officer, Chief Retail Officer, Chief Information Officer, Chief Marketing Officer and Chief Financial Officer. Many members of the new management team have significant employment and advisory experience with larger commercial banking institutions. This new management team has been instrumental in the recent growth and diversification of the Bank’s lending activities and loan portfolio, the development of banking products and services for commercial and small business customers, and the introduction of other delivery channels, including online and mobile platforms. In addition to the new executive management team, other personnel have been hired to effect the change in strategic direction which has increased the size of our operations and infrastructure. Our employee base has grown from 103 at December 31, 2010 to 147 as of December 31, 2013. The hiring of a new management team and growth of our operations has also significantly increased the cost of our operations with our noninterest expense increasing from $17.4 million in 2010 to $31.7 million in 2013.

As part of the change in strategic direction, in 2012, we also rebranded the Bank to “Blue Hills Bank,” refurbished and updated the look and feel of our branches, implemented a long range marketing program and significantly increased our marketing budget and resources. For additional discussion of our new strategic focus and recent initiatives see “—Business Strategy” below.

As part of our growth and diversification strategy, on January 18, 2014, we completed the acquisition of three branches located in Nantucket, Massachusetts which we operate under the name Nantucket Bank, a division of Blue Hills Bank. In connection with this acquisition, we acquired the “Nantucket Bank” brand, $274.5 million of deposits and $102.2 million of loans, primarily consisting of local commercial loans and home equity loans and lines of credit selected by the Bank. See “—Nantucket Branch Acquisition” below for a description of the branch acquisition.

Business Strategy

Our current business strategy is designed to continue to transform the Bank into a diversified community bank that builds long-term value for our shareholders by offering an array of loan and deposit products and services to the retail customers and small to mid-size businesses that reside or operate in our market areas. In order to achieve this strategy, we have built our lending infrastructure during the past few years by adding approximately 34 employees involved in loan origination, underwriting and servicing. We intend to continue to build and leverage that infrastructure to allow us to offer highly competitive products in the most customer centric manner—where and when most convenient to the customer. We intend to continue to grow our lending platforms by offering conforming and non-conforming residential loans, commercial business loans and commercial real estate loans with an emphasis on the small to mid-size business market.

Our business strategy contemplates continued growth in lending and deposit gathering capabilities over the next few years to make the Bank the “Community Bank of Choice” in the markets it serves and in adjacent markets. Our business strategy includes the following key elements:

Expanding Residential Lending – We plan to continue to grow our one-to four-family residential lending operations. We will continue to emphasize increasing our one-to-four family lending capabilities and geographic coverage through the addition of lenders or lending teams that operate in our market area and adjacent markets. If necessary to support such new lending teams, we may establish loan production offices located in the north and south shore communities of eastern Massachusetts which would provide new market coverage to the Bank’s existing profile.

Expanding Commercial Real Estate and Commercial Business Lending – We plan to continue to emphasize and grow our commercial business and commercial real estate lending platforms and loan portfolios. Our focus will be on the small to mid-sized commercial businesses operating or headquartered in eastern Massachusetts and adjacent markets and commercial real estate properties located in eastern Massachusetts and adjacent markets. We will continue to emphasize growth in commercial business lending and deposit products and services and increasing our market coverage through the addition of lenders or lending teams operating in our current market areas and adjacent markets. If necessary to support such new lending teams, we may establish loan production offices located in the north and south shore communities of eastern Massachusetts.

Increasing Core Funding – Over the past three years, the Bank has been repositioning its deposit composition to diminish the reliance on higher priced certificates of deposit and has emphasized attracting and retaining core deposit relationships. Investments in retail branch sales and service training, cross sell initiatives with targeted incentive plans, along with improved product bundling has allowed the Bank to broaden its customer relationships and improve its core deposit retention and reduce its overall cost of funding. The addition of Nantucket Bank offers the continued growth of these programs across an expanded geographic footprint. In addition, our offering of cash management services for the small-to-mid-sized business segment will increase our ability to access commercial business deposit relationships which provide fee income and low cost funding.

Improving Alternative Delivery Channels and Online Banking Penetration – A significant investment has been made to improve and increase the channels by which our customers may conduct transactions and business with the Bank. We have made improvements to our online and mobile capabilities for consumer and business banking. These enhancements include the addition of mobile banking and remote deposit capture capabilities. We continue to make targeted investments to improve online account opening and provide users additional capabilities such as “Pop Money” and peer-to-peer transfers which we believe will increase our ability to convert existing customers to online products that expand and deepen our relationship with customers. Additionally, we look to attract customers outside of our branch footprint through expanded brand recognition, targeted marketing and differentiated pricing.

Expanding our Network of Branch and Loan Production Offices –We believe opportunity exists to expand our core deposit base further, partially through greater penetration with commercial customers, but more significantly through targeted de novo branching and acquisitions of either other financial institutions or branches thereof and through the establishment of lower cost loan production offices to support lending teams in markets where we do not have a physical presence. We recently acquired three branches in Nantucket, Massachusetts and have plans to open two de novo branch offices located in Milton and Westwood, Massachusetts, which we expect will open in 2014 and 2015, respectively.

Implementing Our Fee Income Initiative –We have begun to execute a new initiative to analyze our product related fees compared to market competitors and make adjustments where appropriate. This initiative is designed to identify fee income opportunities from our deposit services and products. In addition, our on-going expansion of our cash management capabilities will improve our ability to increase fee income from business customers who manage their banking relationships with the Bank. We also believe opportunities exist to expand our fee income through the introduction of non-deposit investment and insurance products or selective acquisitions of businesses that generate non-interest income.

Maintaining Our Investment Securities Portfolio – Although we have reduced the proportion of securities in our asset base, we expect to maintain a portion of our current investment securities portfolio as a means of net income generation until additional liquidity is needed to fund loan growth. We currently utilize professional third party securities portfolio managers to oversee and manage a portion of our investment securities portfolio and have established an asset allocation model with well-defined investment parameters to guide such managers.

Maintaining Our Integrated Risk Management Program – We will continue to focus on maintaining a well-integrated risk management capability, which we believe is a key component of long-term financial performance. Managing interest rate, credit, market and operational risk through periods of growth and volatile economic environments requires constant focus, assessment and investment in human capital and systems and technology. We intend to maintain this focus through board-level attention combined with prudent underwriting standards and well implemented operating policies and procedures.

A full description of our products and services begins on page 87 of this prospectus under the heading “Business of Blue Hills Bank.”

Nantucket Branch Acquisition

General. On January 18, 2014, the Bank completed the acquisition of three branches in Nantucket that operate under the name Nantucket Bank, a division of Blue Hills Bank, at a purchase price of $10.3 million. The Bank assumed all of the deposits of Nantucket Bank, and acquired cash, selected local commercial loans, home equity loans and lines of credit, and real property. The following is a summary of the estimated fair value of assets acquired and liabilities assumed as of the date of acquisition:

Assets acquired:
Cash, net of purchase price	$161,900
Loans	97,466
Real property	10,762
Core deposit intangible	6,041
Goodwill	8,876
Accrued interest on loans acquired	304

Total assets acquired	285,349

Liabilities assumed:
Deposits	(274,601)
Accrued expenses and other liabilities	(435)

Total liabilities assumed	(275,036)

Net purchase price	$10,313

The following table shows fair value adjustments of the assets acquired and liabilities assumed and other acquisition accounting adjustments and the resulting pro forma impact on Hyde Park Bancorp, MHC as of December 31, 2013, assuming that the acquisition had been completed on that date.

	Hyde Park Bancorp, MHC at December 31, 2013	Nantucket Branch Assets Acquired and Liabilities Assumed (1)	Pro Forma Acquisition Adjustments		Hyde Park Bancorp, MHC Pro Forma
	(In thousands)
Assets
Cash and cash equivalents	$40,316	$161,576	(9,989	)(2)	$191,903
Securities available for sale, at fair value	441,306	—	—		441,306
Loans, net	765,347	102,239	(4,773	)(3)	862,813
Premises and equipment, net	7,478	10,780	(18	)(5)	18,240
Accrued interest receivable	4,290	304	—		4,594
Core deposit intangible	—	—	6,041	(4)	6,041
Goodwill	—	—	8,876	(5)	8,876
Bank-owned life insurance	29,831	—	—		29,831
Other assets	25,719	—	—		25,719

Total assets	$1,314,287	$274,899	$137		$1,589,323

Liabilities and Equity
Deposits	$823,600	$274,464	$137	(6)	$1,098,201
Brokered Deposits	91,623	—	—		91,263
Borrowings	215,000	—	—		215,000
Accrued expenses and other liabilities	12,530	435	—		12,965

Total liabilities	1,142,753	274,899	$137		1,471,789
Total equity	171,534	—	—		171,534

Total liabilities and equity	$1,314,287	$274,899	$137		$1,589,323

(1)	Represents the assets acquired and liabilities assumed in the Nantucket Branch Acquisition which is being accounted for using the acquisition method of accounting. Historical financial statements are not required under Regulation S-X (17 C.F.R Part 210) as the acquired assets and liabilities do not constitute a business which has continuity both before and after the acquisition.
(2)	Represents the following (in thousands):

Purchase price	$10,313
Unsettled in-transit items, due upon settlement	(324)

Total	(9,989)

(3)	The purchase accounting adjustment on loans relates to the estimated fair value adjustment, which includes both an interest rate component and a credit adjustment for estimated losses.
(4)	Represents the estimated fair value of the core deposit intangible assets associated with the deposit liabilities assumed.
(5)	The pro forma adjustment results from recording the acquired assets and assumed liabilities at fair value. This adjustment is preliminary and subject to change.
(6)	The purchase accounting adjustment on deposits relates to the estimated fair value adjustment of the certificates of deposits.

The Nantucket Branch Acquisition assisted in the implementation of our business strategy as it added a strong local market share of core deposits and reduced our dependence on wholesale funding and brokered deposits to fund loan growth. The acquisition provided net cash of $151.6 million, the majority of which was subsequently used to pay down Federal Home Loan Bank advances and brokered deposits.

The transaction also changed the interest rate sensitivity of the Bank through the addition of core deposits and the use of cash to reduce short-term wholesale funding and brokered deposits.

Description of Loans Acquired and Deposits Assumed. The Bank acquired performing loans with a principal balance of $102.2 million, as shown in the table below. All loans acquired in the Nantucket Branch Acquisition were performing as of the acquisition date. The following table highlights the principal balance of the loans acquired by the Bank in connection with the acquisition by type and includes estimated weighted average interest rates.

	At January 18, 2014
	Amount	Rate
	(In thousands)
Real estate loans and lines:
Home equity	$39,966	4.33%
Commercial	57,967	4.17

Total real estate loans and lines	97,933	4.23
Commercial business loans	3,862	5.37
Consumer loans	444	9.68

Total loans	$102,239	4.30%

The following table presents the maturity schedule with respect to individual categories of loans acquired in the Nantucket Branch Acquisition as of January 18, 2014. Demand loans having no stated schedule of repayment and no stated maturity are reported as due in one year or less. Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than the period in which they contractually mature, and fixed-rate loans are included in the period in which contractual payments are due. No adjustments have been made for prepayment of principal.

	Within One Year	After One But Within Five Years	More Than Five Years	Total
	(In thousands)
Real estate loans and lines:
Home equity	$—	$9	$39,957	$39,966
Commercial	111	34,242	23,614	57,967

Total real estate loans and lines	111	34,251	63,571	97,933
Commercial business loans	2,420	1,342	100	3,862
Consumer loans	305	129	10	444

Total loans	$2,836	$35,722	$63,681	$102,239

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans acquired in the Nantucket Branch Acquisition at January 18, 2014 that are contractually due after January 18, 2015.

	Due After January 18, 2015
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans and lines:
Home equity	$3,770	$36,196	$39,966
Commercial real estate	21,611	36,245	57,856

Total real estate loans and lines	25,381	72,441	97,822
Commercial business loans	794	648	1,442
Consumer loans	118	21	139

Total loans	$26,293	$73,110	$99,403

The following table provides information regarding the contractual balance of deposits assumed by the Bank in connection with the Nantucket Branch Acquisition, as of January 18, 2014, with estimated weighted average interest rate information.

	Balance	Rate
	(In thousands)
Non-interest bearing deposits	$58,759	0.00%
Interest bearing deposits:
Now and demand	48,482	0.01
Savings accounts	24,511	0.11
Money market accounts	113,764	0.59
Certificates of deposit	28,948	0.75

Total interest bearing deposits	215,705	0.43
Total deposits	$274,464	0.34%

The following table shows maturities of certificates of deposits assumed in the Nantucket Branch Acquisition in denominations of $100,000 and greater at January 18, 2014.

Maturing in:	(In thousands)
Three months or less	$5,448
Over three months through six months	6,458
Over six months through one year	3,309
Over one year to three years	2,454
Over three years	638

Total	$18,307

Anticipated Increase in Noninterest Expense Due to the Mutual-to-Stock Conversion

Following the completion of the conversion and offering, we anticipate that our noninterest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if approved by Blue Hills Bancorp, Inc.’s stockholders.

Assuming that the adjusted maximum number of shares are issued in the offering (and shares are contributed to the Foundation), 28,466,812 shares will be outstanding and:

•	our employee stock ownership plan would acquire 2,277,346 shares of common stock at the maximum of the offering range with a $22.8 million loan that is expected to be repaid over 30 years, resulting in an annual pre-tax expense of approximately $759,000 (assuming that the common stock maintains a value of $10.00 per share);

•	our stock-based benefit plans would award a number of shares equal to 4% of the shares issued in the offering (including shares contributed to our charitable foundation), or 1,138,673 shares at the maximum, as adjusted, of the offering range, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $2.3 million; and

•	our stock-based benefit plans would grant stock options to purchase shares equal to 10% of the total shares issued in the offering (including shares contributed to our charitable foundation), or 2,846,681 shares at the maximum, as adjusted, of the offering range, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; all stock options are granted with an exercise price of $10.00 per share and have a term of 10 years; the dividend yield on the stock is 0.0%; the risk free interest rate is 3.04%; and the volatility rate on the common stock is 15.82%, the estimated grant-date fair value of the stock options utilizing a Black-Scholes option pricing analysis is $3.33 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual pre-tax expense associated with stock options granted under the stock-based benefit plans would be approximately $1.9 million.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are allocated to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan would increase the annual employee stock ownership plan expense. Additionally, the actual expense of shares awarded under one or more stock-based benefit plans will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of stock options granted under one or more stock-based benefit plans would be determined by the grant-date fair value of the options, which would depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately used.

We may award shares of common stock and grant options in excess of 4% and 10%, respectively, of our shares sold in the stock offering (including shares contributed to our charitable foundation) if our stock-based benefit plans are adopted more than one year following the stock offering. This would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operation depend, and which involve the most complex subjective decisions or assessments, are the following:

Securities available for sale. Securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. At least quarterly, and more frequently when warranted by economic or market conditions, management evaluates all securities classified as available for sale with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”). Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. OTTI is required to be recognized if: (1) we intend to sell the security; (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For all impaired debt securities that we intend to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income, net of applicable taxes.

Loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, charge-offs and any deferred fees and costs on originated and purchased loans. Interest income is accrued on the unpaid principal balance. Loan origination costs and discounts on purchased loans, net of certain direct origination fees, are deferred and recognized as an adjustment of the related loan yield using the interest method. It is our policy to discontinue the accrual of interest on loans past due in excess of 90 days, unless the loan is well-secured and in the process of collection, or when in the judgment of management, the ultimate collectability of the principal or interest becomes doubtful and to reverse all interest previously accrued against interest income. Past due status is based on contractual terms of the loan. The interest on non-accrual loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due have been current for six consecutive months and future payments are reasonably assured.

Allowance for loan losses. The allowance for loan losses is based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectability of the loan portfolio. In estimating an appropriate allowance for loan losses, we recognize that our own relevant loss experience is limited as a result of our change in lending strategy over recent years. As such, we evaluated the most recent eight years of state and national Federal Deposit Insurance Corporation (“FDIC”) loss data for comparable sized savings institutions. Management believes this 8-year period is sufficient to span a full lending cycle. As a starting point in calculating the allowance for loan losses for all loan segments, we identified a loss rate within a range of the high and low state and national FDIC loss ratios of the comparative group. Management then adjusted the loss rates for environmental factors unique to our portfolio including current lending policies, economic conditions, portfolio characteristics, collateral values and credit concentrations to derive each loan segment’s general loss factors. Loan losses are charged against the allowance for loan losses when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated regularly by management. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available; however, because of the increase of new exposure in portfolios new to us, it is the intention of management to maintain an allowance that is prudently commensurate with the growth in the loan portfolio. The allowance consists of general, allocated and unallocated components, as further described below.

General component. The general component of the allowance for loan losses is based on either actual or extrapolated historical loss experience adjusted for qualitative and environmental factors, including levels and trends in delinquencies; trends in volumes and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; the experience, ability, and depth of lending management and staff; and national and local economic trends and conditions. In 2012, we revised our methodology pertaining to the general component of the allowance for loan losses. This revision included increased segmentation of the loan portfolio, which in previous years had been primarily comprised of conforming residential mortgage loans. Prior to 2012, we utilized our own historical loss ratios in our determination of the allowance for loan losses. In 2012, we utilized comparative state and national FDIC loss data adjusted for current environmental factors in line with the overall growth of the Company and our current lending strategies. The change to use of FDIC historical loss data did not have a material impact on the overall allowance with regard to our legacy loan products. Of more significance to the overall allowance was the application of FDIC loss factors to the growth in segments other than conforming residential loans, for which we had minimal or no loss experience of our own to reference.

Allocated component. The allocated component relates to loans that are on the watch list (non-accruing loans, partially charged off non-accruing loans and accruing adversely-rated loans) and considered impaired. Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan are lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. We periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

Unallocated component. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Income taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. A valuation allowance related to deferred tax assets is established when, in the judgment of management, it is more likely than not that all or a portion of such deferred tax assets will not be realized. We record interest and penalties as part of income tax expense.

Comparison of Financial Condition at December 31, 2013 and December 31, 2012

Total Assets. Total assets increased $85.7 million to $1.3 billion at December 31, 2013 from $1.2 billion at December 31, 2012. The increase was primarily due to a $277.1 million, or 56.8%, increase in net loans, partially offset by a $92.5 million, or 17.3%, decline in securities available for sale, a $33.0 million, or 50.7%, decline in short-term investments and a $31.4 million decrease in trading assets. The decrease in trading assets reflects our decision in 2013 to discontinue investing in “to be announced” mortgage backed securities. We elected the fair value option of recording these securities and have thus classified them as trading account assets. There was a related $33.9 million reduction in broker receivables that were a component of our trading strategy.

Loans. Net loans increased by $277.1 million to $765.3 million at December 31, 2013 from $488.2 million at December 31, 2012, primarily due to originations, purchases and participations. Commercial real estate loans increased $127.8 million, or 126.6%, commercial business loans increased $77.4 million, or 229.2%, and one- to four-family residential loans increased $54.0 million, or 17.3%. The increase in commercial real estate and commercial business loans is part of our strategy to diversify our balance sheet, and we intend to continue to emphasize the expansion of these portfolios in the future.

Securities Available for Sale. Total securities available for sale declined by $92.5 million to $441.3 million at December 31, 2013 from $533.8 million at December 31, 2012. The decline was driven by a $47.1 million, or 37.0%, decrease in marketable equity securities, mainly mutual funds, and a $46.7 million, or 40.9%, decrease in government sponsored residential mortgage backed securities and collateralized mortgage obligations. These decreases were partially offset by a $19.4 million, or 17.8%, increase in U.S. Treasury securities. The overall decline in investment securities was driven by our strategy to change the composition of the balance sheet by increasing our loan portfolio, funded by the sale of securities, maturing securities and securities prepayments.

Cash and Cash Equivalents. Cash and cash equivalents declined by $33.5 million, or 45.4%, to $40.3 million at December 31, 2013 from $73.8 million at December 31, 2012. The decrease reflected the repositioning of the balance sheet away from low yielding short-term investments and into higher yielding loans.

Bank-Owned Life Insurance. At December 31, 2013, our investment in bank-owned life insurance was $29.8 million, down from $33.3 million at December 31, 2012. The decrease was primarily due to the receipt of death benefits, partially offset by an increase in the cash surrender value.

Deposits. Deposits increased by $97.3 million, or 11.9%, to $915.2 million at December 31, 2013 from $817.9 million at December 31, 2012. The increase in total deposits was driven by a $56.8 million, or 17.1%, increase in certificates of deposit, a $31.3 million, or 35.8%, increase in NOW and demand deposits, and a $19.1 million, or 6.1%, increase in regular savings accounts, partially offset by a $9.8 million, or 11.5%, decrease in money market deposits. The growth in certificates of deposit was mainly related to a $79.6 million increase in brokered deposits which ended 2013 at $91.6 million compared to $12.0 million at December 31, 2012. The increase in brokered deposits reflects a transitional need for funding of loan growth. During the course of 2013, we sought to administer deposit pricing strategies that would lower the overall cost of deposits while preserving profitable customer relationships. Our average interest-bearing deposit cost declined to 0.81% in 2013 from 0.97% in 2012 and all individual deposit categories had a lower cost in 2013 than in 2012. See “—Nantucket Branch Acquisition” above for a discussion of deposits assumed in January 2014 as part of the acquisition.

Borrowings. Total borrowings increased from $154.4 million at December 31, 2012 to $215.0 million at December 31, 2013, primarily to fund loan growth. At December 31, 2013, short-term borrowings were $170.0 million, increasing by $60.6 million as compared to the prior year, and consisted of advances from the Federal Home Loan Bank of Boston maturing during 2014. This increase was used, in part, to fund the expansion of the loan portfolio. Long-term borrowings remained unchanged during the year, consisting of fixed rate advances from the Federal Home Loan Bank of Boston with maturities ranging from 2014 through 2018.

Equity. Total equity declined $5.4 million, or 3.1%, to $171.5 million at December 31, 2013 from $176.9 million at December 31, 2012. The decline was attributable to a $7.5 million decrease in accumulated other comprehensive income, mainly reflecting a decline in net unrealized gains on securities available for sale due to rising long-term interest rates and the sale of securities during 2013. Offsetting this decline was a $2.1 million, or 1.4%, increase in retained earnings to $150.3 million at December 31, 2013 from $148.2 million at December 31, 2012. The increase in retained earnings mainly reflects net income of $2.7 million for fiscal 2013, partially offset by dividends paid on preferred stock issued in connection with the U.S. Treasury’s Small Business Lending Fund Program.

Comparison of Operating Results for the Years Ended December 31, 2013 and 2012

General. Net income decreased by $5.2 million to $2.7 million for the year ended December 31, 2013 from $7.9 million for the year ended December 31, 2012, with pre-tax income declining by $8.6 million to $2.4 million in 2013 from $11.0 million in 2012. The declines in pretax and net income were primarily driven by a $5.4 million increase in noninterest expense, a $3.2 million decline in noninterest income, and a $1.7 million increase in the provision for loan losses. These items were partially offset by a $1.7 million increase in net interest and dividend income. Net income was positively affected by the recognition of a $284,000 tax benefit in 2013 compared to an income tax expense of $3.1 million in 2012. We recorded a tax benefit for fiscal 2013 despite having pre-tax income of $2.4 million, primarily due to our tax preference items in relation to pre-tax income, most notably due to death benefit income associated with bank-owned life insurance.

Average Balances and Yields

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense. No tax equivalent yield adjustments have been made as the effect of such adjustments would not be material.

	At December 31, 2013	For the Year Ended December 31, 2013
	Yield/Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Total loans	3.58%	$591,990	$21,876	3.70%
Securities	2.07	500,499	11,150	2.23
Other interest earning assets (1)	0.15	45,828	66	0.14

Total interest-earning assets	2.95	1,138,317	33,092	2.91
Non-interest-earning assets		55,958

Total assets		$1,194,275

Interest-bearing liabilities:
NOW accounts	0.06%	$66,580	$68	0.10%
Regular savings accounts	0.47	344,783	2,420	0.70
Money market accounts	0.39	81,225	531	0.65
Certificates of deposit	0.90	350,861	3,784	1.08

Total interest-bearing deposits	0.62	843,449	6,803	0.81
Borrowings	0.61	127,501	1,168	0.92

Total interest-bearing liabilities	0.61	970,950	7,971	0.82

Non-interest-bearing deposits		29,716
Other non-interest-bearing liabilities		18,279

Total liabilities		1,018,945
Equity		175,330

Total liabilities and equity		$1,194,275

Net interest and dividend income			$25,121
Net interest rate spread (2)				2.09%
Net interest-earning assets (3)		$167,367
Net interest margin (4)				2.21%
Average interest-earning assets to interest-bearing liabilities		117.24%

(footnotes on following page)

	For the Year Ended December 31,
	2012			2011
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Total loans	$384,432	$16,545	4.30%	$244,561	$12,666	5.18%
Securities	565,584	15,151	2.68	518,143	19,147	3.70
Other interest earning assets (1)	55,768	120	0.22	97,385	182	0.19

Total interest-earning assets	1,005,784	31,816	3.16	860,089	31,995	3.72
Non-interest-earning assets	60,862			58,797

Total assets	$1,066,646			$918,886

Interest-bearing liabilities:
NOW accounts	$60,241	$80	0.13%	$60,013	$125	0.21%
Regular savings accounts	243,507	1,756	0.72	179,677	888	0.49
Money market accounts	105,783	893	0.84	46,097	430	0.93
Certificates of deposit	341,453	4,530	1.33	432,561	7,034	1.63

Total interest-bearing deposits	750,984	7,259	0.97	718,348	8,477	1.18
Borrowings	102,266	1,113	1.09	19,836	461	2.32

Total interest-bearing liabilities	853,250	8,372	0.98	738,184	8,938	1.21

Non-interest-bearing deposits	19,681			17,796
Other non-interest bearing liabilities	21,921			11,954

Total liabilities	894,852			767,934
Equity	171,794			150,952

Total liabilities and equity	$1,066,646			$918,886

Net interest and dividend income		$23,444			$23,057
Net interest rate spread (2)			2.18%			2.51%
Net interest-earning assets (3)	$152,534			$121,905
Net interest margin (4)			2.33%			2.68%
Average interest-earning assets to interest-bearing liabilities	117.88%			116.51%

(1)	Includes Federal Home Loan Bank common stock and short-term investments.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest and dividend income for the fiscal years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Years Ended December 31, 2013 vs. 2012			Years Ended December 31, 2012 vs. 2011
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
			(In thousands)
Interest-earning assets:
Loans	$7,222	$(1,891)	$5,331	$5,506	$(1,627)	$3,879
Securities	(1,624)	(2,377)	(4,001)	1,988	(5,984)	(3,996)
Other	(19)	(35)	(54)	(86)	24	(62)

Total interest-earning assets	$5,579	$(4,303)	$1,276	$7,408	$(7,587)	$(179)

Interest-bearing liabilities:
NOW accounts	$10	$(22)	$(12)	$—	$(45)	$(45)
Savings accounts	710	(46)	664	379	489	868
Money market accounts	(184)	(178)	(362)	500	(37)	463
Certificates of Deposit	129	(875)	(746)	(1,336)	(1,168)	(2,504)

Total interest-bearing deposits	665	(1,121)	(456)	(457)	(761)	(1,218)
Borrowings	153	(98)	55	748	(96)	652

Total interest-bearing liabilities	818	(1,219)	(401)	291	(857)	(566)

Change in net interest and dividend income	$4,761	$(3,084)	$1,677	$7,117	$(6,730)	$387

Net Interest and Dividend Income. Net interest and dividend income increased $1.7 million to $25.1 million for the year ended December 31, 2013 from $23.4 million for the year ended December 31, 2012. Net interest-earning assets increased by $14.8 million to $167.4 million for the year ended December 31, 2013 compared to $152.5 million for the year ended December 31, 2012, while the net interest rate spread decreased 9 basis points to 2.09% for the year ended December 31, 2013, compared to 2.18% for the year ended December 31, 2012. Our net interest margin decreased 12 basis points to 2.21% for the year ended December 31, 2013, compared to 2.33% for 2012.

Interest and Dividend Income. Interest and dividend income increased $1.3 million, or 4.0%, to $33.1 million for the year ended December 31, 2013, compared to $31.8 million for the year ended December 31, 2012. The increase was primarily due to a $5.3 million, or 32.2%, increase in interest on loans to $21.9 million for the year ended December 31, 2013, partially offset by a $4.0 million, or 26.4%, decrease in interest and dividend income on securities to $11.2 million for the year ended December 31, 2013.

The $5.3 million increase in interest on loans was primarily due to a $207.6 million increase in the average balance of loans to $592.0 million for the year ended December 31, 2013, partially offset by a 60 basis point decrease in the average yield on loans to 3.70% for the year ended December 31, 2013. The increase in the average balance of loans reflected our strategy to grow our loan portfolio and deemphasize our reliance on income from investment securities. The yield on loans decreased because the loans that we added in 2013 had lower yields than our average loans in 2012 due to the lower interest rate environment, the higher contribution of short-term LIBOR based commercial loans and competitive pricing pressures.

The decrease in interest and dividends on securities was primarily due to a 45 basis point decrease in the average yield to 2.23% for the year ended December 31, 2013 and a $65.1 million decrease in the average balance of securities to $500.5 million for the year ended December 31, 2013. The yield on securities decreased because the securities we sold had higher yields than our remaining securities, because the securities purchased to replace maturing securities had lower yields than those prevailing in 2011 and because of our strategy to not materially extend the duration of the portfolio. The decrease in the average balance of securities was due to sales of securities.

Interest Expense. Interest expense decreased $401,000, or 4.8%, to $8.0 million for the year ended December 31, 2013 from $8.4 million for the year ended December 31, 2012. The decrease resulted from a $456,000 decrease in interest expense on interest-bearing deposits offset by a $55,000 increase in interest expense on borrowings.

Interest expense on interest-bearing deposits decreased by $456,000 to $6.8 million for the year ended December 31, 2013 from $7.3 million for the year ended December 31, 2012. The decrease was due to a 16 basis point decrease in the average rate paid on interest-bearing deposits to 0.81% for the year ended December 31, 2013, partially offset by a $92.5 million increase in the average balance of interest-bearing deposits to $843.4 million for the year ended December 31, 2013. The average balances of savings deposits, certificates of deposit and NOW accounts increased by $101.3 million, $9.4 million and $6.3 million, respectively, while the average balance of money market accounts decreased by $24.6 million. The decrease in the cost of deposits was in line with our strategic goal of changing the composition of our deposits to reduce the overall composite rate paid on deposits.

Interest expense on borrowings increased $55,000, or 4.9%, to $1.2 million for the year ended December 31, 2013. The increase was due to a $25.2 million increase in the average balance of borrowings in fiscal 2013, partially offset by a 17 basis point decrease in the average cost of borrowings.

Provision for Loan Losses. We recorded provisions for loan losses of $4.1 million for the year ended December 31, 2013 and $2.4 million for the year ended December 31, 2012. The growth in the provision reflected management’s assessment of the risks inherent in our loan portfolio and was necessary so that the allowance for loan losses could keep pace with growth in the loan portfolio during 2013. Net loans grew $277.1 million, or 56.8%, to $765.3 million at December 31, 2013 from $488.2 million at the end of 2012 and the allowance stood at 1.25% of total loans at December 31, 2013 compared to 1.13% at December 31, 2012. The increase also reflected the shift in the composition of our loan portfolio to a higher percentage of commercial business and commercial real estate loans. Credit quality remained strong as loans on nonaccrual represented 0.23% of total loans at December 31, 2013 compared to 0.45% at the end of 2012 and we had net loan recoveries of $27,000 in 2013 compared to net loan chargeoffs of $312,000 in 2012.

Noninterest Income. Noninterest income decreased $3.2 million, or 19.5%, to $13.0 million for the year ended December 31, 2013 compared to $16.2 million for the year ended December 31, 2012. The decline was driven by a $6.8 million decrease in gains on sales of securities (excluding other than temporary impairment) compared to such gains experienced in 2012. The decline in securities gains was partially offset by growth in other categories of noninterest income, the largest of which were bank-owned life insurance income, which increased by $1.8 million, and commercial loan fee income from commercial loan swap activity, which increased by $1.0 million.

Noninterest Expense. Noninterest expense increased $5.4 million, or 20.5%, to $31.7 million for the year ended December 31, 2013 from $26.3 million for the year ended December 31, 2012. Of the $5.4 million increase in noninterest expense, $1.7 million was related to the restructuring of incentive and benefit plans, $584,000 was related to the Nantucket Branch Acquisition, and $184,000 related to the mutual-to-stock conversion of Hyde Park Bancorp, MHC. Excluding these items, noninterest expense would have increased $2.9 million, or 11%, in 2013 compared to 2012. This remaining $2.9 million increase in noninterest expense resulted from the higher cost associated with the Bank becoming a diversified community bank in accordance with the Bank’s strategic plan discussed under “—Business Strategy” above. These costs related to a continued expansion of the management team and other infrastructure to meet the needs of the business plan. On a full time equivalent basis, total employees were 147 at December 31, 2013 compared to 141 at December 31, 2012 and 122 at December 31, 2011. In addition to the increase in the number of employees, the profile of our employee population has evolved over the past two years towards a higher proportion of employees with significant industry experience and this contributed to the growth in salaries and benefits expense. Partially offsetting the overall growth in noninterest expense was a $658,000, or 48.9%, decline in directors’ fees due mainly to a reduction in the size of the board of directors to 11 from 17 members and the absence in 2013 of costs incurred in 2012 related to directors who accepted an early retirement compensation package in connection with the downsizing of the Board.

Income Tax Provision. Despite earning $2.4 million in pre-tax income during 2013, we recorded a tax benefit of $284,000 compared to a $3.1 million tax provision in 2012. The tax benefit in 2013 was due to our tax preference items in relation to pre-tax income most notably due to death benefit income associated with bank-owned life insurance.

Comparison of Operating Results for the Years Ended December 31, 2012 and 2011

General. Net income increased $293,000 to $7.9 million for the year ended December 31, 2012 from $7.6 million for the year ended December 31, 2011. The increase was primarily due to a $7.0 million increase in noninterest income and a $387,000 increase in net interest income, partially offset by $5.2 million increase in noninterest expense and a $1.2 million increase in the provision for loan losses.

Net Interest and Dividend Income. Net interest and dividend income increased $387,000 to $23.4 million for the year ended December 31, 2012 from $23.1 million for the year ended December 31, 2011. Net interest-earning assets increased $30.6 million to $152.5 million for the year ended December 31, 2012 compared to $121.9 million for the year ended December 31, 2011, while the net interest rate spread decreased 33 basis points to 2.18% for the year ended December 31, 2012, compared to 2.51% for the year ended December 31, 2011. Our net interest margin decreased 35 basis points to 2.33% for the year ended December 31, 2012, compared to 2.68% for 2011.

Interest and Dividend Income. Interest and dividend income decreased by $179,000 to $31.8 million for the year ended December 31, 2012, compared to $32.0 million for the year ended December 31, 2011. The decrease was primarily due to a $4.0 million, or 20.9%, decrease in interest and dividends on securities to $15.2 million for the year ended December 31, 2012, partially offset by a $3.9 million, or 30.6%, increase in interest income on loans to $16.5 million for the year ended December 31, 2012.

The $3.9 million increase in interest on loans was primarily due to a $139.9 million increase in the average balance of loans to $384.4 million for the year ended December 31, 2012, partially offset by an 88 basis point decrease in the average yield on loans to 4.30% for the year ended December 31, 2012.

The increase in the average balance of loans reflected our strategy to grow our loan portfolio and deemphasize our reliance on income from investment securities. The yield on loans decreased because the loans that we added in 2012 had lower yields than our average loans in 2011 due to the lower interest rate environment and competitive pricing pressures.

The decrease in interest and dividends on securities was primarily due to a 102 basis point decrease in the average yield to 2.68% for the year ended December 31, 2012, partially offset by a $47.4 million increase in the average balance of securities to $565.6 million for the year ended December 31, 2012. The yield on securities decreased because the securities we purchased in 2012 to replace maturing and sold securities had lower yields than our average securities in 2011 due to the lower interest rate environment.

Interest Expense. Interest expense decreased $566,000, or 6.3%, to $8.4 million for the year ended December 31, 2012 from $8.9 million for the year ended December 31, 2011. The decrease resulted from a $1.2 million decrease in interest expense on interest-bearing deposits, partially offset by a $652,000 increase in interest expense on borrowings.

Interest expense on interest-bearing deposits decreased by $1.2 million to $7.3 million for the year ended December 31, 2012 from $8.5 million for the year ended December 31, 2011. The decrease in interest expense on interest-bearing deposits was due to a 21 basis point decrease in the average rate paid on interest-bearing deposits to 0.97% for the year ended December 31, 2012, partially offset by a $32.6 million, or 4.5%, increase in the average balance of interest-bearing deposits to $751.0 million for the year ended December 31, 2012. The average balances of savings deposits and money market accounts increased by $63.8 million and $59.7 million, respectively, while the average balance of certificates of deposit decreased by $91.1 million. Total deposits increased to fund the growth of our loan portfolio, while the decrease in certificates of deposit was in line with our strategic goal of increasing core deposits.

Interest expense on borrowings increased $652,000 to $1.1 million for the year ended December 31, 2012 from $461,000 for fiscal 2011. The increase was due to a $82.4 million increase in the average balance of borrowings in 2012, partially offset by a 123 basis point decrease in the average cost of borrowings. The average balance of borrowings increased to fund the growth of our loan portfolio, while the cost of borrowing decreased as a result of the prevailing low interest rate environment.

Provision for Loan Losses. We recorded a provision for loan losses of $2.4 million for the year ended December 31, 2012 and a provision for loan losses of $1.1 million for the year ended December 31, 2011. The growth in the provision reflected management’s assessment of the risks inherent in our loan portfolio and was necessary so that the allowance for loan losses could keep pace with growth in the loan portfolio during 2012. The allowance for loan losses stood at 1.13% of total loans at December 31, 2012 compared to 1.25% at December 31, 2011. Nonaccrual loans represented 0.45% of total loans at December 31, 2012 compared to 0.51% at the end of 2011 and we had net loan chargeoffs of $312,000 in 2012 compared to $103,000 in 2011.

Noninterest Income. Noninterest income increased $7.0 million to $16.2 million for the year ended December 31, 2012 compared to $9.2 million for the year ended December 31, 2011. The growth was driven by a $6.4 million increase in gains from securities sales as the declining interest rate environment in 2012 resulted in appreciation in the value of debt securities which we sold. In addition, net gains on loan sales increased to $997,000 in 2012 from $40,000 in 2011 and we benefited from $456,000 of commercial loan fee income from commercial loan swap activity in 2012 compared to none in 2011.

Noninterest Expense. Noninterest expense increased $5.2 million, or 24.9%, to $26.3 million for the year ended December 31, 2012 from $21.0 million for the year ended December 31, 2011. The increase in noninterest expense was mainly due to salaries and benefits expense which increased $3.2 million, or 34.2%, to $12.4 million in 2012 from $9.3 million in 2011. On a full time equivalent basis, total employees increased 15.6% to 141 at December 31, 2012 compared to 122 at December 31, 2011. In addition, the proportion of employees with significant industry experience was greater in 2012 than in 2011 and this contributed to the growth in salaries and benefits expense. Directors’ fees also increased $703,000 to $1.3 million in 2012. In mid-year 2011 we implemented a new compensation program that increased director compensation and 2012 reflects the full year impact of that program. Fees related to director compensation also increased in 2012 due to six directors accepting an early retirement package as part of a plan to reduce the number of directors from 17 to 11. Most other categories of noninterest expense also experienced growth in 2012 reflecting our transition to a diversified community bank, in accordance with the strategic plan discussed under “—Business Strategy” above. This included a significant expansion of the management team and investment in branches and other infrastructure to meet the needs of the business plan.

Income Tax Provision. We recorded a provision for income taxes of $3.1 million in 2012 and $2.5 million in 2011. The effective income tax rate was 28.4% in 2012 and 25.1% in 2011. The lower effective tax rate in 2011 was due, in part, to a higher proportion of non-taxable income from bank-owned life insurance.

Management of Market Risk

General.

Market risk is the risk that the market value or estimated fair value of our assets, liabilities, and derivative financial instruments will decline as a result of changes in interest rates or financial market volatility, or that our net income will be significantly reduced by interest-rate changes.

Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Management Committee (“ALCO”) is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors.

Net Interest Income Analysis.

Income simulation is the primary tool for measuring the interest-rate risk inherent in our balance sheet at a given point in time by showing the effect on net interest income, over specified time horizons, under a range of interest rate ramp and shock scenarios. These simulations take into account repricing, maturity and prepayment characteristics of individual products. These estimates require us to make certain assumptions including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on our net interest income. Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results. The ALCO reviews the methodology utilized for calculating interest-rate risk exposure and may periodically adopt modifications to this methodology. Simulation results are reviewed by the ALCO to determine whether the exposure resulting from changes in market interest rates remains within established tolerance levels and develops appropriate strategies to manage this exposure.

As of December 31, 2013, net interest income simulation indicated that our exposure to changing interest rates was within our internal and regulatory guidelines. The following table presents the estimated impact of interest-rate ramps on our estimated net interest income over the period indicated:

Change in Interest Rates (basis points) (1)	Change in Net Interest Income Year One (% Change From Year One Base)
+200	-5.01%
- 100	1.24%

(1)	The calculated change in net interest income assumes a gradual parallel shift across the yield curve over a one-year period.

The table above indicates that at December 31, 2013, in the event of a 200 basis point increase in interest rates over a one year period, assuming a gradual parallel shift across the yield curve over such period, we would experience a 5.01% decrease in net interest income. At the same date, in the event of a 100 basis point decrease in interest rates over a one year period, assuming a gradual parallel shift across the yield curve over such period, we would experience a 1.24% increase in net interest income. The Nantucket Branch Acquisition, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition,” impacts our net interest income sensitivity due to the addition of core deposits which reduces liability sensitivity. Pro forma for this transaction as of December 31, 2013, the estimated negative impact of a 200 basis point increase in interest rates over a one year period, assuming a gradual parallel shift across the yield curve over such period, is reduced to a 2.03% decrease in net interest income, while the estimated positive impact of a 100 basis point decrease in interest rates over a one year period, assuming a gradual parallel shift across the yield curve over such period, is increased to a 1.34% increase in net interest income.

Economic Value of Equity Analysis.

We also analyze the sensitivity of our financial condition to changes in interest rates through our economic value of equity model. This analysis measures the difference between predicted changes in the present value of our assets and predicted changes in the present value of our liabilities assuming various changes in current interest rates. Our economic value of equity analysis as of December 31, 2013 indicated that, in the event of an instantaneous 200 basis point increase in interest rates, we would experience an estimated 17.4% decrease in the economic value of our equity. At the same date, our analysis indicated that, in the event of an instantaneous 100 basis point decrease in interest rates, we would experience an estimated 1.9% increase in the economic value of our equity. The Nantucket Branch Acquisition, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition,” impacts the economic value of equity analysis in both a rising and declining rate environment primarily due to the addition of non-rate sensitive core deposits. Adjusting for this transaction as of December 31, 2013, we estimated that an instantaneous 200 basis point increase in interest rates would result in a 12.1% decrease in the economic value of our equity while the impact of an instantaneous 100 basis point decline in interest rates would result in a 1.4% decrease in the economic value of our equity. The impact on our economic value of equity under all scenarios discussed above are within policy guidelines. The estimates of changes in the economic value of our equity require us to make certain assumptions including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on the economic value of our equity. Although our economic value of equity analysis provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on the economic value of our equity and will differ from actual results.

Liquidity and Capital Resources

Liquidity is a financial institution’s capacity to readily meet its current and future financial obligations. It is further defined as the ability to respond to the needs of depositors and borrowers, as well as to opportunities for earnings enhancements. The company’s primary source of liquidity is deposits which funded approximately three-quarters of total assets in 2013. Other sources of liquidity include cash flows from loan repayments and the securities portfolios and discretionary use of wholesale funds, including Federal Home Loan Bank of Boston (“FHLBB”) borrowings and brokered deposits. Wholesale funds are used to diversify our funding mix and to support asset growth when profitable lending and investment opportunities exist. Securities designated as available for sale may also be sold in response to short-term or long-term liquidity needs.

We have a detailed liquidity funding policy and a contingency funding plan that outlines a comprehensive management response to unexpected demands for liquidity. Management employs stress testing methodology to estimate needs for contingent funding that could result from unexpected outflows of funds in excess of ordinary course of business. To supplement its liquidity, Blue Hills Bank has established collateralized borrowing capacity with the Federal Reserve Bank of Boston and also maintains additional collateralized borrowing capacity with the FHLBB. At December 31, 2013, we had $215 million of FHLBB advances outstanding. At that date we had the ability to borrow up to an additional $50 million from the FHLBB. At December 31, 2013 and 2012, we had $33.0 million in available unsecured federal funds lines with correspondent banks, which could be drawn upon as needed. There were no amounts outstanding under these lines of credit at December 31, 2013 or 2012.

Liquidity management is monitored by the ALCO which is responsible for establishing and monitoring liquidity targets as well as strategies to meet these targets. Liquidity remained well within target ranges established by the ALCO during 2013. Management believes our sources of funding will meet anticipated funding needs.

Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2013 cash and cash equivalents totaled $40.3 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

Our primary investing activities are originating loans and purchasing securities. During the years ended December 31, 2013 and December 31, 2012, we had net loan originations of $63.7 million and $30.2 million, respectively. We also bought $218.1 million and $184.4 million of loans in 2013 and 2012, respectively. We are also active in buying and selling securities. During the year ended December 31, 2013 we purchased $335.9 million of securities and received proceeds from the sale of securities totaling $314.9 million. During the year ended December 31, 2012 those amounts were $493.3 million and $343.8 million, respectively.

Financing activities consist primarily of activity in deposit accounts and borrowings. We experienced net increases in deposits of $97.3 million and $61.4 million for the years ended December 31, 2013 and December 31, 2012, respectively. Included in the net deposit increases are $79.6 million and $12.0 million, respectively, of brokered deposits. At December 31, 2013, brokered deposits totaled $91.6 million but these were reduced by approximately one-half in January 2014 following the Nantucket Branch Acquisition. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors. We also experienced net increases in borrowings of $60.6 million and $114.4 million for the years ended December 31, 2013 and December 31, 2012, respectively.

At December 31, 2013, we had $28.1 million in loan commitments outstanding. In addition to commitments to originate loans, we had $81.5 million in unused lines of credit to borrowers and letters of credit and $21.7 million in undisbursed construction loans. Certificates of deposit due within one year of December 31, 2013 totaled $265.1 million, or 29.0%, of total deposits. Excluding brokered deposits, certificates of deposit due within one year of December 31, 2013 totaled $184.2 million, or 20.1%, of total deposits. If these deposits do not remain with us, we may be required to seek other sources of funds, including loan and securities sales, brokered deposits, and Federal Home Loan Bank advances. While management believes that we have adequate liquidity to meet our commitments and to fund the Bank’s lending and investment activities, the availability of these funding sources are subject to broad economic conditions and could be restricted in the future. Such restrictions would impact our immediate liquidity and/or additional liquidity needs.

We are subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2013, we exceeded all regulatory capital requirements and are considered “well capitalized” under regulatory guidelines (see Note 11 of the Notes to Consolidated Financial Statements).

On January 18, 2014, the Bank completed the acquisition of three branches in Nantucket that operate under the name Nantucket Bank, a division of Blue Hills Bank. The assets acquired and liabilities assumed in the transaction included all of the deposits and selected local commercial loans and home equity loans and lines of credit associated with the acquired branches. As part of the Nantucket Branch Acquisition, we also received $161.6 million in cash, all of which has been used to pay down Federal Home Loan Bank advances and replace brokered deposits. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition.”

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest and dividend income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement we have in these particular classes of financial instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments. Our exposure to credit loss is represented by the contractual amount of the instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments and unadvanced funds on lines-of-credit generally have fixed expiration dates and may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. In addition, from time to time we enter into commitments to sell mortgage loans that we originate. For additional information, see Note 13 of the Notes to Consolidated Financial Statements beginning on Page F-1 of this prospectus.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the Notes to Consolidated Financial Statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

Our Consolidated Financial Statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF BLUE HILLS BANCORP

Blue Hills Bancorp is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Blue Hills Bank. We will retain up to 50% of the net proceeds from the offering and initially invest the remaining net proceeds in Blue Hills Bank as additional capital of Blue Hills Bank. Blue Hills Bancorp will use a portion of the net proceeds to make a loan to the employee stock ownership plan through a subsidiary that it will capitalize for this purpose. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Blue Hills Bancorp, as the holding company of Blue Hills Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the opportunistic acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies. We currently have no understandings or agreements to acquire other financial institutions.

Following the offering, our cash flow will primarily depend on earnings from the investment of the net proceeds from the offering that we retain and any dividends we receive from Blue Hills Bank. Initially, Blue Hills Bancorp will neither own nor lease any property, but will instead pay a fee to Blue Hills Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Blue Hills Bank to serve as officers of Blue Hills Bancorp. We will, however, use the support staff of Blue Hills Bank from time to time. We will pay a fee to Blue Hills Bank for the time devoted to Blue Hills Bancorp by employees of Blue Hills Bank. However, these persons will not be separately compensated by Blue Hills Bancorp. Blue Hills Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF BLUE HILLS BANK

General

Under its original name of Hyde Park Savings Bank, Blue Hills Bank was chartered in 1871 by the Commonwealth of Massachusetts as a mutual savings bank to serve the financial needs of businesses and individuals in the local community. In 2008, the Bank reorganized into a two-tier mutual holding company structure resulting in the creation of Hyde Park Bancorp, MHC; and in 2011, Hyde Park Bancorp, Inc., the Bank’s mid-tier holding company, was formed. In 2011, the Bank was rebranded “Blue Hills Bank.”

We provide financial services to individuals, families and businesses through our nine full-service branch offices located in Brookline, Dedham, Hyde Park (two branches), Nantucket (three branches), Norwood and West Roxbury, Massachusetts. Our deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the maximum extent permitted by law, and amounts in excess of FDIC deposit insurance limits are insured by the Depositors Insurance Fund. We also offer alternative banking delivery channels, including online banking, online bill payments, mobile banking, mobile person-to-person payments and mobile check deposits, supported by a dedicated call center. We offer cash management, merchant services and remote deposit capture to our business customers. We offer our loan and deposit products to retail and commercial customers throughout eastern Massachusetts.

Prior to 2010, the Bank was focused primarily on soliciting deposits from retail customers residing in the communities in which our branches were located and investing those deposits primarily in investment securities and, to a lesser extent, one- to four-family mortgages secured by properties located in the communities surrounding our branch offices. Accordingly, we generally did not offer commercial real estate or commercial business loans or deposit products and services aimed at attracting business customers. Prior to 2010, we relied more heavily on the management of our investment securities portfolio and cash and cash equivalents as a source of net income. At December 31, 2010, investment securities totaled $543.9 million, or 59.7% of total assets, net loans totaled $202.0 million, or 22.2% of assets (91.6% of our loan portfolio was one- to four-family residential mortgage loans) and cash and cash equivalents totaled $111.8 million or 12.3% of total assets.

In mid-2010, following a comprehensive strategic review of our business, management and operations, the board of directors appointed a new President and Chief Executive Officer, William M. Parent, and subsequently approved a change in the overall business strategy of the Bank. The new strategic direction was designed to transform the Bank into a diversified, full-service community bank with new and expanded lending and deposit platforms and increased capabilities to serve retail customers and the small and mid-size business market. Additionally, the new strategic direction called for the Bank to update its branding and marketing efforts in the markets it served. This new strategy intended to leverage the Bank’s capital strength, liquidity and strong asset quality and build the infrastructure necessary to support its increased lending activity. In particular, it emphasized building a robust residential, commercial real estate and commercial business oriented banking platform by broadening its product offerings, improving its technology and delivery channels and hiring additional experienced lenders and underwriting staff. The new strategic direction also sought to take advantage of the sound economy of eastern Massachusetts, which had not been as negatively affected by the recession that began in 2008 as other regions of the United States.

In 2011, additional members of the senior management team were hired, notably the Senior Commercial Officer, Chief Risk Officer, Chief Retail Officer, Chief Information Officer and Chief Marketing Officer and, in 2013, a new Chief Financial Officer was hired. The new management team has continued to implement the Bank’s change in its strategic direction, which has resulted in growth and diversification of lending activities and the loan portfolio, the development of banking products and services for commercial and small business customers, and the introduction of other delivery channels, including online and mobile platforms.

Additionally, the Bank decided to update its market image, increase its name recognition and market presence and rebrand its operations by changing its name to “Blue Hills Bank” in 2011. The Bank believes that its rebranding efforts will better position the Bank as a regional alternative for its commercial and retail customers.

Recently Completed Strategic Initiatives

From 2010 to 2013, we made progress in changing our strategic direction, including completion of the following initiatives:

•	Commercial lending platform – The Bank established a commercial real estate and commercial business lending platform targeting the financial needs of professional commercial real estate investors, developers and middle-market businesses located and operating in eastern Massachusetts. In order to gain relevant commercial lending experience, build its commercial loan portfolio and assess the infrastructure the Bank had built to handle such activity, the Bank initially purchased and participated in loans with larger commercial banks during 2011 through 2013. We now offer a full range of commercial lending products. Since 2010, we have added 13 commercial lending staff including six commercial underwriting, servicing and support staff, some of whom also support our small business banking activities.

•	Small business banking – The Bank now offers commercial banking products tailored to mid- to small-size businesses, with a primary focus on new customer acquisition in areas served by the Bank’s branches. The Bank offers commercial deposit products, business checking and cash management products that encourage relationship banking, along with savings products tied to profitable business checking accounts. In addition, the Bank obtained the necessary qualifications to participate in lending programs of the U.S. Small Business Administration, increasing its ability to attract small businesses by providing guarantees on loans. Since 2010, the Bank has added 13 small business banking lending and support personnel.

•	Residential mortgage lending – The Bank increased its residential lending capabilities by expanding its staff in origination, underwriting and servicing, introducing correspondent lending programs and moving to paperless systems. Since 2010, the Bank has added six residential mortgage lending staff and support personnel. To manage risk and to maximize return on assets, the Bank also developed its secondary market capabilities in order to be able to originate, package and sell mortgage loans in the secondary market.

•	Rebranding, retail branches and administration – The Bank upgraded its retail branch office network through renovation and construction to incorporate an updated look and feel. Additionally, in 2011, the Bank rebranded its operations and adopted a more robust marketing budget and strategy, to extend its market offering beyond the five core communities the Bank had historically serviced. This effort included securing the naming rights of an outdoor entertainment facility in Boston’s Seaport district, a popular and growing community, to continue efforts to build greater brand recognition for the Bank.

•	Ecommerce – The Bank upgraded its online banking system to provide for a better user experience and introduced new capabilities such as mobile banking, mobile person-to-person payments, remote deposit capture and mobile check deposits.

•	Back office infrastructure – The Bank upgraded its core operating system to enable tellers and customer service representatives to improve their service of customers. In addition, back office functions were centralized in a new operations center that included a training facility. The Bank also augmented staffing in compliance, risk management and credit administration areas to handle significant growth in lending, new delivery channels and overall operating activities.

•	Community reinvestment – The Bank created a charitable foundation to support local not-for-profit organizations that work to expand affordable housing and community development; or whose mission involves human services, education, or the arts.

•	Securities portfolio management – The Bank professionalized the management of the sizeable investment securities portfolio by engaging third-party investment managers to assist in selecting appropriate securities for the portfolio with the aim of diversifying risk and maximizing risk-adjusted investment returns, while oversight of the portfolio remains with the Bank.

The implementation of the strategic plan since 2010 has resulted in growth and diversification of our assets and liabilities. As of December 31, 2013, we had total assets of $1.3 billion, of which $773.0 million, or 58.8%, consisted of loans, and $441.3 million, or 33.6%, consisted of securities available for sale. At that same date, our loan portfolio was more diversified, as 47.3% of our loans consisted of one- to four-family residential real estate loans, 29.6% of loans consisted of commercial real estate loans (including multi-family residential loans), and 14.4% consisted of commercial business loans, with the balance of loans in home equity, consumer and construction loans. At December 31, 2013, 36.3% of our deposits were savings deposits, 13.0% were NOW and demand accounts, 8.3% were money market accounts, and 42.4% were certificates of deposit. By comparison, at December 31, 2010, a full 64.8% of deposits consisted of certificates of deposit. At December 31, 2013, our funding also included $215.0 million in advances from the Federal Home Loan Bank of Boston.

Our growth was supplemented in January 2014 with the Nantucket Branch Acquisition, involving a franchise of three branches which operates under the local trade-name “Nantucket Bank, a division of Blue Hills Bank,” including $274.5 million in deposits and $102.2 million in select local commercial loans and home equity loans and lines of credit. This acquisition has further increased and diversified our loans and deposits. For additional information regarding the effects of the Nantucket Branch Acquisition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition.”

In light of the progress made in the change in strategic direction initiated in mid-2010, we updated our strategic plan and business strategy in the autumn of 2013. The main elements of that plan and strategy include the following:

Expanding Residential Lending – We plan to continue to grow our one- to four-family residential lending operations. We will continue to emphasize increasing our one-to-four family lending capabilities and geographic coverage through the addition of lenders or lending teams that operate in our market area and adjacent markets. If necessary to support such new lending teams, we would establish loan production offices located in the north and south shore communities of eastern Massachusetts which will provide new market coverage to the Bank’s existing profile.

Expanding Commercial Real Estate and Commercial Business Lending – We plan to continue to emphasize and grow our commercial business and commercial real estate lending platforms and loan portfolios. Our focus will be on the small to mid-sized commercial businesses operating or headquartered in eastern Massachusetts and adjacent markets and commercial real estate properties located in eastern Massachusetts and adjacent markets. We will continue to emphasize growth in commercial business lending and deposit products and services and increasing our market coverage through the addition of lenders or lending teams operating in our current market areas and adjacent markets. If necessary to support such new lending teams, we would establish loan production offices located in the north and south shore communities of eastern Massachusetts.

Increasing Core Funding – Over the past three years, the Bank has been repositioning its deposit composition to diminish the reliance on higher priced certificates of deposit and has emphasized attracting and retaining core deposit relationships. Investments in retail branch sales and service training, cross sell initiatives with targeted incentive plans, along with improved product bundling has allowed the Bank to broaden its customer relationships and improve its core deposit retention and reduce its overall cost of funding. The addition of the Nantucket branches offers the continued growth of these programs across an expanded geographic footprint. In addition, our offering of cash management services for the small-to-mid-sized business segment will increase our ability to access commercial business deposit relationships which provide fee income and low cost funding.

Improving Alternative Delivery Channels and Online Banking Penetration – A significant investment has been made to improve and increase the channels by which our customers may conduct transactions and business with the Bank. We have made improvements to our online and mobile capabilities for consumer and business banking. These enhancements include the addition of mobile banking and remote deposit capture. We plan to continue to make targeted investments to improve online account opening and provide users additional capabilities such as “Pop Money” and peer-to-peer transfers which we believe will increase our ability to convert existing customers to online products that expand and deepen our relationship with customers. Additionally, we look to attract customers outside of our branch footprint through expanded brand recognition, targeted marketing and differentiated pricing.

Expanding our Network of Branch and Loan Production Offices –We believe opportunity exists to expand our core deposit base further, partially through greater penetration with commercial customers, but more significantly through targeted de novo branching and acquisitions of either other financial institutions or branches thereof and through the establishment of lower cost loan production offices to support lending teams in markets where we do not have a physical presence. We recently acquired three branches in Nantucket, Massachusetts and have plans to open two de novo branch offices located in Milton and Westwood, Massachusetts, which we expect will open in 2014 and 2015, respectively.

Implementing Our Fee Income Initiative – The Bank has begun a new initiative to analyze our product related fees compared to market competitors and make adjustments where appropriate. This initiative is designed to identify fee income opportunities from our deposit services and products. In addition, the recent expansion of our cash management capabilities will improve our ability to increase fee income from business customers who manage their banking relationships with the Bank. We also believe opportunities exist to expand our fee income through the introduction of non-deposit investment and insurance products or selective acquisitions of businesses that generate non-interest income.

Maintaining Our Investment Securities Portfolio – Although we have de-emphasized the reliance upon our investment securities in recent years and will continue to de-emphasize such portfolio as a percentage of our overall asset base, we expect to maintain a portion of our investment securities portfolio as a means of net income generation for the Bank unless additional liquidity is needed to fund loan growth. We currently utilize professional third party securities portfolio managers to oversee and manage our investment securities portfolio and have established an asset allocation model with investment parameters to guide such managers.

Maintaining Our Highly Integrated Risk Management Program – We will continue to focus on maintaining a well-integrated risk management capability, which we believe is a key component of long-term financial performance. Managing interest rate, credit, market and operational risk through periods of growth and volatile economic environments requires constant focus, assessment and investment in human capital and systems and technology. We intend to maintain this focus through board level attention combined with prudent underwriting standards, moderate duration for interest rate sensitive assets and well implemented operating policies and procedures.

A full description of our products and services begins on page 87 of this prospectus under the heading “Business of Blue Hills Bank”.

Market Area

We provide financial services to individuals, families and small to mid-size businesses through our nine full-service branch offices located in Brookline, Dedham, Hyde Park, Nantucket, Norwood and West Roxbury, Massachusetts. Our primary deposit taking market includes Norfolk, Suffolk and

Nantucket Counties in Massachusetts. Our primary lending market encompasses a broader region of eastern Massachusetts. In addition, we also make loans secured by properties and the assets of businesses located outside of our primary lending market area. These loans are typically made to businesses headquartered or operating in eastern Massachusetts.

Due to our proximity to Boston, our market area benefits from the presence of numerous institutions of higher learning, medical care and research centers and the corporate headquarters of several financial investment companies. Eastern Massachusetts also has many high technology companies employing personnel with specialized skills. As a result, healthcare, high-tech and financial services companies constitute major sources of employment in our regional market area, as well as the colleges and universities that populate the Boston Metropolitan Statistical Area (“MSA”). These factors affect the demand for residential homes, apartments, office buildings, shopping centers, industrial warehouses and other commercial properties. Tourism also is a prominent component of our market area’s economy, as Boston annually ranks as one of the nation’s top tourist destinations.

Population and household data indicate that the market surrounding our branches is a mix of urban and suburban markets. Suffolk County, where the city of Boston is located, and Norfolk County are two of the largest counties in Massachusetts, each with a total population of approximately 700,000. Suffolk County experienced relatively strong demographic growth from 2010 to 2012, at 1.0% annually, which exceeded both the national and state growth rates. Norfolk County, which is a suburban market with a larger commuter population, experienced moderate population growth from 2010 to 2012, at 0.5% annually. Nantucket County is a popular tourist destination and summer colony and, thus has seasonal fluctuations in population. Nantucket County has 10,000 full time residents, which expands to a population approximating 100,000 during the peak of the summer vacation season. From 2010 to 2012, Nantucket County experienced a 0.4% decline in population. Household growth rates paralleled population growth trends in all three market counties, with Suffolk County displaying the fastest household growth and Nantucket County exhibiting a decline in households. Recent population and household growth trends are generally projected to continue over the next five years, although Nantucket County is projected to record a slight increase in population over the next five years.

Income measures show that Suffolk County is a relatively low-income market, characterized by its urban demographic in the city of Boston. Median household income for Suffolk County fell below both national and state measures, while per capita income exceeded the national measure but was below the state measure. Comparatively, income measures show that Norfolk and Nantucket counties are relatively affluent markets. Norfolk County is the wealthiest county in the state of Massachusetts and is characterized by a high concentration of white collar professionals who work in the Boston MSA. Nantucket County is a prestigious vacation destination targeted towards high-income visitors, with home values among the highest in the country. Median household and per capita income measures for Norfolk and Nantucket Counties are both well above the comparable U.S. and Massachusetts income measures. Projected income growth measures were generally in line with the comparable projected growth rates for the U.S. and Massachusetts, although Nantucket County’s projected income growth rates were at the low end of the range of projected growth rates for the primary market area counties as well as the U.S and Massachusetts.

The November 2013 unemployment rates for Norfolk and Suffolk Counties, at 5.6% and 6.3% respectively, were below the comparable unemployment rates for the U.S. and Massachusetts. Comparatively, the November 2013 unemployment rate for Nantucket County was 7.8%, which was above the comparable unemployment rates for Massachusetts and the U.S. In contrast to the U.S., Nantucket, Norfolk and Suffolk Counties, along with the state of Massachusetts, reported higher unemployment rates for November 2013 compared to a year ago.

Competition

We face intense competition in our market area both in making loans and attracting deposits. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and investment banking firms. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide.

Our deposit sources are primarily concentrated in the communities surrounding our nine full-service branch offices located in Brookline, Dedham, Hyde Park, Nantucket, Norwood and West Roxbury, Massachusetts. As of June 30, 2013 (the latest date for which information is publicly available from the Federal Deposit Insurance Corporation), we ranked fourteenth of 48 banks and thrift institutions with offices in Norfolk County, Massachusetts, with a 1.65% market share. As of that same date, we ranked fourteenth of 43 banks and thrift institutions with offices in the County of Suffolk, Massachusetts, with a 0.37% market share. Based on pro forma information for the Nantucket Branch Acquisition in January 2014, we ranked first of three banks and thrift institutions with offices in the County of Nantucket, Massachusetts, with a 54.5% market share.

Lending Activities

Our primary lending activity is the origination of one- to four-family residential mortgage loans, commercial real estate loans, commercial business loans, home equity loans and lines of credit, other consumer loans and construction loans. To diversify risk, we also hold portfolios of loans which were originated outside of our core market in eastern Massachusetts, comprising a portfolio of first-lien home equity lines of credit, loans to franchisees with a global restaurant chain, and a portfolio of classic and collector automobile loans located throughout the continental United States.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio at the dates indicated. Loans held for sale amounted to $765,000, $0, $0, $582,000 and $853,000 at December 31, 2013, 2012, 2011, 2010 and 2009, respectively, and are included in one- to four- family residential loans below.

	At December 31,
	2013		2012		2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans and lines:
One- to four-family residential	$365,707	47.31%	$311,713	63.27%	$264,167	94.64%	$192,173	94.05%	$201,441	94.19%
Home equity	25,535	3.30	25,062	5.09	2,925	1.05	3,044	1.49	4,018	1.88
Commercial	228,688	29.59	100,904	20.48	7,656	2.74	6,327	3.10	5,705	2.66
Construction	16,559	2.14	5,753	1.17	656	0.24	1,236	0.60	1,172	0.55

Total real estate loans and lines	636,489	82.34	443,432	90.01	275,404	98.67	202,780	99.24	212,336	99.28
Commercial business loans	111,154	14.38	33,762	6.85	1,000	0.36	1,000	0.49	1,000	0.47
Consumer loans	25,372	3.28	15,473	3.14	2,710	0.97	549	0.27	530	0.25

Total loans	773,015	100.0%	492,667	100.0%	279,114	100.0%	204,329	100.0%	213,866	100.0%

Other items:
Allowance for loan losses	(9,671)		(5,550)		(3,501)		(2,478)		(3,081)
Deferred loan costs and discounts	2,003		1,090		915		165		73

Total loans, net	$765,347		$488,207		$276,528		$202,016		$210,858

Loan Portfolio Maturities and Yields. The following table summarizes the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity at December 31, 2013, but does not include scheduled payments or potential payments. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to Four-Family Residential Loans		Home Equity Loans and Lines of Credit		Commercial Real Estate Loans		Construction
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Due During the Years Ending December 31,
2014	$128	5.81%	$6	6.75%	$1,336	4.43%	$916	5.00%
2015	128	4.70	—	—	14,598	2.67	15,245	2.49
2016	168	6.17	62	5.08	6,633	3.56	—	—
2017 to 2018	3,658	5.31	181	6.26	50,473	2.94	—	—
2019 to 2023	17,199	3.86	938	6.27	155,062	2.78	—	—
2024 to 2028	31,224	3.89	197	5.85	362	6.00	—	—
2029 and beyond	313,202	4.07	24,151	2.85	224	6.00	398	5.25

Total	$365,707	4.06%	$25,535	3.03%	$228,688	2.85%	$16,559	2.70%

	Commercial Business Loans		Consumer Loans		Total Loans
	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Due During the Years Ending December 31,
2014	$30,550	2.91%	$98	15.43%	$33,034	3.08%
2015	706	2.33	98	6.26	30,775	2.59
2016	5,962	2.33	53	5.16	12,878	3.04
2017 to 2018	32,626	3.05	1,000	6.58	87,938	3.13
2019 to 2023	37,344	3.57	11,852	6.89	222,395	3.23
2024 to 2028	2,501	2.82	12,271	5.86	46,555	4.38
2029 and beyond	1,465	0.82	—	—	339,440	3.97

Total	$111,154	3.11%	$25,372	6.40%	$773,015	3.58%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2013 that are contractually due after December 31, 2014.

	Due After December 31, 2014
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans and lines:
One- to four-family residential	$227,409	$138,170	$365,579
Home equity	1,291	24,238	25,529
Commercial real estate	44,711	182,641	227,352
Construction	398	15,245	15,643

Total real estate loans and lines	273,809	360,294	634,103
Commercial business loans	27,255	53,349	80,604
Consumer loans	25,274	—	25,274

Total loans	$326,338	$413,643	$739,981

One- to Four-Family Residential Mortgage Loans. At December 31, 2013, $365.7 million, or 47.3%, of our loan portfolio, consisted of one- to four-family residential mortgage loans. We offer fixed-rate and adjustable-rate residential mortgage loans with maturities of generally up to 30 years.

Some of the housing stock in our primary lending market area comprises two-, three- and four-unit properties, all of which are classified as one- to four-family residential mortgage loans. At December 31, 2013, of $365.7 million of one- to four-family residential mortgage loans in our portfolio, $21.9 million comprised non-owner occupied properties.

Our one- to four-family residential mortgage loans that we originate or purchase are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency. We also originate loans above the conforming limits, which are referred to as “jumbo loans.” We generally underwrite jumbo loans, whether originated or purchased, in a manner similar to conforming loans. Jumbo loans are common in our market area. During the year ended December 31, 2013, we originated $73.8 million of one- to four-family residential loans and purchased $102.4 million of one- to four-family residential loans through correspondents. We currently have relationships with several correspondents consisting of mortgage brokers and community banks. See “Business of Blue Hills Bank—Lending Activities—Loan Originations, Purchases, Sales, Participations and Servicing.”

We originate our adjustable-rate one- to four-family residential mortgage loans with initial interest rate adjustment periods of one, three, five, seven and ten years, based on changes in a designated market index. These loans are limited to a 200 basis point initial increase in their interest rate, a 200 basis point increase in their interest rate annually after the initial adjustment, and a maximum upward adjustment of 400 to 600 basis points over the life of the loan. We determine whether a borrower qualifies for an adjustable-rate mortgage loan in conformance with the underwriting guidelines set forth by Fannie Mae and Freddie Mac in the secondary mortgage market. In particular, we determine whether a borrower qualifies for an adjustable-rate mortgage loan with an initial fixed-rate period of five years or less based on the ability to repay both principal and interest using an interest rate which is 2.0% above the initial interest rate, including a reasonable estimate of real estate taxes and insurance, and taking into account the maximum debt-to-income ratio stipulated in the underwriting guidelines in the secondary mortgage market. The qualification for an adjustable-rate mortgage loan with an initial fixed-rate period exceeding five years is based on the borrower’s ability to repay at the initial fixed interest rate.

We will originate one- to four-family residential mortgage loans with loan-to-value ratios up to 80% without private mortgage insurance. We will originate loans with loan-to-value ratios of up to 95% with private mortgage insurance and where the borrower’s debt does not exceed 45% of the borrower’s monthly cash flow. To encourage lending to low- and moderate-income home buyers, we participate in several publicly-sponsored loan programs including the Massachusetts Housing Finance Agency program which provides competitive terms for loans with higher loan-to-value ratios than are available with conventional financing; the Federal Home Loan Banks Equity Builder Program which provides closing cost and down payment assistance to income-eligible home buyers; and the Mass Housing Partnership’s Soft Second program that contains a number of attractive features for low- and moderate-income home buyers.

Generally, we sell into the secondary market the majority of the conforming fixed-rate one- to four-family residential mortgage loans we originate. We base the amount of fixed-rate loans that we sell into the secondary market on our liquidity needs, asset/liability mix, loan volume, portfolio size and other factors. We currently sell the majority of loans that we sell to the secondary market to the Federal Home Loan Bank of Boston, with servicing retained. Historically, we have also sold loans to Freddie Mac and retain servicing on these loans. For the year ended December 31, 2013, we received servicing fees, including credit enhancement fees, of $118,000 on mortgage loans that we serviced for third parties. At December 31, 2013, the unpaid principal balance of loans serviced for others totaled $47.6 million. In 2013, we sold a $27.0 million portfolio of non-conforming loans to another savings bank with servicing released.

We generally do not offer “interest only” mortgage loans on one- to four-family residential properties. We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. Additionally, outside of the publicly-sponsored loan programs mentioned previously, we do not offer “subprime loans” (loans that are made with low down-payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (defined as loans having less than full documentation).

Commercial Real Estate. At December 31, 2013, $228.7 million, or 29.6%, of our loan portfolio consisted of commercial real estate loans. At December 31, 2013, substantially all of our commercial real estate was secured by properties located in eastern Massachusetts. In addition, the vast majority of the commercial real estate loans in our portfolio were originated by us as lead lender, rather than loans that we have purchased or obtained through participations.

Our commercial real estate mortgage loans are primarily secured by office buildings, multi-family apartment buildings, owner-occupied businesses and industrial buildings. As of December 31, 2013, our largest commercial real estate loan relationship totaled $14.9 million, which financed a multi-tenanted office property and public garage. At that date we had eight other commercial real estate loan relationships with outstanding principal balances exceeding $10.0 million.

Our commercial real estate loans generally have terms of three to ten years with adjustable, LIBOR-based rates of interest. These loans generally amortize on a twenty-five to thirty year basis, with a balloon payment due at maturity.

To facilitate qualified commercial customers’ access to fixed-rate financing, we enter into loan-level interest rate swaps. These swap agreements enable the Bank to write LIBOR-based, adjustable-rate loans, whereas customers ultimately pay a fixed interest rate. Interest rate risk associated with these loans is controlled by entering into offsetting positions with third parties. Credit risk is minimized by limiting transactions to highly rated counterparties and through collateral agreements. Collateral is required to be delivered when the credit risk exceeds acceptable thresholds, for certain counterparties. We generally receive fees for acting as an intermediary in these interest rate swap agreements. As of December 31, 2013, the notional value of interest rate swaps on loans with commercial loan customers amounted to $171.7 million, and we earned fee income of $1.5 million from customer swaps in 2013. As a rule we do not arrange swap agreements for unqualified customers, such as those which would be classified as Small Enterprises with assets of less than $10 million.

In underwriting commercial real estate loans we consider a number of factors, which include the projected net cash flow to the loan’s debt service requirement (generally requiring a minimum of 125%), the age and condition of the collateral, the financial resources and income level of the sponsor and the sponsor’s experience in owning or managing similar properties. Commercial real estate and multi-family real estate loans are generally originated in amounts up to 75% of the appraised value or the purchase price of the property securing the loan, whichever is lower. When circumstances warrant, guarantees are obtained from commercial real estate and multi-family real estate sponsors. In addition, the sponsor’s and guarantor’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates.

Commercial real estate loans generally entail greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate and multi-family real estate than for one- to four-family residential properties.

Home Equity Loans and Lines of Credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity lines of credit and, to a lesser extent, home equity loans, that are secured by the borrower’s primary residence, secondary residence or one- to four-family investment properties. Home equity loans and lines of credit are generally underwritten with the same criteria that we use to underwrite one- to four-family residential mortgage loans. We offer these products primarily through our branch office network.

In an effort to increase our exposure to floating-rate assets and diversify our credit portfolio, we purchased a portfolio of first-lien home equity lines of credit in 2012 at a discount to the outstanding principal balance of $22.3 million at closing. This portfolio consisted of seasoned, first-lien home equity lines with strong credit characteristics and geographic dispersion in the United States. These loans are serviced by a third party. At December 31, 2013, we had $25.5 million in home equity lines and loans outstanding, of which 99.9% were performing in accordance with original terms, and of which $19.3 million relate to the portfolio of first-lien home equity lines acquired in 2012.

The home equity lines of credit that we originate are revolving lines of credit which generally have a term of 25 years, with draws available for the first ten years. Our 25-year lines of credit are interest only during the first ten years, and amortize on a fifteen year basis thereafter. We generally originate home equity lines of credit with loan-to-value ratios of up to 80% when combined with the principal balance of the existing first mortgage loan, although loan-to-value ratios may occasionally exceed 80% on a case-by-case basis. Maximum loan-to-value ratios are determined based on an applicant’s credit score, property value, loan amount and debt-to-income ratio. Lines of credit above $500,000 require two full appraisals with the valuation being the lesser of the two. Lines of credit generally may not exceed a loan-to-value ratio of 75% unless the customer’s credit score (FICO) exceeds 700. Rates are adjusted monthly based on changes in a designated market index. We also originate fixed-rate home equity loans with terms up to 15 years, although in the current interest rate environment, fixed rate loans with terms greater than five years are not a priority.

Commercial Business Loans. We originate commercial term loans and variable lines of credit to businesses in our primary market area. Our commercial loans are generally used for working capital purposes or for acquiring machinery and equipment. These loans are secured by all business assets including business equipment, inventory, accounts receivable, trademarks, other intangible assets and real estate, and are generally originated with maximum loan-to-value ratios of up to 80%. The commercial business loans that we offer are generally adjustable-rate loans with terms ranging from three to five years. At December 31, 2013, we had $111.2 million of commercial business loans, representing 14.4% of our total loan portfolio outstanding.

The commercial business loans that we offer are generally adjustable-rate loans with terms ranging from three to five years. After we invested in the appropriate staff and systems as well as established our policies and procedures for commercial business lending, and in order to accelerate the growth of our commercial business loan portfolio, we initially focused on participating in large loans originated by other banks with customers and in sectors where our commercial lenders previously had substantial experience. As a result, we have three significant commercial business loan relationships in our portfolio, two of which are with customers operating in the energy sector, and one with an equipment leasing finance company, that were participation loans originated by other banks. As of December 31, 2013, our loan commitments to these three borrowers, all of which have headquarters in New England, amounted to $17.5 million, $15.0 million and $15.0 million, and the loan amounts outstanding were $8.2 million, $6.7 million and $6.5 million. As of December 31, 2013, these three relationships constituted the largest potential exposures in our portfolio of commercial business loans. At that same date, our largest single commercial business loan relationship by outstanding principal balance was an owner-occupied commercial loan with a balance of $12.3 million. This loan was originated by us.

As part of a strategy to diversify risk, in 2013 we purchased a portfolio of $46.3 million of loans to franchisees with a global restaurant chain. These loans, secured by all business assets, consisted of seasoned business loans with strong credit characteristics spread across the United States. At December 31, 2013, $30.0 million of such purchased portfolio remained outstanding.

When making commercial business loans, we consider the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, if any. Many of our loans are guaranteed by the principals of the borrower.

Commercial and business loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards and the experience of our lenders and credit department. The commercial lending units are responsible for the underwriting and documentation of new commercial loans, as well as the annual review of credit ratings of existing loans and special credit projects.

Construction Loans. We originate loans to established local developers to finance the construction of commercial and multi-family properties. To a lesser extent we originate loans to local builders and individuals to finance the construction of one- to four-family residential properties. At December 31, 2013, $16.6 million, or 2.1% of our loan portfolio consisted of construction loans, $15.2 million of which were secured by two different apartment complex development projects located in our primary lending market area. As of December 31, 2013, our commitment to fund these two construction projects, together with a hotel construction project which had no outstanding loan balance, totaled $36.9 million.

Our commercial construction loans generally call for the payment of interest only with interest rates that are tied to Libor. Construction loans for commercial real estate are originated with principal balances of up to $20 million with a maximum loan-to-completed value ratio of 65% to 80%, depending on the type of property. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction. Repayment of construction loans for income-producing properties usually is expected from permanent financing upon completion of construction. In the case of construction loans for one- to four-family residential properties, repayment normally is expected from the sale of units to individual purchasers, or in the case of individuals building their own, with a permanent mortgage.

Before making a commitment to fund a construction loan, we require an appraisal of the property by a licensed appraiser. The amount of fund disbursement per construction requisition during the term of the construction loan is justified by a Bank-appointed construction engineer.

Construction financing generally involves greater credit risk than long-term financing on improved, tenanted investment real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Consumer Loans. We offer consumer loans on a limited and selective basis. At December 31, 2013, $25.4 million, or 3.3%, of our loan portfolio, consisted of consumer loans, of which $25.0 million related to classic and collector automobile loans, and only $338,000 related to other consumer loans.

Our portfolio of classic and collector automobile loans is the result of an initiative to increase our exposure to higher-yielding loan assets and diversify our credit portfolio, resulting in an agreement, initiated in late 2011, to purchase loans from a third-party originator. Pursuant to the terms of this agreement, we elect to purchase loans secured by classic and collector automobiles according to a defined price schedule which varies according to the terms of the loans and the credit quality of the borrower. Our primary considerations when originating these loans are the borrower’s ability to repay the loan and the value of the underlying collateral. The average FICO score of borrowers for these loans is 746 at origination. We may finance up to the full sales price of the vehicle. In order to mitigate our risk of loss, we have a 50% loss sharing arrangement with the third-party originator of these loans. Since the commencement of the program through December 31, 2013, we have purchased approximately $37.6 million in classic and collector automobile loans and recorded $20,000 of write downs.

Loan Originations, Purchases, Sales, Participations and Servicing. Loans that we originate are generally underwritten pursuant to our policies and procedures, which incorporate standard underwriting guidelines, including those of Freddie Mac and Fannie Mae in the case of residential mortgages, to the extent applicable. We originate both adjustable-rate and fixed-rate loans. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand and lower pricing in secondary markets.

In 2013, 42% of our one- to four-family residential mortgage loan originations were generated by our loan officers or referred by branch managers and employees located in our banking offices. We also source one- to four-family residential mortgages from correspondents that adhere to the Bank’s underwriting practices and are in compliance with federal, state and local laws and regulations governing fair lending practices and mortgage origination. In 2013, we purchased a total of $102.4 million of loans from correspondents.

In recent years, in an effort to manage interest rate risk in a relatively low interest rate environment, we sold a portion of fixed-rate one- to four-family residential mortgage loans that we originated. In 2013, we sold a total of $51.3 million of residential mortgage loans, of which $21.6 million was sold to the Federal Home Loan Bank of Boston, which offered the most attractive conforming mortgage loan pricing given the volumes we generated. We have retained the servicing on all loans sold to the Federal Home Loan Bank of Boston, and we have released the servicing on loans sold to other mortgage investors, such as the Massachusetts Housing Finance Agency and banks seeking exposure to non-conforming loans. In 2013, we sold a $27.0 million portfolio of non-conforming loans to another savings bank. We intend to continue this practice in the future, subject to our interest rate risk appetite, mortgage loan pricing in the secondary market and the pricing of servicing rights.

We have sold mortgage loans to the Federal Home Loan Bank of Boston through the Mortgage Partnership Finance (“MPF”) program, which generally has required us to retain approximately 5% of credit risk, for which we were paid a credit enhancement fee. We have also sold loans to the Federal Home Loan Bank of Boston through a different program without retaining any credit risk. In 2013 we sold a total of $21.6 million of mortgage loans to the Federal Home Loan Bank of Boston, of which $5.4 million was through the MPF program with credit risk retention requirements, and the remaining $16.2 million was through a program that does not require credit risk retention. To date, we have sold at total of $24.9 million of loans to the Federal Home Loan Bank of Boston through the MPF program with credit risk retention. At December 31, 2013, the credit risk retained by us on loans sold through the MPF program amounted to $1.2 million, or 4.7% of the volume of loans sold through the MPF program.

Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities. For the year ended December 31, 2013, we received servicing fees, including credit enhancement fees, of $118,000 on mortgage loans that we serviced for third parties. At December 31, 2013, the unpaid principal balance of loans serviced for others totaled $47.6 million.

In order to have access to larger customers and diversify risk, from time to time we will participate in portions of commercial loans with other banks within our market area. Pursuant to these loan participations, the Bank and participating lenders share ratably in cash flows and any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. When we are not lead lender, we always follow our customary loan underwriting and approval policies. In cases where the Bank has transferred a portion of its originated commercial loan to participating lenders, the Bank continues to service the loan as agent of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees, if applicable) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2013, we held $59.0 million of commercial loans in our portfolio that were participation loans obtained from other lenders, and we serviced $23.3 million in loans for other lenders participating in loans originated by us.

From time to time, we have also purchased and sold whole loans from and to other banks. In these cases, we generally follow our customary loan underwriting and approval policies. During the year ended December 31, 2013, we purchased $72.7 million of commercial loans originated by other banks. We also sold $7.7 million of commercial loans to other banks.

The following table shows the loan origination, purchase, sale and repayment activities for the periods indicated.

	For the Years Ended December 31,
	2013	2012	2011	2010	2009
	(In thousands)
Originations by type:
Real Estate Loans:
One- to four-family	$73,756	$75,988	$45,606	$55,733	$55,857
Commercial real estate	138,604	96,558	2,138	—	—
Construction	8,049	3,705	—	—	—
Home equity	5,371	2,096	325	793	318

Total real estate loans	225,780	178,347	48,069	56,526	56,175
Commercial business loans	55,293	10,928	210	—	—
Consumer loans	458	605	699	826	733

Total loans originated	281,531	189,880	48,978	57,352	56,908

Purchases (1):
Real Estate Loans:
One- to four-family	102,431	89,136	88,006	14,805	1,573
Commercial real estate	14,683	19,055	—	240	—
Construction	10,508	494	—	—	—
Home equity	—	22,304	—	—	—

Total real estate loans	127,622	130,989	88,006	15,045	1,573
Commercial business loans	72,735	36,469	—	—	—
Consumer loans	17,737	16,906	2,909	—	—

Total loans purchased	218,094	184,364	90,915	15,045	1,573

Sales (2):
Real Estate Loans:
One- to four-family	(51,289)	(24,957)	(1,623)	(28,225)	(26,146)
Commercial real estate	(1,050)	(15,806)	—	—	—

Total real estate loans	(52,339)	(40,763)	(1,623)	(28,225)	(26,146)
Commercial business loans	(7,659)	—	—	—	—

Total loans sold	(59,998)	(40,763)	(1,623)	(28,225)	(26,146)

Principal repayments:
Total principal repayments	(160,892)	(120,541)	(62,593)	(54,909)	(61,074)

Net increase (decrease)	$278,735	$212,940	$75,677	$(10,737)	$(28,739)

(1)	Includes loan purchases and participations by the Bank in loans originated by other financial institutions.
(2)	Includes loan sales and participations by other financial institutions in loans originated by the Bank.

Loan Approval Procedures and Authority. Our lending activities follow written underwriting standards and loan origination procedures approved by our board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the collateral, if any, that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We require “full documentation” on all of our loan applications. We do not discriminate in our lending decisions based on a borrower’s race, religion, national origin, gender, marital status or age.

Our policies and loan approval limits are approved by our board of directors. Aggregate lending relationships in amounts up to $5 million can be approved by designated individual officers or officers acting together with specific lending approval authority. Relationships between $5 million and $20 million require the approval of the Management Credit Committee. Relationships above $20 million require the approval of the board of directors. Our Chief Risk Officer generally must approve loans in excess of $500,000.

Each of the commercial lending units is responsible for the underwriting and documentation of new commercial loans as well as the ongoing review of credit ratings of existing loans and special credit projects. Our Chief Risk Officer reviews the servicing and risk rating of all criticized loans and loans rated “bank with care” no less frequently than quarterly, all commercial business and construction loans quarterly, and commercial real estate investment loans no less frequently than annually. We consider our Chief Risk Officer to be independent because he has no loan production goals and has annual performance objectives based on credit quality and credit risk management.

We require appraisals by a third party appraiser based on a comparison with current market sales for all real property securing one- to four-family residential mortgage loans, multi-family loans and commercial real estate loans, although home equity loans and lines of credit may be approved based on an online appraisal. All appraisers are independent, state-licensed or state-certified appraisers and are approved by the board of directors annually.

Non-Performing and Problem Assets

When a residential mortgage loan or home equity line of credit is 15 days past due, a late payment notice is generated and mailed to the borrower. We will attempt personal, direct contact with the borrower to determine when payment will be made. We will send a letter when a loan is 30 days or more past due and will attempt to contact the borrower by telephone. By the 36th day of delinquency, we will attempt to establish live contact with borrowers and inform them of loss mitigation options that may be available, providing the borrowers with written notice containing information about those loss mitigation options by the 45th day of delinquency. By the 150th day of delinquency, unless the borrower has made arrangements to bring the loan current on its payments, we will refer the loan to legal counsel to commence foreclosure proceedings. In addition, a property appraisal is made to determine the condition and market value. The account will be monitored on a regular basis thereafter as a non-accrual loan. In attempting to resolve a default on a residential mortgage loan, Blue Hills Bank complies with all applicable Massachusetts laws regarding a borrower’s right to cure.

When automobile finance loans become 10 to 15 days past due, a late fee is charged according to applicable guidelines. When the loan is 11 days past due, the customer will receive a phone call from our servicer requesting a payment. Letters are generated at 15, 25 and 34 days past due. A letter stating our intent to repossess the automobile goes to the customer 21 days prior to repossession, which is triggered at 45 days past due. Vehicles are assigned for repossession at 65 to 70 days past due; the customer has 21 days for right of redemption until the vehicle is sold. Automobile loans are placed on non-accrual status at 90 days past due and charged off at 120 days past due.

All commercial business loans that are 60 days past due are immediately referred to a senior lending officer. Because of the nature of the collateral securing consumer loans, we may commence collection procedures faster for consumer loans than for residential mortgage loans or home equity lines of credit.

Loans are placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current and full payment of principal and interest is expected.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At December 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Non-accrual loans:
One- to four-family	$1,706	$2,209	$1,437	$1,596	$1,861
Home equity loans and lines	36	—	—	—	—

Total non-accrual loans	1,742	2,209	1,437	1,596	1,861

Loans delinquent 90 days or greater and still accruing:
One- to four-family	—	—	193	—	—
Construction	—	—	1,098	—	—

Total loans delinquent 90 days or greater and still accruing	—	—	1,291	—	—

Total non-performing loans and nonperforming assets	1,742	2,209	2,728	1,596	1,861

Performing troubled debt restructurings	279	568	—	30	—

Total non-performing assets and performing troubled debt restructurings	$2,021	$2,777	$2,728	$1,626	$1,861

Ratios:
Non-performing loans to total loans	0.23%	0.45%	0.98%	0.78%	0.87%
Non-performing assets to total assets	0.13%	0.18%	0.28%	0.18%	0.21%

For the year ended December 31, 2013 gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $73,000. Interest income recognized on such loans for the year ended December 31, 2013 was $24,000.

Troubled Debt Restructurings. We periodically modify loans to extend the term or make other concessions to help a borrower stay current on their loan and to avoid foreclosure. We generally do not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At December 31, 2013, we had $539,000 of troubled debt restructurings related to residential mortgage loans, of which $279,000 were performing in accordance with their restructured terms.

For the year ended December 31, 2013, gross interest income that would have been recorded had our troubled debt restructurings been performing in accordance with their original terms was $51,000. Interest income recognized on such modified loans for the year ended December 31, 2013 was $37,000.

The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For				Total
	60-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2013
Real estate:
One- to four-family	2	$196	6	$828	8	$1,024
Home equity	—	—	1	36	1	36

Total loans	2	$196	7	$864	9	$1,060

At December 31, 2012
Real estate:
One- to four-family	1	$232	5	$978	6	$1,210

At December 31, 2011
Real estate:
One- to four-family	1	$156	7	$1,630	8	$1,786
Construction	—	—	1	1,098	1	1,098
Consumer loans	1	1	—	—	1	1

Total loans	2	$157	8	$2,728	10	$2,885

At December 31, 2010
Real estate:
One- to four-family	1	$298	7	$2,049	8	$2,347
Consumer loans	2	4	—	—	2	4

Total loans	3	$302	7	$2,049	10	$2,351

At December 31, 2009
Real estate:
One- to four-family	1	$224	11	$3,067	12	$3,291

Total loans

Other Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned. When property is acquired it is recorded at estimated fair market value at the date of foreclosure less the cost to sell, establishing a new cost basis. Estimated fair value generally represents the sales price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At December 31, 2013, we had no other real estate owned.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of December 31, 2013, we had $2.8 million of assets designated as special mention.

We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Our determination as to the classification of our assets and the amount of our loss allowances is subject to review by regulatory agencies, which may require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

The following table sets forth our amounts of classified loans, loans designated as special mention and criticized loans (classified loans and loans designated as special mention) as of the dates indicated.

	At December 31,
	2013	2012	2011
	(In thousands)
Classified loans:
Substandard	$1,707	$1,286	$2,591
Doubtful	693	646	905
Loss	—	—	—

Total classified loans	2,400	1,932	3,496
Special mention	2,819	1,932	747

Total criticized loans	$5,219	$3,864	$4,243

At December 31, 2013, we had $1.7 million of substandard assets, of which $1.6 million were residential mortgage loans. At December 31, 2013, special mention assets consisted of $2.8 million of which $468,000 were one- to four-family residential mortgage loans and $2.3 million were commercial real estate loans.

Potential problem loans are loans that are currently performing and are not included in non-accrual loans above, but may be delinquent. These loans require an increased level of management attention, because we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and as a result such loans may be included at a later date in non-accrual loans. At December 31, 2013, we had no potential problem loans that are not discussed above under “—Classification of Assets.”

Allowance for Loan Losses

We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio, including a review of our classified assets, and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with U.S. GAAP.

The allowance for loan losses is based on the size and composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectability of the loan portfolio. In estimating an appropriate allowance for loan losses, we recognize that our own relevant loss experience is limited as a result of our change in lending strategy over recent years. As such, commencing in 2012, we evaluated the most recent eight years of state and national FDIC loss data for comparable sized savings institutions to determine the allowance for loan losses for all loan segments. Management believes this 8-year period is sufficient to span a full lending cycle. Prior to 2012, we utilized our own historical loss ratios for the existing portfolio.

In evaluating the FDIC loss data for determining appropriate loss ratios, we reviewed the composition of the existing portfolio segments. Based on this review, national FDIC loss data was applied to all loan segments, except for the residential mortgage segment to which Massachusetts FDIC loss data was applied. We identified a loss rate within a range of the high and low FDIC loss rates of the comparative group at a segment level. Management then qualitatively adjusted the loss rates for environmental factors unique to our portfolio relative to current lending policies, economic conditions, portfolio characteristics, collateral values and credit concentrations to derive each segment’s general loss factor. The use of FDIC historical loss data did not have a material impact on the overall allowance with regard to our legacy loan products. Of more significance to the overall allowance was the application of FDIC loss factors to the growth in segments other than conforming residential loans, for which we had minimal or no loss experience of our own to reference.

As our loan segments mature we intend to utilize actual loss data on each segment. We expect to analyze this transition beginning in 2016 when we will have 4 years of loss history with these new segments.

Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated regularly by management and reflects consideration of all significant factors that affect the collectability of the loan portfolio. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available; however, because of the increase in exposure in our new portfolios, it is the intention of management to maintain an allowance that is prudently commensurate with the growth in the loan portfolio.

The allowance consists of general, allocated and unallocated components, as further described below.

General component. The general component of the allowance for loan losses is based on either actual or extrapolated historical loss experience adjusted for qualitative and environmental factors, including levels/trends in delinquencies; trends in volumes and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions.

In 2012, we revised our methodology pertaining to the general component of the allowance of loan losses. This revision included increased segmentation of the loan portfolio, which in previous years had been primarily comprised of conforming residential mortgage loans.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate – We do not generally originate loans with a loan-to-value ratio greater than 80 percent and do not generally grant loans that would be classified as subprime upon origination. When we do extend credit either on a first- or second-lien basis at a loan-to-value ratio greater than 80 percent, such loans are supported by either mortgage insurance or state guarantee programs. All loans in this segment are collateralized by owner-occupied one- to four-family residential real estate and repayment is dependent on the credit quality of the individual borrower. The health of the regional economy, including unemployment rates and housing prices, will have an effect on the credit quality of loans in this segment.

At December 31, 2013 and 2012, this segment includes $7.6 million and $8.8 million, respectively, of residential mortgage loans purchased in 2006 and 2007 from Countrywide, Wells Fargo, and Taylor Bean on a servicing-retained basis. These loans were subject to the more lenient underwriting standards and higher residential property values prevalent at that time, and when these loans become delinquent, they are subject to significant time lags between delinquency and modification or collection and relatively high degradation from the underwritten collateral value.

Commercial real estate – Loans in this segment include investment real estate and are generally secured by assignments of leases, real estate collateral and guarantees from sponsors or owners. In cases where there is a concentration of exposure to a single large tenant, underwriting standards include analysis of the tenant’s ability to support lease payments over the duration of the loan. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn will have an effect on credit quality in this segment. Payments on loans secured by income-producing properties often depend on the successful operation and management of properties. Management continually monitors cash on these loans.

Construction – Loans in this segment primarily include speculative real estate development loans for which payment is derived from sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

Home equity – Loans in this segment are generally secured by 1st or 2nd liens on residential real estate. Repayment is dependent on the credit quality of the individual borrower. We evaluate each loan application based on factors including the borrower’s credit score, income, length of employment, and other factors to establish the creditworthiness of the borrower. We purchased a geographically diverse portfolio of seasoned home equity lines of credit (HELOC) which are serviced by a third party. The rate of provision for this portfolio is slightly lower than that for the organically originated HELOC portfolio due to its seasoning, low loan-to-values, high credit scores, and first-lien collateral position.

Commercial business – Loans in this segment are generally secured by business assets, including accounts receivable, inventory, real estate and intangible assets. Strict underwriting standards include considerations of the borrower’s ability to support the debt service requirements from the underlying historical and projected cash flows of the business, collateral values, the borrower’s credit history and the ultimate collectability of the debt. Economic conditions, real estate values, commodity prices, unemployment trends and other factors will affect the credit quality of loans in these segments.

Consumer – Loans in this segment primarily include used auto loans. The used auto loan portfolio is primarily comprised of geographically diverse loans originated by and purchased from a third party, who also provides collection services. While this portfolio generated minimal charge-offs during 2013 and no charge-offs in 2012, the provisions during the year are based on management’s estimate of inherent losses based on a review of regional and national historical losses of other institutions with similar portfolios.

Allocated component. The allocated component relates to loans that are on the watch list (non-accruing loans, partially charged off non-accruing loans and accruing adversely-rated loans) and considered impaired. Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

We periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

Unallocated component. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

We evaluate the loan portfolio on a quarterly basis and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, will periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Years Ended December 31,
	2013	2012	2011	2010	2009
	(In thousands)
Balance at beginning of period	$5,550	$3,501	$2,478	$3,081	$1,997

Charge-offs:
Real estate:
One- to four-family	(165)	(714)	(328)	(1,141)	(166)
Consumer loans	(44)	—	(13)	—	—

Total charge-offs	(209)	(714)	(341)	(1,141)	(166)

Recoveries:
Real estate:
One- to four-family	236	402	232	36	—
Consumer loans	—	—	6	—	—

Total recoveries	236	402	238	36	—
Net (charge-offs) recoveries	27	(312)	(103)	(1,105)	(166)
Provision for loan losses	4,094	2,361	1,126	502	1,250

Balance at end of period	9,671	5,550	3,501	2,478	3,081

Ratios:
Net charge-offs to average loans outstanding	0.00%	(0.08)%	(0.04)%	(0.54)%	(0.08)%
Allowance for loan losses to non-performing loans at end of period	555%	251%	128%	155%	166%
Allowance for loan losses to total loans at end of period(1)	1.25%	1.13%	1.25%	1.21%	1.44%

(1)	Total loans do not include deferred costs.

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2013		2012		2011
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real Estate:
One- to four-family residential	$2,835	47.31%	$2,725	63.27%	$3,267	94.64%
Home equity	247	3.30	316	5.09	—	1.05
Commercial	2,608	29.59	1,343	20.48	160	2.74
Construction	303	2.14	106	1.17	—	0.24
Commercial business loans	2,416	14.38	565	6.85	—	0.36
Consumer loans	574	3.28	313	3.14	24	0.97

Total allocated allowance	8,983	100.00%	5,368	100.00%	3,451	100.00%

Unallocated	688		182		50

Total	$9,671		$5,550		$3,501

	At December 31,
	2010		2009
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real Estate:
One- to four-family residential	$2,207	94.05%	$3,068	94.19%
Home equity	—	1.49	—	1.88
Commercial	221	3.10	—	2.66
Construction	—	0.60	—	0.55
Commercial business loans	—	0.49	—	0.47
Consumer loans	5	0.27	13	0.25

Total allocated allowance	2,433	100.00%	3,081	100.00%

Unallocated	45		—

Total	$2,478		$3,081

Investments

Management has primary responsibility for establishing our investment policy, which the Board reviews and approves at least annually. The overall objectives of the investment policy are to employ funds not currently required for the Bank’s loan portfolio, cash requirements or other assets essential to our operations; to provide for capital preservation of the funds invested while generating maximum income and capital appreciation in accordance with the objectives of liquidity, quality and diversification; and to employ a percentage of assets in a manner that will balance the market, credit and duration risks of other assets.

The Bank utilizes professional third party investment advisors to manage a significant portion of its investment securities portfolio. The Bank currently utilizes professional investment advisors with each advisor being selected to manage a specified dollar amount of investment securities pursuant to particular investment objectives established by the Bank. The board of directors and the Investment Advisory Committee of the board of directors oversee the qualification and selection of all third party investment advisors used by the Bank. The board of directors and management have established internal investment guidelines, parameters and limits that any selected third party investment advisor must commit to in writing. The Bank’s management level Investment Committee, consisting of the Chief Executive Officer, Chief Financial Officer and Treasurer, meets on a weekly basis to review all transaction activity of the third party investment advisors and assess changes in the various portfolios they manage. Day to day oversight of the overall investment securities portfolio and review of daily transactional activity is monitored by the Treasurer. Management, through internal review processes and in consultation with the board’s Investment Advisory Committee, also reviews the compliance of each third party investment advisor with the established investment guidelines and parameters on a periodic basis and reports to the Risk Committee of the board of directors on such matters. The investment performance of all third party investment advisors is also subject to continuous review and testing by management and the Investment Advisory Committee against performance benchmarks established by the board of directors and to ensure that such advisors are adhering to the investment style for which they were engaged, adhering to the established asset allocation strategy and providing best execution on transactions. Management and the Investment Advisory Committee also periodically assess qualitative changes in the investment advisors corporate organization. Management has, on a periodic basis, engaged an independent investment consultant to assess the Bank’s investment securities activity, its related risk practices, the procedural due diligence in selecting and maintaining its investment advisors and the monitoring, reporting and evaluation of third party investment advisors.

Our investment portfolio is segmented into three distinct pools, as follows:

•	Liquidity pool – The liquidity pool is managed internally. The primary objective of this pool is to place the highest priority on the safety of principal and liquidity. A secondary objective is to maximize income while maintaining acceptable levels of risk and market value volatility as well as to provide adequate short-term liquidity to meet any cash flow demands. Permissible investments in this pool include, among other investments, U.S. Treasury bills, notes and bonds, mortgage-backed pass-through securities, Government Agency and Government-Sponsored Enterprise debt and certain money market portfolios.

•

Income pool – The income pool is managed externally by professional managers in separate accounts with continuous management oversight. The primary objective of this pool is to maximize return while maintaining acceptable levels of risk and market value volatility. Permissible investments in this pool include the investments permitted in the liquidity pool as well as selected other fixed-income investments such as mortgage- and asset-backed securities, corporate debt and municipal bonds. Credit quality of the issuers is carefully monitored by the professional managers and the Bank, and purchases of securities are limited to securities that would be characterized as investment grade at the time of purchase.

•	Total return pool – The total return pool is managed externally by mutual fund managers selected by the Bank with the guidance of an external institutional investment adviser. The primary objective of this pool is to maximize income and total return via capital appreciation, while conferring benefits of diversification and providing exposure to asset classes that are less correlated with fixed income securities, within the parameters established by the Bank with regard to risk exposure and market value volatility. As of December 31, 2013, the Bank had investments in four different mutual funds, including two asset allocation funds, a specialty bond fund and a world stock market index fund.

At the time of purchase, we designate a security as either held to maturity, available-for-sale or trading, based upon our intent and ability to hold such security until maturity. Securities available for sale and trading securities were reported at market value. At December 31, 2013, substantially all of the Bank’s securities are classified as available for sale. A periodic review and evaluation of the available-for-sale securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. For securities classified as available for sale, unrealized gains and losses are excluded from earnings and are reported through other comprehensive income/(loss).

Generally, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our borrowings. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

At December 31, 2013, our securities portfolio consisted of U.S. government and government-sponsored enterprise obligations, U.S. government-sponsored enterprise mortgage-backed securities and collateralized mortgage obligations, other mortgage- and asset-backed securities, corporate debt securities, other bonds and obligations, and marketable equity securities. Our other mortgage- and asset-backed securities include private label commercial mortgage-backed securities and residential mortgage-backed securities, SBA asset-backed securities and other asset-backed securities. We only purchase investment grade securities. The private label commercial mortgage-backed securities investments are in the senior tranches of the capital structures and are investment grade. The other asset-backed securities are also in the senior tranches of the capital structures, are investment grade, and are supported by automobile financing, student loans, credit card receivables and equipment financings. We do not own any trust preferred securities.

At December 31, 2014, our securities portfolio had a fair market value of $441.3 million, or 33.6%, of total assets and an amortized cost of $438.5 million. At that date we owned a total of $5.6 million of collateralized debt obligations that were considered non-exempt covered funds. These collateralized debt obligations were sold during the quarter ended March 31, 2014 to comply with the Volcker Rule contained in the Dodd-Frank regulations. Such securities were written down to fair value resulting in $58,000 of other-than-temporary impairment as of December 31, 2013. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Average Balances and Yields” for a discussion of the recent performance of our securities portfolio.

At December 31, 2013, we had no investments in a single company or entity that had an aggregate book value in excess of 10% of our equity, except for U.S. government obligations and U.S. government-sponsored agency and enterprise securities.

Investment Securities Portfolio. The following tables set forth the composition of our investment securities portfolio at the dates indicated.

	At December 31,
	2013		2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Debt securities:
U.S. Treasury	$131,781	$128,202	$108,087	$108,789	$67,849	$68,256
U.S. government and government-sponsored enterprise obligations	13,985	13,957	14,278	14,786	75,462	77,801
U.S. government-sponsored mortgage-backed and collateralized mortgage obligations	67,787	67,493	109,802	114,158	133,515	138,836
Other mortgage and asset-backed securities:
Private label commercial mortgage-backed securities	22,828	22,674	21,899	22,270	23,773	23,782
Private label residential mortgage-backed securities	3,021	3,383	8,170	8,852	1,139	1,162
SBA asset-backed securities	9,787	9,394	925	938	—	—
Other asset-backed securities	10,974	11,022	19,704	20,028	1,886	1,952

Total other mortgage and asset backed	46,610	46,473	50,698	52,088	26,798	26,896

Other bonds and obligations:
State and political subdivisions	15,628	15,739	17,845	18,588	12,610	12,949
Financial services:
Banks	12,535	13,350	18,181	19,850	28,792	30,010
Diversified financials	14,023	14,528	7,055	7,634	8,250	8,719
Insurance and REITs	15,635	15,793	4,977	5,381	3,482	3,820

Total financial services	42,193	43,671	30,213	32,865	40,524	42,549

Other corporate:
Industrials	32,920	33,450	52,418	55,338	53,410	58,908
Utilities	12,000	12,086	9,314	9,849	7,628	8,666

Total other corporate	44,920	45,536	61,732	65,187	61,038	67,574

Total debt securities	362,904	361,071	392,655	406,461	417,796	434,861

Marketable equity securities:
Mutual funds:
International	5,000	5,540	27,590	27,182	31,800	26,777
Domestic	466	453	20,024	21,634	19,130	18,184
Global asset allocation	32,956	37,124	40,210	40,940	35,134	32,893
Diversified bonds	34,392	34,350	33,460	34,626	32,687	32,091
Other	2,750	2,768	2,753	2,942	2,500	2,669

Total marketable equity securities	75,564	80,235	124,037	127,324	121,251	112,614

Total securities available for sale	$438,468	$441,306	$516,692	$533,785	$539,047	$547,475

Portfolio Maturities and Yields. The composition and maturities of the portion of the investment securities portfolio relating to debt securities at December 31, 2013 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Debt securities:
U.S. Treasury	$—	—%	$79,801	1.42%	$51,980	2.21%	$—	—%	$131,781	$128,202	1.73%
U.S. government and government-sponsored enterprise obligations	3,600	0.61	7,900	0.86	2,485	2.58	—	—	13,985	13,957	1.10
U.S. government-sponsored residential mortgage-backed and collateralized mortgage obligations	1	0.00	6,313	1.67	5,107	2.74	56,366	2.38	67,787	67,493	2.34
Other mortgage-backed securities	—	—	8,448	0.54	2,085	0.00	36,077	2.66	46,610	46,473	2.16
Other bonds and obligations:
State and political subdivisions	—	—	4,607	1.10	9,179	2.59	1,842	1.94	15,628	15,739	2.07
Financial services	3,580	0.87	22,143	1.57	16,470	3.75	—	—	42,193	43,671	2.36
Other corporate	101	0.90	24,673	1.48	12,892	3.48	7,254	4.71	44,920	45,536	2.57

Total debt securities	$7,282	0.74%	$153,885	1.38%	$100,198	2.65%	$101,539	2.64%	$362,904	$361,071	2.07%

Bank-Owned Life Insurance. Bank-owned life insurance provides us noninterest income that is non-taxable. Applicable regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. At December 31, 2013, we had invested $29.8 million in bank-owned life insurance. We have not purchased a new policy since 2010.

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our investment and lending activities. We also borrow from the Federal Home Loan Bank of Boston to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are scheduled payments and prepayments of principal and interest on loans and investment securities, fee income and proceeds from the sales of loans and securities.

Deposits. We accept deposits primarily from customers in the communities in which our offices are located, as well as from small businesses and other customers throughout our lending area. We rely on our competitive pricing and products, convenient locations and quality customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of passbook and statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts, and IRAs. Deposit rates and terms are based primarily on current business strategies and market interest rates, liquidity requirements and our deposit growth goals. From time to time we have utilized brokered deposits and other listed deposit products as part of our funding sources to fund loan growth. Our core deposits increased significantly in January 2014 as a result of the Nantucket Branch Acquisition. These increases in deposits are not reflected in the tables provided below. For additional information on how the Nantucket Branch Acquisition affected our deposits, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition.”

At December 31, 2013, we had a total of $388.3 million in certificates of deposit, of which $265.1 million had remaining maturities of one year or less.

The following tables set forth the distribution of our average total deposit accounts, by account type, for the periods indicated.

	For the Years Ended December 31,
	2013			2012			2011
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:

Non-interest bearing deposits	$29,716	3.40%	0.00%	$19,681	2.55%	0.00%	$17,796	2.42%	0.00%
Interest bearing deposits:
Now and demand	66,580	7.63	0.06	60,241	7.82	0.11	60,013	8.15	0.15
Savings accounts	344,783	39.49	0.47	243,507	31.60	0.81	179,677	24.41	0.50
Money market accounts	81,225	9.30	0.39	105,783	13.73	0.79	46,097	6.26	0.99
Certificates of deposit	312,596	35.80	1.10	339,122	44.00	1.20	432,561	58.76	1.53
Brokered certificates of deposit	38,265	4.38	0.28	2,331	0.30	0.67	—	—	—

Total interest bearing deposits	843,449	96.60	0.62%	750,984	97.45	0.91%	718,348	97.58	1.09%

Total deposits	$873,165	100.00%	0.59%	$770,665	100.00%	0.88%	$736,144	100.00%	1.06%

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated, including brokered deposits.

	At December 31,
	2013	2012	2011
	(In thousands)
Interest rate range:
Less than 0.50%	$118,590	$24,166	$24,700
0.50% to 0.99%	56,516	45,579	57,812
1.00% to 1.49%	174,895	208,041	84,496
1.50% to 1.99%	23,322	32,743	135,509
2.00% to 2.99%	15,018	21,053	84,208
3.00% and greater	—	—	664

Total	$388,341	$331,582	$387,389

The following table sets forth, by interest rate ranges, the maturities of our certificates of deposit, including brokered deposits.

	At December 31, 2013
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest rate range:
Less than 0.50%	$117,231	$1,358	$—	$—	$118,589	31%
0.50% to 0.99%	18,282	29,108	5,420	3,706	56,516	15%
1.00% to 1.49%	118,753	30,670	3,931	21,542	174,896	44%
1.50% to 1.99%	8,368	763	2,955	11,236	23,322	6%
2.00% to 2.99%	—	147	14,871	—	15,018	4%
3.00% and greater	—	—	—	—	—	—

Total	$262,634	$62,046	$27,177	$36,484	$388,341	100%

As of December 31, 2013, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000, excluding brokered deposits, was $129.0 million. The following table sets forth the maturity of those certificates as of December 31, 2013.

At December 31, 2013
(In thousands)
Maturing in:

Three months or less	$27,133
Over three months through six months	20,269
Over six months through one year	31,201
Over one year to three years	36,570
Over three years	13,817

Total	$128,990

Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Boston and repurchase agreements. At December 31, 2013, we had access to additional Federal Home Loan Bank advances of up to $51.0 million. Our borrowings have primarily been used to fund commercial loans products with LIBOR-based interest rate terms. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

	At or For the Years Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Balance at end of period	$215,000	$152,000	$40,000
Average balance during period	$127,501	$102,266	$19,836
Maximum outstanding at any month end	$215,000	$160,000	$40,000
Weighted average interest rate at end of period	0.61%	0.81%	2.35%
Average interest rate during period	0.92%	1.09%	2.32%

Properties

We operate from our nine full-service banking offices, including our main office and eight branch offices located in Brookline, Dedham, Hyde Park, Nantucket, Norwood and West Roxbury, Massachusetts. The net book value of our premises, land and equipment was $7.5 million at December 31, 2013, which excludes the book value of branches acquired in the Nantucket Branch Acquisition that are included in the table below. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Nantucket Branch Acquisition.

The following table sets forth information with respect to our offices, including the expiration date of leases with respect to leased facilities.

Office Name and Address	Leased or Owned	Year Acquired or Leased	Month of lease expiration
Full Service Banking Offices:

Main Office
Blue Hills Bank – River Street 1196 River Street Hyde Park, MA 02136	Owned[1]	1871

Blue Hills Bank – Truman 1065 Truman Parkway Hyde Park, MA 02136	Owned/Leased[2]	1977	March 2021

Blue Hills Bank – Brookline 1337 Beacon Street Brookline, MA 02446	Leased	2007	February 2017

Blue Hills Bank – Dedham 749 Providence Highway Dedham, MA 02026	Leased	1988	May 2016

Blue Hills Bank – Norwood 111 Lenox Street Norwood, MA 02062	Leased	1998	October 2016

Blue Hills Bank – West Roxbury 1920 Centre Street West Roxbury, MA 02132	Leased	2004	February 2019

Nantucket Bank – Pleasant Street 104 Pleasant Street Nantucket, MA 02554	Owned	2014

Nantucket Bank – Orange Street 2 Orange Street Nantucket, MA 02554	Owned	2014

Nantucket Bank – Amelia Drive 1 Amelia Drive Nantucket, MA 02554	Owned	2014

Administrative and Other Facilities:

Blue Hills Bank[3] 81 Newbury St., 2nd Floor Boston, MA 02115	Leased	2014	February 2015

320 Norwood Park South Norwood, MA 02062	Leased	2011	November 2016

9 Bayberry Court Nantucket, MA 02554	Owned	2014

3 Madison Court Nantucket, MA 02554	Owned	2014

(1)	We lease 1,500 square feet of additional office space adjacent to this location at 1202 River Street. This lease expires in March 2015.
(2)	This office building is owned and located on land that is leased.
(3)	This property is used as a loan production office.

We have signed leases for two de novo branches, one to be located in Milton, Massachusetts with a ten-year lease commencing at or near the branch opening date and options for the Bank to extend the lease an additional 25 years; and another to be located at University Station in Westwood, Massachusetts, with a fifteen-year lease commencing at or near the branch opening date and options for three five-year extensions of the lease by the Bank.

The administrative offices located at 320 Norwood Park South, Norwood, Massachusetts are Blue Hills Bancorp’s corporate headquarters and house several of our back-office functions. The administrative offices located at 9 Bayberry Court, Nantucket house our customer contact center. In addition, the premises include four condominium units that are used for employee housing. The property located at 3 Madison Court, Nantucket consists of a two-unit building used for employee housing. We rent units to certain employees in Nantucket at below-market rates in order to help attract and retain banking staff.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or a defendant other than routine legal proceedings occurring in the ordinary course of business. At December 31, 2013, we were not involved in any legal proceedings the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation

Blue Hills Bank will enter into an agreement with Blue Hills Bancorp, Inc. to provide it with certain administrative support services, whereby Blue Hills Bank will be compensated at not less than the fair market value of the services provided. In addition, Blue Hills Bank and Blue Hills Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

On a full time equivalent basis, we had 143 employees at December 31, 2013, and 200 employees at March 31, 2014. The increase during the three months ended March 31, 2014 was primarily due to the Nantucket Branch Acquisition. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

Subsidiary Activity

Upon completion of the Conversion, Blue Hills Bank will become the wholly-owned subsidiary of Blue Hills Bancorp, Inc. Additionally, it is expected that Blue Hills Bancorp, Inc. will form another subsidiary, the sole purpose of which will be to fund the loan to Blue Hills Bank’s employee stock ownership plan.

Blue Hills Bank has two subsidiaries, HP Security Corporation (“HP Security”) and 1196 Corporation (“1196 Corporation”). HP Security buys, sells and holds securities on its own behalf as a wholly-owned subsidy of Blue Hills Bank, which results in tax advantages in Massachusetts. At December 31, 2013, HP Security had total assets of $253.5 million. 1196 Corporation owns shares in Northeast Retirement Services, Inc., a company that administers pension and 401(k) plans for a number of savings banks, including Blue Hills Bank, and other entities.

SUPERVISION AND REGULATION

General

Blue Hills Bank is a Massachusetts-chartered stock savings bank and will be the wholly-owned subsidiary of Blue Hills Bancorp, Inc., a Maryland corporation, which will be a registered bank holding company.

Blue Hills Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation, or “FDIC”, and by the Depositors Insurance Fund of Massachusetts for amounts in excess of the FDIC insurance limits. Blue Hills Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the FDIC, its primary federal regulator and deposit insurer. Blue Hills Bank is required to file reports with, and is periodically examined by, the FDIC and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. As registered bank holding companies, Blue Hills Bancorp, Inc. will be, and Hyde Park Bancorp, MHC and Hyde Park Bancorp, Inc. are, regulated by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board.”

The regulatory and supervisory structure establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and the deposit insurance funds, rather than for the protection of stockholders and creditors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies concerning the establishment of deposit insurance assessment fees, classification of assets and establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Massachusetts legislature, the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board or Congress, could have a material adverse impact on the financial condition and results of operations of Blue Hills Bancorp, Inc. and Blue Hills Bank. As is further described below, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), has significantly changed the bank regulatory structure and may affect the lending, investment and general operating activities of depository institutions and their holding companies.

Set forth below is a summary of certain material statutory and regulatory requirements applicable to Blue Hills Bancorp, Inc. and Blue Hills Bank. The summary is not intended to be a complete description of such statutes and regulations and their effects on Blue Hills Bancorp, Inc. and Blue Hills Bank.

The Dodd-Frank Act

The Dodd-Frank Act has significantly changed the bank regulatory structure and is affecting the lending and investment activities and general operations of depository institutions and their holding companies. The Dodd-Frank Act eliminated the Office of Thrift Supervision and required that federal savings associations be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks). The Dodd-Frank Act also authorized the Federal Reserve Board to supervise and regulate all savings and loan holding companies. These changes were effective July 21, 2011.

The Dodd-Frank Act required the Federal Reserve Board to establish minimum consolidated capital requirements for bank holding companies that are as stringent as those required for insured depository institutions; the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. In addition, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect on July 21, 2010, and directed the federal banking regulators to implement new leverage and capital requirements within 18 months of that date. The revised capital regulations are effective January 1, 2015.

The Dodd-Frank Act also created a new Consumer Financial Protection Bureau with extensive powers to implement and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rulemaking authority for a wide range of consumer protection laws that apply to all banks and savings associations, among other things, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings associations with more than $10 billion in assets. Banks and savings associations with $10 billion or less in assets will continue to be examined for compliance with federal consumer protection and fair lending laws by their applicable primary federal bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations and gives state attorneys general certain authority to enforce applicable federal consumer protection laws.

The Dodd Frank Act also broadened the base for FDIC insurance assessments. The FDIC was required to promulgate rules revising its assessment system so that it is based on the average consolidated total assets less tangible equity capital of an insured institution instead of deposits. That rule took effect April 1, 2011. The Dodd-Frank Act also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and provided non-interest bearing transaction accounts with unlimited deposit insurance through December 31, 2012.

The Dodd-Frank Act requires companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded.

The Dodd-Frank Act made many other changes in banking regulation. These include authorizing depository institutions, for the first time, to pay interest on business checking accounts, mandating that regulation be issued requiring originators of securitized loans to retain a percentage of the risk for transferred loans and establishing regulatory rate-setting for certain debit card interchange fees and establishing a number of reforms for mortgage originations.

The Dodd-Frank Act contained the so-called “Volcker Rule,” which generally prohibits banking organizations from engaging in proprietary trading and, with certain exceptions, from investing in, sponsoring or having certain relationships with certain hedge or private equity funds (“covered funds”). On December 13, 2013, federal agencies issued a final rule implementing the Volcker Rule which, among other things, requires banking organizations to restructure and limit certain of their investments in and relationships with covered funds. The final rule unexpectedly included within the interests subject to its restrictions collateralized debt obligations backed by trust-preferred securities (“TRUPs CDOs”). Many banking organizations had purchased such instruments because of their favorable tax, accounting and regulatory treatment and would have been subject to unexpected write-downs. In response to concerns expressed by community banking organizations, the federal agencies subsequently issued an interim final rule which grandfathers TRUPS CDOs issued before May 19, 2010 if (i) acquired by a banking organization on or before December 10, 2013 and (ii) the organization reasonably believed the proceeds from the TRUPS CDOs were invested primarily in any trust preferred security or subordinated debt instrument issued by a depository institution holding company with less than $15 billion in assets or by a mutual holding company.

In addition, the Consumer Financial Protection Bureau has finalized the rule implementing the “Ability to Repay” requirements of the Dodd-Frank Act. The regulations generally require lenders to make a reasonable, good faith determination as to a potential borrower’s ability to repay a residential mortgage loan. The final rule establishes a safe harbor for certain “Qualified Mortgages,” which contain certain features and terms deemed to make the loan less risky. The Ability to Repay final rules were effective January 10, 2014.

Many of the provisions of the Dodd-Frank Act were subject to delayed effective dates and the legislation required various federal agencies to promulgate numerous and extensive implementing regulations over a period over years. It is therefore difficult to predict at this time what the full impact the new legislation and implementing regulations will have on community banks such as Blue Hills Bank. Although the substance and scope of many of these regulations cannot be determined at this time, it is expected that the legislation and implementing regulations, particularly those provisions relating to the new Consumer Financial Protection Bureau, may increase operating and compliance costs.

Massachusetts Banking Laws and Supervision

General. As a Massachusetts-chartered stock savings bank, Blue Hills Bank is subject to supervision, regulation and examination by the Massachusetts Commissioner of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, Blue Hills Bank is subject to Massachusetts consumer protection and civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks or the Massachusetts Board of Bank Incorporation is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, issue stock and undertake certain other activities.

Massachusetts regulations generally allow Massachusetts banks to, with appropriate regulatory approvals, engage in activities permissible for federally chartered banks or banks chartered by another state. The Commissioner also has adopted procedures reducing regulatory burdens and expense and expediting branching by well-capitalized and well-managed banks.

Dividends. A Massachusetts stock bank may declare cash dividends from net profits not more frequently than quarterly. Non-cash dividends may be declared at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Dividends from Blue Hills Bancorp, Inc. may depend, in part, upon receipt of dividends from Blue Hills Bank. The payment of dividends from Blue Hills Bank would be restricted by federal law if the payment of such dividends resulted in Blue Hills Bank failing to meet regulatory capital requirements.

Loans to One Borrower Limitations. Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations to one borrower may not exceed 20 percent of the total of the bank’s capital, surplus and undivided profits.

Loans to a Bank’s Insiders. Massachusetts banking laws prohibit any executive officer or director of a bank from borrowing or guaranteeing extensions of credit by such bank except for any of the following loans or extensions of credit with the approval of a majority of the board of directors: (i) loans or extensions of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $100,000; (ii) loans or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $200,000; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $750,000; and (iv) loans or extensions of credit to a director of the bank who is not also an officer of the bank in an amount permissible under the bank’s loan to one borrower limit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the savings bank.

Investment Activities. In general, Massachusetts-chartered savings banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4% of the bank’s deposits. Federal law imposes additional restrictions on Blue Hills Bank’s investment activities. See “—Federal Regulations—Business and Investment Activities”.

Regulatory Enforcement Authority. Any Massachusetts savings bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including revocation of its charter. The Massachusetts Commissioner of Banks may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in an unsafe or unsound manner or contrary to the depositors’ interests or been negligent in the performance of their duties. Upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. The Commissioner also has authority to take possession of a bank and appoint a liquidating agent under certain conditions such as an unsafe and unsound condition to transact business, the conduct of business in an unsafe or unauthorized manner of impaired capital. In addition, Massachusetts consumer protection and civil rights statutes applicable to Blue Hills Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney’s fees in the case of certain violations of those statutes.

Depositors Insurance Fund. All Massachusetts-chartered savings banks are required to be members of the Depositors Insurance Fund, a corporation that insures savings bank deposits in excess of federal deposit insurance coverage. The Depositors Insurance Fund is authorized to charge savings banks an annual assessment fee on deposit balances in excess of amounts insured by the FDIC. Assessment rates are based on the institution’s risk category, similar to the method currently used to determine assessments by the FDIC discussed below under “—Federal Regulations—Insurance of Deposit Accounts.”

Protection of Personal Information. Massachusetts has adopted regulatory requirements intended to protect personal information. The requirements, which became effective March 1, 2010, are similar to existing federal laws such as the Gramm-Leach-Bliley Act, discussed below under “—Federal Regulations—Privacy Regulations”, that require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulation also contains technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

Massachusetts has other statutes or regulations that are similar to certain of the federal provisions discussed below.

Federal Regulations

Capital Requirements. Under the FDIC’s regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Blue Hills Bank, are required to comply with minimum leverage capital requirements. For an institution not anticipating or experiencing significant growth and deemed by the FDIC to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

FDIC regulations also require state non-member banks to maintain certain ratios of regulatory capital to regulatory risk-weighted assets, or “risk-based capital ratios.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%. State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, subordinated debentures and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital.

In July 2013, the FDIC and the other federal bank regulatory agencies issued a final rule that will revise their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule establishes a uniform leverage ratio requirement of 4% of total assets, provides for a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments to executive officers if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule also implements the Dodd-Frank Act’s directive to apply to savings and loan holding companies consolidated capital requirements that are not less stringent than those applicable to their subsidiary institutions. The final rule is effective January 1, 2015. The “capital conservation buffer” will be phased in from January 1, 2016 to January 1, 2019, when the full capital conservation buffer will be effective.

Standards for Safety and Soundness. As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings, compensation, fees and benefits and, more recently, safeguarding customer information.

If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Business and Investment Activities. Under federal law, all state-chartered FDIC-insured banks, including savings banks, have been limited in their activities as principal and in their equity investments to the type and the amount authorized for national banks, notwithstanding state law. Federal law permits exceptions to these limitations. For example, certain state-chartered savings banks may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is the lesser of 100% of Tier 1 capital or the maximum amount permitted by Massachusetts law. Blue Hills Bank received approval from the FDIC to retain and acquire such equity instruments up to the specified limits and, at December 31, 2013, held approximately $85.5 million in such investments. Any such grandfathered authority may be terminated upon the FDIC’s determination that such investments pose a safety and soundness risk or upon the occurrence of certain events such as the savings bank’s conversion to a different charter.

The FDIC is also authorized to permit state banks to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the FDIC insurance fund. The FDIC has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specified that a state bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary,” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and generally a leverage ratio of 4.0% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or generally a leverage ratio of less than 4.0%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan must be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional measures, including, but not limited to, a required sale of sufficient voting stock to become adequately capitalized, a requirement to reduce total assets, cessation of taking deposits from correspondent banks, the dismissal of directors or officers and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

In connection with the final capital rule described earlier, the federal banking agencies have adopted revisions to the prompt corrective action framework, effective January 1, 2015. Under the revised prompt corrective action requirements, insured depository institutions would be required to meet the following in order to qualify as “well capitalized:” (1) a common equity Tier 1 risk-based capital ratio of at least 6.5%; (2) a Tier 1 risk-based capital ratio of at least 8% (increased from 6%); (3) a total risk-based capital ratio of at least 10% (unchanged from current rules) and (4) a Tier 1 leverage ratio of 5% or greater (unchanged from the current rules).

Transactions with Affiliates. Transactions between a bank (and, generally, its subsidiaries) and its related parties or affiliates are limited by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Sections 23A and 23B of the Federal Reserve Act limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to 10% of such institution’s capital stock and surplus and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such institution’s capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar transactions. In addition, loans or other extensions of credit by the institution to the affiliate are required to be collateralized in accordance with specified requirements. The law also requires that affiliate transactions be on terms and conditions that are substantially the same, or at least as favorable to the institution, as those provided to non-affiliates.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by a company to its executive officers and directors. The law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws, assuming such loans are also permitted under the law of the institution’s chartering state. Under such laws, a bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is restricted. The law limits both the individual and aggregate amount of loans that may be made to insiders based, in part, on the bank’s capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are further limited to loans of specific types and amounts.

Enforcement. The FDIC has extensive enforcement authority over insured state savings banks, including Blue Hills Bank. That enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The FDIC also has authority under federal law to appoint a conservator or receiver for an insured bank under certain circumstances. With certain exceptions, a receiver or conservator must be appointed for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.”

Federal Insurance of Deposit Accounts. Deposit accounts in Blue Hills Bank are insured by the FDIC’s Deposit Insurance Fund, generally up to a maximum of $250,000 per separately insured depositor, pursuant to changes made permanent by the Dodd-Frank Act. The FDIC assesses insured depository institutions to maintain the Deposit Insurance Fund. No institution may pay a dividend if in default of its deposit insurance assessment.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to a risk category based on supervisory evaluations, regulatory capital levels and other risk-based factors. An institution’s assessment rate depends upon the category to which it is assigned and certain adjustments specified by the FDIC, with less risky institutions paying lower assessments. On February 7, 2011, as required by the Dodd-Frank Act, the FDIC published a final rule to revise the deposit insurance assessment system. The rule, which took effect April 1, 2011, changes the assessment base used for calculating deposit insurance assessments from deposits to total assets less tangible (Tier 1) capital. Since the new base is larger than the previous base, the FDIC also lowered assessment rates so that the rule would not significantly alter the total amount of revenue collected from the industry. The range of adjusted assessment rates is now 2.5 to 45 basis points of the new assessment base.

In addition to FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, through the FDIC, assessments for costs related to bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. During the calendar year ended December 31, 2013, Blue Hills Bank paid $64,000 in fees related to the FICO.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC. The FDIC has exercised that discretion by establishing a long range fund ratio of 2%.

A material increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Blue Hills Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of Blue Hills Bank’s deposit insurance.

As a Massachusetts-chartered savings bank, Blue Hills Bank is also required to be a member of the Depositors Insurance Fund, a corporation that insures savings bank deposits in excess of federal deposit insurance coverage. See “—Massachusetts Banking Laws and Supervision—Depositors Insurance Fund,” above.

Community Reinvestment Act. Under the Community Reinvestment Act (“CRA”), a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA does require the FDIC, in connection with its examination of a bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to establish or acquire branches and merger with other depository institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Blue Hills Bank’s latest FDIC CRA rating, dated May 29, 2012, was “Satisfactory.”

Massachusetts has its own statutory counterpart to the CRA which is also applicable to Blue Hills Bank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. The Massachusetts Commissioner of Banks is required to consider a bank’s record of performance under the Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Blue Hills Bank’s most recent rating under Massachusetts law, dated May 29, 2012, was “Satisfactory.”

Federal Reserve System. The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations currently provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $89.0 million; a 10% reserve ratio is applied above $89.0 million. The first $13.3 million of otherwise reservable balances are exempted from the reserve requirements. The amounts are adjusted annually. Blue Hills Bank complies with the foregoing requirements.

Federal Home Loan Bank System. Blue Hills Bank is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Boston, Blue Hills Bank is required to acquire and hold a specified amount of shares of capital stock in the Federal Home Loan Bank of Boston. As of December 31, 2013, Blue Hills Bank was in compliance with this requirement.

The Federal Home Loan Bank of Boston suspended its dividend payment for the first quarter of 2009 and did not pay a dividend through 2010. The Federal Home Loan Bank has paid dividends since then that are considerably less than those paid prior to 2009.

Other Regulations

Some interest and other charges collected or contracted by Blue Hills Bank are subject to state usury laws and federal laws concerning interest rates and charges. Blue Hills Bank’s operations also are subject to state and federal laws applicable to credit transactions and other operations, including, but not limited to, the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies.

The operations of Blue Hills Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, that govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Gramm-Leach-Bliley Act privacy statute which requires each depository institution to disclose its privacy policy, identify parties with whom certain nonpublic customer information is shared and provide customers with certain rights to “opt out” of disclosure to certain third parties; and

•	Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expanded the responsibilities of financial institutions, in preventing the use of the United States financial system to fund terrorist activities. Among other things, the USA PATRIOT Act and the related regulations required banks operating in the United States to develop anti-money laundering compliance programs, due diligence policies and controls to facilitate the detection and reporting of money laundering.

Holding Company Regulation

Blue Hills Bancorp, Inc., as a bank holding company, will be subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board. Blue Hills Bancorp, Inc. is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for Blue Hills Bancorp, Inc. to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company.

A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing securities brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property under certain conditions; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association.

The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including depository institutions subsidiaries that are “well capitalized” and “well managed,” to opt to become a “financial holding company.” A “financial holding company” may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking. Blue Hills Bancorp, Inc. does not anticipate opting for “financial holding company” status at this time.

Blue Hills Bancorp, Inc. will be subject to the Federal Reserve Board’s consolidated capital adequacy guidelines for bank holding companies. Traditionally, those guidelines have been structured similarly to the regulatory capital requirements for the subsidiary depository institutions, but were somewhat more lenient. For example, the holding company capital requirements allowed inclusion of certain instruments in Tier 1 capital that are not includable at the institution level. As previously noted, the Dodd-Frank Act directs the Federal Reserve Board to issue consolidated capital requirements for depository institution holding companies that are not less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. The previously discussed final rule regarding regulatory capital requirements implements the Dodd-Frank Act as to bank holding company capital standards. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks will apply to bank holding companies (with greater than $500 million of assets) as of January 1, 2015. As is the case with institutions themselves, the capital conservation buffer will be phased in between 2016 and 2019.

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. The Federal Reserve Board has adopted an exception to that approval requirement for well-capitalized bank holding companies that meet certain other conditions.

The Dodd-Frank Act codified the “source of strength” doctrine. That longstanding policy of the Federal Reserve Board requires bank holding companies to serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to dividends in certain circumstances such as where the company’s net income for the past four quarters, net of dividends’ previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also provides for regulatory consultation prior to a holding company redeeming or repurchasing regulatory capital instruments when the holding company is experiencing financial weaknesses or redeeming or repurchasing common stock or perpetual preferred stock that would result in a net reduction as of the end of a quarter in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies could affect the ability of the Blue Hills Bancorp, Inc. to pay dividends, repurchase shares of its stock or otherwise engage in capital distributions.

The Federal Deposit Insurance Act makes depository institutions liable to the FDIC for losses suffered or anticipated by the insurance fund in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. That law would have potential applicability if Blue Hills Bancorp, Inc. ever held as a separate subsidiary a depository institution in addition to Blue Hills Bank.

Blue Hills Bancorp, Inc. and Blue Hills Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of Blue Hills Bancorp, Inc. or Blue Hills Bank.

The status of Blue Hills Bancorp, Inc. as a registered bank holding company under the Bank Holding Company Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Change in Control Regulations. Under the Change in Bank Control Act, no person may acquire control of a bank holding company such as Blue Hills Bancorp, Inc. unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Blue Hills Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

Massachusetts Holding Company Regulation. Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Massachusetts Division of Banks; and (iii) is subject to examination by the Division of Banks. Blue Hills Bancorp, Inc. would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Blue Hills Bank.

Federal Securities Laws

Our common stock is registered with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended. We are subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Exchange Act.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved, and an exemption from having outside auditors attest as to our internal control over financial reporting. In addition, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to adopt new or revised accounting standards on a delayed basis, and will be required to adopt new or revised accounting standards in the same manner as other public companies that are not emerging growth companies.

We could be an emerging growth company for up to five years following the completion of this offering. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

TAXATION

Federal Taxation

General. Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc. and Blue Hills Bank are, and Blue Hills Bancorp, Inc. will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc., Blue Hills Bancorp, Inc. and Blue Hills Bank.

Method of Accounting. For federal income tax purposes, Blue Hills Bank will file a consolidated tax return with Blue Hills Bancorp, Inc. and will report its income and expenses on the accrual method of accounting and use a tax year ending December 31st for filing their consolidated federal income tax returns.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” Alternative minimum tax is payable to the extent 20 percent of alternative minimum taxable income is in excess of the regular corporate tax. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc. and Blue Hills Bank have not been subject to the alternative minimum tax and have no such amounts available for credits against regular future tax liabilities.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2013, Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc. and Blue Hills Bank had no net operating loss carryforward for federal income tax purposes.

Corporate Dividends. Blue Hills Bancorp, Inc. will be able to exclude from its income 100% of dividends received from Blue Hills Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc., and Blue Hills Bank’s federal income tax returns, as applicable, have not been audited in the most recent four-year period.

State Taxation

For tax years beginning on or after January 1, 2009, Massachusetts generally requires corporations engaged in a unitary business to calculate their income on a combined basis with corporations which are under common control. Accordingly, Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc. and Blue Hills Bank currently file combined annual income tax returns. Upon consummation of the conversion, Blue Hills Bancorp, Inc. would be required to file a combined annual Massachusetts income tax return with Blue Hills Bank unless an exemption from such a combined filing applies. A corporation that qualifies, and elects to be treated for purposes of Massachusetts taxation, as a Massachusetts Security Corporation will be excluded from such a combined group.

Blue Hills Bank, under current law, files a Massachusetts combined excise tax return with its affiliates who do not qualify as security corporations. During the 2013 tax year, Blue Hills Bank was subject to an annual Massachusetts tax at a rate of 9.0% of its net income, adjusted for certain items. Massachusetts net income is defined as gross income, other than 95% of dividends received in any taxable year beginning on or after January 1, 1999 from or on account of the ownership of any class of stock if the institution owns 15% or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. The dividends must meet the qualifications under Massachusetts law. Dividends paid to affiliates participating in a combined return will be 100% excluded to the extent paid from earnings and profits of a unitary business included in the Massachusetts combined return. Deductions with respect to the following items, however, shall not be allowed except as otherwise provided: (a) dividends received, except as otherwise provided; (b) losses sustained in other taxable years; (c) taxes on or measured by income, franchise taxes measured by net income, franchise taxes for the privilege of doing business and capital stock taxes imposed by any state; or (d) the deduction allowed by section 168(k) of the Code.

A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is also a bank holding company under the Internal Revenue Code must pay a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. HP Security Corporation, a wholly owned subsidiary of Blue Hills Bank, is qualified as a security corporation. As such, it has received security corporation classification by the Massachusetts Department of Revenue; and does not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue.

None of the state tax returns of Blue Hills Bank is currently under audit, nor have any of these tax returns been audited during the past five years.

As a Maryland business corporation, Blue Hills Bancorp, Inc. will be required to file annual returns and pay annual fees to the State of Maryland.

MANAGEMENT OF BLUE HILLS BANCORP, INC.

Shared Board

The trustees of Hyde Park Bancorp, MHC are the same persons who are the directors of Blue Hills Bank. We expect that Blue Hills Bancorp, Inc. and Blue Hills Bank will also continue to have the same directors until there is a business reason to establish boards with different directors.

Executive Officers of Hyde Park Bancorp, Inc.

The following table sets forth information regarding the executive officers of Blue Hills Bancorp, Inc. The officers of Blue Hills Bancorp, Inc. and Blue Hills Bank are elected annually.

Name	Age	Positions Held (1)
William M. Parent	52	President and Chief Executive Officer of Blue Hills Bank and Blue Hills Bancorp
Jim Kivlehan	53	Executive Vice President, Chief Financial Officer of Blue Hills Bank and Blue Hills Bancorp
Thomas E. O’Leary	61	Executive Vice President, Commercial Banking
Scott Thimann	56	Executive Vice President, Chief Retail Officer
Robert Driscoll	39	Senior Vice President, Residential Lending
Carol J. Dubé	59	Senior Vice President, Chief Information Officer
Karen Marryat	51	Senior Vice President, Chief Marketing Officer
Lauren Messmore	43	Senior Vice President, Corporate Strategy
Thomas R. Sommerfield	58	Senior Vice President, Chief Risk Officer

(1)	Positions held relate to Blue Hills Bank, except as indicated.

Directors of Hyde Park Bancorp, Inc. and Blue Hills Bank

Blue Hills Bancorp has twelve directors. Directors of Blue Hills Bancorp serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Blue Hills Bank will be elected by Blue Hills Bancorp as its sole stockholder. The following table states our directors’ names, their ages as of December 31, 2013, the years when they began serving as directors of Blue Hills Bank and when their current term expires as directors of Blue Hills Bancorp:

Name	Position(s) Held With Blue Hills Bancorp	Age	Director Since	Current Term Expires
David J. Houston, Jr.	Chairman of the Board	67	1977	2017
George E. Clancy	Director	55	1996	2016
Ken D’Amato	Director	53	2010	2015
Brian G. Leary	Director	58	2012	2015
Peter J. Manning	Director	74	2010	2017
Thomas M. Menino	Director	71	2014	2017
Karen B. O’Connell	Director	50	2003	2015
William M. Parent	President, Chief Executive Officer and Director	52	2010	2016
Ronald K. Perry	Director	55	2012	2015
David A. Powers	Director	65	1998	2016
Janice L. Shields	Director	66	2010	2017
Scott Smith	Director	48	1998	2016

Board Independence

The board of directors has affirmatively determined that each of our directors, with the exception of Mr. Parent, is “independent” as defined in the rules of the Nasdaq Stock Market. Mr. Parent is not independent because he is an executive officer of Blue Hills Bank.

In determining the independence of our directors, the board of directors considered relationships between Blue Hills Bancorp, Inc. and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” including deposit accounts that our directors maintain at Blue Hills Bank.

The Business Background of Our Directors and Executive Officers

Directors:

The business experience of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that led to the determination that the person should serve as a director. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

David J. Houston, Jr. is a senior member of J.J. Houston & Co., LLP, an independent insurance agency. He has served on the Blue Hills Bank board of directors since 1977 and currently serves as Chairman of the board of directors and a member of the Bank’s Risk Management Committee. Mr. Houston is a graduate of Boston College and a member of the Society of Certified Insurance Counselors, the National Association of Corporate Directors, and the Massachusetts and South Shore Associations of Independent Insurance Agents. Mr. Houston’s long affiliation with Blue Hills Bank and his experience operating a local business provide a valuable connection between the Bank and the local community. In addition, his knowledge of risk and the insurance market brings the Board insight into the Bank’s business and strategies.

George E. Clancy, Esquire is a partner at Fuller, Rosenberg, Palmer & Beliveau of Worcester, Massachusetts. Mr. Clancy has been a member of the Blue Hills Bank board of directors since 1996 and is currently Chairman of the Corporate Governance Committee and a member of the Audit Committee. Mr. Clancy is a member of the Massachusetts Bar Association, the Massachusetts Defense Lawyers Association and the Worcester County Bar Association. Mr. Clancy is a member of the CAP Team and serves as a CCD teacher for St. Anne Parish. Mr. Clancy is a graduate of Bridgewater State College and received his J.D. from the Suffolk University Law School. Mr. Clancy has over 25 years of business experience as a practicing lawyer. Mr. Clancy provides the Board with extensive insight on legal matters, especially issues related to employment; he is a former resident of Hyde Park and founding Director of Hyde Park Main Streets.

Ken D’Amato is managing director of global equity and fixed income, and head of equity trading at Manulife Asset Management of Boston, Massachusetts. Prior to joining Manulife Asset Management in 2010, Mr. D’Amato was chief operating officer at Evergreen Investment Management Company. Mr. D’Amato is a member of the Bank’s Risk Management Committee. Mr. D’Amato was a volunteer for HESSCO Elder Services of Sharon, Massachusetts and a member of the finance and building committee of The Sage School in Foxboro, Massachusetts. Mr. D’Amato is a graduate of Boston College and earned his MBA from Boston University. Mr. D’Amato provides the Board with extensive financial and business experience as well as valuable insight into managing and overseeing a business.

Brian G. Leary, Esquire is a partner at the law firm of Holland & Knight and is a member of the firm’s Business Section. He acts as outside general counsel to several New England companies. He specializes in the defense of government enforcement actions and has also represented several Fortune 500 companies in general commercial litigation matters in Massachusetts and elsewhere in the country. Prior to joining Holland & Knight in 2013, Mr. Leary was a partner at McCarter & English, LLP where he oversaw the firm’s strategic planning and was the founder and chief executive officer of Mogall, Inc., an early pioneer of social networking. He also was a nationally recognized reporter and anchor for WCVB-TV, and received the George Foster Peabody Award for investigative reporting in 1997. Mr. Leary has been a member of the Blue Hills Bank board of directors since 2012 and is a member of the Audit and Corporate Governance Committees. Mr. Leary is an active volunteer and serves on the board of directors of the New England Legal Foundation and Catholic Memorial School. He is a graduate of the College of the Holy Cross and received his J.D. from Harvard Law School. Mr. Leary provides the Board with valuable perspective on general business oversight, as well as potential strategic initiatives.

Peter J. Manning is the former Vice Chairman of FleetBoston Financial Corporation, and has been a member of the Blue Hills Bank board of directors since 2010. Mr. Manning serves as Chairman of the Audit Committee and also serves on the Bank’s Risk Management Committee. Mr. Manning began his career at the accounting firm Coopers & Lybrand and later joined BankBoston where he held a number of executive management responsibilities which included Executive Vice President and Chief Financial Officer. In October of 1999, Mr. Manning was named to the Vice Chairman post at FleetBoston Financial. Mr. Manning is a graduate of Boston College and earned his MBA from Babson College. He is currently a board member of Safety Insurance Group, Inc. and Campaign for Catholic Schools. Mr. Manning was previously a board member of Thermo Fisher Scientific Inc., and served 13 years on the Bedford school committee. Mr. Manning’s extensive experience with financial institutions and accounting brings the Board valuable insight into the business of the Bank, its strategies and accounting matters.

Thomas M. Menino served as Mayor of Boston for five terms from 1993 to 2014. As Mayor, Mr. Menino focused on improving education, public health and the environment. Mayor Menino, as co-chair of Mayors Against Illegal Guns, also led a national effort for gun reforms and spearheaded a reduction of crime in Boston. Prior to becoming Mayor, Mr. Menino served five terms as a City Counselor. Following his final term, Mr. Menino joined Boston University where he serves as co-director for the newly-founded Initiatives on Cities (IoC). At the IoC, Mr. Menino leads an effort to investigate the dynamic nature of our world’s cities and bridge the gap between academic research on urban affairs and practical implementation. Mr. Menino is a graduate of the University of Massachusetts Boston with a degree in community planning. Mr. Menino’s service as the mayor of Boston provides the board of directors with a unique view of the community that the Bank serves.

Karen O’Connell, Esquire is Director of Economic Development for the Town of Dedham, Massachusetts. Ms. O’Connell has served on the Blue Hills Bank board of directors since 2009 and currently serves on the Corporate Governance Committee. Ms. O’Connell is a Member of the Massachusetts Bar Association, and a voting member of the Boston Athletic Association (Boston Marathon). She is currently a Board Member of Massachusetts Economic Development Council and the New England Advisory Board of ACCION East. She has also served on various local boards in the community. Ms. O’Connell is a regularly featured speaker at conferences and seminars on economic development issues with a focus on sustainable development. Ms. O’Connell is a graduate of Ohio Wesleyan University and received her J.D. from the Boston University School of Law. Ms. O’Connell’s in-depth knowledge of economic development and the law provide the Board with a unique and valuable perspective into economic development and legal issues.

William M. Parent is President and Chief Executive Officer of Blue Hills Bank and Hyde Park Bancorp, MHC since 2010. Prior to that, Mr. Parent served as a partner and chief investment officer at Grail Partners, a boutique merchant bank. Mr. Parent has 27 years of experience in the financial services industry, including 16 years at Bank of Boston and its successor companies, FleetBoston and Bank of America, where he held senior executive roles in Finance, Mergers & Acquisitions, Bank Management and Private Equity Investing. Mr. Parent is a non-practicing CPA and holds a BS from Bentley University. He has served as a member of the board of directors for over a dozen middle market companies covering the financial services, retail, distribution and manufacturing sectors. Today, he serves on the board of directors for the YMCA of Greater Boston, Wediko Children Services, Thayer Academy and the Savings Banks Employees Retirement Association. He is also a member of the Honor Roll Development Committee for the Campaign for Catholic Schools. Mr. Parent’s extensive experience in the financial services industry and his responsibilities for the strategic direction and management of Blue Hills Bank offer the Board an invaluable perspective of the Bank’s business and strategic direction.

Ronald K. Perry is the president and head of brokerage at Colliers International. Mr. Perry began his career at Meredith & Grew, which became part of Colliers in 2008, and became the head of the brokerage group in 2007. He was appointed president of the firm in March 2010. Mr. Perry is a licensed real estate broker and a member of the Greater Boston Real Estate Board and Commercial Brokers Association. Mr. Perry has been a member of the Blue Hills Bank board of directors since 2012 and is Chairman of the Bank’s Risk Management Committee and serves on the Compensation Committee. A graduate of the College of Holy Cross, he previously served on the board of directors at Catholic Memorial School for 12 years and was a Big East Color Analyst for over 30 years. Mr. Perry’s extensive real estate experience and knowledge of the local real estate market as well as his valuable insight into managing and overseeing a business brings valuable expertise to the Board.

David A. Powers is a partner at Charles A. Powers & Sons, LLP of Boston, Massachusetts, an insurance agency, a position he has held for the past 24 years. A graduate of the University of New Hampshire, Mr. Powers is affiliated with the Massachusetts Association of Independent Insurance Agents and the Rotary Club of Hingham and Hull. He has been a member of the Blue Hills Bank board of directors since 1998 and currently serves on the Corporate Governance Committee. Mr. Powers’ management experience and business knowledge provides a valuable resource and perspective to the Board.

Janice L. Shields is co-founder and president of Shields & Company, Inc. located in Waltham, Massachusetts. For over 35 years, Ms. Shields has provided a wide range of corporate advisory services to clients, including in the areas of mergers and acquisitions, valuations and fairness opinions. Ms. Shields has been a member of the Blue Hills Bank board of directors since 2010 and is a member of the Compensation Committee and the Bank’s Risk Management Committee. She serves as a director on a number of other local boards and over the years has been active in fundraising activities for local organizations. Ms. Shields is a graduate of Albertus Magnus College and has an MA from Harvard University and an MBA from the Stern School at New York University. With her extensive business and entrepreneurial experience, Ms. Shields brings to the Board a valuable insight on financial analysis and evaluating potential strategic transactions.

Scott Smith is the retired chief executive officer of Family to Family Foundation located in Boston, Massachusetts and serves on the board of directors for the Thomas M. Menino YMCA of Hyde Park, Lt. Governor’s Inter-agency Council Advisory and the Mayor’s Commission on Homelessness. Mr. Smith has 26 years of experience in the non-profit sector. He has served on the Blue Hills Bank board of directors since 1998 and currently serves as Chairman of the Compensation Committee and is a member of the Audit Committee. Mr. Smith is a graduate of Salisbury University. Mr. Smith provides the Board with a unique insight into the non-profit sector and has substantial ties to the communities served by Blue Hills Bank.

Executive Officers Who Are Not Also Directors:

Carol J. Dubé is Senior Vice President, Chief Information Officer for Blue Hills Bank. Ms. Dubé joined Blue Hills Bank in 2011, and has over 25 years of experience in all aspects of banking operations and technology services. Prior to her most recent position with FIS (Metavante) Corporation, she served as Chief Information Officer for both Cape Cod Five Cents Savings Bank and Plymouth Savings Bank. These positions followed ten years of service with Hudson River Bank & Trust Co. in Albany, New York, where Ms. Dubé held top positions in banking operations and information technology. Ms. Dubé attended Albany Business College.

Robert Driscoll is Senior Vice President of Residential Lending. Mr. Driscoll has been with Blue Hills Bank since 1996 and oversees all residential lending department functions including originations, sales and servicing activities at the Bank. He serves on the board of directors for the Massachusetts Community & Banking Council and is a member of the MBA Real Estate Finance Committee. Mr. Driscoll is a graduate of Northeastern University.

Jim Kivlehan is Executive Vice President and Chief Financial Officer for Blue Hills Bank since joining the bank in September of 2013. Prior to that, Mr. Kivlehan was an Executive Vice President, with more than a decade of service, at Citizens Bank, a subsidiary of RBS Citizens Financial Group, Inc. At Citizens he held multiple executive leadership roles spanning Strategy, Business Analytics, M&A and Finance. Mr. Kivlehan is an experienced banking executive with an extensive background in all areas of finance. A graduate of Babson College, he is a non-practicing CPA, a member of Financial Executives International, and a trustee and past president of the Treasurer’s Club of Boston.

Karen Marryat is Senior Vice President, Chief Marketing Officer at Blue Hills Bank since 2010. She is responsible for branding, marketing, and ecommerce and oversees the Bank’s charitable foundation. Ms. Marryat has 25 years of bank marketing experience and was most recently Senior Vice President, Chief Marketing Officer at Cambridge Savings Bank. She is a graduate of the Simmons Graduate School of Management and the University of Rhode Island. She serves on the board of advisors at the Thomas M. Menino YMCA and is a Trustee of Pilgrim Hall Museum.

Lauren Messmore is Senior Vice President, Corporate Strategy for Blue Hills Bank. Ms. Messmore has extensive experience in investment banking, including work at a top-tier global investment bank, Citigroup, as well as co-founding and managing an investment banking boutique. She has a proven track record in strategy development and transaction execution across a wide range of industries. A graduate of Harvard College, Ms. Messmore joined Blue Hills Bank in 2012. She sits on the Advisory Board of the Wellesley Free Library Foundation.

Thomas E. O’Leary has been Executive Vice President of Commercial Banking at Blue Hills Bank since 2011. Mr. O’Leary is responsible for the commercial banking functional departments and their operations. He has 39 years of banking experience split between credit and lending functions. Prior to joining Blue Hills Bank, Mr. O’Leary was Executive Vice President and Group Executive, Specialized Banking from 2002 to 2011 with Citizens Bank, a subsidiary of RBS Citizens Financial Group, Inc. Mr. O’Leary serves on the board of trustees of Catholic Charities of the Archdiocese of Boston. Mr. O’Leary is a graduate of Boston College and attended the Stonier Graduate School of Banking at Rutgers University.

Thomas R. Sommerfield is Senior Vice President, Chief Risk Officer at Blue Hills Bank since 2011. Mr. Sommerfield is responsible for the overall risk management of the bank, including credit, compliance, enterprise risk and administratively internal audit. Mr. Sommerfield has more than 35 years of experience in the financial services industry, was previously a Director at Spring Street Capital and has held numerous senior lending, credit and risk management roles at CIT, GE Capital, FleetBoston and predecessors, and HSBC. Mr. Sommerfield is a graduate of Columbia College. He is the leader of the Bank’s Pan-Mass Challenge team and has served on advisory boards of educational institutions and outreach programs and is currently on the board of VETRN, a charity that funds education and provides mentoring for military veterans who are starting new local businesses.

Scott Thimann is the Executive Vice President, Chief Retail Officer at Blue Hills Bank since 2011. He is responsible for overseeing all consumer and business banking. Mr. Thimann brings more than 30 years of experience in the banking industry. Prior to joining the Bank, Mr. Thimann worked for Sovereign/Santander Bank from 2000 to 2011, including service as Senior District Executive for branch banking, and Regional and Market Executive for business banking. Mr. Thimann has served as a board trustee of the Arthritis Foundation, Massachusetts Chapter, and as a board director for the Boys & Girls Club of Brockton, Massachusetts. Mr. Thimann is a graduate of San Jose State University.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Blue Hills Bank to our executive officers and directors in compliance with federal banking regulations. At December 31, 2013, none of the directors or executive officers of the Bank or Blue Hills Bancorp had a loan outstanding with the Bank.

The Bank has made loans to immediate family members of directors and executive officers of Blue Hills Bancorp. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Executive Compensation

The board of directors’ philosophy is to align executive compensation with the interests of its stockholders and to determine appropriate compensation levels that will enable it to meet the following objectives:

•	To attract, retain and motivate an experienced, competent executive management team;

•	To reward the executive management team for the enhancement of shareholder value based on annual earnings performance and the market price of Blue Hills Bancorp’s stock;

•	To provide compensation rewards that are adequately balanced between short-term and long-term performance goals;

•	To encourage ownership of Blue Hills Bancorp’s common stock through stock-based compensation; and

•	To maintain compensation levels that are competitive with other financial institutions and particularly those in Blue Hills Bancorp’s peer group based on asset size and market area.

The board of directors considers a number of factors in its decisions regarding executive compensation and benefits including, but not limited to, the level of responsibility and performance of the individual executive officer, the overall performance of Blue Hills Bancorp, and consideration of industry, community bank peers and local market conditions. Base salary levels of Blue Hills Bancorp’s and Blue Hills Bank’s executive officers are set to reflect the duties and responsibilities inherent in the position and to reflect competitive conditions in the banking business in Blue Hills Bancorp’s market area. In setting base salaries, the board of directors also considers a number of factors relating to each executive officer, including individual performance, job responsibilities, experience level, ability and the knowledge of the position, and overall performance of Blue Hills Bancorp and the Blue Hills Bank. These factors are considered subjectively, and where possible quantitatively, and are weighted partially by those aspects deemed more significant than others. Such a weighting of these evaluation factors will vary from year to year in response to the strategic plan and current market conditions. The board of directors also considers the recommendations of the Chief Executive Officer with respect to the compensation of the other executive officers. The board of directors and the Chief Executive Officer review the same information in connection with these performance evaluations and related recommendations of these executives.

The board of directors increased Mr. Parent’s rate of base salary by 3% to $472,313 for the year ended December 31, 2013 (from $458,556 for the year ended December 31, 2012) and further increased his rate of base salary by 5.75% to $500,000 for the year ended December 31, 2014. Mr. O’Leary’s rate of base salary was increased by 9.2% to $225,000 for the year ended December 31, 2013 (from $206,000 for the year ended December 31, 2012). Mr. O’Leary’s base salary was further increased by 11.11% to $250,000 for the year ended December 31, 2014. Mr. Kivlehan’s base salary was initially set at $250,000 for the year ended December 31, 2013 and was increased by 1.5% to $253,750 for the year ended December 31, 2014.

The compensation committee did not use a compensation consultant in determining director or executive officer compensation for the year ended December 31, 2013.

Summary Compensation Table

The following table sets forth for the year ended December 31, 2013, certain information as to the total remuneration paid by Blue Hills Bank to Mr. William M. Parent, who serves as President and Chief Executive Officer, Mr. Thomas O’Leary, Blue Hills Bank’s Executive Vice President, Commercial Banking and Mr. Jim Kivlehan, Blue Hills Bank’s Executive Vice President and Chief Financial Officer (referred to as our “Named Executive Officers”).

	Executive Compensation Table for the Year Ended December 31, 2013
Name and principal position (1)	Salary ($)		Bonus ($)		Non-equity incentive plan compensation ($) (2)	Nonqualified deferred compensation earnings ($) (3)	All other compensation ($) (6)	Total ($)
William M. Parent, President and Chief Executive Officer	472,313		—		267,346	1,612	141,700	882,971

Thomas E. O’Leary, Executive Vice President, Commercial Banking	225,000		10,000		175,000	496	40,000	450,496

Jim Kivlehan, Executive Vice President and Chief Financial Officer	78,847	(4)	56,200	(5)	37,500	—	50,000	222,547

(1)	Mr. Stephen McNulty, the former Chief Financial Officer of Blue Hills Bank, retired as of December 31, 2013. Mr. McNulty received the following compensation in the 2013 calendar year: $218,545 in base salary; $40,000 in short term incentive compensation, $20,000 in long-term incentive compensation for calendar year 2013; $90,658 in long-term incentive compensation for the 2011 and 2012 calendar years paid in 2013; $301,554 paid from his Supplemental Retirement Plan upon termination of employment.
(2)	Consists of amounts earned under the short-term and long term incentive plans for the calendar year 2013. For Messrs. Parent, O’Leary and Kivlehan, the amounts earned under the short-term incentive plan were $133,673, $95,000 and $25,000, respectively. Similarly, Messrs. Parent, O’Leary and Kivlehan, earned $133,673, $80,000 and $12,500, respectively, under the long-term incentive plan (i.e., the Blue Hills Bank Phantom Stock Plan).
(3)	Reflects above-market interest earned in the Blue Hills Bank Amended and Restated Supplemental Executive Retirement Plan. The interest rate earned for the year ended December 31, 2013 was earned at the rate of 3.42% per annum. The applicable federal rate for determining whether the interest earned is above market is 2.78% and is based on 120% of the applicable long-term federal rate for January 2013.
(4)	Jim Kivlehan was hired September 9, 2013 as Executive Vice President and Chief Financial Officer. Mr. Kivlehan’s annual rate of base salary was $250,000 in 2013.
(5)	Represents a sign-on bonus paid to Mr. Kivlehan during 2013.
(6)	Consists of the following payments:

Officer	Year Ended	Automobile ($)	Supplemental Retirement Plan ($)	Total ($)
William M. Parent	December 31, 2013	11,700	130,000	141,700
Thomas O’Leary	December 31, 2013	—	40,000	40,000
Jim Kivlehan	December 31, 2013	—	50,000	50,000

Benefit Plans

Employment Agreement. Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc. and Blue Hills Bank (the “employers”) have entered into an employment agreement with Mr. William M. Parent, which agreement was amended and restated, effective March 6, 2014. The agreement has a term of 36 months and will extend automatically for one additional year on each one year anniversary of the effective date unless either the employers or Mr. Parent gives notice no later than 90 days prior to such anniversary date that the agreement will not be renewed. Under the agreement, the base salary for Mr. Parent for 2014 is $500,000. In addition to the base salary, the agreement provides that the executive shall be entitled to participate in any employee benefit plans in effect for executive officers of the employers and shall be eligible for participation in short-term and long-term incentive compensation and other benefits as provided to other full time employees of Blue Hills Bank. Mr. Parent shall also be entitled to continue participation in any fringe benefit arrangements in which he was participating on the effective date of the restated employment agreement. In addition, the agreement provides for reimbursement of reasonable travel and other business expenses, incurred in connection with the performance of his duties.

In the event the executive’s employment is terminated by Blue Hills Bank without cause, including a resignation for good reason (as defined in the employment agreement) during the term of the agreement, but excluding termination for cause or due to death, disability, retirement or following a change in control, the executive would be entitled to a payment equal to two times the sum of the his then current base salary and his average annual short-term incentive cash compensation awarded during the two most recent fiscal years ending before the termination. The severance payment shall be paid in substantially equal installments over a 24 month period commencing within 60 days after the date of termination, subject to the receipt of a signed release, a form of which has been appended to the employment agreement. In addition, executive will be entitled to continued group medical and life insurance coverage, at the employer’s sole expense, for the period for which he is receiving severance benefits, provided that the payment of such life or health benefit would not result in excise taxes or penalties to the employers. If the payment of such benefits would result in excise taxes or benefits to the employers under applicable tax laws, then the employers would provide such benefits on an after-tax basis or, in lieu thereof, would provide a cash lump sum payment to the executive reasonably estimated to be equal to the value of such benefits. In addition, Mr. Parent would be entitled to professional outplacement services up to a maximum cost of $30,000 from a nationally recognized outplacement consulting or coaching organization of his choice and would fully vest in any nonqualified deferred compensation plans in which he is participating.

In the event Mr. Parent is terminated without cause or terminates for good reason following a change in control, Mr. Parent would be entitled to the payment of a cash severance payment equal to three times the sum of his current base salary and his average annual short-term incentive cash compensation awarded to him over the three most recent fiscal years ending before or simultaneously with the change in control. Such payment would be made in a lump sum, provided that the change in control also satisfies the definition under Code Section 409A, and if it not, then such payments shall be made to Mr. Parent over a period of 24 months. Mr. Parent would also be entitled to continued group life and health coverage for a period of 36 months at the employers’ sole expense or if providing either such coverage on a pre-tax basis would result in an excise tax or penalties to the employers, the employer would provide such benefits on an after-tax basis or, in lieu thereof, would provide a cash lump sum payment to the executive reasonably estimated to be equal to the value of such benefits. In addition, Mr. Parent would be entitled to professional outplacement services up to a maximum cost of $30,000 from a nationally recognized outplacement consulting or coaching organization of his choice and would fully vest in any nonqualified deferred compensation plans in which he is participating.

For purposes of the executive’s ability to resign and receive a payment under the agreement, “good reason” would include the occurrence of any of the following events: (i) a failure of the employers to continue the executive in the executive position or the issuance by the employers of a notice to the executive that the term of the employment agreement will not be extended; (ii) a material adverse change in the nature or scope of executive’s responsibilities, title, authorities, powers, functions or duties or the duties normally exercised by someone in his executive position, without his consent, (iii) an involuntary reduction in his base salary, except in connection with an across-the-board salary reduction affecting substantially all management employees and based on the employer’s financial performance, (iv) an involuntary relocation of executive’s principal place of employment by more than 35 miles driving distance from such office as determined at the date of the agreement, or (v) a material breach by the employers of the compensation provisions of the agreement which continues for more than 10 days following notice given by the executive. If an event constituting “good reason” occurs, the executive is required to give Blue Hills Bank notice within 60 days and Blue Hills Bank will have 30 days to correct the good reason, however, the 30 day period may be waived by Blue Hills Bank.

If the payments to Mr. Parent under the employment agreement made in connection with a change in control would result in an excise tax under Sections 280G and 4999 of the Internal Revenue Code, Mr. Parent would be entitled to the severance amount which would result in the greater net after-tax benefit: (i) assuming he received all payments to which he is entitled under the employment agreement and all other compensation received that is contingent on the change in control and paid all taxes, including excise taxes on such benefits, or (ii) assuming that his benefits are reduced to avoid an excess parachute payment. In addition, if necessary to avoid excise taxes under Section 409A of the Internal Revenue Code, and only to such extent, a cash severance payment may be delayed and paid on the earlier of (a) six months and one day after the executive’s termination or (b) executive’s death. In such event, the first payment shall include a catch-up payment covering amounts that would have been paid during the delay and shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service.

In the event that his employment was terminated for a reason entitling him to a severance payment under the employment agreement, Mr. Parent would receive an aggregate cash severance payment of approximately $1,133,673, if the event of termination occurred in 2014 prior to a change in control and $1,633,673, if the termination occurred following a change in control in 2014, based upon current levels of compensation, without regard to the possible reduction to avoid an excess parachute payment, if such reduction resulted in the net best benefit to Mr. Parent.

Under the employment agreement, if Mr. Parent is terminated due to disability (as defined in his employment agreement), he will be entitled to receive his full salary and benefits under the employment agreement until he becomes eligible for and receives long-term disability insurance coverage then in effect. In the event of Mr. Parent’s death while employed, the employers will continue to provide his base salary to his designated beneficiary for three months following his death.

Upon retirement at age 65 or in accordance with any retirement policy established by the board of directors, Mr. Parent will be entitled to benefits under any retirement plans to which he is a party but shall not be entitled to any amount or benefits under the employment agreement, provided, that Mr. Parent cannot be involuntarily terminated due to “retirement” within 24 months following a change in control.

The employment agreement requires the executive not to compete with Blue Hills Bank for a period of one year following a termination of employment for which the executive receives severance payments as the result of an involuntary termination or resignation for good reason (other than a termination of employment following a change in control). The employment agreement further requires that Mr. Parent not solicit business, customers or employees of the Bank for a 12 month period following termination (other than a termination of employment following a change in control) and requires him to maintain confidential information.

Change in Control Agreements. Hyde Park Bancorp, Inc. and Blue Hills Bank (collectively, the “employers”) have entered into two-year change in control agreements with Messrs. Thomas O’Leary and Jim Kivlehan and one other executive officer and have entered into one-year change in control agreements with six other senior officers. Commencing on the first anniversary of the effective date of the agreements for Messrs. O’Leary and Kivlehan, the agreements may be renewed by the boards of directors of the employers for an additional 12 months, such that the continuing terms shall be for 24 months. If the boards of directors determine not to renew a change in control agreement, the employers must give the covered executive notice at least 30 days before such anniversary date that the agreement will not be renewed. In such event, the change in control agreement will terminate at the end of the then term. Notwithstanding the foregoing, if the change in control agreement is in effect on the effective date of a change in control, the agreement will automatically renew on such date and will expire 24 months following the change in control.

In the event of a change in control (as defined in the agreement) followed by Messrs. O’Leary’s or Kivlehan’s involuntary termination of employment (other than for cause, death or disability) or his resignation for good reason (each a “terminating event”), the executive will receive a cash severance payment equal to (i) two times the sum of his annual base salary and average annual short-term incentive cash compensation paid over the prior two year most recent fiscal years ended before or simultaneously with the change in control, payable in equal monthly installments over the 24 month period following the terminating event, plus (ii) any accrued but unpaid compensation and accrued but unpaid paid time off (PTO), payable in a lump sum no later than 10 days following the executive’s date of termination. In addition, the employers will maintain the executive’s group medical and life insurance coverage in effect for 24 months following the date of termination, at their sole expense, or if providing either of such coverages on a pre-tax basis would result in an excise tax or penalties to the employers, the employer would provide such benefits on an after-tax basis or, in lieu thereof, would provide a cash lump sum payment to the executive reasonably estimated to be equal to the value of such benefits. For purposes of the change in control agreement, “good reason” would include any of the following events: (i) a material diminution, not consented to by the executive, in the executive’s responsibilities, authorities or duties from those in effect immediately prior to a change in control; (ii) a material reduction in the executive’s base salary as in effect on the date of the agreement, or as may be increased from time to time (except to the extent of an across-the-board reduction similarly affecting all or substantially all management employees); (iii) the relocation of the office in which executive is principally employed by more than 35 miles from its location immediately prior to the change in control or the requirement that the executive be based at a location more than 35 miles from his then current office except for required business travel to an extent substantially consistent with obligations immediately prior to the change in control, or (vi) a material breach of the change in control agreement by the employers. In the event the executive has good reason to terminate, he must give notice of his resignation for good reason within 90 days of the initial event that giving rise to the right to terminate and Blue Hills Bank, or its successor, and Blue Hills Bank, or its successor, will have 30 days to cure the good reason, provided that such 30-day period may be waived by Blue Hills Bank, or its successor.

In the event Mr. O’Leary’s or Mr. Kivlehan’s termination occurs following a change in control under circumstances that would entitle either executive to a benefit under the change in control agreement, such executive would be entitled to a cash severance payment of approximately $657,500 for Mr. O’Leary or $676,800 for Mr. Kivlehan if such termination were to occur in 2014 (Mr. Kivlehan’s incentive compensation received for 2013 was annualized for purposes of this calculation). Notwithstanding anything to the contrary, the change in control agreement provides that the employers will not be required to pay a payment or benefit under the change in control agreement or otherwise, that, in the reasonable estimation of the an independent certified public account would not be deductible, in whole or in part, as a result of Section 280G of the Internal Revenue Code. In such event, the payment or benefits under the change in control agreement would be reduced, to the extent necessary to avoid this result. In addition, if necessary to avoid excise taxes under Section 409A of the Internal Revenue Code, and only to such extent, a cash severance payment may be delayed and paid on the earlier of (a) six months and one day after the executive’s separation from service or (b) executive’s death. In such event, the first payment shall include a catch-up payment covering amounts that would have been paid during the delay and shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service.

Short-Term Incentive Plan. Blue Hills Bank maintains an annual incentive compensation plan for the benefit of its officers and employees, including its named executive officers. Under the incentive compensation plan, the named executive officers can achieve a bonus based on a percentage of salary, depending on whether the performance goals are achieved at a threshold, target or maximum level. In addition, an employee is expected to achieve goals that are weighted between bank-level goals and individual goals. For the plan to be funded, a minimum level of profitability is required. For 2013, the potential bonus and weighting of goals is set forth in the following chart:

	Bonus as a % of Salary			Goal Weighting
Position	Threshold	Target	Maximum	Bank	Dept./Individual
President/CEO	20%	40%	60%	100%	—
EVPs	15%	30%	45%	75%	25%

For the 2013 calendar year, the bank-level performance goals included return on average assets, loan and deposit growth and non-performing assets. Individual goals, to the extent required, varied by individual. For the 2013 calendar year, the named executive officers achieved their goals and received short term incentive compensation ranging between 27% and 42% of base salary.

Long-Term Incentive Plan. Until its termination in December 2013, Blue Hills Bank maintained the Blue Hills Bank Phantom Stock Plan, which was a long-term incentive compensation plan intended to provide incentive awards to employees in order to support Blue Hills Bank’s organizational objectives and financial goals. The plan was intended to award a select group of management employees for their contributions to the continued success of Blue Hills Bank. Eligible employees were determined by the Chief Executive Officer (CEO) and the Compensation Committee of Blue Hills Bank. The awards were calculated based on the achievement of bank-wide, department and individual goals, as set forth in the award documents entered into with the participating executives. Threshold, target and maximum awards were set by the CEO for the participants other than the CEO, and the targets for the CEO were set by the Board. Upon the achievement of the applicable goals, Blue Hills Bank divided the applicable aggregate incentive amount by the “book value” per share and allocated a number of shares to each participating executive’s phantom stock account. For these purposes, “book value” was determined by dividing (i) the total Tier 1 capital of the Bank most recently reported on line 11 of the Call Report Schedule RC-R Regulatory Capital, adjusted (A) adding thereto any net unrealized losses on available-for-sale equity securities as shown on Line 3 of the Call Report Schedule RC-R, (B) adding thereto any gains or subtracting therefrom any losses on cash flow hedges as shown on Line 4 of Schedule RC-R, (C) subtracting therefrom any amount derived from the proceeds of any offering of shares or securities or any other contribution of capital of Blue Hills Bank or attributable to any other entity acquired by Blue Hills Bank by way of merger, consolidation or other combination occurring after the date of the award and (D) disregarding any dividends paid by the Bank after the date of such award and such other extraordinary items as the Board in good faith deems appropriate, by (ii) the total number of shares of common stock of

Blue Hills Bank outstanding as of the date of such determination, less any shares attributable to any amount of capital excluded under clause (i)(C) above (for purposes of the Phantom Stock Plan, and based on this formula, the number of shares was deemed to be 1,000,000). Once an award was granted, the award would vest in the participant on the third anniversary of the date of the award, provided that vesting would be accelerated in the event of normal or early retirement, death, disability, termination without cause or upon a change in control. Upon vesting, the award would be paid in cash within a reasonable time period but no later than the 15th day of the third month following the vesting of the award. In connection with the stock offering, and in anticipation of the adoption of equity incentive plans providing for the grant of actual stock and stock options, the board of directors of Blue Hills Bank determined to terminate the Phantom Stock Plan and to distribute the awards credited under the plan. The distribution of the accrued awards was made by December 31, 2013 and the award for 2013 was distributed within the first two and one-half months of the end of 2013, after the award amount per participant was determined. The final payout calculation is based on the product determined by multiplying the number of shares of phantom stock attributed to each participant’s account by the book value of each share (as previously defined) as of the last day of the calendar quarter immediately preceding the date of payment of such benefit. The amounts distributed to Messrs. Parent, O’Leary and Kivlehan under the Blue Hills Phantom Stock Plan in connection with the termination were $410,858, $195,612 and $12,500, respectively.

Supplemental Executive Retirement Plan. Blue Hills Bank previously adopted a Supplemental Executive Retirement Plan for certain officers, including Messrs. Parent, O’Leary, Kivlehan and the former Chief Financial Officer, Stephen McNulty.

Under the Supplemental Executive Retirement Plan, Blue Hills Bank contributed a fixed dollar amount each year to a participant’s account. A participant’s account earned interest each year at the highest published Blue Hills Bank CD rate in effect on the first business day of each plan year, plus 200 basis points. Upon the participant’s separation from service (other than for cause), including a separation due to disability, the participant was entitled to his or her vested account balance, distributable within 60 days, provided that the participant executed a release of claims in favor of Blue Hills Bank and any member of its affiliated group of corporations. In the event of the participant’s death, the participant’s vested account balance would be distributed to his or her surviving beneficiary or estate, within 60 days after the participant’s date of death. In the event a participant’s employment is terminated within 24 months following a change in control (for reasons other than cause, death or disability) but including a resignation by the participant for good reason (as defined in the plan), the participant would be 100% vested and would receive his or her entire account balance within 60 days of termination. The plan administrator has the authority under the plan to claw-back any benefit, including a benefit previously distributed from the plan that is based on materially inaccurate financial statements, reviews, gains, or any other materially inaccurate criteria used in determining or setting such benefit.

In connection with Blue Hills Bancorp’s initial stock offering, the Supplemental Executive Retirement Plan was terminated in a manner that complies with Section 409A of the Internal Revenue Code, which means that the benefits under the Supplemental Executive Retirement Plan cannot be distributed for 12 months following the plan’s termination but must be distributed in full no later than 24 months following the plan’s termination. To allow participants the opportunity to use their account balances within the plan to purchase Blue Hills Bancorp common stock in the stock offering prior to the date the account is distributed, the Supplemental Executive Retirement Plan was amended prior to the plan’s termination, to permit participants to invest their account balance in additional investment alternatives selected by the plan administrator. The plan administrator intends to allow participants to invest in Blue Hills Bancorp common stock in the stock offering. If a participant elects to invest in employer stock, such an election is irrevocable until the participant’s account balance is distributed. The portion of the participant’s account that is invested in employer stock shall be distributed in Blue Hills Bancorp common stock.

Tax-Qualified Plans

401(k) Plan. Blue Hills Bank maintains the Savings Bank Employee Retirement Association (SBERA) 401(k) Plan, which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code (the “401(k) Plan”). All employees are eligible to participate in the plan with respect to making elective salary deferrals or employer safe harbor non-elective contributions without regard to having attained any specific age or period of service. However, an employee is only eligible to receive an employer profit sharing contribution, if one is made, after completing one year of service with Blue Hills Bank in which the employee has 1,000 hours of service. An employee may also contribute rollover contributions to the plan from another eligible retirement plan. Employees are permitted to make elective salary deferrals up to the lesser of 100% of compensation (as defined by the 401(k) Plan) or $17,500 (as indexed annually). A salary deferral election will also apply to any bonus received by the employee. All employee elective salary deferrals and safe harbor non-elective contributions and earnings on such contributions are fully and immediately vested. A participant may withdraw elective salary deferrals in the event the participant suffers a financial hardship. A participant may also receive an in-service distribution of the participant’s elective salary deferrals and rollover contributions. In addition, the 401(k) Plan permits loans to participants within the limits set forth in the Internal Revenue Code and in accordance with any loan procedures established by Blue Hills Bank. Participants are entitled to benefit payments upon termination of employment due to normal retirement at or after age 65, early retirement at or after age 59 1⁄2, disability or death. Benefits will be distributed in the form of lump sum, which is the normal form of distribution, or installment payments at the election of the participant. Blue Hills Bank has established an employer stock fund in the 401(k) Plan so that participants can acquire an interest in the common stock of Blue Hills Bancorp through their accounts in the 401(k) Plan.

Pension Plan. Blue Hills Bank maintains the Savings Banks Employees Retirement Association (“SBERA”) Pension Plan, a qualified noncontributory defined benefit plan (the “pension plan”) for employees. Employees who have completed one year of service and have attained age 21 are eligible to accrue benefits under the pension plan, provided, however, that employees hired or rehired after December 15, 2013 will not be eligible to participate in the pension plan. Annual contributions to the Plan are made in order to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). A participant will become 100% vested in his or her accrued benefit under the plan after three years of service with Blue Hills Bank.

Upon attainment of normal retirement age (age 65) or upon termination after early retirement age (age 62), a participant who is not married and has accrued benefits in excess of $5,000 will receive a life annuity for the participant’s life, unless the participant elects another form of payment. If the participant is married and the present lump sum value of his accrued benefit exceeds $5,000, the normal form of payment will be a joint and survivor annuity, with a percentage of the participant’s benefit continuing to the participant’s spouse upon the participant’s death. In the even the participant’s vested account balance is $1,000 or less, the participant will receive a cash distribution as soon as practicable. A participant’s accrued benefit will become fully vested upon the participant’s death. In the event of a participant’s death while the participant is still employed by Blue Hills Bank or dies after he retires or terminates employment but before benefit payments start, the surviving spouse will be entitled to a life annuity based on the value of the participant’s vested accrued benefit.

The basic normal retirement benefit is calculated by multiplying the participant’s average of his highest three consecutive years of service by 1.25% for each year of credited service, up to a maximum of 25 years. Additionally, the participant’s compensation in excess of the covered compensation level (as defined in the Plan) will be multiplied by 0.6% and accrued for a period of 25 years. Participants will become vested in their accrued benefit upon completion of three years of service. A reduced benefit is payable upon early retirement at or after age 62. In the event of late retirement, the late retirement benefit will be the actuarial equivalent of the basic normal retirement benefit plus credit for accruals after attainment of normal retirement age.

Employee Stock Ownership Plan. Blue Hills Bank expects to adopt an employee stock ownership plan for eligible employees, effective as of January 1, 2014, in connection with the stock offering. Eligible employees who have attained age 21 and have completed 1,000 hours of service in a twelve month period on or prior to the closing date of the offering, will begin participation in the employee stock ownership plan, retroactively, as of January 1, 2014, the plan’s effective date. Employees who do not satisfy the eligibility requirements on the closing date of the offering will become eligible to enter the plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Blue Hills Bancorp common stock issued in the offering (including shares contributed to the Foundation). We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Blue Hills Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Blue Hills Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 30-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the employee stock ownership plan repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will become 100% vested in their benefit after three years of credited service. Participants who were employed by Blue Hills Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Blue Hills Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Blue Hills Bancorp’s earnings.

Directors’ Compensation

The following table sets forth for the year ended December 31, 2013 certain information as to the total remuneration paid to directors other than Mr. Parent, who receives no compensation for being a director.

Director Compensation Table for the Year Ended December 31, 2013
Name	Fees earned or paid in cash ($)	Nonqualified deferred compensation earnings ($) (1)	All Other Compensation ($)(2)	Total ($)
David Houston	77,425	—	10,000	87,425
George Clancy	55,000	—	10,000	65,000
Ken D’Amato	58,000	—	10,000	68,000
Brian Leary	48,000	—	10,000	58,000
Peter Manning	62,100	93	10,000	72,193
Karen O’Connell	35,550	—	10,000	45,550
Ron Perry	49,500	—	10,000	59,500
David Powers	49,100	—	10,000	59,100
Jan Shields	58,000	—	10,000	68,000
Scott Smith	46,675	93	10,000	56,768

(1)	Reflects above-market interest earned in the Blue Hills Bank Amended and Restated Supplemental Director Retirement Plan by Directors Manning and Smith. The interest rate earned for the year ended December 31, 2013 was earned at the rate of 3.42% per annum. The applicable federal rate for determining whether the interest earned is above market is 2.78% and is based on 120% of the applicable long-term federal rate for January 2013. The remaining directors in the plan elected to reflect earnings in their account based on the percentage increase or decrease for such year in the book value per share under the Blue Hills Bank Phantom Stock Plan. The rate of earnings under the Blue Hills Bank Phantom Stock Plan did not exceed the applicable federal long term rate.
(2)	Reflects the annual contribution to the Supplemental Director Retirement Plan on behalf of each director.

Each of the individuals who serves as a director of Blue Hills Bancorp serves as a director of Blue Hills Bank and earns director fees in that capacity, with the exception of Mr. Parent, who receives no compensation for being a director. The Chairman of the Board receives a $30,000 annual retainer, paid quarterly and $1,000 per meeting attended. All other directors of Blue Hills Bank receive a $15,000 annual retainer, paid quarterly and $1,000 per meeting attended. Each director serving on a board of directors’ committee is paid a fee of $1,000 per meeting attended. The Chairman of each committee receives an additional $5,000 annual retainer paid quarterly. For the year ended December 31, 2013, Blue Hills Bank paid a total of $539,350 in director fees.

Supplemental Director Retirement Plan. Blue Hills Bank previously adopted a Supplemental Director Retirement Plan for all non-employee directors of Blue Hills Bank who join the plan by executing a participation agreement.

Under the Supplemental Director Retirement Plan, Blue Hills Bank contributes $10,000 each year to a participant’s account. A participant’s account is increased or decreased annually between the date allocated and the participant’s separation from service date by an amount equal to (a) the equivalent of interest at Blue Hills Bank’s highest published CD rate in effect on the first business day of each plan year, plus 200 basis points, or (b) the percentage increase or decrease for such plan year in the “book value per share” as defined in Blue Hills Bank’s Phantom Stock Plan, whichever is elected by the participant. Upon the participant’s separation from service (other than for cause), including a separation due to disability, the participant is entitled to his or her vested account balance, distributable within 60 days, provided that the participant executes a release of claims in favor of Blue Hills Bank and any member of its affiliated group of corporations. In the event of the participant’s death, the participant’s vested account balance would be distributed to his or her surviving beneficiary or estate, within 60 days after the participant’s date of death. In the event a participant’s employment is terminated within 24 months following a change in control (for reasons other than cause, death or disability) but including the failure of the participant to be reelected to the board of directors of Blue Hills Bank, Hyde Park Bancorp, Inc., Hyde Park Bancorp, MHC or, after the conversion and stock offering, Blue Hills Bancorp, Inc., the participant will be 100% vested and will receive his or her entire account balance within 60 days of termination. The plan administrator has the authority under the plan to clawback any benefit, including a benefit previously distributed from the plan that is based on materially inaccurate financial statements, reviews, gains, or any other materially inaccurate criteria used in determining or setting such benefit.

In connection with Blue Hills Bancorp’s initial stock offering, the Supplemental Director Retirement Plan was terminated in a manner that complies with Section 409A of the Internal Revenue Code, which means that the benefits under the Supplemental Director Retirement Plan cannot be distributed for 12 months following the plan’s termination but must be distributed in full no later than 24 months following the plan’s termination. To allow participants the opportunity to use their account balances within the plan to purchase Blue Hills Bancorp common stock in the stock offering prior to the date the account is distributed, the Supplemental Director Retirement Plan was amended prior to the plan’s termination, to permit participants to invest their account balance in additional investment alternatives selected by the plan administrator. The plan administrator intends to allow participants to invest in Blue Hills Bancorp common stock in the stock offering. If a participant elects to invest in employer stock, such an election is irrevocable until the participant’s account balance is distributed. The portion of the participant’s account that is invested in employer stock shall be distributed in Blue Hills Bancorp common stock.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt a stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, if adopted within the first year after the offering, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering, including shares contributed to the Foundation. These limitations will not apply if the plan is implemented more than one year after the consummation date of the conversion.

The stock-based benefit plan will not be established sooner than six months after the conversion is completed and, if adopted within one year after the conversion, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Blue Hills Bancorp. If the stock-based benefit plan is established after one year after the conversion, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the completion of the conversion:

•	equity awards must vest at a rate not to exceed 20% per year, except in the case of death, disability or a change in control;

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of Blue Hills Bancorp) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	731,850 Shares at Minimum of Range	861,000 Shares at Midpoint of Range	990,150 Shares at Maximum of Range	1,138,670 Shares at Maximum of Range, As Adjusted
(In thousands, except exercise price and fair value per option information)
$8.00	$5,854,800	$6,888,000	$7,921,200	$9,109,360
10.00	7,318,500	8,610,000	9,901,500	11,386,700
12.00	8,782,200	10,332,000	11,881,800	13,664,040
14.00	10,245,900	12,054,000	13,862,100	15,941,380

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Blue Hills Bancorp on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares is $8.00 per share to $14.00 per share at the time of the grant.

Share Price	Grant-Date Fair Value Per Option	1,829,625 Options Awarded at Minimum of Offering Range	2,152,500 Options Awarded at Midpoint of Offering Range	2,475,375 Options Awarded at Maximum of Offering Range	2,846,681 Options Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$2.66	$4,866,803	$5,725,650	$6,584,498	$7,572,171
10.00	3.33	6,092,651	7,167,825	8,242,999	9,479,448
12.00	4.00	7,318,500	8,610,000	9,901,500	11,386,724
14.00	4.66	8,526,053	10,030,650	11,535,248	13,265,533

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 15.

SUBSCRIPTIONS BY DIRECTORS AND OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and named executive officers of Blue Hills Bank and their associates, and by all directors and officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and executive officers have indicated their intention to subscribe in the offering for an aggregate of 595,500 shares ($5,955,000) of common stock, equal to 3.3% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name and Title	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
Directors:
David J. Houston, Jr.	50,000	$500,000	*
George E. Clancy	10,000	100,000	*
Ken D’Amato (1)	—	—	—
Brian G. Leary	60,000	600,000	*
Peter J. Manning	27,500	275,000	*
Karen B. O’Connell	15,000	150,000	*
William M. Parent	60,000	600,000	*
Ronald K. Perry	40,000	400,000	*
David Powers	30,000	300,000	*
Janice L. Shields	15,000	150,000	*
Scott Smith	5,000	50,000	*

Named Executive Officers:
Jim Kivlehan	40,000	400,000	*
Thomas E. O’Leary	40,000	400,000	*

Other Officers:	203,000	2,030,000	1.0%

All directors and officers as a group (20 persons)	595,500	$5,955,000	3.3%

*	Less than 1%.
(1)	Mr. D’Amato is restricted from participating in the subscription offering due to an employer policy that prohibits him from participating in any initial public offering.

THE CONVERSION; PLAN OF DISTRIBUTION

General

The board of trustees of Hyde Park Bancorp, MHC adopted a plan of conversion on March 6, 2014. The plan of conversion has also been approved by the Boards of Directors of Blue Hills Bancorp and Blue Hills Bank, respectively. The plan of conversion is subject to the approval of the corporators of Hyde Park Bancorp, MHC, including a majority of the independent corporators. Pursuant to the plan of conversion, Hyde Park Bancorp, MHC will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In the conversion, we will organize a new Maryland stock holding company named Blue Hills Bancorp. Specifically, the conversion will be effected as follows: 1) Hyde Park Bancorp, Inc. will establish Blue Hills Bancorp as a subsidiary; 2) Hyde Park Bancorp, MHC will merge with and into Hyde Park Bancorp, Inc., with Hyde Park Bancorp, Inc. being the surviving entity; and 3) Hyde Park Bancorp, Inc. will merge with and into Blue Hills Bancorp, with Blue Hills Bancorp being the surviving entity. Blue Hills Bancorp will contribute at least 50% of the net proceeds of the offering to Blue Hills Bank in constructive exchange for additional shares of common stock of Blue Hills Bank and in exchange for the liquidation account established by Blue Hills Bank. In connection with the conversion and stock offering, we also intend to establish and fund a new charitable foundation, Blue Hills Bank Foundation. When the conversion is completed, all of the capital stock of Blue Hills Bank will be owned by Blue Hills Bancorp, and all of the common stock of Blue Hills Bancorp will be owned by public stockholders including our employee stock ownership plan and our new charitable foundation.

After funding a loan to the employee stock ownership plan, redeeming the preferred shares issued to the U.S. Treasury in connection with the SBLF Program and funding the cash component of the contribution to the Foundation, we intend to retain between $51.8 million and $79.5 million of the net proceeds of the offering, or $95.4 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to Blue Hills Bank. The conversion will be consummated only upon the sale of at least 17,850,000 shares of our common stock offered (not including shares that we will contribute to our charitable foundation) pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee plans, including our employee stock ownership plan, and to employees, officers, directors, trustees and corporators of Blue Hills Bank, Hyde Park Bancorp, Inc. and Hyde Park Bancorp, MHC who are not eligible account holders. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons, and trusts of natural persons, residing in the Massachusetts cities and towns of Arlington, Avon, Belmont, Boston, Braintree, Brookline, Cambridge, Canton, Cohasset, Dedham, Dover, Easton, Foxborough, Hingham, Holbrook, Hull, Lexington, Mansfield, Medfield, Milton, Nantucket, Needham, Newton, Norwood, Quincy, Randolph, Sharon, Stoughton, Walpole, Waltham, Watertown, Westwood and Weymouth. Any shares of common stock not purchased in the subscription or community offerings may be offered to the public in a syndicated community offering, or, in a separate firm commitment underwritten public offering. See “—Syndicated Community Offering or Firm Commitment Underwritten Offering” herein.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Massachusetts Commissioner of Banks. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Blue Hills Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each branch office of Blue Hills Bank and Nantucket Bank, a division of Blue Hills Bank. The plan of conversion is also filed as an exhibit to Hyde Park Bancorp, MHC’s application to convert from mutual to stock form of which this prospectus is a part. Hyde Park Bancorp, MHC’s application for conversion may be inspected, without charge, at the Massachusetts Division of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be inspected at the public reference facilities of the Securities and Exchange Commission. The registration statement is also available online at the Securities and Exchange Commission’s website. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are to:

•	Support future growth and profitability through the implementation of our business strategy outlined in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy”;

•	Retain and attract qualified directors, officers and employees by establishing stock-based benefit plans;

•	Increase our philanthropic endeavors in the communities that we serve through the establishment and funding of a new charitable foundation to complement our existing charitable foundation;

•	Build our capital base to allow us to take advantage of acquisition opportunities which may arise in our market area and adjacent markets; and

•	Offer our depositors, employees, management, trustees, directors and corporators an opportunity to purchase our stock.

In the public stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new public holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial service companies or branch offices. However, we have considered, and will continue to consider potential acquisitions as opportunities arise.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us.

Approvals Required

The board of trustees of Hyde Park Bancorp, MHC and the boards of directors of Blue Hills Bancorp and Blue Hills Bank have approved the plan of conversion and the establishment and funding of the Foundation. The Federal Reserve Board has issued the approval required in connection with the conversion. We have filed an application with respect to the conversion with the Massachusetts Commissioner of Banks, and the Massachusetts Commissioner of Banks has authorized us to commence the offering. However, the final approval of the Massachusetts Commissioner of Banks is required before we can consummate the conversion and issue shares of common stock. Any approval by the Massachusetts Commissioner of Banks or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion. The plan of conversion and the establishment and funding of the Foundation are also subject to the approval of the corporators of Hyde Park Bancorp, MHC, including a majority of the “independent” corporators.

The Corporators

The board of corporators of Hyde Park Bancorp, MHC will cease to exist upon consummation of the mutual-to-stock conversion of Hyde Park Bancorp, MHC.

Effects of Conversion

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation and the Federal Reserve Board. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Blue Hills Bank and Hyde Park Bancorp, MHC at the time of the conversion will be the directors of Blue Hills Bank and of Blue Hills Bancorp after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Blue Hills Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion, and each such account will continue to be insured in full for amounts in excess of Federal Deposit Insurance Corporation limits by the excess insurer of savings bank deposits, the Depositors Insurance Fund. Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Blue Hills Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Tax Effects. We will receive an opinion of our counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Blue Hills Bank, Blue Hills Bancorp, Hyde Park Bancorp, Inc. and Hyde Park Bancorp, MHC or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Blue Hills Bank has both a deposit account in Blue Hills Bank and a corresponding pro rata ownership interest in the net worth of Hyde Park Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Hyde Park Bancorp, MHC and Blue Hills Bank. Any depositor who opens a deposit account at Blue Hills Bank obtains such pro rata ownership interest in Hyde Park Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her deposit account receives deposited funds but nothing for his or her ownership interest in the net worth of Hyde Park Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed. Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which is realizable only in the unlikely event that Hyde Park Bancorp, MHC and Blue Hills Bank are liquidated. If this were to occur, the Blue Hills Bank depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Hyde Park Bancorp, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, however, the depositors of Blue Hills Bank will receive rights in a liquidation account established by Blue Hills Bancorp (and in a parallel liquidation account established in Blue Hills Bank) which will represent the amount of Hyde Park Bancorp, MHC’s total equity as of the date of the latest statement of financial condition included in this prospectus. Blue Hills Bancorp and Blue Hills Bank shall hold the liquidation accounts for the benefit of Eligible Account Holders who continue to maintain deposits in Blue Hills Bank after the conversion. The liquidation account is designed to provide payments to depositors of their liquidation interests, if any, in the event of a liquidation of Blue Hills Bancorp and Blue Hills Bank.

For further information, see “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and Massachusetts regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and subsequent updates to the appraisal, RP Financial, LC. will receive a fee of $125,000, and will be reimbursed for its expenses up to $10,000. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our consolidated financial statements. RP Financial, LC. also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the contribution of shares to the Foundation.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering (including shares contributed to the Foundation) by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of as of February 14, 2014, the market value of the shares to be issued in the offering (including shares to be contributed to the Foundation) ranged from $183.0 million to $247.5 million, with a midpoint of $215.3 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale will be equal to the aggregate offering price of the shares divided by the price per share. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 17,850,000 shares to 24,150,000 shares. If the market conditions so warrant, the market value of the shares can be increased to a maximum, as adjusted, market value of $284.7 million and the number of shares offered for sale increased to a maximum, as adjusted, of 27,772,500 shares.

The appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to us.

The appraisal peer group consists of the companies listed in the table below, all of which are traded on the Nasdaq Stock Market. Asset sizes are as of December 31, 2013, except as noted.

Company Name	Ticker Symbol	Headquarters	Total Assets (1)
			(in millions)
OceanFirst Financial Corp.	OCFC	Toms River, NJ	$2,286
First Connecticut Bancorp, Inc.	FBNK	Farmington, CT	1,992
ESSA Bancorp, Inc.	ESSA	Stroudsburg, PA	1,372
SI Financial Group, Inc.	SIFI	Willimantic, CT	1,369
Westfield Financial Inc.	WFD	Westfield, MA	1,271
Fox Chase Bancorp Inc.	FXCB	Hatboro, PA	1,107
Cape Bancorp, Inc.	CBNJ	Cape May Court House, NJ	1,074
Ocean Shore Holding Co.	OSHC	Ocean City, NJ	1,043
BSB Bancorp, Inc.	BLMT	Belmont, MA	1,023
TF Financial Corp.	THRD	Newtown, PA	833

(1)	As of September 20, 2013, or the most recent quarter end available.

The following table presents a summary of selected pricing ratios for Blue Hills Bancorp and the peer group companies identified by RP Financial, LC. Price-to-earnings multiples are shown on a “core” earnings basis, where earnings have been adjusted to omit non-recurring income and expense items. Price-to-book value multiples are shown for both reported book value and tangible book value, omitting intangible assets. Blue Hills Bancorp’s all pricing ratios are based on earnings for the twelve months ended December 31, 2013, book value as of December 31, 2013 and tangible book value as of December 31, 2013 as adjusted for the Nantucket Branch Acquisition and the peer group’s pricing ratios are based on earnings for the twelve months ended September 30, 2013 and book value as of September 30, 2013. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 31.6% on a price-to-book value basis, a discount of 34.9% on a price-to-tangible book value basis. Blue Hills Bancorp’s price-to-core earnings multiples were not meaningful (NM), as the result of negative pro forma core earnings throughout the valuation range. Our board of directors, in reviewing and approving the valuation, considered our pro forma earnings and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other.

	Price-to-core earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Blue Hills Bancorp, Inc. (pro forma)
Maximum, as adjusted	NM	71.99%	74.79%
Maximum	NM	68.21%	71.12%
Midpoint	NM	64.31%	67.29%
Minimum	NM	59.67%	62.74%

Valuation of peer group companies using stock prices as of February 14, 2014
Averages	19.84	103.80%	108.65%
Medians	15.28	99.68%	109.18%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve month basis for the twelve months ended December 31, 2013 for Blue Hills Bancorp, Inc. and on a trailing twelve month basis for the twelve months ended September 30, 2013 for the peer group companies.

NM = Not meaningful

Our board of directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board of directors draw any conclusions regarding how the historical data reflected above may affect Blue Hills Bancorp’s appraisal. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital Blue Hills Bancorp would be required to raise under the regulatory appraisal guidelines.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Blue Hills Bank as a going concern and should not be considered as an indication of the liquidation value of Blue Hills Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range, including shares to be contributed to the Foundation, may be increased by up to 15%, or up to $284.7 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range of shares to be sold in the offering to up to 27,772,500 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $284.7 million and a corresponding increase in the offering of shares to be sold to more than 27,772,500 shares, or a decrease in the minimum of the valuation range to less than $183.0 million and a corresponding decrease in the offering range of shares to be sold to fewer than 17,850,000 shares, in each case not including shares that will be contributed to the Foundation, then we will promptly return with interest at our passbook savings rate all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Massachusetts Commissioner of Banks, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Massachusetts Commissioner of Banks in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Massachusetts Commissioner of Banks for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Blue Hills Bank and Nantucket Bank, a division of Blue Hills Bank, with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on February 28, 2013 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 60,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders (approximately $1.1 billion at February 28, 2013), subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on February 28, 2013. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our officers, directors, trustees, and corporators, or any of their associates, will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding February 28, 2013.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares contributed to the Foundation. We expect our employee stock ownership plan to purchase 8% of the shares of common stock issued in the offering, including shares contributed to the Foundation. If the employee stock ownership plan is not able to fill its order in the offering, the employee stock ownership plan may purchase shares of common stock in the open market following the completion of the conversion and the offering in order to fund all or a portion of the plan.

Priority 3: Employees, Officers, Directors, Trustees and Corporators. Each employee, officer, director, trustee and corporator of Blue Hills Bank, Hyde Park Bancorp, Inc. and Hyde Park Bancorp, MHC at the time of the offering who is not eligible in the first priority category shall receive at no cost non-transferable subscription rights to subscribe for common stock in an amount up to 60,000 shares; provided, however, that the aggregate number of shares of common stock that may be purchased by employees, officers, directors, trustees and corporators in the conversion shall be limited to 30% of the total number of shares of common stock issued in the conversion (including shares purchased by employees, officers, directors, trustees and corporators under this priority and under the preceding priority categories, but not including shares purchased by the employee stock ownership plan). Subscriptions of officers, directors, trustees and corporators are also subject to an additional overall purchase limitation. See “—Additional Limitations on Common Stock Purchases.” In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the period of service, compensation, position of the individual subscriber and the amount of the order.

Expiration Date. The Subscription Offering will expire at 2:00 p.m., Eastern time, on June 19, 2014, unless extended by us for up to 45 days or such additional periods with the approval of the Massachusetts Commissioner of Banks, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 17,850,000 shares within 45 days after the expiration date and the Massachusetts Commissioner of Banks has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond August 3, 2014 is granted by the Massachusetts Commissioner of Banks, we will resolicit subscribers, giving them an opportunity to confirm, change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond March 6, 2016, which is twenty four months after the board of trustees of Hyde Park Bancorp, MHC adopted the plan of conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions in the subscription offering, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons, and trusts of natural persons, residing in our local community (“Local Community”), consisting of the Massachusetts cities and towns of Arlington, Avon, Belmont, Boston, Braintree, Brookline, Cambridge, Canton, Cohasset, Dedham, Dover, Easton, Foxborough, Hingham, Holbrook, Hull, Lexington, Mansfield, Medfield, Milton, Nantucket, Needham, Newton, Norwood, Quincy, Randolph, Sharon, Stoughton, Walpole, Waltham, Watertown, Westwood and Weymouth.

Subscribers in the community offering may purchase up to 60,000 shares of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering, and, accordingly, any determination to accept or reject purchase orders in the community offering will be based on the facts and circumstances known to us at the time.

If we do not have sufficient shares of common stock available to fill the orders of, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons, and trusts of natural persons, residing in the Local Community, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons, and trusts of natural persons, residing in the Local Community, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person, and thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Local Community, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond August 3, 2014. If an extension beyond August 3, 2014 is granted by the Massachusetts Commissioner of Banks, we will cancel stock orders accepted in the community offering and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit persons whose orders we accept in the community offering, giving them an opportunity to place a new order. These extensions may not go beyond March 6, 2016, which is twenty four months after the board of trustees of Hyde Park Bancorp, MHC adopted the plan of conversion.

Syndicated Community Offering or Firm Commitment Underwritten Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering or firm commitment underwritten offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated community offering or firm commitment underwritten offering is held, Keefe, Bruyette & Woods will serve as sole book-running manager. In the event that shares of common stock are sold in a syndicated or firm commitment underwritten offering, we will pay fees of 5.25% of the aggregate amount of common stock sold in the syndicated or firm commitment underwritten offering to Keefe, Bruyette & Woods and any other broker-dealers included in the syndicated or firm commitment underwritten offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering. No shares purchased in the subscription offering, the community offering or the syndicated community offering will be issued until the completion of a firm commitment underwritten offering, if any.

In the event of a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to Blue Hills Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Blue Hills Bank or wire transfers). See “The Conversion; Plan of Distribution—Procedure for Purchasing Shares.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated offering to the extent consistent with Rules 10b-9 and 15c2-4 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings. Under a “sweep” arrangement, a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer intends to purchase in the syndicated community offering on the closing date. Customers must authorize participating broker-dealers to debit their brokerage accounts and must have the funds for full payment in their accounts on, but not before, the debit date.

In the event of a firm commitment underwritten offering, the proposed underwriting agreement will not be entered into with Keefe, Bruyette & Woods and Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc., Blue Hills Bank and Blue Hills Bancorp until immediately prior to the completion of the firm commitment underwritten offering. At that time, Keefe, Bruyette & Woods and any other broker-dealers included in the firm commitment underwritten offering will represent that they have received sufficient indications of interest to complete the offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Keefe, Bruyette & Woods and any other underwriters will be obligated to purchase all the shares subject to the firm commitment underwritten offering.

If for any reason we cannot effect a syndicated community offering or firm commitment underwritten offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No individual with one or more qualifying accounts, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 60,000 shares ($600,000) of common stock in the offering;

•	No person or entity together with any associate or group of persons acting in concert may purchase more than 100,000 shares ($1,000,000) of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering including shares contributed to the Foundation (including shares issued in the event of an increase in the offering range of up to 15%);

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by the officers, trustees, directors and corporators of Blue Hills Bancorp and Blue Hills Bank and their associates, in the aggregate, may not exceed 35% of the shares issued in the offering (including shares contributed to the Foundation); and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our board of directors, with the approval of the Massachusetts Commissioner of Banks and without further approval of our members, may decrease or increase the purchase limitations; provided that the purchase limitations (i) may not be increased to a percentage that is more than 5.0% of the common stock offered for sale and may not be decreased to a percentage that is less than one-tenth of a percent (0.10%) of the common stock offered for sale in the conversion, and (ii), in the case of our tax-qualified employee plans, may not be increased to more than 10% of the shares offered for sale. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfulfilled subscriptions of these subscribers according to their respective priorities;

(3)	in the event that there is an oversubscription by our employees, officers, directors, trustees and corporators in the third priority of the subscription offering, to fill unfulfilled subscriptions of these subscribers on an equitable basis, such as by giving weight to the period of service, compensation, position of the individual subscriber and the amount of the order; and

(4)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons, and trusts of natural persons, residing in the Local Community.

The term “associate” of a person means:

(1)	any corporation or organization, other than Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc., Blue Hills Bank or Blue Hills Bancorp, or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity;

(3)	any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a trustee, director or officer of Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc., Blue Hills Bank or Blue Hills Bancorp; and

(4)	any person “acting in concert” with any of the persons or entities specified above.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

The determination of whether a group is acting in concert may be based on any evidence upon which we choose to rely, including, without limitation, joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. Persons living at the same address, whether or not related, will be deemed to be acting in concert unless otherwise determined by us. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Blue Hills Bank or Blue Hills Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority (“FINRA”), members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Blue Hills Bancorp, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, a broker-dealer registered with FINRA, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, will:

•	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

•	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

•	meet with the board of directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods and us.

For these services, Keefe, Bruyette & Woods will receive a management fee of $50,000, none of which has been paid as of the date of this prospectus, and a success fee equal to 0.85% of the aggregate purchase price of Common Stock sold in the subscription and the community offering (net of insider purchases and shares purchased by our employee stock ownership plan). In the event that we must resolicit subscribers, and Keefe, Bruyette & Woods is required to provide significant services, we will pay Keefe, Bruyette & Woods additional compensation for such services, in an amount not to exceed $50,000. The management fee will be credited against the success fee.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription and community offering may be offered for sale to the general public in a syndicated community offering or firm commitment offering. In the event that shares of common stock are sold in a syndicated community offering, we will pay fees of 5.25% of the aggregate amount of common stock sold in the syndicated community offering to Keefe, Bruyette & Woods and any other broker-dealers included in the syndicated community offering. Keefe, Bruyette & Woods also will be reimbursed for reasonable expenses, including legal fees, in an amount not to exceed $125,000. In the event of unusual circumstances or delays or a re-solicitation in connection with the Offering, Keefe, Bruyette & Woods will be reimbursed for its additional out-of-pocket expenses up to a maximum of $10,000, and up to an additional $25,000 for additional fees and expenses of the their counsel. If the plan of conversion is terminated or if Keefe, Bruyette & Woods’ engagement is terminated in accordance with the provisions of the agency agreement, Keefe, Bruyette & Woods will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these amounts. In the event that Keefe, Bruyette & Woods sells shares of common stock through a group of broker-dealers in a firm commitment underwritten offering, the underwriting discount will not exceed 5.25% of the aggregate amount of common stock sold in the firm commitment underwritten offering to the sole book-running manager, and any other broker-dealers included in the firm commitment underwritten offering. All fees payable with respect to a firm commitment underwritten offering will be in addition to fees payable with respect to the subscription offering and community offering.

We have also engaged Keefe, Bruyette & Woods to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods will, among other things:

•	consolidate accounts and develop a central file;

•	assist us in establishing and managing the Stock Information Center;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates; and

•	advise us on interest and refund calculations.

For these services, Keefe, Bruyette & Woods will receive a fee of $50,000. We will also reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses associated with its acting as conversion agent. Keefe, Bruyette & Woods has agreed that our reimbursement obligation will not exceed $25,000, except in the event of unusual circumstances, delays or a re-solicitation in which case our reimbursement obligation will not exceed $35,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods’ engagement is terminated in accordance with the provisions of the agreement, for its services as our conversion agent Keefe, Bruyette & Woods will be entitled only to its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods’ engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Blue Hills Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our facilities apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern time, on June 19, 2014, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond August 3, 2014 would require the Massachusetts Commissioner of Bank’s approval. If an extension beyond August 3, 2014 is granted by the Massachusetts Commissioner of Banks, we will cancel all stock orders and return subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, giving them an opportunity to place new orders. We will notify these persons of the extension of time and of their ability to place a new stock order for a specified period of time. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock with interest at our passbook savings rate. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Massachusetts Commissioner of Banks.

To ensure that each purchaser receives a prospectus at least 48 hours before June 19, 2014, the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Blue Hills Bank and will earn interest at our passbook savings rate from the date the order form is processed.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription and community offering, you must complete an original order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) before 2:00 p.m., Eastern Time, on June 19, 2014. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to one of our Stock Information Center walk-in locations, or by overnight delivery to the indicated address on the order form. We will not accept stock order forms at any other branch offices. Once tendered, an order form cannot be modified or revoked without our consent. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Massachusetts Commissioner of Banks.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Blue Hills Bank, Blue Hills Bancorp, the Federal Deposit Insurance Corporation, the federal government or the Depositors Insurance Fund, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Blue Hills Bancorp, Inc.; or

(2)	authorization of withdrawal from the types of Blue Hills Bank deposit accounts permitted on the order form.

Appropriate means for designating withdrawals from deposit accounts at Blue Hills Bank are provided on the order form. The funds designated for withdrawal from a Blue Hills Bank deposit account must be available in the account(s) at the time the order form is received. A hold will be placed on these designated deposit account funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our passbook savings rate subsequent to the withdrawal.

In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Blue Hills Bank and will earn interest at our passbook savings rate from the date payment is received until the offering is completed or terminated.

You may not remit cash, wire transfers, Blue Hills Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to Blue Hills Bancorp, Inc.). Additionally, you may not designate a direct withdrawal from Blue Hills Bank accounts with check-writing privileges. Please provide a check instead. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your account. In the event we resolicit large subscribers, as described above in “—Additional Limitations on Common Stock Purchases,” those purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers may be allowed.

Once your executed stock order form is received, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by August 3, 2014. In such event, unless an extension is approved by Massachusetts Commissioner of Bank, stock orders will be cancelled and funds delivered to us to purchase shares of common stock in the subscription offering will be returned promptly, with interest at [interest rate]% per annum. Additionally, all deposit account withdrawal authorizations will be cancelled. If an extension is granted, we will resolicit subscribers for a specified period of time, as described under “—Subscription Offering and Subscription Rights.”

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Blue Hills Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Blue Hills Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Blue Hills Bank individual retirement account to an independent trustee, so please allow sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Blue Hills Bancorp (or a subsidiary of Blue Hills Bancorp) to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Blue Hills Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Blue Hills Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Massachusetts banking regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the conversion or the offering, please call our Stock Information Center at (877)             , Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. You may also visit one of our two Stock Information Center walk-in locations. Our walk-in location at 1196 River Street, Hyde Park, Massachusetts is open Monday through Friday between 9:00 a.m. and 5:00 p.m., and our walk-in location at 104 Pleasant Street, Nantucket, Massachusetts is open Monday through Friday between 8:30 a.m. and 3:30 p.m. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Hyde Park Bancorp, MHC is liquidated prior to the conversion, all claims of creditors of Hyde Park Bancorp, MHC would be paid first. Thereafter, if there were any assets of Hyde Park Bancorp, MHC remaining, these assets would first be distributed to depositors of Blue Hills Bank under such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of Hyde Park Bancorp, MHC, after the claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Blue Hills Bancorp for the benefit of Eligible Account Holders in an amount equal to Hyde Park Bancorp, MHC’s total equity as of the date of the latest statement of financial condition included in this prospectus. The plan of conversion also provides for the establishment of a parallel bank liquidation account in Blue Hills Bank to support the Blue Hills Bancorp liquidation account.

In the unlikely event that Blue Hills Bancorp and Blue Hills Bank were to liquidate after the conversion, all claims of creditors, including those of Blue Hills Bank depositors, would be paid first. However, except with respect to the liquidation account established by Blue Hills Bancorp, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Blue Hills Bank or Blue Hills Bancorp above that amount.

The liquidation account established by Blue Hills Bancorp is designed to provide payments to depositors of their liquidation interest (exchanged for the liquidation rights such persons had in Hyde Park Bancorp, MHC) in the event of a liquidation of Blue Hills Bancorp and Blue Hills Bank or of Blue Hills Bank by itself. Specifically, in the unlikely event that Blue Hills Bancorp and Blue Hills Bank were to completely liquidate after the conversion, all claims of creditors, including those of Blue Hills Bank depositors, would be paid first, followed by distribution to Eligible Account Holders of their interests in the liquidation account maintained by Blue Hills Bancorp. In a complete liquidation of both entities, or of Blue Hills Bank by itself, when Blue Hills Bancorp has insufficient assets to fund the distribution owed to Eligible Account Holders and Blue Hills Bank has positive net worth, Blue Hills Bank shall make a distribution to fund Blue Hills Bancorp’s remaining obligations under the liquidation account. If Blue Hills Bancorp is sold or liquidated apart from a sale or liquidation of Blue Hills Bank, then the Blue Hills Bancorp liquidation account will cease to exist and Eligible Account Holders will receive an equivalent interest in the bank liquidation account, subject to the same rights and terms as the liquidation account at Blue Hills Bancorp.

Pursuant to the plan of conversion, upon the written request of the applicable bank regulators Blue Hills Bancorp shall, or upon the prior written approval of the applicable bank regulars, if necessary, Blue Hills Bancorp may, at any time after two years from the completion of the conversion, transfer the Blue Hills Bancorp liquidation account to Blue Hills Bank, at which time the Blue Hills Bancorp liquidation account shall be assumed by Blue Hills Bank. Also, under the rules and regulations of the Massachusetts Commissioner of Banks, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which Blue Hills Bancorp or Blue Hills Bank is not the surviving institution would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution.

Each Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Blue Hills Bank on February 28, 2013 equal to the proportion that the balance of each Eligible Account Holder’s deposit accounts on February 28, 2013 bears to the balance of all Eligible Account Holder deposit accounts in Blue Hills Bank on such date.

If, however, on any December 31 annual liquidation account closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on February 28, 2013 or any other December 31 annual liquidation account closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and Massachusetts tax consequences of the conversion to Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc., Blue Hills Bank, Blue Hills Bancorp and Eligible Account Holders. We have received an opinion of counsel Luse Gorman Pomerenk & Schick, P.C. as to the federal tax consequences of the conversion and have received an opinion of Wolf & Company, P.C. as to the income tax consequences under Massachusetts law. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Blue Hills Bancorp, Inc. or Blue Hills Bank would prevail in a judicial proceeding.

Luse Gorman Pomerenk & Schick, P.C., has issued an opinion to Hyde Park Bancorp, MHC, Blue Hills Bancorp, Inc., Blue Hills Bank and Hyde Park Bancorp, Inc. that for federal income tax purposes:

1.	The merger of Hyde Park Bancorp, MHC with and into Hyde Park Bancorp, Inc. will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	The constructive exchange of Eligible Account Holders’ liquidation interests in Hyde Park Bancorp, MHC for liquidation interests in Hyde Park Bancorp, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.	None of Hyde Park Bancorp, MHC, Blue Hills Bank nor Eligible Account Holders will recognize any gain or loss on the transfer of the assets of Hyde Park Bancorp, MHC to Hyde Park Bancorp, Inc. in constructive exchange for a liquidation interest established in Hyde Park Bancorp, Inc. for the benefit of such persons who remain depositors of Blue Hills Bank.

4.	The basis of the assets of Hyde Park Bancorp, MHC and the holding period of such assets to be received by Hyde Park Bancorp, Inc. will be the same as the basis and holding period of such assets in Hyde Park Bancorp, MHC immediately before the exchange.

5.	The merger of Hyde Park Bancorp, Inc. with and into Blue Hills Bancorp, Inc. will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither Hyde Park Bancorp, Inc. nor Blue Hills Bancorp, Inc. will recognize gain or loss as a result of such merger.

6.	The basis of the assets of Blue Hills Bancorp, Inc. and the holding period of such assets to be received by Blue Hills Bancorp, Inc. will be the same as the basis and holding period of such assets in Hyde Park Bancorp, Inc. immediately before the exchange.

7.	Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Hyde Park Bancorp, Inc. for interests in the liquidation account in Blue Hills Bancorp, Inc.

8.	The constructive exchange of the Eligible Account Holders’ liquidation interests in Hyde Park Bancorp, Inc. for interests in the liquidation account established in Blue Hills Bancorp, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

9.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Blue Hills Bancorp, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders and other purchasers in the subscription offering upon distribution to them of nontransferable subscription rights to purchase shares of Blue Hills Bancorp, Inc. common stock. Eligible Account Holders will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

10.	It is more likely than not that the fair market value of the benefit provided by the liquidation account of Blue Hills Bank supporting the payment of the Blue Hills Bancorp, Inc. liquidation account in the event Blue Hills Bancorp, Inc. lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders upon the constructive distribution to them of such rights in the Blue Hills Bank liquidation account as of the effective date of the merger of Hyde Park Bancorp, Inc. with and into Blue Hills Bancorp, Inc.

11.	It is more likely than not that the basis of the shares of Blue Hills Bancorp, Inc. common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Blue Hills Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

12.	No gain or loss will be recognized by Blue Hills Bancorp, Inc. on the receipt of money in exchange for Blue Hills Bancorp, Inc. common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Hyde Park Bancorp, MHC, Hyde Park Bancorp, Inc., Blue Hills Bank, Blue Hills Bancorp and persons receiving subscription rights and stockholders of Blue Hills Bancorp. The tax opinion as to items 7 and 9 above is based on the position that subscription rights to be received by Eligible Account Holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We also have received a letter from RP Financial, LC., stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

The tax opinion as to item 10 above is based on the position that the benefit provided by the Blue Hills Bank liquidation account supporting the payment of the liquidation account in the event Blue Hills Bancorp lacks sufficient net assets has a fair market value of zero. We understand that: (i) no holder of an interest in a liquidation account has ever received a payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder will be reduced as their deposits in Blue Hills Bank are reduced; and (iv) the Blue Hills Bank liquidation account payment obligation arises only if Blue Hills Bancorp lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the Blue Hills Bank liquidation account supporting the payment of the liquidation account in the event Blue Hills Bancorp lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes it is more likely than not that such rights in the Blue Hills Bank liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein. Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Blue Hills Bancorp’s registration statement. An opinion regarding the Massachusetts state income tax consequences consistent with the federal tax opinion has also been filed as an exhibit to Blue Hills Bancorp’s registration statement.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of Blue Hills Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Blue Hills Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Massachusetts Commissioner of Banks. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Massachusetts banking regulations prohibit Blue Hills Bancorp from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Massachusetts Commissioner of Banks does not impose any repurchase restrictions.

BLUE HILLS BANK FOUNDATION

General

In furtherance of our commitment to the communities in our market area, the plan of conversion provides that we will establish a new charitable foundation, Blue Hills Bank Foundation (the “Foundation”) as a non-stock, nonprofit Delaware corporation in connection with the stock offering. The Foundation will be funded with shares of our common stock and cash, as further described below.

By further enhancing our visibility and reputation in the communities within our market area, we believe that the Foundation will enhance the long-term value of Blue Hills Bank’s community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Foundation.

Purpose of the Foundation

In connection with the closing of the stock offering, we intend to contribute a number of shares of our common stock equal to 2.5% of the shares sold in the offering and an amount of cash such that the total contribution will equal $7.0 million. At the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, we would contribute to the Foundation 446,250, 525,000, 603,750 and 694,313 shares of common stock and approximately $2.5 million, $1.8 million, $963,000 and $57,000 in cash, respectively.

The purpose of the Foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. The Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Blue Hills Bank received a “satisfactory” rating in its most recent Community Reinvestment Act examination by the Massachusetts Commissioner of Banks.

Funding the Foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the stock offering is completed because the Foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the Foundation will maintain close ties with Blue Hills Bank, thereby forming a partnership with the communities in our market area.

Structure of the Foundation

The Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Foundation’s certificate of incorporation will further provide that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The Foundation will be governed by a board of directors, initially consisting of William M. Parent, Jim Kivlehan and Karen Marryat and one individual who is not affiliated with us. We are required to select one person to serve on the initial board of directors of the Foundation who is not one of our officers or directors and who has experience with local charitable organizations and grant making. We have selected Mary Nee as a director to satisfy these requirements. For five years after the stock offering, one seat on the Foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the Foundation’s board of directors will be reserved for one of Blue Hills Bank’s directors.

The board of directors of the Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the Foundation is established. The directors of the Foundation also will be responsible for directing the activities of the Foundation, including the management and voting of the shares of our common stock held by the Foundation. However, as generally required by federal bank regulators, all shares of our common stock held by the Foundation will be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The Foundation’s initial place of business will be located at our executive and administrative office. The board of directors of the Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Massachusetts banking regulations governing transactions between Blue Hills Bank and the Foundation.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. Capital for the Foundation will come from:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

Tax Considerations

Blue Hills Bancorp and Blue Hills Bank are authorized by federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a Foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Foundation. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Information With and Without the Foundation.”

We believe that our contribution of shares of our common stock to the Foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Foundation. We estimate that if stock is sold at the adjusted maximum of the offering range, substantially all of the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the Foundation. In such event, our contribution to the Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to the Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the Foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1%. The Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Foundation

Federal Reserve Board regulations required that the directors who serve on the Foundation’s board could not participate in our board’s discussions concerning contributions to the Foundation, and could not vote on the matter.

Federal Reserve Board regulations provide that the Federal Reserve Board will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Blue Hills Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the Foundation will not exceed this limitation.

Federal Reserve Board regulations impose the following requirements on the Foundation:

•	the Foundation’s primary purpose must be to serve and make grants in our local community;

•	the Federal Reserve Board may examine the Foundation at the Foundation’s expense;

•	the Foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

•	the Foundation must provide annually to the Federal Reserve Board a copy of the annual report that the Foundation submits to the Internal Revenue Service;

•	the Foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the Foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code;

•	the Foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders; and

•	the Foundation may not engage in self dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code.

Within six months of completing the stock offering, the Foundation intends to submit to the Federal Reserve Board a three-year operating plan, conflict of interest policy, gift instrument, certificate of incorporation and bylaws.

RESTRICTIONS ON ACQUISITION OF BLUE HILLS BANCORP, INC.

Although the board of directors of Blue Hills Bancorp is not aware of any effort that might be made to obtain control of Blue Hills Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Blue Hills Bancorp’s articles of incorporation to protect the interests of Blue Hills Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Blue Hills Bank, Blue Hills Bancorp or Blue Hills Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of Blue Hills Bancorp’s articles of incorporation and bylaws, Blue Hills Bank’s amended Massachusetts articles of organization, Massachusetts banking law, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Blue Hills Bancorp’s articles of incorporation and bylaws and Blue Hills Bank’s amended articles of organization, reference should be made in each case to the document in question, each of which is part of Blue Hills Bank’s application for conversion with the Massachusetts Commissioner of Banks and, except for Blue Hills Bank’s amended articles of organization, Blue Hills Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Blue Hills Bancorp, Inc.’s Articles of Incorporation and Bylaws

Blue Hills Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Blue Hills Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Blue Hills Bank, restrictions based upon age and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Blue Hills Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Blue Hills Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Blue Hills Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Blue Hills Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Blue Hills Bancorp and its subsidiaries and on the communities in which Blue Hills Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Blue Hills Bancorp;

•	whether a more favorable price could be obtained for Blue Hills Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Blue Hills Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of Blue Hills Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Blue Hills Bancorp to fulfill its objectives as a bank holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called by only the Chairman of the Board, a majority of the directors of Blue Hills Bancorp then in office, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of 80% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, Blue Hills Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 50 million shares of serial preferred stock. Blue Hills Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Blue Hills Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Blue Hills Bancorp that our board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Blue Hills Bancorp. Our board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that at least 80% of the votes eligible to be cast by stockholders must vote to remove directors, and that stockholders can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Blue Hills Bancorp;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by Blue Hills Bancorp;

(xi)	The limitation of liability of officers and directors to Blue Hills Bancorp for money damages; and

(xii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xii) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Federal Statutes and Regulations

Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. Additionally, a person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if specified factors are present, such as having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, which will be the case with Blue Hills Bancorp. Accordingly, the filing of a notice with the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of Blue Hills Bancorp unless the individual files a rebuttal of control that is accepted by the Federal Reserve Board. The statute and underlying regulations authorize the Federal Reserve Board to disapprove a proposed acquisition on certain specified grounds.

Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly, of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act (“BHCA”) is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the BHCA would be required: (i) before any bank holding company could acquire 5% or more of the common stock of Blue Hills Bancorp and (ii) before any other company could acquire 25% or more of the common stock of Blue Hills Bancorp.

Massachusetts Banking Law

Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Massachusetts Division of Banks; and (iii) is subject to examination by the Massachusetts Division of Banks. Blue Hills Bancorp would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Blue Hills Bank. In addition, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converting mutual savings bank without prior written approval of the Massachusetts Commissioner of Banks.

DESCRIPTION OF CAPITAL STOCK

General

Under its articles of incorporation, Blue Hills Bancorp is authorized to issue 100 million shares of common stock, par value of $0.01 per share, and 50 million shares of preferred stock, no par value per share. Blue Hills Bancorp currently expects to issue in the offering up to 24,150,000 shares of common stock. Blue Hills Bancorp will not issue shares of preferred stock in the offering. Each share of Blue Hills Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, or the issuance of shares to be contributed to the Foundation, in each case in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Blue Hills Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Blue Hills Bancorp can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if Blue Hills Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution; provided, however, that even if Blue Hills Bancorp’s assets are less than the amount necessary to satisfy the requirement set forth in (ii) above, Blue Hills Bancorp may make a distribution from: (A) Blue Hills Bancorp’s net earnings for the fiscal year in which the distribution is made; (B) Blue Hills Bancorp’s net earnings for the preceding fiscal year; or (C) the sum of Blue Hills Bancorp’s net earnings for the preceding eight fiscal quarters. The holders of common stock of Blue Hills Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Blue Hills Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Blue Hills Bancorp will have exclusive voting rights in Blue Hills Bancorp. They will elect Blue Hills Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Blue Hills Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Blue Hills Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a Massachusetts stock savings bank, corporate powers and control of Blue Hills Bank are vested in its board of directors, who elect the officers of Blue Hills Bank and who fill any vacancies on the board of directors. Voting rights of Blue Hills Bank are vested exclusively in the owners of the shares of capital stock of Blue Hills Bank, which will be Blue Hills Bancorp, and voted at the direction of Blue Hills Bancorp’s board of directors. Consequently, the holders of the common stock of Blue Hills Bancorp will not have direct control of Blue Hills Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Blue Hills Bank, Blue Hills Bancorp, as the holder of 100% of Blue Hills Bank’s capital stock, would be entitled to receive all assets of Blue Hills Bank available for distribution, after payment or provision for payment of all debts and liabilities of Blue Hills Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders. In the event of liquidation, dissolution or winding up of Blue Hills Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Blue Hills Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Blue Hills Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Blue Hills Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Blue Hills Bancorp’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Hyde Park Bancorp, MHC and subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of net income, comprehensive income (loss), changes in equity and cash flows for the years ended December 31, 2013, 2012 and 2011, included in this Prospectus and in the registration statement have been so included in reliance upon the report of Wolf & Company, P.C., an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

RP Financial, LC. has consented to the publication herein of the summary of its report to Blue Hills Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and liquidation accounts.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Blue Hills Bancorp and Blue Hills Bank, will issue to Blue Hills Bancorp its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. Wolf & Company, P.C. will issue to Hyde Park Bancorp, MHC, Blue Hills Bancorp, Hyde Park Bancorp, Inc. and Blue Hills Bank its opinion regarding the Massachusetts income tax consequences of the conversion. Wolf & Company, P.C. has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Nutter McClennen & Fish LLP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Blue Hills Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site

(http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Blue Hills Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Hyde Park Bancorp, MHC has filed an application for approval of the conversion with the Massachusetts Commissioner of Banks, and Blue Hills Bancorp has filed a bank holding company application with the Federal Reserve Board. The application for conversion filed with the Massachusetts Commissioner of Banks may be inspected, without charge, at the offices of the Massachusetts Division of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts. To obtain a copy of the application filed with the Federal Reserve Board, you may contact the Vice President and Community Affairs Officer of the Federal Reserve Bank of Boston, at 617-973-3059.

A copy of the certificate of incorporation and bylaws of Blue Hills Bancorp are available without charge from Blue Hills Bancorp, Attention: Corporate Secretary.

In connection with the offering, Blue Hills Bancorp, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Blue Hills Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Blue Hills Bancorp, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

HYDE PARK BANCORP, MHC

***

Separate financial statements for Blue Hills Bancorp, Inc. have not been included in this prospectus because Blue Hills Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

To the Audit Committee of Hyde Park Bancorp, MHC:
We have audited the accompanying consolidated balance sheets of Hyde Park Bancorp, MHC and Subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of net income, comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hyde Park Bancorp, MHC and Subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.
Boston, Massachusetts
March 10, 2014

Hyde Park Bancorp, MHC and Subsidiary

Consolidated Balance Sheets

December 31, 2013 and 2012

	2013	2012
	(In thousands)
Assets
Cash and due from banks	$8,151	$8,629
Short-term investments	32,165	65,190

Total cash and cash equivalents	40,316	73,819

Trading assets	750	32,125
Securities available for sale, at fair value	441,306	533,785
Federal Home Loan Bank stock, at cost	10,766	9,669
Loans, net of allowance for loan losses of $9,671 in 2013 and $5,550 in 2012	765,347	488,207
Premises and equipment, net	7,478	7,877
Due from broker	353	34,243
Accrued interest receivable	4,290	5,421
Net deferred tax asset	2,831	—
Bank-owned life insurance	29,831	33,344
Other assets	11,019	10,146

	$1,314,287	$1,228,636

Liabilities and Equity
Deposits:
Non-interest bearing	$43,471	$22,335
Interest bearing	871,752	795,542

Total deposits	915,223	817,877

Short-term borrowings	170,000	109,424
Long-term debt	45,000	45,000
Securities sold short	—	16,723
Mortgagors’ escrow accounts	1,760	1,629
Net deferred tax liability	—	3,165
Due to broker	1,040	49,578
Accrued expenses and other liabilities	9,730	8,302

Total liabilities	1,142,753	1,051,698

Commitments and contingencies (Note 13)

Equity:
Preferred stock, Series A, $1.00 par value, $1,000 liquidation value (50,000 shares authorized; 18,724 issued and outstanding in 2013 and 2012)	18,724	18,724
Retained earnings	150,345	148,211
Accumulated other comprehensive income	2,465	10,003

Total equity	171,534	176,938

	$1,314,287	$1,228,636

See accompanying notes to consolidated financial statements.

Hyde Park Bancorp, MHC and Subsidiary

Consolidated Statements of Net Income

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(In thousands)
Interest and dividend income:
Interest and fees on loans	$21,876	$16,545	$12,666
Interest on securities	8,821	12,280	16,484
Dividends	2,329	2,871	2,663
Other	66	120	182

Total interest and dividend income	33,092	31,816	31,995

Interest expense:
Interest on deposits	6,803	7,259	8,477
Interest on borrowings	1,168	1,113	461

Total interest expense	7,971	8,372	8,938

Net interest and dividend income	25,121	23,444	23,057
Provision for loan losses	4,094	2,361	1,126

Net interest income, after provision for loan losses	21,027	21,083	21,931

Noninterest income:
Total other than temporary impairment losses	(92)	—	—
Portion of impairment losses on debt securities recognized in other comprehensive income	—	—	—

Net impairment losses recognized in earnings	(92)	—	—
Customer service fees	1,453	1,293	1,295
Gains on sales of loans, net	1,246	997	40
Gains on sales of securities available for sale, net	5,091	11,931	5,557
Gains on trading assets, net	505	148	—
Loan level derivative income	1,485	456	—
Bank-owned life insurance	2,895	1,124	1,720
Miscellaneous	428	217	589

Total noninterest income	13,011	16,166	9,201

Noninterest expense:
Salaries and employee benefits	16,903	12,439	9,267
Occupancy and equipment	3,996	3,410	3,004
Data processing	1,934	1,774	1,564
Professional fees	3,348	2,370	2,260
Advertising	1,823	1,660	1,585
FDIC deposit insurance	520	506	679
Contributions and community relations	505	814	573
Directors’ fees	688	1,346	643
Other general and administrative	1,942	1,964	1,466

Total noninterest expense	31,659	26,283	21,041

Income before income taxes	2,379	10,966	10,091

Provision (benefit) for income taxes	(284)	3,112	2,530

Net income	$2,663	$7,854	$7,561

See accompanying notes to consolidated financial statements.

Hyde Park Bancorp, MHC and Subsidiary

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(In thousands)

Net income	$2,663	$7,854	$7,561

Other comprehensive (loss) income:
Securities available for sale:
Unrealized holding (losses) gains	(19,254)	20,596	(4,885)
Reclassification adjustment for net gains and impairment losses realized in net income	(4,999)	(11,931)	(5,557)

Net unrealized (losses) gains	(14,255)	8,665	(10,442)
Tax effect	5,433	(2,997)	3,590

Net-of-tax amount	(8,822)	5,668	(6,852)

Defined benefit pension plan:
Reclassification adjustments for losses recognized in net periodic benefit cost	104	117	91
Actuarial gains (losses) arising during the period	2,033	731	(362)

Net actuarial gains (losses)	2,137	848	(271)
Tax effect	(853)	(339)	109

Net-of-tax amount	1,284	509	(162)

Other comprehensive (loss) income	(7,538)	6,177	(7,014)

Comprehensive (loss) income	$(4,875)	$14,031	$547

See accompanying notes to consolidated financial statements.

Hyde Park Bancorp, MHC and Subsidiary

Consolidated Statements of Changes in Equity

Years Ended December 31, 2013, 2012 and 2011

	Preferred Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
	(In thousands)

Balance at December 31, 2010	$—	$133,944	$10,840	$144,784

Comprehensive income (loss)	—	7,561	(7,014)	547
Issuance of preferred stock	18,724	—	—	18,724
Preferred stock dividends declared	—	(223)	—	(223)

Balance at December 31, 2011	18,724	141,282	3,826	163,832

Comprehensive income	—	7,854	6,177	14,031
Preferred stock dividends declared	—	(925)	—	(925)

Balance at December 31, 2012	18,724	148,211	10,003	176,938

Comprehensive income (loss)	—	2,663	(7,538)	(4,875)
Preferred stock dividends declared	—	(529)	—	(529)

Balance at December 31, 2013	$18,724	$150,345	$2,465	$171,534

See accompanying notes to consolidated financial statements.

Hyde Park Bancorp, MHC and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$2,663	$7,854	$7,561
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,094	2,361	1,126
Net amortization of securities available for sale	14,112	2,167	601
Gains on sales of securities available for sale, net	(5,091)	(11,931)	(5,557)
Impairment losses on securities	92	—	—
Net amortization of deferred loan origination costs and discounts	595	505	65
Depreciation and amortization	1,449	1,231	1,072
Bank-owned life insurance income	(2,895)	(1,124)	(1,720)
Deferred tax (benefit) provision	(1,416)	(689)	50
Net change in:
Trading assets	(266)	(67)	—
Accrued interest receivable	1,131	470	(1,236)
Other assets and prepaid FDIC assessment	(824)	(937)	1,141
Accrued expenses and other liabilities	3,835	984	1,479

Net cash provided by operating activities	17,479	824	4,582

Cash flows from investing activities:
Activity in securities available for sale:
Purchases	(335,943)	(493,272)	(520,254)
Sales	314,947	343,825	160,667
Maturities/calls	11,616	133,340	312,850
Principal paydowns	78,442	48,226	37,666
Loan (originations), net of principal payments	(63,735)	(30,181)	15,212
Purchases of loans	(218,094)	(184,364)	(90,915)
Net purchases of premises and equipment	(1,050)	(934)	(5,698)
Purchases of FHLBB stock	(1,481)	(5,823)	(553)
Redemption of FHLBB stock	384	—	—
Proceeds from bank-owned life insurance	6,408	—	678

Net cash used by investing activities	(208,506)	(189,183)	(90,347)

(continued)

See accompanying notes to consolidated financial statements.

Hyde Park Bancorp, MHC and Subsidiary

Consolidated Statements of Cash Flows (Concluded)

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
	(In thousands)
Cash flows from financing activities:
Net increase in deposits	97,346	61,396	2,253
Net change in short-term borrowings	60,576	109,424	—
Proceeds from issuance of long-term debt	—	5,000	40,000
Net increase in mortgagors’ escrow accounts	131	175	360
Proceeds from issuance of preferred stock	—	—	18,724
Preferred stock dividends paid	(529)	(1,148)	—

Net cash provided by financing activities	157,524	174,847	61,337

Net change in cash and cash equivalents	(33,503)	(13,512)	(24,428)

Cash and cash equivalents at beginning of year	73,819	87,331	111,759

Cash and cash equivalents at end of year	$40,316	$73,819	$87,331

Supplementary information:
Interest paid	$7,923	$8,335	$8,861
Income taxes paid, net of refunds	3,292	4,275	1,016
Preferred stock dividends declared	529	925	223
Due from broker	353	34,243	—
Due to broker	1,040	49,578	—

See accompanying notes to consolidated financial statements.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2013, 2012 and 2011

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The consolidated financial statements include the accounts of Hyde Park Bancorp, MHC (the “Company”) and its wholly-owned subsidiary Hyde Park Bancorp, Inc. (the mid-tier “Subsidiary”). The Subsidiary owns 100% of Blue Hills Bank (the “Bank”). The Bank has two wholly-owned subsidiaries, HP Security Corporation and 1196 Corporation. HP Security Corporation is a Massachusetts security corporation and 1196 Corporation holds a restricted stock. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company established Blue Hills Bank Charitable Foundation, Inc. (the “Foundation”), a not-for-profit organization, to provide charitable contributions within the Company’s surrounding communities. The Company contributed $565,000 and $444,000 of cash to the Foundation in 2013 and 2012, respectively. Assets of the Foundation are not included in the Company’s consolidated financial statements.

Business

The Company provides a variety of financial services to individuals and businesses through its offices in Hyde Park, Dedham, Norwood, West Roxbury and Brookline, Massachusetts. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential mortgage loans, commercial real estate loans, commercial loans and consumer loans.

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The determination of the allowance for loan losses, deferred tax assets and other-than-temporary impairment of securities are material estimates that are particularly susceptible to significant change in the near term.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, balances due from banks, and short-term investments comprised of federal funds sold, money-market mutual funds, and interest-bearing deposits, all of which mature within ninety days. The Company normally maintains balances on deposit with other financial institutions in excess of the federally insured limit.

Fair value hierarchy

The Company groups its assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities

Level 2 - Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include those whose value is determined using unobservable inputs to pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Trading assets

The Company has elected the fair value option of recording certain securities which are recorded as trading assets and recorded at fair value with changes in fair value recorded in earnings. Interest and dividends on these securities are included in net interest income.

Securities available for sale

Securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Securities available for sale (concluded)

At least quarterly, and more frequently when warranted by economic or market conditions, management evaluates all securities classified as available for sale with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”). Marketable equity securities are evaluated for OTTI based on the severity and duration of the impairment and, if deemed to be other than temporary, the declines in fair value are reflected in earnings as realized losses. OTTI is required to be recognized if: (1) the Company intends to sell the security; (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis.

For all impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income, net of applicable taxes.

Federal Home Loan Bank stock

The Company, as a member of the Federal Home Loan Bank of Boston (“FHLBB”) system, is required to maintain an investment in capital stock of the FHLBB. Based on the redemption provisions of the FHLBB, the stock has no quoted market value and is carried at cost. At its discretion, the FHLBB may declare dividends on the stock. The Company reviews its investment for impairment based on the ultimate recoverability of the cost basis in the FHLBB stock. As of December 31, 2013, no impairment has been recognized.

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Loans held for sale amounted to $765,000 at December 31, 2013 and are included in loans, net. There were no loans held for sale at December 31, 2012.

Loans

The Company has historically granted mortgage and consumer loans to its customers and a substantial portion of the loan portfolio consists of mortgage loans in communities including and near the locations of its banking. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans (concluded)

During 2011 and continuing into 2012 and 2013, the Company began to diversify its loan products in order to better serve communities over a broader market area and reduce its reliance on securities. As a result, the risk characteristics of the portfolio include both commercial and consumer loans across a broader array of products than prior to 2011.

The Company’s loan portfolio includes 1-4 family residential real estate, commercial real estate, construction, commercial business, home equity, and consumer segments.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, charge-offs and any deferred fees and costs on originated and purchased loans. Interest income is accrued on the unpaid principal balance. Deferred loan origination fees/costs and discounts on purchased loans are recognized as an adjustment of the related loan yield using the interest method.

It is the policy of the Company to discontinue the accrual of interest on loans past due in excess of 90 days, unless the loan is well-secured and in the process of collection, or when in the judgment of management, the ultimate collectability of the principal or interest becomes doubtful and to reverse all interest previously accrued against interest income. Past due status is based on contractual terms of the loan. The interest on non-accrual loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due have been current for six consecutive months and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is based on the size and the composition of the loan portfolio, delinquency levels, loss experience, economic conditions and other factors related to the collectability of the loan portfolio. Because 2013 and 2012 saw the growth in number and size of portfolios for which the Company had no prior loss experience, the loss experience extrapolated for all portfolios was derived from available national and state peer group losses for relevant portfolios generally over the years 2008-2013. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (continued)

The allowance for loan losses is evaluated regularly by management and reflects consideration of all significant factors that effect the collectability of the loan portfolio. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available; however, because of the increase in risk exposures new to the Company, it is the intention of management to maintain an allowance that is prudently commensurate with the growth in the loan portfolio.

The allowance consists of general, allocated and unallocated components, as further described below.

General component

The general component of the allowance for loan losses is based on either actual or extrapolated historical loss experience for periods ranging from three to five years, adjusted for qualitative and environmental factors including levels/trends in delinquencies; trends in volumes and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions.

In 2012, the Company revised its methodology pertaining to the general component of the allowance for loan losses. This revision included increased segmentation of the loan portfolio, which in previous years had been primarily comprised of conforming residential mortgage loans.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate – The Company does not generally originate loans with a loan-to-value ratio greater than 80 percent and does not generally grant loans that would be classified as subprime upon origination. When the Company does extend credit either on a first- or second-lien basis at a loan-to-value ratio greater than 80 percent, such loans are supported by either mortgage insurance or state guarantee programs. All loans in this segment are collateralized by owner-occupied 1-4 family residential real estate and repayment is dependent on the credit quality of the individual borrower. The health of the regional economy, including unemployment rates and housing prices, will have an effect on the credit quality of loans in this segment.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (continued)

General component (continued)

At December 31, 2013 and 2012, this segment includes $7,588,000 and $8,824,000, respectively, of residential mortgage loans purchased in 2006 and 2007 from Countrywide, Wells Fargo, and Taylor Bean on a servicing-retained basis. These loans were subject to the more lenient underwriting standards and higher residential property values prevalent at that time, and when these loans become delinquent, they are subject to significant time lags between delinquency and modification or collection and relatively high degradation from the underwritten collateral value.

Commercial real estate – Loans in this segment include investment real estate and are generally secured by assignments of leases, real estate collateral and guarantees from sponsors or owners. In cases where there is a concentration of exposure to a single large tenant, underwriting standards include analysis of the tenant’s ability to support lease payments over the duration of the loan. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Payments on loans secured by income-producing properties often depend on the successful operation and management of the properties. Management continually monitors the cash flows of these loans.

Construction – Loans in this segment primarily include speculative real estate development loans for which payment is derived from sale of the property. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

Home equity – Loans in this segment are generally secured by 1st or 2nd liens on residential real estate. Repayment is dependent on the credit quality of the individual borrower. The Company evaluates each loan application based on factors including the borrower’s credit score, income, length of employment, and other factors to establish the creditworthiness of the borrower. The Company purchased a geographically diverse portfolio of seasoned home equity lines of credit (HELOC) which are serviced by a third party. The rate of provision for this portfolio is slightly lower than that for the organically originated HELOC portfolio due to its seasoning, low loan-to-values, high credit scores, and first-lien collateral position.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (continued)

General component (concluded)

Consumer – Loans in this segment primarily include used auto loans. A significant portion of the used auto loan portfolio is comprised of geographically diverse loans originated by and purchased from a third party, who also provides collection services. While this portfolio generated minimal charge-offs in 2013 and no charge-offs in 2012, the provisions for loan losses reflect management’s estimate of inherent losses based on a review of regional and national historical losses of other institutions with similar portfolios.

Allocated component

The allocated component relates to loans that are on the watch list (non-accruing loans, partially charged-off non-accruing loans and accruing adversely-rated loans) and considered impaired. Impairment is measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Management reviews all loan types for individual impairment. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired and generally remain impaired for the remaining life of the

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (concluded)

Allocated component (concluded)

loan. Impaired classification may be removed if the borrower demonstrates compliance with the modified terms and the restructuring agreement specifies an interest rate equal to that which would be provided to a borrower with similar credit at the time of restructuring.

Unallocated component

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Premises and equipment

Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization, computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Bank-owned life insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in cash surrender value are reflected in noninterest income on the consolidated statements of net income.

Cost method investments

The aggregate carrying amount of all cost method investments included in other assets at December 31, 2013 and 2012 is $4,872,000 and $4,269,000, respectively. The fair values of these investments are not readily available and are not evaluated for impairment unless there are identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investments.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Interest rate swap agreements

For asset/liability management purposes, the Company periodically uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Depending upon the intended use for the interest rate swap at inception, the Company designates the derivative as either an economic hedge of an asset or liability or a hedging instrument subject to the hedge accounting provisions. If the interest rate swap is not designated in a hedge relationship, gains or losses reflecting changes in fair value are recorded in earnings.

Certain interest rate swap contracts are utilized to help commercial loan borrowers manage their interest rate risk. The interest rate swap contracts with commercial loan borrowers allow the borrowers to convert floating rate loan payments to fixed rate payments. When the Company enters into an interest rate swap contract with a commercial loan borrower, the Company concurrently enters into a matching interest rate swap with a correspondent bank counterparty in order to minimize interest rate risk to the Company. These interest rate derivative instruments are recorded on the consolidated balance sheets as either an asset or liability measured at fair value. These derivatives do not qualify for hedge accounting. As such, all changes in fair value of these derivative instruments are included in other income. The Company pays and receives fees for entering into these contracts. The net fees are recognized in loan level derivative income when received.

Transfers of financial assets

Transfers of an entire financial asset, a group of entire financial assets, or a participating interest in an entire financial asset are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

During the normal course of business, the Company may transfer a portion of a financial asset, for example, a participation loan or the government guaranteed portion of a loan. In order to be eligible for sales treatment, the transfer of the portion of the loan must meet the criteria of a participating interest. If it does not meet the criteria of a participating interest, the transfer must be accounted for as a secured borrowing. In order to meet the criteria for a participating interest, all cash flows from the loan must be divided proportionately, the rights of each loan holder must have the same priority, the loan holders must have no recourse to the transferor other than standard representations and warranties and no loan holder has the right to pledge or exchange the entire loan.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Securities sold short

Securities sold short represent transactions in which the Company sells a security it does not own and is obligated to deliver such security at a future date. The short sale is recorded as a liability and subsequently an unrealized gain or loss is recorded for the difference between the contract amount and the value of the open short position. The Company records a realized gain or loss when the short position is closed. By entering into short sales, the Company bears the market risk of an unfavorable increase in the price of the security sold short in excess of the contract price. Unrealized and realized gains and losses on these securities are recorded as gains on trading assets, net in the consolidated statements of net income. The Company no longer sells securities short at December 31, 2013.

Retirement plan

The Company accounts for its defined benefit pension plan using an actuarial model that allocates pension costs over the service period of employees in the plan. The Company accounts for the over-funded or under-funded status of its defined benefit plan as an asset or liability on its consolidated balance sheets and recognized changes in the funded status in the year in which the changes occur as other comprehensive income or loss. The Company amended its defined benefit pension plan in 2013 freezing the plan to new participants.

Advertising costs

Advertising costs are expensed as incurred.

Income taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Company exercises significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require the Company to make projections of future taxable income. These judgments and estimates, which are inherently subjective, are reviewed periodically as regulatory and business factors change. A valuation allowance related to deferred tax assets is established when, in the judgment of management, it is more likely than not that all or a portion of such deferred tax assets will not be realized. The Company records interest and penalties as part of income tax expense. No interest or penalties were recorded for the years ended December 31, 2013, 2012 and 2011.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive income

Accounting principles generally require that recognized revenues, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of equity on the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

The components of accumulated other comprehensive income, included in equity, are as follows:

	December 31,
	2013	2012
	(In thousands)
Securities available for sale:
Net unrealized gain	$2,838	$17,093
Tax effect	(855)	(6,288)

Net-of-tax amount	1,983	10,805

Defined benefit pension plan:
Unrecognized net actuarial gain (loss)	803	(1,334)
Tax effect	(321)	532

Net-of-tax amount	482	(802)

	$2,465	$10,003

Actuarial gains of $65,000, included in accumulated other comprehensive income at December 31, 2013, are expected to be recognized as a component of net periodic pension cost during the year ending December 31, 2014.

The following amounts were reclassified out of accumulated other comprehensive income during the year ended December 31, 2013:

Category	Reclassification Amount	Affected Line Item on Consolidated Statements of Net Income
	(In thousands)

Securities available for sale	$(5,091)	Gains on sale of securities available for sale, net
Securities available for sale	92	Net impairment losses recognized in earnings
Defined benefit pension plan	104	Salaries and employee benefits

Total before tax	(4,895)

Tax effect	1,723	Provision (benefit) for income taxes

Total reclassification, net of tax	$(3,172)

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Recent accounting pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income. For public entities, the amendments were effective prospectively for reporting periods beginning after December 15, 2012. See Note 1 to the consolidated financial statements for the related disclosure.

2.	RESTRICTIONS ON CASH AND DUE FROM BANKS

The Company is required to maintain average balances on hand or with the Federal Reserve Bank (“FRB”). At December 31, 2013 and 2012, these reserve balances amounted to $6,020,000 and $2,591,000, respectively.

3.	TRADING ASSETS

Trading assets, at fair value, consist of the following:

	December 31,
	2013	2012
	(In thousands)

U. S. Government and agency securities	$750	$1,016
To be announced mortgage-backed securities	—	31,109

	$750	$32,125

At December 31, 2013 and 2012, net unrealized (losses) gains on trading assets held were ($73,000) and $10,000, respectively. There were no trading assets at December 31, 2011.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

4.	SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair value of securities available for sale, with gross unrealized gains and losses, follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2013

Debt securities:
U.S. Treasury	$131,781	$145	$(3,724)	$128,202
Government-sponsored enterprises	13,985	81	(109)	13,957
Government-sponsored residential mortgage-backed and collateralized mortgage obligations	67,787	778	(1,072)	67,493
Other mortgage- and asset-backed	46,610	546	(683)	46,473
State and political	15,628	218	(107)	15,739
Financial services	42,193	1,696	(218)	43,671
Other corporate	44,920	1,128	(512)	45,536

Total debt securities	362,904	4,592	(6,425)	361,071

Marketable equity securities:
Mutual funds:
International	5,000	540	—	5,540
Domestic	466	—	(13)	453
Global asset allocation	32,956	4,168	—	37,124
Diversified bonds	34,392	71	(113)	34,350
Other	2,750	48	(30)	2,768

Total marketable equity securities	75,564	4,827	(156)	80,235

Total securities available for sale	$438,468	$9,419	$(6,581)	$441,306

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SECURITIES AVAILABLE FOR SALE (continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2012

Debt securities:
U.S. Treasury	$108,087	$836	$(134)	$108,789
Government-sponsored enterprises	14,278	508	—	14,786
Government-sponsored residential mortgage-backed and collateralized mortgage obligations	109,802	4,467	(111)	114,158
Other mortgage- and asset-backed	50,698	1,479	(89)	52,088
State and political	17,845	764	(21)	18,588
Financial services	30,213	2,656	(4)	32,865
Other corporate	61,732	3,457	(2)	65,187

Total debt securities	392,655	14,167	(361)	406,461

Marketable equity securities:
Mutual funds:
International	27,590	971	(1,379)	27,182
Domestic	20,024	1,612	(2)	21,634
Global asset allocation	40,210	1,090	(360)	40,940
Diversified bonds	33,460	1,166	—	34,626
Other	2,753	189	—	2,942

Total marketable equity securities	124,037	5,028	(1,741)	127,324

Total securities available for sale	$516,692	$19,195	$(2,102)	$533,785

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SECURITIES AVAILABLE FOR SALE (continued)

The amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2013 follow. Expected maturities will differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)

Within 1 year	$7,282	$7,299
After 1 year through 5 years	139,124	140,305
After 5 years through 10 years	93,004	90,514
After 10 years	9,097	8,987

	248,507	247,105

Mortgage- and asset-backed securities and collateralized mortgage obligations	114,397	113,966

	$362,904	$361,071

For the years ended December 31, 2013, 2012 and 2011, proceeds from sales of securities available for sale amounted to $314,947,000, $343,825,000 and $160,667,000, respectively. Gross realized gains amounted to $8,733,000, $12,968,000 and $5,858,000, respectively, and gross realized losses amounted to $3,642,000, $1,037,000 and $301,000, respectively.

At December 31, 2013 and 2012, U.S. Treasury and government-sponsored enterprises with an amortized cost of $34,406,000 and $33,760,000, respectively, and a fair value of $33,724,000 and $34,483,000, respectively, were pledged to secure borrowings and repurchase agreements.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SECURITIES AVAILABLE FOR SALE (continued)

Information pertaining to securities available for sale with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		More Than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2013

Debt securities:
U.S. Treasury	$3,724	$117,043	$—	$—
Government-sponsored enterprises	109	3,920	—	—
Government-sponsored residential mortgage-backed and collateralized mortgage obligations	973	37,265	99	3,341
Other mortgage- and asset-backed	532	27,234	151	4,153
State and political	107	5,904	—	—
Financial services	218	8,619	—	—
Other corporate	512	23,618	—	—

Total debt securities	6,175	223,603	250	7,494

Marketable equity securities:
Mutual funds:
Domestic	—	—	13	453
Diversified bonds	109	21,450	4	71
Other	30	2,767	—	—

Total marketable equity securities	139	24,217	17	524

Total temporarily impaired securities	$6,314	$247,820	$267	$8,018

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SECURITIES AVAILABLE FOR SALE (continued)

	Less Than Twelve Months
	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2012

Debt securities:
U.S. Treasury	$134	$52,267
Government-sponsored residential mortgage-backed and collateralized mortgage obligations	111	11,046
Other mortgage- and asset-backed	89	15,412
State and political	21	921
Financial services	4	1,486
Other corporate	2	4,752

Total debt securities	361	85,884

Marketable equity securities:
Mutual funds:
International	1,379	17,561
Domestic	2	103
Global asset allocation	360	14,774

Total marketable equity securities	1,741	32,438

Total temporarily impaired securities	$2,102	$118,322

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.

At December 31, 2013, one hundred twenty-five debt securities have unrealized losses with aggregate depreciation of less than 3% from the Company’s amortized cost basis. The unrealized losses were primarily caused by interest rate fluctuations. A significant portion of these investments are guaranteed by the U.S. Government or an agency thereof. It is expected that none of these securities would be settled at a price less than the par value of the investment. Because the decline in market value is attributable to changes in interest rates and not to credit quality, and because the Company does not intend to sell the securities and it is more likely than not that the Company will not be required to sell the securities before recovery of their amortized cost bases, which may be maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2013.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

SECURITIES AVAILABLE FOR SALE (concluded)

At December 31, 2013, the Company recorded OTTI on nine government-sponsored residential collateralized mortgage obligations and other mortgage- and asset-backed securities which qualify as covered funds under the Volcker Rule. As the Company is now required to sell these securities, the aggregate unrealized losses of $58,000 were recorded as OTTI.

At December 31, 2013, the Company had six marketable equity securities with unrealized losses of $156,000, or less than 1% depreciation from the Company’s cost basis. Although some of the underlying issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe the declines in market value are other than temporary and the Company has the ability and intent to hold these investments until a recovery of fair value. In analyzing the issuers’ financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts. During 2013, one mutual fund investment was written down by $34,000 due to management’s assertion that the book value was other than temporarily impaired.

5.	LOANS

A summary of the balances of loans follows:

	December 31,
	2013	2012
	(In thousands)
Real estate:
1-4 family residential	$365,707	$311,713
Home equity	25,535	25,062
Commercial real estate	228,688	100,904
Construction	16,559	5,753

	636,489	443,432

Commercial business	111,154	33,762
Consumer	25,372	15,473

Total loans	773,015	492,667

Allowance for loan losses	(9,671)	(5,550)
Deferred loan costs and discounts, net	2,003	1,090

Loans, net	$765,347	$488,207

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

The Company has sold residential mortgage loans in the secondary mortgage market, some of which are sold with limited recourse. The Company has retained the servicing responsibility and receives fees for the services provided. The unpaid principal balances of mortgage loans serviced for others was $47,600,000, $33,082,000 and $21,658,000 at December 31, 2013, 2012 and 2011, respectively. In the normal course of business, the Company periodically sells loans to the FHLB with servicing retained and limited recourse provisions. The maximum contingent liability associated with loans sold with recourse is $1,177,000 at December 31, 2013, and relates solely to loans sold to the FHLB. Foreclosure losses are borne in priority order by PMI insurance, the FHLB and the Company. The Company has never repurchased any loans or incurred any losses under these recourse provisions. Neither mortgage loans serviced for others nor the contingent liability associated with sold loans is recorded on the consolidated balance sheets.

In 2013 and 2012, the Company transferred a portion of its originated commercial real estate loans to participating lenders. The amounts transferred have been accounted for as sales and are therefore not included on the consolidated balance sheets. The Company and participating lenders share ratably in cash flows and any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2013 and 2012, the Company was servicing loans for participants aggregating $23,260,000 and $15,716,000, respectively.

Activity in the allowance for loan losses for the years ended December 31, 2013, 2012 and 2011 and allocation of the allowance to loan segments as of December 31, 2013 and 2012 follows:

	1-4 Family Residential	Home Equity	Commercial Real Estate	Construction	Commercial Business	Consumer	Unallocated	Total
	(In thousands)
2013
Allowance for loan losses:
Beginning balance	$2,725	$316	$1,343	$106	$565	$313	$182	$5,550
Provision (credit) for loan losses	39	(69)	1,265	197	1,851	305	506	4,094
Loans charged-off	(165)	—	—	—	—	(44)	—	(209)
Recoveries	236	—	—	—	—	—	—	236

Ending balance	$2,835	$247	$2,608	$303	$2,416	$574	$688	$9,671

Allowance related to impaired loans	$—	$—	$—	$—	$—	$—	$—	$—
Allowance related to non-impaired loans	2,835	247	2,608	303	2,416	574	688	9,671

Total allowance for loan losses	$2,835	$247	$2,608	$303	$2,416	$574	$688	$9,671

Impaired loans	$3,118	$36	$—	$—	$—	$—	$—	$3,154
Non-impaired loans	362,589	25,499	228,688	16,559	111,154	25,372	—	769,861

Total loans	$365,707	$25,535	$228,688	$16,559	$111,154	$25,372	$—	$773,015

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

	1-4 Family Residential	Home Equity	Commercial Real Estate	Construction	Commercial Business	Consumer	Unallocated	Total
	(In thousands)
2012
Allowance for loan losses:
Beginning balance	$3,267	$—	$160	$—	$—	$24	$50	$3,501
Provision (credit) for loan losses	(230)	316	1,183	106	565	289	132	2,361
Loans charged-off	(714)	—	—	—	—	—	—	(714)
Recoveries	402	—	—	—	—	—	—	402

Ending balance	$2,725	$316	$1,343	$106	$565	$313	$182	$5,550

Allowance related to impaired loans	$—	$—	$—	$—	$—	$—	$—	$—
Allowance related to non-impaired loans	2,725	316	1,343	106	565	313	182	5,550

Total allowance for loan losses	$2,725	$316	$1,343	$106	$565	$313	$182	$5,550

Impaired loans	$1,868	$—	$—	$—	$—	$18	$—	$1,886
Non-impaired loans	309,845	25,062	100,904	5,753	33,762	15,455	—	490,781

Total loans	$311,713	$25,062	$100,904	$5,753	$33,762	$15,473	$—	$492,667

2011
Allowance for loan losses:
Beginning balance	$2,207	$—	$221	$—	$—	$5	$45	$2,478
Provision (credit) for loan losses	1,156	—	(61)	—	—	26	5	1,126
Loans charged-off	(328)	—	—	—	—	(13)	—	(341)
Recoveries	232	—	—	—	—	6	—	238

Ending balance	$3,267	$—	$160	$—	$—	$24	$50	$3,501

Allowance related to impaired loans	$160	$—	$115	$—	$—	$—	$—	$275
Allowance related to non-impaired loans	3,107	—	45	—	—	24	50	3,226

Total allowance for loan losses	$3,267	$—	$160	$—	$—	$24	$50	$3,501

Impaired loans	$1,437	$—	$1,098	$—	$—	$—	$—	$2,535
Non-impaired loans	262,730	2,925	6,558	656	1,000	2,710	—	276,579

Total loans	$264,167	$2,925	$7,656	$656	$1,000	$2,710	$—	$279,114

The following is a summary of past due and non-accrual loans, by loan class, at December 31, 2013 and 2012:

	30-59 Days Past Due	60-89 Days Past Due	Past Due 90 Days or More	Total Past Due	Loans on Non-accrual
	(In thousands)
2013

Real estate:
1-4 family residential	$1,426	$196	$828	$2,450	$1,706
Home equity	—	—	36	36	36

Total	$1,426	$196	$864	$2,486	$1,742

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

	30-59 Days Past Due	60-89 Days Past Due	Past Due 90 Days or More	Total Past Due	Loans on Non-accrual
	(In thousands)
2012

Real estate:
1-4 family residential	$473	$232	$978	$1,683	$2,209
Home equity	17	—	—	17	—

Total	$490	$232	$978	$1,700	$2,209

There were no loans past due 90 days or more and still accruing at December 31, 2013 and 2012.

The following is a summary of information pertaining to impaired loans:

	December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance
		(In thousands)
Impaired loans without a valuation allowance:
Real estate:
1-4 family residential	$3,118	$3,893	$—
Home equity	36	36	—

Total	$3,154	$3,929	$—

	Year Ended December 31, 2013
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
		(In thousands)
Real estate:
1-4 family residential	$2,586	$61	$61
Home equity	32	—	—

Total	$2,618	$61	$61

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

	December 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(In thousands)

Impaired loans without a valuation allowance:
Real estate:
1-4 family residential	$1,868	$2,442	$—
Consumer loans:
Purchased auto	18	18	—

Total	$1,886	$2,460	$—

	Year Ended December 31, 2012
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
	(In thousands)

Real estate:
1-4 family residential	$1,725	$84	$84
Construction	220	220	48
Consumer loans:
Purchased auto	3	—	—

Total	$1,948	$304	$132

	Year Ended December 31, 2011
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized on Cash Basis
	(In thousands)

Real estate:
1-4 family residential	$1,666	$72	$72
Construction	220	—	—

Total	$1,886	$72	$72

No additional funds are committed to be advanced in connection with impaired loans.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

LOANS (continued)

There were no troubled debt restructurings during the year ended December 31, 2013. The following is a summary of troubled debt restructurings entered into during the year ended December 31, 2012:

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
	(Dollars in thousands)
2012

Real estate:
1-4 family residential	3	$560	$568

In 2012, the residential real estate loans were modified to capitalize past due interest.

Management performs a discounted cash flow calculation to determine the amount of impairment reserve required on each of the troubled debt restructurings. Any reserve required is recorded through the provision for loan losses. There was one default of a TDR in the first twelve months after restructure during the year ended December 31, 2013 in the amount of $261,000. There were no defaults of TDR’s during the year ended December 31, 2012.

Credit Quality Information

The Company utilizes a ten-grade internal loan rating system for all loans as follows.

Loans rated 1 – 6 are considered “acceptable” rated loans that are performing as agreed, meet minimum underwriting standards, and require only routine supervision.

Loans rated 7 are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 8 – 9 are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected. Generally, all loans 90 days delinquent are rated 8.

Loans rated 10 have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

LOANS (concluded)

Credit Quality Information (continued)

The Company does not assign risk ratings to residential or consumer loans, unless they have a well-defined weakness that may jeopardize the collection of the contractual principal and interest, are contractually past due 90 days or more or legal action has commenced against the borrower.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial and construction loans. At least annually, the Company engages an independent third party to review a significant portion of loans within these segments. Management uses the results of these reviews as part of its annual review process. In addition, management utilizes delinquency reports, the watch list and other loan reports to monitor credit quality of other loan segments.

The following tables present the Company’s loans by risk rating at December 31, 2013 and 2012:

	1-4 Family Residential	Home Equity	Commercial Real Estate	Construction	Commercial Business	Consumer	Total Loans
	(In thousands)
2013
Loans rated 1 - 6	$1,701	$4,610	$223,144	$15,246	$110,142	$—	$354,843
Loans rated 7	468	—	2,339	—	12	—	2,819
Loans rated 8 - 9	1,647	36	—	—	—	24	1,707
Loans rated 10	693	—	—	—	—	—	693
Loans not rated	361,198	20,889	3,205	1,313	1,000	25,348	412,953

	$365,707	$25,535	$228,688	$16,559	$111,154	$25,372	$773,015

2012
Loans rated 1 - 6	$2,143	$557	$99,974	$5,061	$32,762	$—	$140,497
Loans rated 7	1,932	—	—	—	—	—	1,932
Loans rated 8 - 6	1,272	—	—	—	—	14	1,286
Loans rated 10	646	—	—	—	—	—	646
Loans not rated	305,720	24,505	930	692	1,000	15,459	348,306

	$311,713	$25,062	$100,904	$5,753	$33,762	$15,473	$492,667

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

6.	PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of premises and equipment follows:

	December 31,		Estimated Useful Lives
	2013	2012
	(In thousands)

Land	$75	$75
Buildings	3,575	3,571	5 to 40 years
Leasehold improvements	5,265	5,234	5 to 10 years
Furniture and fixtures	1,751	1,532	3 to 5 years
Technology equipment	3,027	2,796	1 to 3 years
Construction in progress	366	46

	14,059	13,254
Less accumulated depreciation and amortization	(6,581)	(5,377)

	$7,478	$7,877

Depreciation and amortization expense for the years ended December 31, 2013, 2012 and 2011 amounted to $1,449,000, $1,231,000 and $1,072,000, respectively.

Construction in progress at December 31, 2013 relates to the Nantucket Bank branch acquisition. See Note 16. Construction in progress at December 31, 2012 relates to branch improvements and renovations.

7.	DEPOSITS

A summary of deposit balances, by type, is as follows:

	December 31,
	2013	2012
	(In thousands)

NOW and demand	$118,648	$87,376
Regular savings	332,518	313,394
Money market deposits	75,716	85,525

Total non-certificate accounts	526,882	486,295

Term certificates of $100,000 or more	128,990	137,363
Term certificates less than $100,000	167,728	182,219
Brokered deposits	91,623	12,000

Total certificate accounts	388,341	331,582

Total deposits	$915,223	$817,877

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

DEPOSITS (concluded)

At December 31, 2013, the scheduled maturities of term certificate accounts, including brokered deposits, are as follows:

	Amount	Weighted Average Rate
	(Dollars in thousands)

2014	$265,142	0.72%
2015	59,832	0.94
2016	26,884	1.90
2017	25,883	1.46
2018	10,600	1.19

	$388,341	0.90%

8.	SHORT-TERM BORROWINGS

Federal Home Loan Bank of Boston advances

FHLBB advances with an original maturity of less than one year amounted to $170,000,000 and $107,000,000 at December 31, 2013 and 2012, respectively, with a weighted average rate of 0.20% and 0.23%, respectively. The Company also has a $7.7 million line of credit with the FHLBB with an interest rate that adjusts daily. No advances were outstanding on this line at December 31, 2013 and 2012. All borrowings from the FHLBB are secured by a blanket security agreement on qualified collateral, principally residential mortgage loans and U.S. Government and government-sponsored securities.

Securities sold under agreements to repurchase

Securities sold under agreements to repurchase amounted to $2,424,000 at December 31, 2012 with a weighted average rate of 0.29%, and matured on January 9, 2013. There were no amounts outstanding at December 31, 2013. The obligations to repurchase the securities sold were reflected as a liability on the consolidated balance sheet. The dollar amounts of the securities underlying the agreements remained an asset of the Company.

Other lines-of-credit

December 31, 2013 and 2012, the Company had $33 million in available unsecured federal funds lines with correspondent banks, which could be drawn upon, as needed. There were no amounts outstanding at December 31, 2013 or 2012.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

9.	LONG-TERM DEBT

Long-term debt consist of the following FHLBB advances:

	December 31, 2013
		Weighted Average Rate

	Amount
	(Dollars in thousands)
Fixed-rate advances maturing:
2014	$10,000	1.40%
2016	10,000	2.30
2017	15,000	2.00
2018	10,000	3.20

	$45,000	2.20%

See Note 8 - “Federal Home Loan Bank of Boston advances” for collateral requirements.

10.	INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended December 31,
	2013	2012	2011
		(In thousands)
Current tax provision:
Federal	$960	$3,552	$2,248
State	172	249	232

	1,132	3,801	2,480

Deferred tax (benefit) provision:
Federal	(1,609)	(405)	(7)
State	(502)	(241)	57

	(2,111)	(646)	50
Change in valuation reserve	695	(43)	—

	(1,416)	(689)	50

(Benefit) provision for income taxes	$(284)	$3,112	$2,530

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

INCOME TAXES (continued)

The reasons for the differences between the statutory federal income tax provision and the actual tax (benefit) provision are summarized as follows:

	Years Ended December 31,
	2013	2012	2011
	(Dollars in thousands)

Statutory federal tax provision at 34%	$809	$3,728	$3,431
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	(218)	5	191
Dividends received deduction	(134)	(116)	(162)
Tax-exempt bank-owned life insurance	(984)	(382)	(584)
Tax-exempt interest	(224)	(12)	(36)
Change in valuation reserve	695	(43)	—
Utilization of contribution carryover	—	(140)	(116)
Other, net	(228)	72	(194)

Tax provision	$(284)	$3,112	$2,530

Effective tax rates	(11.9)%	28.4%	25.1%

The components of the net deferred tax asset (liability) are as follows:

	December 31,
	2013	2012
	(In thousands)
Deferred tax liabilities:
Federal	$(1,429)	$(5,690)
State	(138)	(757)

	(1,567)	(6,447)

Deferred tax assets:
Federal	4,400	3,088
State	1,370	871

	5,770	3,959
Valuation reserve	(1,372)	(677)

	4,398	3,282

Net deferred tax asset (liability)	$2,831	$(3,165)

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

INCOME TAXES (continued)

The tax effects of each item that give rise to deferred tax assets (liabilities) are as follows:

	December 31,
	2013	2012
	(In thousands)
Deferred tax assets:
Depreciation and amortization	$110	$224
Employee benefit plans	891	300
Allowance for loan losses	3,863	2,217
Contribution carryover	677	547
Net unrealized losses on defined benefit pension plan	—	532
Other	81	69
Valuation reserve	(1,372)	(677)
Deferred tax liabilities:
Net unrealized gains on defined benefit pension plan	(321)	—
Deferred loan origination costs	(243)	(89)
Net unrealized gain on securities available for sale	(855)	(6,288)

Net deferred tax asset (liability)	$2,831	$(3,165)

A summary of the change in the net deferred tax asset (liability) is as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Balance at beginning of year	$(3,165)	$(518)	$(4,167)
Deferred tax benefit (provision)	1,416	689	(50)
Tax effect of changes in accumulated other comprehensive income	4,580	(3,336)	3,699

Balance at end of year	$2,831	$(3,165)	$(518)

At December 31, 2013, management maintained a valuation reserve in the amount of $1,372,000 compared with $677,000 and $720,000 at December 31, 2012 and 2011, respectively, due to the uncertainty regarding the realization of deferred tax assets relating to the charitable contribution carryover and state income taxes.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

INCOME TAXES (concluded)

The federal income tax reserve for loan losses at the Company’s base year amounted to $1,259,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the year in which used. As the Company intends to use the reserve to only absorb loan losses, a deferred income tax liability of $503,000 has not been provided.

The Company’s income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2010 through 2013.

11.	EQUITY

Minimum regulatory capital requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2013 and 2012, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

EQUITY (continued)

Minimum regulatory capital requirements (concluded)

The Bank’s and the Company’s actual and minimum required capital amounts and ratios as of December 31, 2013 and 2012 are presented below.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Hyde Park Bancorp, MHC:

December 31, 2013
Total capital (to risk weighted assets)	$178,090	19.8%	$71,870	8.0%	N/A	N/A
Tier 1 capital (to risk weighted assets)	166,316	18.5	35,935	4.0	N/A	N/A
Tier 1 capital (to average assets)	166,316	13.2	50,541	4.0	N/A	N/A

December 31, 2012
Total capital (to risk weighted assets)	$173,991	21.7%	$64,067	8.0%	N/A	N/A
Tier 1 capital (to risk weighted assets)	166,933	20.8	32,034	4.0	N/A	N/A
Tier 1 capital (to average assets)	166,933	14.4	46,417	4.0	N/A	N/A

Blue Hills Bank:

December 31, 2013
Total capital (to risk weighted assets)	$148,872	16.6%	$71,864	8.0%	$89,831	10.0%
Tier 1 capital (to risk weighted assets)	137,099	15.3	35,932	4.0	53,898	6.0
Tier 1 capital (to average assets)	137,099	11.1	49,370	4.0	61,712	5.0

December 31, 2012
Total capital (to risk weighted assets)	$144,218	18.6%	$62,050	8.0%	$77,562	10.0%
Tier 1 capital (to risk weighted assets)	137,160	17.7	31,025	4.0	46,537	6.0
Tier 1 capital (to average assets)	137,160	12.2	44,959	4.0	56,199	5.0

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

EQUITY (concluded)

Preferred stock

On September 22, 2011, the Subsidiary issued and sold 18,724 shares of senior non-cumulative perpetual preferred stock, Series A (“Series A Preferred”), with a liquidation value of $1,000 per share. The Subsidiary sold the Series A Preferred to the U.S. Treasury as part of the Small Business Lending Fund Program (“SBLF”) for an aggregate purchase price of $18,724,000.

The Series A Preferred has no maturity date and is ranked senior to the Subsidiary’s common stock with respect to the payment of dividends, distributions and amounts payable upon liquidation, dissolution and winding up of the affairs of the Subsidiary. Non-cumulative dividends on the Series A Preferred accrue at an annual rate of between 1% and 5% per year for the first four and one-half years and at an annual rate of 9% thereafter. The variable rate is determined based upon changes in the amount of the Subsidiary’s “Qualified Small Business Lending” as compared to a baseline level. At December 31, 2013 and 2012, as a result of the Subsidiary’s small business lending activity, the dividend rate was 4.48% and 4.88%, respectively. The dividend rate of 4.48% was locked in as of September 30, 2013 and will not change going forward. Dividends are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year. Under the terms of the Subsidiary’s SBLF agreement with the U.S. Treasury, the Subsidiary may redeem the Series A Preferred in whole or in part at any time, subject to the approval of the FDIC.

The Series A Preferred is non-voting. However, if dividends on the Series A Preferred are not paid in full for five (5) dividend periods, whether or not consecutive, the Series A Preferred will have the right to invite a non-voting observer to attend all meetings of the Subsidiary’s Board of Directors. The right will end when full dividends have been paid for four (4) consecutive periods.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

12.	EMPLOYEE BENEFIT PLANS

Pension plan

The Company has historically provided basic and supplemental pension benefits for eligible employees through the Savings Banks Employees Retirement Association’s (“SBERA”) Pension Plan (the “Plan”). Each employee reaching the age of 21 and having completed at least 1,000 hours of service in any one twelve-month period, beginning with such employee’s date of employment were automatically enrolled in the Plan. The Plan was frozen to new participants on December 15, 2013. All participants are fully vested after three years of employment. Information pertaining to the activity in the Plan is as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
Change in plan assets:
Fair value of plan assets at beginning of year	$9,331	$7,419	$6,337
Actual return on plan assets	1,513	847	10
Employer contribution	—	1,200	1,500
Benefits paid	(1,309)	(135)	(428)

	9,535	9,331	7,419

Change in benefit obligation:
Benefit obligation at beginning of year	10,818	10,491	9,976
Service cost	708	453	531
Interest cost	423	453	549
Actuarial gain	(1,353)	(444)	(137)
Benefits paid	(1,309)	(135)	(428)

Benefit obligation at end of year	9,287	10,818	10,491

Funded status and prepaid expense (accrued liability) at end of year	$248	$(1,487)	$(3,072)

Accumulated benefit obligation at end of year	$7,507	$8,679	$7,907

The assumptions used to determine the benefit obligation are as follows:

	December 31,
	2013	2012

Discount rate	5.00%	4.00%
Rate of compensation increase	3.00	3.00

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Pension plan (continued)

The components of net periodic pension cost are as follows:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)

Service cost	$708	$453	$531
Interest cost	423	453	549
Expected return on plan assets	(728)	(560)	(507)
Amortization of net actuarial loss	104	117	91
Settlement gain	(107)	—	—

Net periodic pension cost	$400	$463	$664

The assumptions used to determine net periodic pension cost are as follows:

	Years Ended December 31,
	2013	2012	2011

Discount rate	4.00%	4.50%	5.50%
Expected long-term rate of return on plan assets	8.00	8.00	8.00
Rate of compensation increase	3.00	3.00	5.50

The Company has selected its assumption with respect to the expected long-term rate of return based on prevailing yields on high quality fixed income investments increased by a premium for equity return expectations.

In 2012, the Company, with the guidance of its consulting actuaries, changed the assumptions for termination and retirement rates based on historical analysis of SBERA plan participants. The termination rate assumption was increased to reflect a higher level of terminations. The assumption that all participants retire at age 65 was changed to reflect varying retirement dates between age bands 55 to 70. The revision to these assumptions is a change in estimate that decreased the pension benefit obligation and resulted in an actuarial gain in 2012 in the amount of $1,694,000, which was substantially offset by the decline in the discount rate.

SBERA offers a common and collective trust as the underlying investment structure for pension plans participating in SBERA. The target allocation mix for the common and collective trust portfolio calls for an equity-based investment range from 40% to 64% of total portfolio assets. The remainder of the portfolio is allocated to fixed income from

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Pension plan (continued)

15% to 25% and other investments including global asset allocation and hedge funds from 20% to 36%. The Trustees of SBERA, through the Investment Committee, select investment managers for the common and collective trust portfolio. A professional investment advisory firm is retained by the Investment Committee to provide allocation analysis, performance measurement and to assist with manager searches. The overall investment objective is to diversify equity investments across a spectrum of investment types and styles.

The fair value of major categories of the Company’s pension plan assets are summarized below:

	Level 1	Level 2	Level 3	Total Fair Value
	(In thousands)
December 31, 2013

Collective funds	$252	$4,790	$—	$5,042
Equity securities	2,465	—	—	2,465
Mutual funds	1,130	123	—	1,253
Hedge funds	—	—	666	666
Short-term investments	73	36	—	109

	$3,920	$4,949	$666	$9,535

December 31, 2012

Collective funds	$298	$4,602	$—	$4,900
Equity securities	2,293	—	—	2,293
Mutual funds	1,201	110	—	1,311
Hedge funds	—	—	658	658
Short-term investments	24	145	—	169

	$3,816	$4,857	$658	$9,331

The fair value hierarchy above was received from SBERA, the plan administrator. The Plan assets measured at fair value in Level 1 are based on quoted market prices in an active exchange market. Plan assets measured at fair value in Level 2 are based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. Plan assets measured at fair value in Level 3 are based on unobservable inputs, which include the SBERA’s assumptions and the best information available under the circumstance.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Pension plan (concluded)

The table below presents, for the years ended December 31, 2013 and 2012, the changes in Plan assets that are measured in Level 3 at fair value on a recurring basis:

Hedge Funds
(In thousands)

Balance as of December 31, 2011	$551
Purchases	85
Total unrealized gains	22

Balance as of December 31, 2012	658
Purchases	1
Total unrealized gains	7

Balance as of December 31, 2013	$666

The Company expects to contribute $349,000 to its pension plan during the year ending December 31, 2014.

Estimated future benefit payments, which reflect expected future service, as appropriate, assuming employees retire at age 65 and take normal distribution payments, are as follows:

Year Ending December 31,	Amount
(In thousands)

2014	$904
2015	400
2016	471
2017	460
2018	515
2019-2023	2,673

401(k) plan

The Company has a 401(k) Plan whereby each employee having completed at least three months of service beginning with their date of employment, automatically becomes a participant in the 401(k) Plan. Employees may contribute a portion of their compensation subject to certain limits based on Federal tax laws. Effective December 15, 2013, the Company enhanced its 401(k) Plan to include a 3% guaranteed non-elective contribution and a 2% elective contribution based on the financial performance of the Company beginning in 2014.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Bank-owned life insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in the net cash surrender value of the policies, as well as insurance proceeds received in excess of cash surrender value, are reflected in noninterest income on the consolidated statements of net income and are generally not subject to income taxes. The Company reviews the financial strength of the insurance carriers prior to the purchase of life insurance policies and no less than annually thereafter. A life insurance policy with any individual carrier is limited to 15% of tier one capital and the total cash surrender value of life insurance policies is limited to 25% of tier one capital.

Supplemental executive retirement plans

The Company has entered into agreements with various executives and Board members which provide for a fixed dollar amount to be contributed each year to the participant’s account. All benefits under these agreements become fully vested after five years of service, however during 2013 these agreements were terminated and all vesting was accelerated. No further awards will be granted under these agreements. At December 31, 2013 and 2012, the Company’s expected benefit obligation included in accrued expenses and other liabilities in the consolidated balance sheets under these agreements amounted to $989,000 and $627,000, respectively. Expenses associated with these plans amounted to $873,000, $380,000 and $277,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

Phantom stock plan

The Company has entered into Phantom Stock Plan agreements with certain management and other employees to reward such participants for their contributions to the continued success of the Company and to encourage them to remain employees. Under the agreements, participants are entitled to receive a lump sum payment on the third anniversary date of the award grant, or upon 100% vesting which could occur earlier in the event of a change in control or upon the participant’s retirement, death or disability or certain other limited circumstances.

The benefit payable to participants is based on the number of phantom stock shares the participant has been awarded multiplied by the book value per share, as defined, on the third anniversary date of the award, or such other date as 100% vesting has occurred. During 2013 this plan was terminated and all vesting was accelerated. Expense related to the plan during the year ended December 31, 2013 and 2012 amounted to $1,598,000 and $173,000, respectively. No awards were granted prior to December 31, 2011.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

EMPLOYEE BENEFIT PLANS (concluded)

Short-term incentive compensation

All employees meeting specified service requirements are eligible to participate in the discretionary Short-term Incentive Compensation Plan. The purpose of the plan is to motivate and reward employees for achieving strategic objectives through a goals program. It is essential that the achievement of goals is done so in a manner that is consistent with the Company’s principles and values. The Company expensed $1,553,000, $1,275,000 and $850,000 for achievement of the 2013, 2012 and 2011 goals, respectively.

13.	COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the accompanying consolidated financial statements.

Loan commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Company has in these particular classes of financial instruments. The Company’s exposure to credit loss is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Financial instruments whose contract amounts represent credit risk consist of:

	December 31,
	2013	2012
	(In thousands)

Commitments to originate loans	$28,073	$23,934
Letters of credit	7,147	14,196
Unused lines-of-credit:
Commercial	50,046	14,196
Home equity	13,178	9,585
Consumer	11,136	10,758
Undisbursed construction loans	21,655	34,102

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

COMMITMENTS AND CONTINGENCIES (continued)

Loan commitments (concluded)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments and unadvanced funds on lines-of-credit generally have fixed expiration dates and may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. These financial instruments are primarily secured by mortgage liens on real estate.

Operating lease commitments

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2013, pertaining to premises, future minimum rent commitments are as follows:

Year Ending December 31,	Amount
(In thousands)

2014	$1,062
2015	1,051
2016	956
2017	373
2018	355
Thereafter	649

$4,446

Rent expense for years ended December 31, 2013, 2012 and 2011 amounted to $966,000, $919,000 and $830,000, respectively. Certain leases contain renewal options for up to 30 years. The cost of such options is not included above.

The Company also has lease agreements in place for two new branch locations where rental payments do not commence until construction has started. Annual rent expense on these leases will approximate $325,000 and $72,000, respectively, and the leases have terms of ten and five years, respectively. These amounts are not included in the table above.

Effective January 1, 2014, the Bank entered into an agreement for the naming rights of a Boston waterfront music venue. The agreement spans a ten-year period where the Bank will pay $390,000 during the first year with 5% annual increases in subsequent years.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

OTHER COMMITMENTS AND CONTINGENCIES (concluded)

Employment and change in control agreements

The Company has entered into an employment agreement with its President and Chief Executive Officer that generally provides for a specified minimum annual compensation and the continuation of certain benefits currently received. However, such employment may be terminated for cause, as defined, without incurring any continuing obligations. The agreement has an initial term of three years, with automatic one-year extensions on the anniversary date of the agreement. The Company has also entered into agreements with certain members of management which provide for the continuation of base salaries for specified periods of time in the event of involuntary termination without cause and/or termination in the event of a change in control.

Contingencies

The Company is involved in various litigation and other legal claims that arise in the normal course of business. In the opinion of management, these matters will have no material effect on the Company’s consolidated financial statements.

14.	INTEREST RATE SWAP AGREEMENTS

The Company is party to derivative financial instruments in the normal course of business to manage exposure to fluctuations in interest rates and to meet the needs of commercial customers. These financial instruments have been generally limited to loan level interest rate swap agreements, which are entered into with counterparties that meet established credit standards. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations, payments, and the value of the derivatives are based. Notional amounts do not represent direct credit exposures. The fair value of the derivative instruments is reflected on the Company’s balance sheet as other assets and accrued expenses and other liabilities. Changes in the fair value of these agreements are recorded in loan level derivative income in the consolidated statements of net income.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

INTEREST RATE SWAP AGREEMENTS (continued)

The Company did not have derivative fair value hedges or derivative cash flow hedges at December 31, 2013 and 2012. The table below presents information about derivative financial instruments not designated as hedging instruments at December 31, 2013 and 2012.

	Derivative Gains		Derivative Losses
	Notional Amount	Value	Notional Amount	Fair Value
	(In thousands)
December 31, 2013

Economic hedge:
Commercial loan level interest rate swap agreements	$171,747	$2,482	$171,747	$2,379
Other contracts	8,932	5	7,988	14

Total derivatives	$180,679	$2,487	$179,735	$2,393

December 31, 2012

Economic hedge:
Commercial loan level interest rate swap agreements	$28,263	$634	$28,263	$624
Other contracts	9,247	23	—	—
Other interest rate swap agreement	10,900	48	—	—

Total derivatives	$48,410	$705	$28,263	$624

The Company is exposed to credit-related losses in the event of nonperformance by the counterparties to these agreements. The Company controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures, and does not expect any counterparties to fail their obligations. The Company has minimum collateral posting thresholds with certain of its interest rate swap derivative counterparties.

Other contracts represent risk participation agreements on commercial loans related to the economic hedges that have been participated out by the Company. To reduce exposure relating to an early termination event on these interest rate swap agreements, the Company has entered into risk participation agreements with the correspondent institutions to share in any interest rate swap gains or losses incurred as a result of the commercial loan customers’ termination of a loan prior to maturity. The Company records these risk participation agreements at fair value. The other interest rate swap agreement at December 31, 2012 represents one outstanding interest rate swap agreement, which provides for the Company to receive payments at a variable rate, in exchange for making payments at a fixed rate. This agreement was sold during the year ended December 31, 2013.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

15.	FAIR VALUE MEASUREMENTS

Determination of fair value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value hierarchy

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and due from banks and short-term investments approximate fair value.

Trading assets and securities available for sale: All fair value measurements are obtained from a third-party pricing service and are not adjusted by management. The securities measured at fair value in Level 1 are based on quoted market prices in an active exchange market. These securities include U.S. Treasuries and marketable equity securities. All other securities are measured at fair value in Level 2 based on pricing models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data.

Federal Home Loan Bank stock: The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

FAIR VALUE MEASUREMENTS (continued)

Fair value hierarchy (concluded)

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other types of loans are estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates fair value.

Deposits and mortgagors’ escrow accounts: The fair values for non-certificate accounts and mortgagors’ escrow accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificate accounts are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings: The fair value of short-term borrowings approximates fair value based on the short-term nature of the instruments. The fair values of long-term debt are estimated using discounted cash flow analyses based on the current incremental borrowing rates in the market for similar types of borrowing arrangements.

Securities sold short: The fair value of the liability for securities sold short is based on pricing models that consider standard input factors, such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. The liability is categorized as Level 2 in the fair value hierarchy.

Derivative instruments: The fair values of interest rate swap agreements are based on a valuation model that uses primarily observable inputs, such as benchmark yield curves and interest rates and also include the value associated with counterparty credit risk.

Off-balance sheet instruments: Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair value of off-balance sheet financial instruments at December 31, 2013 and 2012, was immaterial since fees charged are not material.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

FAIR VALUE MEASUREMENTS (continued)

Assets and liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Level 1	Level 2	Level 3	Total Fair Value
	(In thousands)
December 31, 2013

Assets
Trading assets	$—	$750	$—	$750
Securities available for sale:
Debt securities	128,202	232,869	—	361,071
Marketable equity securities	80,235	—	—	80,235
Derivative assets	—	2,487	—	2,487

Total assets	$208,437	$236,106	$—	$444,543

Liabilities
Derivative liabilities	$—	$2,393	$—	$2,393

December 31, 2012

Assets
Trading assets	$—	$32,125	$—	$32,125
Securities available for sale:
Debt securities	108,789	297,672	—	406,461
Marketable equity securities	127,324	—	—	127,324
Derivative assets	—	705	—	705

Total assets	$236,113	$330,502	$—	$566,615

Liabilities
Securities sold short	$—	$16,723	$—	$16,723
Derivative liabilities	—	624	—	624

Total liabilities	$—	$17,347	$—	$17,347

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

FAIR VALUE MEASUREMENTS (continued)

Assets measured at fair value on a non-recurring basis

The Company may also be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. There were no assets measured at fair value on a non-recurring basis at December 31, 2013. There are no liabilities measured at fair value on a non-recurring basis. The following tables summarize the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets:

	December 31, 2012			Year Ended December 31, 2012
	Level 1	Level 2	Level 3	Total Losses
	(In thousands)

Impaired loans	$—	$—	$2,015	$766

Losses applicable to impaired loans are based on the appraised value of the underlying collateral, discounted as necessary due to management’s estimates of changes in market conditions. The losses applicable to impaired loans are not recorded as a direct adjustment to current earnings or comprehensive income, but rather as a component in determining the overall adequacy of the allowance for loan losses. Adjustments to the estimated fair value of impaired loans may result in increases or decreases to the provision for loan losses.

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Continued)

FAIR VALUE MEASUREMENTS (concluded)

Summary of fair values of financial instruments

The estimated fair values, and related carrying amounts, of the Company’s financial instruments are as follows. Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements. Accordingly, the aggregate fair value amounts presented herein do not represent the underlying fair value of the Company.

	December 31,
	2013					2012
	Carrying Amount	Fair Value				Carrying Amount	Fair Value
		Level 1	Level 2	Level 3	Total
	(In thousands)
Financial assets:
Cash and cash equivalents	$40,316	$40,316	$—	$—	$40,316	$73,819	$73,819
Trading assets	750	750	—	—	750	32,125	32,125
Securities available for sale	441,306	208,437	232,869	—	441,306	533,785	533,785
Federal Home Loan Bank stock	10,766	—	—	10,766	10,766	9,669	9,669
Loans, net	765,347	—	—	769,578	769,578	488,207	504,889
Accrued interest receivable	4,290	—	—	4,290	4,290	5,421	5,421

Financial liabilities:
Deposits	915,223	—	—	917,121	917,121	817,877	822,014
Borrowings	215,000	—	216,332	—	216,332	154,424	156,201
Securities sold short	—	—	—	—	—	16,723	16,723
Mortgagors’ escrow accounts	1,760	—	—	1,760	1,760	1,629	1,629

On-balance sheet derivative financial instruments:
Interest rate swap agreements:
Assets	2,482	—	2,482	—	2,482	705	705
Liabilities	2,379	—	2,379	—	2,379	624	624

Hyde Park Bancorp, MHC and Subsidiary

Notes to Consolidated Financial Statements (Concluded)

16.	SUBSEQUENT EVENT

On January 18, 2014, the Company completed the acquisition of Nantucket Bank, previously a division of Santander Bank, N.A., formerly Sovereign Bank, N.A. Nantucket Bank will continue to operate under its own name as a division of Blue Hills Bank. The purpose of this acquisition is to assist in the implementation of the Company’s business strategy as it added a strong local market share of deposits and reduced the Company’s dependence on wholesale funding and brokered deposits to fund loan growth. The deposit premium paid to Sovereign was $10.3 million. The goodwill acquired is expected to be fully deductible for tax purposes.

The following is a summary of the estimated fair value of assets acquired and liabilities assumed as of the date of the acquisition:

Amount
(In thousands)

Cash and cash equivalents	$151,587
Loans, net	97,466
Premises and equipment, net	10,762
Goodwill and core deposit intangible	14,917
Other assets	304

Total assets acquired	$275,036

Deposits	$274,601
Accrued expense and other liabilities	435

Total liabilities assumed	$275,036

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Blue Hills Bancorp, Inc. or Blue Hills Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Blue Hills Bancorp, Inc. or Blue Hills Bank since any of the dates as of which information is furnished herein or since the date hereof.

Blue Hills Bancorp, Inc.

(Proposed Holding Company for

Blue Hills Bank)

Up to 24,150,000 Shares of

Common Stock

Par value $0.01 per share

(Subject to Increase to up to 27,772,500 Shares)

PROSPECTUS

KEEFE, BRUYETTE & WOODS

A Stifel Company

                    , 2014

Until                     , 2014, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount
*	Registrant’s Legal Fees and Expenses	$600,000
*	Registrant’s Accounting Fees and Expenses	150,000
*	Marketing Agent Fees (1)	1,582,007
*	Records Management Fees and Expenses	125,000
*	Appraisal Fees and Expenses	135,000
*	Printing, Postage, Mailing and EDGAR Fees	275,000
*	Filing Fees (Nasdaq, FINRA and SEC)	175,266
*	Transfer Agent Fees and Expenses	15,000
*	Business Plan Fees and Expenses	95,500
*	Data Processing Fees and Expenses	75,000
*	Other	65,864

*	Total	$3,293,637

*	Estimated
(1)	Blue Hills Bancorp, Inc. has retained Keefe, Bruyette & Woods, A Stifel Company, to assist in the sale of common stock on a best efforts basis in the subscription, community and syndicated offerings. Fees are estimated at the midpoint of the offering range, assuming that all shares are sold in the subscription and community offerings.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Blue Hills Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Hyde Park Bancorp, Inc., Hyde Park Bancorp, MHC, Blue Hills Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Blue Hills Bank, Blue Hills Bancorp, Inc., and Keefe, Bruyette & Woods, Inc.*

2	Amended Plan of Conversion

3.1	Articles of Incorporation of Blue Hills Bancorp, Inc.*

3.2	Bylaws of Blue Hills Bancorp, Inc.*

4	Form of Common Stock Certificate of Blue Hills Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2	State Tax Opinion of Wolf & Company, P.C.

10.1	Amended and Restated Employment Agreement between Hyde Park Bancorp, Inc., Hyde Park Bancorp, MHC, Blue Hills Bank and William M. Parent*+

10.2	Form of Two-Year Change in Control Agreement between Hyde Park Bancorp, Inc., Hyde Park Bancorp, MHC, Blue Hills and certain executive officers*+

10.3	Amended and Restated Blue Hills Bank Supplemental Executive Retirement Plan*+

10.4	Amended and Restated Blue Hills Bank Director Supplemental Executive Retirement Plan*+

10.5	Blue Hills Bank Phantom Stock Plan*+

10.6	Blue Hills Bank Amendment One to the Phantom Stock Plan*+

10.7	Form of Blue Hills Bank Employee Stock Ownership Plan*+

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8.1)

23.2	Consent of RP Financial, LC.*

23.3	Consent of Wolf & Company, P.C.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Blue Hills Bank and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Letter of RP Financial, LC. with respect to Liquidation Accounts*

99.7	Engagement Letter between Hyde Park Bancorp, Inc., Hyde Park Bancorp, MHC, Blue Hills Bank and Keefe, Bruyette & Woods, Inc. regarding records processing services*

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.
+	Management compensation plan or arrangement.

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Commonwealth of Massachusetts on May 7, 2014.

BLUE HILLS BANCORP, INC.

By:	/s/ William W. Parent
William W. Parent
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Blue Hills Bancorp, Inc. (the “Company”) hereby severally constitute and appoint William W. Parent as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said William W. Parent may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said William W. Parent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ William W. Parent William W. Parent	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2014

/s/ Jim Kivlehan Jim Kivlehan	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	May 7, 2014

David J. Houston, Jr.	Chairman of the Board

/s/ Ken D’Amato Ken D’Amato	Director	May 7, 2014

/s/ George E. Clancy George E. Clancy	Director	May 7, 2014

/s/ Brian G. Leary Brian G. Leary	Director	May 7, 2014

Peter J. Manning	Director

Thomas M. Menino	Director

/s/ Karen B. O’Connell Karen B. O’Connell	Director	May 7, 2014

Ronald K. Perry	Director

/s/ David Powers David Powers	Director	May 7, 2014

/s/ Janice L. Shields Janice L. Shields	Director	May 7, 2014

/s/ Scott Smith Scott Smith	Director	May 7, 2014

EXHIBIT INDEX

1.1	Engagement Letter between Hyde Park Bancorp, Inc., Hyde Park Bancorp, MHC, Blue Hills Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Blue Hills Bank, Blue Hills Bancorp, Inc., and Keefe, Bruyette & Woods, Inc.*

2	Amended Plan of Conversion

3.1	Articles of Incorporation of Blue Hills Bancorp, Inc.*

3.2	Bylaws of Blue Hills Bancorp, Inc.*

4	Form of Common Stock Certificate of Blue Hills Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1	Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2	State Tax Opinion of Wolf & Company, P.C.

10.1	Amended and Restated Employment Agreement between Hyde Park Bancorp, Inc., Hyde Park Bancorp, MHC, Blue Hills Bank and William M. Parent*+

10.2	Form of Two-Year Change in Control Agreement between Hyde Park Bancorp, Inc., Hyde Park Bancorp, MHC, Blue Hills and certain executive officers*+

10.3	Amended and Restated Blue Hills Bank Supplemental Executive Retirement Plan*+

10.4	Amended and Restated Blue Hills Bank Director Supplemental Executive Retirement Plan*+

10.5	Blue Hills Bank Phantom Stock Plan*+

10.6	Blue Hills Bank Amendment One to the Phantom Stock Plan*+

10.7	Form of Blue Hills Bank Employee Stock Ownership Plan*+

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8.1)

23.2	Consent of RP Financial, LC.*

23.3	Consent of Wolf & Company, P.C.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Blue Hills Bank and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

99.6	Letter of RP Financial, LC. with respect to Liquidation Accounts*

99.7	Engagement Letter between Hyde Park Bancorp, Inc., Hyde Park Bancorp, MHC, Blue Hills Bank and Keefe, Bruyette & Woods, Inc. regarding records processing services*

*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.
+	Management compensation plan or arrangement.